As filed with the U.S. Securities and Exchange Commission on September 3, 2025

Registration No. 333-270493

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________________________

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM F-3 ON FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________________________

AMBIPAR EMERGENCY RESPONSE

(Exact Name of Registrant as Specified in Its Charter)

________________________________________________

Cayman Islands	4955	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Avenida Angélica, nº 2346, 5th Floor

São Paulo, SP — Brazil, 01228-200

Tel: +55 (11) 3429-5000

(Address and Telephone Number of Registrant’s Principal Executive Offices)

________________________________________________

c/o Capitol Services, Inc. 1218 Central Ave Ste 100

Albany, NY 12205

Tel: (808) 345-4647

(Name, Address and Telephone Number of Agent For Service)

________________________________________________

Copies to:

Grenfel S. Calheiros, Esq.

Simpson Thacher & Bartlett LLP

Av. Presidente Juscelino Kubitschek 1455, 12th floor

São Paulo, SP, Brazil, 04543-011 Tel: +55 11-3546 1000

________________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On March 13, 2023, Ambipar Emergency Response (the “Registrant”) initially filed a registration statement on Form F-1 (File No. 333-270493), as amended and supplemented from time to time (the “Prior Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”).

On March 30, 2023, the Registrant filed amendment No. 1 on Form F-1 to the registration statement to update certain other information contained in the registration statement, which was declared effective by the SEC on August 25, 2023.

On August 4, 2023, the Registrant filed post-effective amendment No. 2 on Form F-1 to the registration statement to update certain other information contained in the registration statement, which was declared effective by the SEC on August 25, 2023.

On August 28, 2023, the Registrant filed prospectus supplement No. 1 on Form F-1 to the registration statement to update certain other information contained in the registration statement.

On October 10, 2023, the Registrant filed prospectus supplement No. 2 on Form F-1 to the registration statement to update certain other information contained in the registration statement.

On December 18, 2023, the Registrant filed prospectus supplement No. 3 on Form F-1 to the registration statement to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the SEC on December 15, 2023.

On May 16, 2024, the Registrant filed prospectus supplement No. 4 on Form F-1 to the registration statement to amend and supplement the information included in the Prior Registration Statement with the information contained in our Report on Form 6-K, furnished to the SEC on May 16, 2024.

On February 3, 2025, the Registrant filed a post-effective amendment No. 3 to Form F-1 on Form F-3 (“Post-Effective Amendment No. 3”) to (i) convert the prior registration statement on Form F-1 into a registration statement on Form F-3 and (ii) include information contained in the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2023 and to update certain other information contained in the registration statement.

The Registrant is filing this post-effective amendment No. 4 to Form F-3 on Form F-1 (“Post-Effective Amendment No. 4”) to (i) convert the prior registration statement on Form F-3 into a registration statement on Form F-1 and (ii) include information contained in the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2024 and to update certain other information contained in the registration statement.

This Post-Effective Amendment No. 4 to Form F-3 on Form F-1 contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Registration Statement, as amended.

No additional securities are being registered by this Post-Effective Amendment No. 4. All applicable registration and filling fees were paid at the time of the original filing of the registration statement on Form F-1.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 3, 2025

PRELIMINARY PROSPECTUS

Ambipar Emergency Response

Primary Offering of

16,044,207 Class A Ordinary Shares

Secondary Offering of

18,599,424 Class A Ordinary Shares

3,394,207 Warrants to Purchase Class A Ordinary Shares

This prospectus relates to the issuance from time to time by Ambipar Emergency Response, a Cayman Islands exempted company (the “Company”), of up to 16,044,207 Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), comprising:

(i)      up to 12,650,000 Class A Ordinary Shares that are issuable upon the exercise of 12,650,000 outstanding warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per share, which were issued on March 3, 2023 (the “Closing Date”) by conversion, on a one-for-one basis, of the public warrants of HPX Corp. (“HPX”) to purchase Class A ordinary shares of HPX, par value $0.0001 per share (the “HPX Class A Ordinary Shares”) that were issued as part of the HPX’s units, at a price of $10.00 per unit, in connection with the initial public offering of HPX (the “HPX IPO”), and previously registered (the “Public Warrants”);

(ii)     up to 676,707 Class A Ordinary Shares that are issuable upon the exercise of 676,707 outstanding warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per share, which were issued to HPX Capital Partners LLC (the “Sponsor”) on the Closing Date, by conversion, on a one-for-one basis, of the private warrants of HPX (the “HPX Private Warrants”) to purchase HPX Class A Ordinary Shares (the “Sponsor Warrants”). The Sponsor acquired the 676,707 HPX Private Warrants from HPX in the Sponsor Recapitalization (as defined herein), in exchange for 7,060,000 HPX Private Warrants that were initially purchased by the Sponsor in a private placement concurrent with the HPX IPO at a price of $1.00 per warrant. The Sponsor Warrants are subject to lock-up restrictions under the Investor Rights Agreement (as defined herein); and

(iii)   up to 2,717,500 Class A Ordinary Shares that are issuable upon the exercise of 2,717,500 outstanding warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per share, which were issued in a private placement, on the Closing Date, to (a) Opportunity Agro Fundo de Investimento em Participações Multiestratégia Investimento no Exterior (“Opportunity Agro Fund”) and certain other investors (such investors, together with Opportunity Agro Fund, the “PIPE Investors”) in consideration of their subscription commitments under their respective Subscription Agreements (as defined herein) in connection with the PIPE Financing (as defined herein) (the “PIPE Warrants”), and (b) certain shareholders (the “Non-Redeeming Shareholders”) who entered into non-redemption agreements with us and HPX (the “Non-Redemption Agreements”) in consideration of their respective agreements not to redeem shares pursuant to such Non-Redemption Agreements (the “Non-Redeeming Shareholder Warrants” and, together with the PIPE Warrants, the “Investors’ Warrants”).

This prospectus also relates to the offer and sale, from time to time, by the selling securityholders named herein, or their pledgees, donees, transferees, assignees or other successors-in-interest that receive any of the securities being registered hereunder as a gift, distribution, or other non-sale related transfer (collectively, the “Selling Securityholders”), of up to:

(i)     18,599,424 Class A Ordinary Shares, comprising:

(a)     up to 1,896,100 Class A Ordinary Shares issued to the Sponsor and certain affiliates in exchange for HPX Class A Ordinary Shares issued as part of the Sponsor Recapitalization, on a one-for-one basis (the “Sponsor Shares”). The Sponsor and its affiliates acquired the HPX Class A Ordinary Shares in the Sponsor Recapitalization in exchange for 6,305,000 Class B ordinary shares of HPX, par value $0.0001 per share (the “Founder Shares”). Such Founder Shares were initially purchased by the Sponsor and its affiliates in a private placement prior to the HPX IPO at a purchase price equivalent to approximately $0.004 per share. The Class A Ordinary Shares held by the Sponsor and its affiliates are subject to lock-up restrictions under the Investor Rights Agreement;

(b)    up to 13,200 Class A Ordinary Shares issued to the Non-Redeeming Shareholders in a private placement, on the Closing Date, at a value of $10.00 per share, in consideration of their respective agreements not to redeem shares pursuant to their respective Non-Redemption Agreements (the “Non-Redeeming Shareholder Shares”);

(c)     up to 13,275,917 Class A Ordinary Shares issued to the PIPE Investors in a private placement, on the Closing Date, under the PIPE Financing consummated in connection with the Business Combination (as defined herein), at a price of $10.00 per share and an effective price of $8.47 per share for Opportunity Agro Fund and $9.58 per share for the other PIPE Investors, including 1,873,800 Class A Ordinary Shares issued to the PIPE Investors in consideration of their subscription commitments under their respective Subscription Agreements (the “PIPE Shares”);

(d)    up to 676,707 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants;

(e)    up to 2,717,500 Class A Ordinary Shares issuable upon the exercise of the Investors’ Warrants; and

(f)     up to 20,000 Class A Ordinary Shares issued to Mr. Rafael Salvador Grisolia in a private placement on March 29, 2023, for no consideration, to settle 20,000 restricted stock units of the Company that were held by Mr. Grisolia (the “RSU Shares”). The RSU Shares are subject to lock-up restrictions under the Investor Rights Agreement; and

(ii)    3,394,207 Warrants, comprising:

(a)     up to 676,707 Sponsor Warrants; and

(b)    up to 2,717,500 Investors’ Warrants.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale by the Selling Securityholders of the securities being registered hereunder. With respect to the Class A Ordinary Shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $186.1 million. However, whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Class A Ordinary Shares, the last reported sales price for which was $4.55 per share on September 2, 2025.

Subject to the terms and conditions of the Warrant Agreement, each Warrant is exercisable for one Class A Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Class A Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on March 3, 2028, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including, without limitation, all registration and filing fees (including fees with respect to filings required to be made with FINRA (as defined herein)), NYSE American listing fees, fees and expenses of compliance with securities or blue sky laws, if any, and fees and expenses of counsel and independent registered public accountants, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees, underwriting marketing costs, legal counsel fees that are not covered by us and any other expenses incurred by the Selling Securityholders in disposing of the securities, as described in the section entitled “Plan of Distribution.”

Due to the significant number of HPX Class A Ordinary Shares that were redeemed in connection with the Business Combination, the number of Class A Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed the remaining public float. Furthermore, the 18,599,424 Class A Ordinary Shares being registered for sale in this prospectus (including Class A Ordinary Shares underlying Warrants) exceed the total number of outstanding Class A Ordinary Shares (16,195,105 outstanding Class A Ordinary Shares as of September 2, 2025, prior to any exercise of the Warrants). On a fully diluted basis (assuming and after giving effect to the issuance of Class A Ordinary Shares upon exercise of all outstanding Warrants), the Class A Ordinary Shares being registered for resale in this prospectus represent approximately 53.5% of our total issued and outstanding Class A Ordinary Shares, with the Class A Ordinary Shares beneficially owned by Opportunity Agro Fund representing 40.5% of our total issued outstanding Class A Ordinary Shares on a fully diluted basis. The Selling Securityholders will have the ability to sell all of their Class A Ordinary Shares pursuant to the registration statement of which this prospectus forms a part for so long as it is available for use. Given the substantial number of Class A Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of Class A Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Class A Ordinary Shares intend to sell Class A Ordinary Shares, particularly Opportunity Agro Fund, could increase the volatility or result in a significant decline of the market price of our Class A Ordinary Shares and could make it more difficult for our shareholders to sell their Class A Ordinary Shares at such times and at such prices as they deem desirable. Despite such a decline in price, certain Selling Securityholders may still experience a positive rate of return on the shares purchased by them due to the lower price per share at which its shares were purchased. While these Selling Securityholders may, on average, experience a positive rate of return based on the current market price, public securityholders may not experience a similar rate of return on the securities they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Class A Ordinary Shares and Warrants are listed on the NYSE American LLC (the “NYSE American”) under the trading symbols “AMBI” and “AMBI.WS”. On September 2, 2025, the closing price for our Class A Ordinary Shares on NYSE American was $4.55 per share and the closing price for our Warrants on NYSE American was $0.19 per warrant.

We are a an “emerging growth company” under applicable U.S. federal securities laws and, as such, are eligible for certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Implications of Being a Foreign Private Issuer and a Controlled Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors“ beginning on page 17 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2025.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

About This Prospectus

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC using a “shelf’ registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings.

We will not receive any proceeds from the sale of Ordinary Shares to be offered by the Selling Securityholders. We will bear our costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

To the extent required, we and the Selling Securityholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus.” We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

Throughout this prospectus, unless otherwise designated or the context requires otherwise, the terms “we,” “us,” “our,” “the Company” and “our company” refer to Ambipar Emergency Response and its subsidiaries and consolidated affiliated entities, which prior to the Business Combination was the business of Emergência Participações S.A. and its subsidiaries and consolidated affiliated entities. References to “Emergencia” mean Emergência Participações S.A. and its consolidated subsidiaries and consolidated affiliated entities. Unless the context requires otherwise, all references to “our financial statements” mean the audited Consolidated Financial Statements of Ambipar Emergency Response included herein.

Financial Statement Presentation

The Company

The Company was incorporated by Ambipar under the laws of the Cayman Islands on May 3, 2022 for the purpose of effectuating the Business Combination.

On March 3, 2023 (the “Closing Date”), Ambipar Emergency Response, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), consummated the previously announced business combination (the “Closing”) pursuant to the Business Combination Agreement, dated as of July 5, 2022 (the “Business Combination Agreement”), by and among the Company, HPX Corp., a Cayman Island exempted company (“HPX”), Ambipar Merger Sub, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), Emergência Participações S.A., a sociedade anônima organized under the laws of Brazil (“Emergencia”), and Ambipar Participações e Empreendimentos S.A., a sociedade anônima organized under the laws of Brazil (“Ambipar”).

Prior to the Business Combination, the Company had no material assets and did not operate any businesses. The Business Combination resulted in (i) the merger of the blank check company, HPX, with and into the Company, with a conversion of the shares and warrants issued by HPX into those of the Company, and immediately thereafter, (ii) the merger of Merger Sub with and into the Company, with a conversion of the shares issued by Merger Sub into those of the Company. The Business Combination was unanimously approved by HPX’s board of directors and was approved at the extraordinary general meeting of HPX’s shareholders held on February 28, 2023 (the “HPX Extraordinary General Meeting”), and on March 6, 2023, our Class A Ordinary Shares and our Warrants commenced trading on the NYSE American LLC (“NYSE American”) under the symbols “AMBI” and “AMBIWS,” respectively. Following the Business Combination, Emergencia became a wholly-owned subsidiary of the Company.

HPX did not meet the definition of a “business” pursuant to IFRS 3 as it was an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination did not qualify as a “business combination” within the meaning of IFRS 3, Business Combinations; rather, the Business Combination was accounted for as a capital reorganization in accordance with IFRS 2, Share-Based Payments.

As a result of the Business Combination being accounted for as a capital reorganization, Emergencia was deemed to be the accounting predecessor of the Company. The accounting predecessor has a direct voting interest or a variable interest in all of our direct and indirect subsidiaries’ activities and operations that result in revenues, expenses, assets and liabilities.

We maintain our books and records in Brazilian reais, the functional currency of our operations and the presentation currency for our audited Consolidated Financial Statements. Unless otherwise noted, the financial information presented herein has been derived from our audited Consolidated Financial Statements as of December 31, 2024 and 2023 and for each of the three years ended December 31, 2024, 2023 and 2022 together with the accompanying notes thereto, prepared in accordance with IFRS Accounting Standards and included elsewhere in this prospectus, or our audited Consolidated Financial Statements.

Certain amounts and percentages included in this prospectus have been rounded for ease of presentation. Percentage figures included in this prospectus have not been calculated in all cases on the basis of the rounded figures but on the basis of the original amounts prior to rounding. For this reason, certain percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our audited Consolidated Financial Statements. The tables included in this prospectus may not total due to rounding.

Important Information About GAAP and Non-GAAP Financial Measures

To evaluate the performance of our business, our management relies on both our results of operations recorded in accordance with IFRS Accounting Standards and certain non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA Margin, Return on Invested Capital (“ROIC”), Free Cash Flow and Cash Conversion Rate. Management believes that these measures provide investors with a supplemental measure of the operating performance and financial results of our core operations that facilitates period-to-period comparisons on a consistent basis. These measures are not defined or calculated under principles, standards or rules that comprise IFRS Accounting Standards or U.S. GAAP and have important limitations as analytical tools. Accordingly, the non-GAAP financial measures we use and refer to should not be viewed as a substitute for our audited consolidated financial statements prepared and presented in accordance with IFRS Accounting Standards or any other performance measure derived in accordance with IFRS Accounting Standards, and we encourage you not to rely on any single financial measure to evaluate our business, financial condition or results of operations.

Our definition of EBITDA, EBITDA Margin, ROIC, Free Cash Flow and Cash Conversion Rate are specific to our business and you should not assume that these definitions are comparable to similarly titled financial measures of other companies. These financial measures should be viewed as supplemental to, and not substitutive for, our audited consolidated financial statements included elsewhere in this prospectus.

Because this financial information is not prepared in accordance with IFRS Accounting Standards, you are cautioned not to place undue reliance on this information.

For a reconciliation of these non-GAAP measures to the most directly comparable IFRS measures, see “Selected Historical Financial Data — Unaudited Non-GAAP Financial Measures — Reconciliation of Non-GAAP Financial Measures.”

EBITDA and EBITDA Margin

We calculate EBITDA as profit (loss) for the year plus income tax and social contribution plus net finance cost/revenue plus depreciation and amortization expenses, in each case for the relevant year.

Management believes that EBITDA is a useful indicator of our operating performance because it evidences the results deriving directly from our core activities and improves comparability with our performance over time. Also, management believes that EBITDA is a useful indicator of our capacity to comply with our obligations and obtain financing for our investments and working capital.

We calculate EBITDA Margin as EBITDA for the relevant year divided by net revenue for the relevant year. Management believes that EBITDA Margin is a useful indicator of the performance of our core activities, in relative terms.

Although EBITDA and EBITDA Margin are commonly used as a measure of operating performance, definitions of EBITDA and EBITDA Margin differ, and our computation of EBITDA and EBITDA Margin may not be comparable to other similarly titled measures of other companies.

ROIC

We calculate ROIC as net operating profit after tax for the relevant year divided by invested capital. We define net operating profit after tax as operating profit for the relevant year minus income tax adjustment. Income tax adjustment is defined as operating profit for the relevant year multiplied by our effective tax rate for the relevant year, the numerator of which is income tax and social contribution and the denominator of which is profit before tax. We define invested capital as total shareholders’ equity minus goodwill minus intangibles assets plus current and non-current loans and financing plus debentures plus non-current related party loans liabilities plus current and non-current obligations from acquisition of investment plus dividend payable minus cash and cash equivalents minus non-current related party loans assets. Management believes ROIC is a meaningful measure because it measures capital efficiency by quantifying how well we generate operating profit relative to the capital that has been invested in our business and illustrates the profitability of a business or project taking into account the capital invested. Management uses ROIC to assist them in capital resource allocation decisions and in evaluating business performance. Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC differ, and our computation of ROIC may not be comparable to other similarly titled measures of other companies.

Free Cash Flow and Cash Conversion Rate

We calculate Free Cash Flow as EBITDA for the relevant year minus change in working capital minus acquisition of property, plant and equipment and intangible assets. Change in working capital is calculated as the sum of changes in assets and liabilities affecting the cash generated from operating activities in the statements of cash flow. Management believes that Free Cash Flow, which measures the ability to generate additional cash from business operations, is an important financial measure for use in evaluating our financial performance and ability to reduce debt, fund acquisitions and fund growth initiatives.

We calculate Cash Conversion Rate as Free Cash Flow for the year divided by EBITDA for the year. Management believes that Cash Conversion Rate is a useful indicator of our cash generation and efficiency in converting our operating profit into cash.

Our calculation of Free Cash Flow and Cash Conversion Rate may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies.

v

Industry and Market Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the regions in which we operate, including our general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to us. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. While we believe that the market data, industry forecasts and similar information included in this prospectus are generally reliable, such information is inherently imprecise and the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. In addition, assumptions and estimates of our future performance and growth objectives and the future performance of our industry and the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Prospectus Summary,” “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus, including any prospectus supplement, contains a number of forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, results of operations, business strategy and plans and objectives of management for future operations, are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning our possible or assumed future results of operations. Forward-looking statements also include statements regarding the expected benefits of the Business Combination.

The forward-looking statements are based on the current expectations of our management and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. The risk factors and cautionary language referred to or incorporated by reference in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in our forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under “Risk Factors” of this prospectus, those discussed and identified in public filings we made with the SEC and the important factors listed below.

•        the ability to realize the expected benefits from recent or potential future acquisitions;

•        market interest rates, including their impacts on our ability to comply with certain financial and operating covenants in our Debentures and our ability to finance acquisitions through indebtedness while managing our liquidity risks;

•        risks associated with macroeconomic uncertainty and geopolitical risk, including economic plans and policies implemented by the Brazilian government, and impacts of the ongoing conflicts between Russia and Ukraine, Hamas and Israel and resultant escalating tensions in the region involving the Gaza Strip, Iran, Hezbollah in Lebanon and the Houthi in Yemen; which would limit our ability to grow our business and expand to new countries;

•        changes in applicable laws or regulations;

•        the possibility that we may be adversely affected by other economic factors, particularly in Brazil;

•        business and/or competitive factors, including consolidation in the sector in which we operate;

•        potential difficulties in retaining our current management team and other key employees and independent contractors, including highly-skilled technical experts;

•        our estimates of our future financial performance and ability to execute our business strategy;

•        the impact of natural disasters or health epidemics/pandemics its impact on the demand for our services;

•        operational and security risks, including as a result of the handling of hazardous substances;

•        risks related to data security and privacy;

•        changes to accounting principles and guidelines;

•        litigation and regulatory enforcement risks, including as a result of the handling of hazardous substances, which may result in the diversion of management time and attention and the additional costs and demands on our resources, including potential litigation or conflicts regarding the Business Combination;

•        the risk that the price of our Securities may be volatile;

•        unexpected costs or expenses; and

•        fluctuations in exchange rates between the Brazilian real and the United States dollar.

Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus not to occur.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We do not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Frequently Used Terms

Unless otherwise stated or unless the context otherwise requires in this prospectus:

“Ambipar” means Ambipar Participações e Empreendimentos S.A., a sociedade anônima organized under the laws of Brazil.

“Ambipar Group” means, collectively, Ambipar and all of its subsidiaries.

“Ambipar Subscription Agreement” means the subscription agreement dated as of July 5, 2022, by and among Ambipar, the Company and HPX.

“Ambipar USA” means Ambipar Holding USA, Inc., a Delaware corporation and our wholly owned subsidiary.

“Ambipar ESG” means Ambipar ESG Risk Management Ltda, a Brazilian company within the Ambipar Group specializing in environmental, social, and governance (ESG) services.

“Articles” means our amended and restated memorandum and articles of association.

“B3” means B3 S.A. — Brasil, Bolsa, Balcão, the Brazilian stock exchange.

“BDO” means BDO RCS Auditores Independentes SS Ltda., the Company’s independent registered public accounting firm.

“Board” means the board of directors of the Company.

“Brazil” means the Federative Republic of Brazil.

“Brazilian government” means the federal government of Brazil.

“Business Combination” means the Mergers and the other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing.

“Business Combination Agreement” means the Business Combination Agreement, dated as of July 5, 2022, as may be amended, supplemented, or otherwise modified from time to time, entered into by and among HPX, the Company, Merger Sub, Emergencia and Ambipar.

“Carey Olsen” means Carey Olsen Cayman Limited.

“Central Bank” means the Brazilian Central Bank (Banco Central do Brasil).

“Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of the Company.

“Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of the Company, which carry voting rights in the form of 10 votes per share of the Company.

“Closing” means the consummation of the Business Combination.

“Closing Date” means March 3, 2023, the day of the Closing.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Company” means Ambipar Emergency Response, a Cayman Islands exempted company.

“Cost Sharing Agreement” means the cost sharing agreement dated as of March 3, 2023, entered into by and among Ambipar, Emergencia and certain of its subsidiaries listed therein, pursuant to which Ambipar agreed to provide certain shared support services to Emergencia and certain of its subsidiaries under and pursuant to the terms and conditions set forth therein.

“Constellation Funds” means, collectively, Constellation Master Fundo de Investimento de Ações, Constellation Qualificado Master Fundo de Investimento de Ações and Const Brazil US Fund LP.

“Cygnus” means Cygnus Fund Icon.

“Cygnus Subscription Agreement” means the Subscription Agreement, dated as of December 8, 2022, entered into by and among HPX, the Company and Cygnus.

“Debentures” means, collectively, the debentures issued under the First Issuance of Debentures, the Second Issuance of Debentures and the Third Issuance of Debentures.

“Deeds of Debentures” means, collectively, the First Deed of Debentures, the Second Deed of Debentures and the Third Deed of Debentures.

“DTC” means the Depository Trust Company.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Earn-Out Shares” means up to an additional 11,000,000 newly issued Class B Ordinary Shares to be issued by the Company to Ambipar, subject to the terms and conditions of the Business Combination Agreement.

“Emergencia” means Emergência Participações S.A., a sociedade anônima organized under the laws of Brazil.

“EU” means the European Union.

“EU AI Act” means the European Union Artificial Intelligence Act, which came into effect on August 1, 2024.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“First Deed of Debentures” means the deed of debentures governing the First Issuance of Debentures, dated as of February 11, 2022, entered into by and among Emergencia, Oliveira Trust Distribuidora de Títulos e Valores Mobiliários, as trustee, and Ambipar and Environmental ESG Participações S.A., as guarantors.

“First Issuance of Debentures” means the issuance by Emergencia, on February 15, 2022, of an aggregate principal amount of R$335.5 million in a single series of 335,500 unsecured, non-convertible debentures due February 15, 2028, pursuant to the First Deed of Debentures.

“First Merger” means the merger of HPX with and into the Company pursuant to the Business Combination Agreement, with the Company as the surviving entity.

“Founder Shares” means the Class B ordinary shares of HPX, par value $0.0001 per share.

“Gannett Peek” means Gannett Peek Ltd. (represented by Baraterre Limited and Tarpumbay Limited). “Genome” means Genome Fund Inc.

“GDPR” means the EU’s General Data Protection Regulation that came into effect in May 2018.

“HPX” means HPX Corp., a Cayman Island exempted company.

“HPX Class A Ordinary Shares” means HPX’s Class A ordinary shares, par value $0.0001 per share. “HPX Extraordinary General Meeting” means the extraordinary general meeting of shareholders of HPX held on February 28, 2023 to approve the Business Combination.

“HPX IPO” means HPX’s initial public offering of units, consummated on July 20, 2020.

“HPX Private Warrants” means the warrants to purchase HPX Class A Ordinary Shares issued by HPX and held by the Sponsor, that were outstanding immediately prior to the First Effective Time.

“IASB” means the International Accounting Standards Board.

“IBBA Loan Agreement” means the $90.0 million loan agreement, dated as of August 26, 2022, entered into by and between Ambipar USA, as borrower, Emergencia, as guarantor, and Itau BBA International PLC, as lender.

“IFRS Accounting Standards” means International Financial Reporting Standards and International Accounting Standards, as issued by the IASB and Interpretations.

x

“Initial Extension” means the initial extension of the deadline by which HPX should complete its initial business combination from July 20, 2022 to November 20, 2022

“Insiders” means HPX’s independent directors prior to the Business Combination, Mr. Marcos Vinicius Bernardes Peigo, Mr. Wolney Edirley Gonçalves Betiol and Ms. Maria Salete Garcia Pinheiro.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of July 5, 2022, by and among the Company, the Sponsor, Ambipar, the Insiders and Rafael Salvador Grisolia.

“IRS” means the Internal Revenue Service for the United States federal government.

“Investors’ Warrants” means the PIPE Warrants and the Non-Redeeming Shareholder Warrants.

“IRS” means the Internal Revenue Service for the United States federal government.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“LGPD” means the Brazilian General Data Protection Law No. 13,709/2018, as amended.

“Lock-Up Securities” means the Ordinary Shares and the Warrants beneficially owned or otherwise held by the locked-up shareholders pursuant to the Investor Rights Agreement, including any Class A Ordinary Shares acquired as a result of the vesting of restricted stock units.

“management” or our “management team” means the officers of the Company.

“Merger Sub” means Ambipar Merger Sub, an exempted company incorporated with limited liability in the Cayman Islands.

“Mergers” means the First Merger and Second Merger.

“Non-Redeeming Shareholder Shares” means the 13,200 Class A Ordinary Shares issued to the Non-Redeeming Shareholders in a private placement, on the Closing Date, in consideration of their respective agreements not to redeem shares pursuant to their respective Non-Redemption Agreements.

“Non-Redeeming Shareholder Warrants” means the 210,793 Warrants issued in a private placement, on the Closing Date, to the Non-Redeeming Shareholders in consideration of their respective agreements not to redeem shares pursuant to the Non-Redemption Agreements.

“Non-Redeeming Shareholders” means Genome, Gannett Peek and the XP Non-Redeeming Shareholder.

“Non-Redemption Agreements” means (i) in the case of Genome and Gannett Peek, certain shareholder non-redemption agreements, dated as of July 5, 2022, as amended from time to time by HPX, the Company and such Non-Redeeming Shareholders, under which, among other things, such Non-Redeeming Shareholders have agreed to vote in favor of any extension of the deadline for HPX to complete its initial business combination and the transactions contemplated in the Business Combination Agreement for which the approval of HPX shareholders is required and agreed not to redeem or exercise any right to redeem any HPX Class A Ordinary Shares that such shareholder holds of record or beneficially, and (ii) in the case of the XP Non-Redeeming Shareholder, the XP Non-Redemption Agreement.

“NYSE American” means NYSE American LLC.

“Omnibus Incentive Plan” means the 2023 omnibus equity incentive plan of the Company (as amended and restated on July 22, 2024.

“Opportunity Agro Fund” means Opportunity Agro Fundo de Investimento em Participações Multiestratégia Investimento no Exterior.

“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares, collectively. “Original PIPE Investors” means the PIPE Investors other than Cygnus.

“Original Subscription Agreements” means the subscription agreements, dated as of July 5, 2022, entered into by HPX, the Company and each of the Original PIPE Investors in connection with the PIPE Financing, including the Opportunity Subscription Agreement.

“PCAOB” means the Public Company Accounting Oversight Board.

“PFIC” means passive foreign investment company as defined in the Internal Revenue Code of 1986, as amended.

“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for and purchase an aggregate of 11,150,000 Class A Ordinary Shares on the terms and conditions otherwise described in this prospectus.

“PIPE Investors” means the investors (including Opportunity Agro Fund and Cygnus) participating in the PIPE Financing, collectively.

“PIPE Shares” means the 13,275,917 Class A Ordinary Shares issued to the PIPE Investors in a private placement, on the Closing Date, under the PIPE Financing consummated in connection with the Business Combination, including 1,873,800 Class A Ordinary Shares issued to the PIPE Investors in consideration of their subscription commitments under their respective Subscription Agreements.

“PIPE Warrants” means the 2,642,500 Warrants issued in a private placement, on the Closing Date, to the PIPE Investors in consideration of their subscription commitments under their respective Subscription Agreements in connection with the PIPE Financing.

“Private Warrants” means the Warrants issued to the Sponsor on a private placement basis in exchange for the HPX Private Warrants, which may be held by the Sponsor or any permitted transferees (as defined in the Warrant Agreement), and which are subject to certain particular terms and provisions with respect to their transfer and redemption, as described in “Description of Securities — Warrants — Private Warrants.”

“Public Warrants” means the outstanding and unexercised Warrants originally issued as public warrants of HPX in the HPX IPO and converted into Warrants in connection with the Business Combination.

“real,” “reais” or “R$” means Brazilian real, the official currency of Brazil.

“ROIC” means Return on Invested Capital.

“Restricted Stock Units” means the 20,000 restricted stock units of the Company that were held by Rafael Salvador Grisolia at Closing pursuant to a certain amended and restated director restricted stock unit award agreement dated as of July 5, 2022 in connection with the consummation of the transactions contemplated by the Business Combination Agreement. Such Restricted Stock Units vested at Closing and were settled through the issuance of 20,000 Class A Ordinary Shares on March 29, 2023.

“Rule 144” means Rule 144 under the Securities Act.

“Sarbanes-Oxley Act” or “SOX” means the Sarbanes-Oxley Act of 2002.

“Second Deed of Debentures” means the deed of debentures governing the Second Issuance of Debentures, dated as of September 16, 2022, entered into by and among Emergencia, Oliveira Trust Distribuidora de Títulos e Valores Mobiliários, as trustee, and Ambipar, as guarantor.

“Second Issuance of Debentures” means the issuance by Emergencia, on September 20, 2022, of an aggregate principal amount of R$250.0 million in a single series of 250,000 unsecured, non-convertible debentures due September 20, 2028, pursuant to the Second Deed of Debentures.

“Second Merger” means the merger of Merger Sub with and into the Company pursuant to the Business Combination Agreement, with the Company as the surviving entity.

“Securities” means the Ordinary Shares and the Warrants.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Securityholders” means the persons listed in the table included in the section entitled “Selling Securityholders,” and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in the securities being registered under the registration statement of which this prospectus forms part after the date of this prospectus.

“Sponsor” means HPX Capital Partners LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” means the letter agreement, dated as of July 5, 2022, by and among the Sponsor, HPX, the Company, Ambipar and the Insiders, pursuant to which, among other things, the Sponsor and the Insiders agreed to effectuate the Sponsor Recapitalization, vote all of their Founder Shares in favor of the Business Combination, the related transactions contemplated pursuant thereto and any extension of the deadline for HPX to complete its initial business combination and to take certain other actions in support of the Business Combination Agreement and related transactions and any extension.

“Sponsor Recapitalization” means, pursuant to the Sponsor Letter Agreement and immediately prior to the consummation of the First Merger, the exchange and conversion of (i) 6,245,000 Founder Shares held by the Sponsor for 1,836,100 HPX Class A Ordinary Shares, (ii) 7,060,000 HPX Private Warrants held by the Sponsor for 676,707 HPX Private Warrants, and (iii) 60,000 Founder Shares held by the Insiders (20,000 held by each) for an equal number of HPX Class A Ordinary Shares.

“Sponsor Shares” means the 1,896,100 Class A Ordinary Shares issued to the Sponsor and certain affiliates in exchange for HPX Class A Ordinary Shares issued as part of the Sponsor Recapitalization, on a one-for-one basis.

“Sponsor Warrants” means the 676,707 outstanding Private Warrants held by the Sponsor. “Subscription Agreements” mean, collectively, the Original Subscription Agreements and the Cygnus Subscription Agreement.

“Third Deed of Debentures” means the deed of debentures governing the Third Issuance of Debentures, dated as of September 16, 2024, entered into by and among Emergencia, Oliveira Trust Distribuidora de Títulos e Valores Mobiliários, as trustee, and Ambipar, as guarantor.

“Third Issuance of Debentures” means the issuance by Emergencia, on September 16, 2024, of an aggregate principal amount of R$200.0 million in a single series of 200,000 unsecured, non-convertible debentures due September 16, 2029, pursuant to the Third Deed of Debentures.

“Trademark Licensing Agreement” means the trademark licensing agreement, dated as of the Closing Date, entered into by and between Ambipar and Emergencia, under which Ambipar formally granted Emergencia, its subsidiaries and controlling shareholder with a non-exclusive, non-assignable, non-sublicensable and non-transferable license to use the trademarks “Ambipar Response,” “Grupo Ambipar” and “Ambipar” in any country or territory where Emergencia and its affiliates operate and do business, for an indefinite period of time.

“U.S. dollars,” “US$” and “$” means United States dollars, the legal currency of the United States. “U.S. GAAP” means United States generally accepted accounting principles.

“U.S. GAAP” means United States generally accepted accounting principles.

“Voting and Support Agreement” means the voting and support agreement, dated as of July 5, 2022, entered into by and between Ambipar and HPX.

“Warrant Agreement” means the warrant agreement dated as of July 15, 2020, governing the outstanding Warrants.

“Warrants” means the warrants issued by the Company, each entitling the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share.

“Witt O’Brien’s” means Witt O’Brien’s, LLC, a Delaware limited liability company, and its subsidiaries, taken as a whole.

“WOB Acquisition” means the purchase by Ambipar USA from the WOB Sellers of all issued and outstanding membership interests in Witt O’Brien’s, LLC for cash in accordance with the WOB SPA.

“WOB Sellers” means ORM Holdings Inc., a Delaware corporation, and ORM Holdings II LLC, a Delaware limited liability company.

“WOB SPA” means the purchase and sale agreement by and among the WOB Sellers, Seacor and Ambipar USA, dated as of September 13, 2022, in connection with the WOB Acquisition.

“XP Non-Redeeming Shareholder” means Trend HPX SPAC FIA IE, represented by its investment manager XP Allocation Asset Management Ltda.

“XP Non-Redemption Agreement” means a certain non-redemption agreement, dated as of July 5, 2022, entered into by HPX, the Company and the XP Non-Redeeming Shareholder, pursuant to which, among other things, (i) the XP Non-Redeeming Shareholder agreed to vote in favor and not to redeem or exercise any right to redeem any HPX Class A Ordinary Shares of which it is the record and beneficial owner in connection with any extension of the deadline for HPX to complete its initial business combination sought on or prior to July 15, 2022 and (ii) the Company agreed to issue to the XP Non-Redeeming Shareholder one fourth of a Warrant and 0.044 Class A Ordinary Share, in each case on or promptly following the Closing, in each case per HPX Class A Ordinary Share (x) held by the XP Non-Redeeming Shareholder at the HPX Extraordinary General Meeting, (y) voted by the XP Non-Redeeming Shareholder in favor of the transactions contemplated in the Business Combination Agreement for which the approval of HPX shareholders is required and (z) not redeemed by the XP Non-Redeeming Shareholder at the HPX Extraordinary General Meeting. The XP Non-Redeeming Shareholder did not commit not to redeem its HPX Class A Ordinary Shares in connection with the Business Combination and it retained the right to redeem all such shares at its option.

Prospectus Summary

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement, and the documents referred to in “Where You Can Find More Information”, including the information set forth in the section titled “Risk Factors” in this prospectus and any related prospectus supplement, in their entirety before making an investment decision.

Our Company

We are a leading environmental, emergency response and industrial field service provider in Brazil with presence in 41 countries in Latin America, North America, Europe, Africa, Antarctica, Asia and Oceania as of December 31, 2024. Through our international platform, our sophisticated special equipment and our highly qualified personnel, we provide our customers with a full suite of environmental services organized around prevention, training and emergency response on all transportation modes. Our portfolio includes a broad variety of services such as environmental remediation, industrial field services, industrial cleaning of chemical and non-chemical products and of hazardous and non-hazardous waste, consulting services focused on accident prevention and environmental licensing. We believe we are pioneers in offering several environmental and industrial field services across the value chain, in addition to being a market leader for innovation and the use of cutting-edge environmental technologies.

Our diversified customer base of over 11,000 customers as of December 31, 2024 ranges from local to blue chip and multinational companies operating in a wide range of industries, including chemicals, pulp and paper, mining, oil and gas, logistics, power, steel, meatpacking and cement, among others. Our broad and recurrent portfolio includes services contracted through our subscription model, such as emergency response services for highway accidents, industrial chemical spills and dry port emergencies, as well as services contracted through spot agreements, such as gas decommissioning, industrial silo cleaning and underground gas tanking cleaning.

We started our environmental emergencies operations in 2008 as part of the broader Ambipar Group founded in 1995 by Mr. Tércio Borlenghi Junior, chairman of our Board and our indirect controlling shareholder. Over the years, we have focused on building a fully integrated platform in Latin America by applying a strategy of increasing our reach, market share and complementary services through strategic acquisitions, including the acquisitions of SOS COTEC in 2011, Suatrans Brazil and a stake in Suatrans Chile in 2012, and WGRA in 2018. In 2021, we acquired Ambipar Response ES S.A. (formerly known as Controlpar Participações S.A.), thereby improving our portfolio of accident prevention services. In 2022, we have completed six acquisitions in Brazil that expanded the breadth of our services offering, including Dracares Apoio Marítimo e Portuário Ltda, which strengthened our oil spill operations; Flyone Serviço Aéreo Especializado, Comércio e Serviços Ltda., through which we began our activities of fighting wildfires through aircrafts; and CTA Serviços em Meio Ambiente Ltda., through which we act in the rescue of animals and recovery of flora impacted by oil spills.

In 2018, we started our international expansion with the acquisition of Braemar Response Ltd., a British company founded in 1948 with extensive experience in responding to environmental emergencies, responding to our customers’ demand in Europe. In 2020, we acquired Allied International Emergency, LLC in the United States, which provides emergency response, environmental remediation and industrial services. In addition to that acquisition, since 2020, we have completed seven other acquisitions in the United States, including the acquisition of Witt O’Brien’s, LLC, six in Canada (including our recent acquisition of Ridgeline Canada Inc. in August 2022), two in Europe and two in Latin America (including the consolidation of our control of Suatrans Chile).

In 2022, we executed more than 37,000 service deliveries to our customers. We organize our services within three categories: (i) emergency response and industrial field services; (ii) consulting services focused on accident prevention and environmental licensing; and (iii) training services.

Recent Developments

On May 29, 2025, the board of directors of Ambipar approved a corporate reorganization pursuant to which founding shareholders of certain of Emergencia’s subsidiaries agreed to exchange their minority stakes in such subsidiaries for Ambipar shares and cash. For additional information see note 24 of our audited consolidated financial statements included elsewhere in this prospectus.

Preliminary Results for the Six Months Ended June 30, 2025

Our consolidated condensed unaudited interim financial results for the six months ended June 30, 2025 are not yet finalized and have been presented based on information currently available to management. The following table reflects selected preliminary financial information for the six months ended June 30, 2025:

	For the six months ended June 30,
	2025	2025	2024	Variation
	(in US$ millions)(1)	(Unaudited) (in R$ millions)	(Unaudited) (in R$ millions)%
Net revenue	269.1	1,549.8	1,419.6	9.2
Cost of services rendered	189.9	1,093.9	1,035.3	5.7
Gross profit	79.2	455.9	384.2	18.7
Operating profit	40.3	232.3	240.3	(3.3)
Net finance cost	23.9	137.4	102.9	23.9
Income and social contribution taxes	5.0	28.6	15.0	90.5

____________

(1)      For convenience purposes only, certain amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.759 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2025, as reported by the Central Bank. These translations have not been audited and should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to the Markets Where We Operate — Exchange rate instability can harm the economy of emerging markets where we operate and, consequently, affect us.”

Net revenue

Net revenue for the six months ended June 30, 2025 amounted to R$1,549.8 million, compared to R$1,419.6 million in the six months ended June 30, 2024, which represents an increase of R$130.3 million, or 9.2%.

The increase in net revenue was primarily due to an increase in net revenue in our Brazil and Europe segments, that reached R$729.5 million and R$114.7 million in the six months ended June 30, 2025, respectively, from R$653.3 million and R$78.1 million in the six months ended June 30, 2024, respectively. The increase was primary due to an increase in the overall number of subscription contracts and new contracts.

Cost of services rendered

Cost of services rendered for the six months ended June 30, 2025 amounted to R$1,093.9 million, compared to R$1,035.3 million for the six months ended June 30, 2024, which represents an increase of R$58.6 million, or 5.7%. This increase was primarily due to an increase in operations, mostly impacted our Personnel and labor charges, and the opening of 14 new operations bases.

Gross profit

Gross profit for the six months ended June 30, 2025 amounted to R$455.9 million, compared to R$384.2 million in the six months ended June 30, 2024, which represents an increase of R$71.7 million, or 18.7%. Gross profit represented 29.4% and 27.1% of our net revenue, respectively, for the six months ended June 30, 2025 and 2024. The increase in gross profit margin was primarily due to the increase in net revenues in the six months ended June 30, 2025 described above.

Operating profit

Operating profit for the six months ended June 30, 2025 amounted to R$232.3 million, compared to an operating profit of R$240.3 million in the six months ended June 30, 2024, which represents a decrease of R$8.0 million, or 3.3%, primarily as a result of an increase in Depreciation and amortization as partially off-set by an increase in Other income, net expenses.

Net finance cost

Our net finance cost increased by R$34.5 million, to R$137.4 million for the six months ended June 30, 2025 from R$102.9 million for six months ended June 30, 2024. Finance income increased by R$44.5 million, or 64.2%, to R$113.9 million in the six months ended June 30, 2025 from R$69.4 million in the six months ended June 30, 2024, primarily due to increase in revenues from interest-earning bank deposits. Our finance costs increased by R$79.0 million, or 45.9%, to R$251.3 million in the six months ended June 30, 2025, from R$172.3 million in the six months ended June 30, 2024, primarily due to an increase in debenture interest and interest on loans, mainly resulting from an increase in the CDI rate.

Income and social contribution taxes

Income tax and social contribution expense for the six months ended June 30, 2025 was R$28.6 million, compared to R$15.0 million in the six months ended June 30, 2024, which represents an increase of R$13.6 million, or 90.5%, primarily due to higher deferred taxes reported in six months ended June 30, 2025, to reflect the future tax effects on temporary differences between the tax base of assets and liabilities and their respective carrying amount, as well as tax losses and negative social contribution bases.

Cautionary Statement Regarding Preliminary Results

Our preliminary results for the six months ended June 30, 2025 and 2024 provided herein are derived from segment data included in the consolidated condensed unaudited interim financial statements of Ambipar for the six months ended June 30, 2025 and 2024. The preliminary results have not been prepared on a standalone basis and have not been audited or reviewed in accordance with applicable PCAOB standards or any other auditing standards. While the preliminary results have been prepared in good faith and based on information available at the time of preparation, no assurance can be made that actual results will not change as a result of our management’s review of results and other factors. The preliminary results presented above are subject to finalization and closing of our accounting books and records (which have yet to be performed) and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with IFRS. The preliminary results depend on several factors, including weaknesses in our internal controls and financial reporting process (as described under “Risk Factors”). Accordingly, you should not place undue reliance upon these preliminary results. While we do not expect that our preliminary results will differ materially from our actual results for the six months ended June 30, 2025, we cannot assure you that our consolidated condensed interim financial results for the six months ended June 30, 2025 will be indicative of our actual financial results for future interim periods or for the full year ending December 31, 2025 or for any future periods.

As a result, the preliminary results cannot necessarily be considered predictive of actual operating results for the period described above, and this information should not be relied on as such. You should read this information together with the sections of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and the respective notes thereto included elsewhere in this prospectus.

The preliminary results presented above were prepared by and are the responsibility of our management.

No independent registered public accounting firm or independent accountant has audited, examined, reviewed, compiled or performed any procedures with respect to the financial information contained in these preliminary results. Accordingly, no independent registered public accounting firm or independent accountant has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm or independent accountant assumes any responsibility for the preliminary results. The report of the independent registered public accounting firm included elsewhere in this prospectus relates to the historical financial information of Emergencia. Such report does not extend to the preliminary results and should not be read to do so.

By including in this prospectus a summary of certain preliminary results regarding our financial and operating results, neither we nor any of our respective advisors or other representatives has made or makes any representation to any person regarding our ultimate performance compared to the information contained in the preliminary results and actual results may materially differ from those described above and we do not undertake any obligation unless required by applicable law to update or otherwise revise the preliminary results set forth herein to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or to reflect changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error

Organizational Structure

The following diagram depicts our organizational structure as of the date hereof:

100% - Ambipar Emergency Response (Cayman Islands)
100% - Emergência Participações S.A. (Brazil)
100% - Ambipar Response S.A. (Brazil)
70% - Ambipar Response ES S.A. (Brazil)
Other operating companies
100% - Ambipar Response Chile S.A. (Chile)
100% - Ambipar Holdings (UK) Limited (United Kingdom)
51% Ambipar Response Dracares Apoio Marítimo e Portuário S/A (Brazil)
51% Ambipar FlyOne Serviço Aéreo Especializado, Comércio e Serviços S/A (Brazil)
100% - Ambipar Holding USA, Inc (United States)
100% - Ambipar Holding Canada, Inc (Canada)
Other operating companies in Brazil
Other operating companies in Chile, Colombia, Peru and Uruguay
100% - Ambipar Response Limited (United Kingdom)
Other operating companies in the United Kingdom
100% - Ambipar Holding Ireland Ltd (Ireland)
Other operating companies in the U.S.
100% - Witt O'Brien's LLC (United States)
Other operating companies in Canada
100% - Lehane Environmental & Industrial Services Ltd (Ireland)
Other operating companies

____________

Note: Jurisdiction of incorporation, organization, formation, as applicable, are in parentheses and italics.

Summary of Risk Factors

Investing in our securities entails a high degree of risk. You should carefully consider such risks before deciding to invest in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in “Risk Factors.”

•        The success of integration of acquired companies, subjects us to a variety of risks that could adversely affect our operations and revenues.

•        We may face successor liability for contingencies and damages arising from our acquisitions that have not been identified prior to the relevant acquisition and may not be sufficiently indemnified under the terms of the applicable acquisition agreement.

•        The use of cash and significant indebtedness in connection with financing acquisitions could adversely impact our liquidity, limit our flexibility to respond to other business opportunities and increase our vulnerability to adverse economic and operating conditions.

•        We may be unable to comply with the financial and operating covenants set forth in the deeds governing our Debentures and certain financing agreement.

•        Difficulties in managing our liquidity risk may adversely affect our financial and operating performance and limit our growth.

•        We may not be able to raise sufficient funds to implement our business plan, renew our existing lines of credit or access new financing facilities on attractive terms or at all, which could have a material adverse effect on us.

•        Our emergency response services are subject to operational and security risks, including as a result of the handling of hazardous substances, and any accidents that occur during the performance of our services may expose us to significant civil, labor, environmental and criminal liabilities and adversely affect our business, results of operations, financial condition and reputation.

•        Our performance depends on favorable labor relations with our employees and our compliance with labor laws. Any deterioration of those relations or increase in labor costs due to our compliance with labor laws could adversely affect our business.

•        Our market is highly competitive. Failure to compete successfully could have a material adverse effect on our business, financial condition and results of operations.

•        Unfavorable conditions in our industry or the global economy could limit our ability to grow our business and negatively affect our results of operations.

•        We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability, war and other armed conflicts, including the consequences and the impacts of the ongoing conflicts between Russia and Ukraine, Hamas and Israel and resultant escalating tensions in the region involving the Gaza Strip, Iran, Hezbollah in Lebanon and the Houthi in Yemen, and our business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets.

•        Changes in U.S. Trade Policy Under the Trump Administration may adversely affect our result of operations.

•        We, our subsidiaries, affiliates, direct and indirect controlling shareholders and members of our management, or companies with which management has been involved with in the past, have been in the past and may in the future be subject to legal, administrative or arbitration disputes or investigations. Any disputes or investigations may adversely affect our results of operations, financial condition and reputation.

•        Losses not covered by insurance policies or that exceed the respective indemnity limits, as well as failure to renew insurance policies under conditions favorable to us, may have an adverse effect on our business.

•        We may not be successful in renewing strategic lease agreements or at terms and conditions favorable to us.

•        Breaches of, or significant interruptions to, our information technology systems and those of our third-party service providers or breaches of data security could adversely affect our business, reputation and financial condition.

•        We are subject to risks associated with non-compliance with the Brazilian General Data Protection Law — LGPD, General Data Protection Regulation — GDPR, and similar legislation of other countries that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data.

•        The loss of members of our management may have a material adverse effect on our business, financial condition and results of operations.

•        If our trademarks are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

•        In preparing our financial statements, we have identified material weaknesses in our internal control over financial reporting and, if we fail to remediate such material weaknesses (and any other ones) or implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

•        Our international presence subjects us to a variety of risks arising from doing business internationally.

•        Governments have a high degree of influence in the economies of emerging markets where we operate, which could adversely affect our results of operations.

•        Economic uncertainties and political instability in the Latin American countries in which we operate, in particular Brazil and Chile, may adversely affect our business, operations and financial condition and that of our subsidiaries.

•        The market price and trading volume of our Securities have been and may be continue to be extremely volatile and could decline significantly.

•        A “short squeeze” due to a sudden increase in demand for our Class A Ordinary Shares that largely exceeds supply may lead to extreme price volatility in our Class A Ordinary Shares.

•        Subject to the terms and conditions of the Warrant Agreement, our Warrants are exercisable for our Class A Ordinary Shares, which may increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders, and adversely affect the market price of our Class A Ordinary Shares.

•        We may issue additional Class A Ordinary Shares from time to time, including under our Omnibus Incentive Plan or in connection with equity or convertible debt offerings to finance our growth and implementation of our business strategy. Any such issuances would dilute the interest of our shareholders and likely present other risks.

•        Our controlling shareholder may take actions which are not necessarily in our interest or in the interest of our other shareholders.

•        Substantial future sales, or the perception of future sales, of our Securities could cause the market price of our Securities to decline, even if our business is doing well.

•        We depend on our shareholder Ambipar for many support services, certain of which are provided only on a transitional basis while others may be provided for the foreseeable future on arms-length terms.

•        The dual class structure of our Ordinary Shares may adversely affect the trading market for our Class A Ordinary Shares.

•        We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to warrantholders, thereby making their Warrants worthless.

•        Our management has the ability to require holders of our Warrants to exercise such Warrants on a cashless basis which would cause holders to receive fewer ordinary shares upon their exercise of the Warrants than they would have received had they been able to exercise their Warrants for cash.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” and are not required to, among other things, (1) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the closing of the Business Combination or (b) in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time), and (2) the date on which (x) we are deemed to be a large accelerated filer, which means that the market value of our Class A Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30th, or (y) the date on which we have issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

Implications of Being a Foreign Private Issuer and a Controlled Company

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. Under the applicable securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.

We intend to take all necessary measures to comply with the requirements of a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules of which were adopted by the SEC and the NYSE American as listing standards and requirements. Under the NYSE American’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions and the NYSE American permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of the NYSE American. See “Risk Factors — Risks Relating to our Securities — As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of our securities” and “Management — Foreign Private Issuer Exemptions.”.

In addition, for purposes of the rules of the NYSE American, we are a “controlled company,” which are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Ambipar holds all of our outstanding Class B Ordinary Shares, which gives Ambipar control of the voting power of all our outstanding Class B Ordinary Shares and approximately 96.0% of our voting power. Accordingly, we are eligible to take advantage of certain exemptions from certain NYSE American corporate governance standards.

Under these rules, a controlled company may elect not to comply with certain corporate governance requirements, including:

•        the requirement that a majority of its board of directors consist of independent directors;

•        the requirement that the nominating and corporate governance committee is composed entirely of independent directors; and

•        the requirement that the compensation committee is composed entirely of independent directors.

Currently, we do not plan to utilize the exemptions available for controlled companies, but we are relying on the exemptions available for “foreign private issuers” described above to follow our home country governance practices instead. If we cease to be a foreign private issuer or if we cannot rely on our home country governance practice exemption for any reason, we may decide to invoke the exemptions available for a controlled company as long as we remain a controlled company. As a result, you will not have the same protection afforded to shareholders of companies that are subject to all of the NYSE American corporate governance requirements. See “Risk Factors — Risks Relating to our Securities — We are a “controlled company” within the meaning of the rules of the NYSE American. As a result, we qualify for exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies”.

Corporate Information

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Prior to the Business Combination, we did not conduct any material activities other than those incident to our formation and certain matters related to the Business Combination, such as the making of certain required securities law filings.

The mailing address of our principal executive office is Avenida Angélica, 2346, 5th Floor, São Paulo, São Paulo, Brazil, 01228-200 and our telephone number is +55 (11) 3429-5000. Our website is https://ir.response.ambipar.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov.

Our agent for service of process in the United States is Capitol Services, Inc, 1218 Central Ave Ste 100, Albany, New York, 12205.

The Offering

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Issuer	Ambipar Emergency Response
Class A Ordinary Shares being offered by us.

up to 16,044,207 Class A Ordinary Shares, comprising:

(i)     up to 12,650,000 Class A Ordinary Shares issuable upon the exercise of the Public Warrants;

(ii)    up to 676,707 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants; and

(iii)   up to 2,717,500 Class A Ordinary Shares issuable upon the exercise of the Investors’ Warrants.

Class A Ordinary Shares being registered for resale by the Selling Securityholders an aggregate of 18,599,424 Class A Ordinary Shares, comprising:

(i)     up to 1,896,100 Sponsor Shares;

(ii)    up to 13,200 Non-Redeeming Shareholder Shares;

(iii)   up to 13,275,917 PIPE Shares;

(iv)   up to 676,707 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants;

(v)    up to 2,717,500 Class A Ordinary Shares issuable upon the exercise of the Investors’ Warrants; and

(vi)   up to 20,000 RSU Shares.

Warrants being registered for resale by the Selling Securityholders	an aggregate of 3,394,207 Warrants, comprising: (i) up to 676,707 Sponsor Warrants; and (ii) up to 2,717,500 Investors’ Warrants.
Terms of the offering

The Selling Securityholders will determine when and how they will dispose of any Class A Ordinary Shares and Warrants registered under this prospectus for resale. The Selling Securityholders may offer, sell or distribute all or a portion of the securities registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. See “Plan of Distribution.”

Class A Ordinary Shares issued and outstanding prior to any exercise of the Warrants or the Restricted Stock Units	16,195,105 Class A Ordinary Shares
Warrants issued and outstanding	16,179,990 Warrants, the exercise of which will result in the issuance of 16,179,990 Class A Ordinary Shares.
Use of proceeds

All of the Class A Ordinary Shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of the Class A Ordinary Shares or Warrants to be offered by the Selling Securityholders.

With respect to the Class A Ordinary Shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $186.1 million. Except as otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes, which may include, but is not limited to, funding for working capital, investments in organic and inorganic growth and repayment of outstanding indebtedness. However, whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Class A Ordinary Shares, the last reported sales price for which was $4.55 per share on September 2, 2025. Subject to the terms and conditions of the Warrant Agreement, each Warrant is exercisable for one Class A Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Class A Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on March 3, 2028, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Liquidity

Due to the significant number of HPX Class A Ordinary Shares that were redeemed in connection with the Business Combination, the number of Class A Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed the remaining public float. Furthermore, the 18,599,424 Class A Ordinary Shares being registered for sale in this prospectus (including Class A Ordinary Shares underlying Warrants) exceed the total number of outstanding Class A Ordinary Shares (16,195,105) outstanding Class A Ordinary Shares as of September 2, 2025, prior to any exercise of the Warrants). On a fully diluted basis (assuming and after giving effect to the issuance of Class A Ordinary Shares upon exercise of all outstanding Warrants), the Class A Ordinary Shares being registered for resale in this prospectus represent approximately 53.5% of our total issued and outstanding Class A Ordinary Shares, with the Class A Ordinary Shares beneficially owned by Opportunity Agro Fund representing 40.5% of our total issued outstanding Class A Ordinary Shares on a fully diluted basis. The Selling Securityholders will have the ability to sell all of their Class A Ordinary Shares pursuant to the registration statement of which this prospectus forms a part for so long as it is available for use. Given the substantial number of Class A Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of Class A Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Class A Ordinary Shares intend to sell Class A Ordinary Shares, particularly Opportunity Agro Fund, could increase the volatility or result in a significant decline of the market price of our Class A Ordinary Shares and could make it more difficult for our shareholders to sell their Class A Ordinary Shares at such times and at such prices as they deem desirable. See “Risk Factors — Risks Relating to our Securities — The securities being registered for resale in this prospectus represent a substantial percentage of our outstanding Class A Ordinary Shares and the sale of such securities, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline significantly.”

Dividend Policy

We have never declared or paid any cash dividend on our Class A Ordinary Shares. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. Any further determination to pay dividends on our Class A Ordinary Shares would be at the discretion of our Board.

Market for our securities	Our Class A Ordinary Shares and Public Warrants are listed on the NYSE American under the trading symbol “AMBI” and “AMBI.WS.”
Lock-Up Restrictions	The Sponsor Shares, the Sponsor Warrants and the RSU Shares are subject to certain lock-up restrictions. See “Securities Eligible for Future Sale — Lock-Up Agreements”.
Risk Factors	Prospective investors should carefully consider the “Risk Factors”, for a discussion of certain factors that should be considered before buying the securities offered hereby.

Selected Historical Financial Data

The following tables present our summary financial and other data as of December 31, 2024 and December 31, 2023 and for each of the three years in the period ended December 31, 2024. The selected financial information related to our statement of income, financial position and cash flows presented in the tables below has been derived from our audited consolidated financial statements as of December 31, 2024 and 2023 and for the three years ended December 31, 2024 and related notes thereto included elsewhere in this prospectus.

You should read the selected financial data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto included elsewhere in prospectus.

Our historical results are not necessarily indicative of the results to be expected for any other period in the future.

Our financial information has been prepared in accordance with IFRS Accounting Standards.

Statement of Income Data

	For the year ended December 31,
		2024	2023	2022
	(in US$ millions)(1)	(in R$ millions)
Net Revenue	524.6	3,248.4	2,590.0	1,684.9
Cost of services rendered	(447.3)	(2,769.7)	(2,090.5)	(1,337.8)
Gross profit	77.3	478.7	499.5	347.1
Operating (expenses)/revenues
Selling, general and administrative	(5.2)	(32.3)	(28.4)	(26.5)
Equity in earnings of investments	—	—	—	3.6
Other income, net expenses	6.3	39.3	(110.7)	12.5
Operating profit	78.4	485.7	360.4	336.7
Net finance costs	(58.0)	(359.0)	(251.3)	(104.0)
Net income before income and social contribution taxes	20.5	126.8	109.0	232.7
Income tax and social contribution	(11.0)	(68.0)	(91.9)	(44.9)
Profit for the year	9.5	58.8	17.1	187.8

____________

(1)      For convenience purposes only, certain amounts in reais have been translated to U.S. dollars using an exchange rate of R$6.1923 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2024, as reported by the Central Bank. These translations have not been audited and should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to the Markets Where We Operate — Exchange rate instability can harm the economy of emerging markets where we operate and, consequently, affect us.”

Statement of Financial Position Data

	As of December 31,
	2024	2024	2023
	(in US$ millions)(1)	(in R$ millions)
Total current assets	282.6	1,749.7	1,440.2
Total non-current assets	654.1	4,050.6	2,868.9
Total assets	936.7	5,800.3	4,309.2
Total current liabilities	158.0	978.5	803.0
Total non-current liabilities	485.3	3,005.3	2,149.4
Total liabilities	643.3	3983.8	2952.4
Total equity	293.3	1,816.5	1,356.8
Total shareholders’ equity and liabilities	936.7	5,800.3	4,309.2

____________

(1)      For convenience purposes only, certain amounts in reais have been translated to U.S. dollars using an exchange rate of R$6.1923 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2024, as reported by the Central Bank. These translations have not been audited and should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to the Markets Where We Operate — Exchange rate instability can harm the economy of emerging markets where we operate and, consequently, affect us.”

Statements of Cash Flow Data

	For the year ended December 31,
	2024	2024	2023	2022
	(in US$ millions)(1)	(in R$ millions)
Cash and cash equivalents at the end of the year	57.9	358.4	423.3	271.6
Net cash generated from operating activities	68.1	421.4	78.5	470.9
Net cash used in investing activities	(21.8)	(134.7)	(287.4)	(1,320.8)
Net cash (used in) generated from financing activities	(83.0)	(514.1)	417.3	994.7
Exchange rate change in cash and cash equivalent	26.3	162.6	(56.7)	7.8
Increase in cash and cash equivalents	(36.7)	(227.5)	208.3	144.9

____________

(1)      For convenience purposes only, certain amounts in reais have been translated to U.S. dollars using an exchange rate of R$6.1923 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2024, as reported by the Central Bank. These translations have not been audited and should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to the Markets Where We Operate — Exchange rate instability can harm the economy of emerging markets where we operate and, consequently, affect us.”

Non-GAAP Financial Measures

	For the year ended December 31,
	2024	2024	2023	2022
	(Unaudited)
	(in US$ millions, except %)(1)	(in R$ millions)
EBITDA(2)	130.5	808.3	542.3	448.8
EBITDA Margin(3)	24.9%	24.9%	20.9%	26.6%
ROIC(4)	19.7%	19.7%	19.6%	25.5%
Free Cash Flow(5)	78.8	488.0	230.8	320.9
Cash Conversion Rate(6)	60.4%	60.4%	42.6%	71.5%

____________

(1)      For convenience purposes only, certain amounts in reais have been translated to U.S. dollars using an exchange rate of R$6.1923 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2024, as reported by the Central Bank. These translations have not been audited and should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to the Markets Where We Operate — Exchange rate instability can harm the economy of emerging markets where we operate and, consequently, affect us.”

(2)      We calculate EBITDA as profit (loss) for the year plus income tax and social contribution plus net finance cost/revenue plus depreciation and amortization expenses, in each case for the relevant period. Our calculation of EBITDA may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies.

(3)      We calculate EBITDA Margin as EBITDA for the relevant period divided by net revenue for the relevant period. Our calculation of EBITDA Margin may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies.

(4)      We calculate ROIC as net operating profit after tax for the relevant period divided by invested capital. We define net operating profit after tax as operating profit for the relevant period minus income tax adjustment. Income tax adjustment is defined as operating profit for the relevant period multiplied by our effective tax rate for the relevant period, the numerator of which is income tax and social contribution and the denominator of which is profit before tax. We define invested capital as total shareholders’ equity minus goodwill minus intangibles assets plus current and non-current loans and financing plus debentures plus non-current related party loans liabilities plus current and non-current obligations from acquisition of investment plus dividend payable minus cash and cash equivalents minus non-current related party loans assets. Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC differ, and our computation of ROIC may not be comparable to other similarly titled measures of other companies.

(5)      We calculate Free Cash Flow as EBITDA for the relevant period minus change in working capital minus acquisition of property, plant and equipment and intangible assets. Change in working capital is calculated as the sum of changes in assets and liabilities affecting the cash generated from operating activities in the statements of cash flow. Our calculation of Free Cash Flow may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies.

(6)      We calculate Cash Conversion Rate as Free Cash Flow for the relevant period divided by EBITDA for the relevant period. Our calculation of Cash Conversion Rate may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies.

Reconciliation of Non-GAAP Financial Measures

The following table below sets forth a reconciliation of our profit for the year to EBITDA and EBITDA Margin for each of the years indicated:

	As of and for the year ended December 31,
	2024	2024	2023	2022
	(Unaudited)
	(in US$ millions, except %)(1)	(in R$ millions, except %)
Profit for the year	9.5	58.8	17.2	187.9
(+) Income tax and social contribution	11.0	68.0	91.9	44.9
(+) Net finance cost/revenue	58.0	359.0	251.3	104.0
(+) Depreciation and amortization expenses	52.1	322.5	181.9	112.0
EBITDA (a)	130.5	808.3	542.3	448.8
Net revenue (b)	524.6	3,248.4	2,590.0	1,684.9
EBITDA Margin (a)/(b)	24.9%	24.9%	21.0%	26.6%

____________

(1)      For convenience purposes only, certain amounts in reais have been translated to U.S. dollars using an exchange rate of R$6.1923 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2024, as reported by the Central Bank. These translations have not been audited and should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to the Markets Where We Operate — Exchange rate instability can harm the economy of emerging markets where we operate and, consequently, affect us.”

The following table below sets forth a reconciliation of our Profit for the year to Free Cash Flow and Cash Conversion Rate for each of the periods indicated:

	For the year ended December 31,
	2024	2024	2023	2022
	(Unaudited)
	(in US$ millions, except %)(1)	(in R$ millions, except %)
Profit for the year	9.5	58.8	17.2	187.9
(+) Income tax and social contribution	11.0	68.0	91.9	44.9
(+) Net finance cost/revenue	58.0	359.0	251.3	104.0
(+) Depreciation and amortization expenses	52.1	322.5	181.9	112.0
EBITDA (b)	130.5	808.3	542.3	448.8
(-) Change in working capital(2)	(30.0)	(185.6)	(71.2)	102.8
(-) Acquisition of property, plant and equipment and intangible assets	(21.8)	(134.7)	(240.3)	230.7
Free Cash Flow (a)	78.8	488.0	230.8	320.9
Cash Conversion Rate (a)/(b)	60.4%	60.4%	42.6%	71.5%

____________

(1)      For convenience purposes only, certain amounts in reais have been translated to U.S. dollars using an exchange rate of R$6.1923 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2024, as reported by the Central Bank. These translations have not been audited and should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to the Markets Where We Operate — Exchange rate instability can harm the economy of emerging markets where we operate and, consequently, affect us.”

(2)      Change in working capital is calculated as the sum of changes in assets and liabilities affecting the cash generated from operating activities in the statements of cash flow.

The following table below sets forth a reconciliation of our operating Profit for the year to ROIC for each of the periods indicated:

	For the year ended December 31,
	2024	2024	2023	2022
	(Unaudited)
	(in US$ millions, except %)(1)	(in R$ millions, except %)
Operating profit	78.4	485.8	360.4	336.8
Income tax adjustment(2)	(23.5)	(145.7)	(108.1)	(101.0)
Net operating profit after tax (a)	54.9	340.1	252.3	235.8
Total shareholders’ equity	293.3	1,816.6	1,356.8	447.1
(-) Goodwill	291.3	1,803.6	1,537.1	1,192.3
(-) Intangibles assets	71.0	439.5	358.7	420.2
(+) Loans and financing (current and non-current)	159.9	990.1	701.9	717.3
(+) Debentures	74.9	463.9	545.8	600.7
(+) Related parties loans liabilities (non-current)	209.8	1,299.4	620.8	769.8
(+) Obligations from acquisition of investment (current and non-current)	17.6	109.2	352.8	223.4
(+) Related Parties Dividend payable	4.8	30.0	57.4	76.9
(-) Cash and cash equivalents	57.9	358.4	423.3	271.6
(-) Related parties loans assets (current and non-current)	60.9	377.0	29.3	26.2
Invested capital (b)	279.5	1,730.6	1,287.0	925.0
ROIC (a)/(b)	19.7%	19.7%	19.6%	25.5%

____________

(1)      For convenience purposes only, certain amounts in reais have been translated to U.S. dollars using an exchange rate of R$6.1923 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2024, as reported by the Central Bank. These translations have not been audited and should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to the Markets Where We Operate — Exchange rate instability can harm the economy of emerging markets where we operate and, consequently, affect us.”

(2)      Income tax adjustment is defined as operating profit for the relevant period multiplied by a 30% as tax rate for the relevant period, the numerator of which is income tax and social contribution and the denominator of which is profit before tax.

Risk Factors

The following risk factors apply to the business and operations of the Company. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of the Company. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the sections titled “Cautionary Statement Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited Consolidated Financial Statements and accompanying notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, or which are not identified because they are generally common to businesses, may also become important factors that adversely affect our business. If any of these risks actually occurs, alone or in combination with other events or circumstances, our business, financial condition, results of operations, future prospects and reputation could be materially and adversely affected.

Unless the context otherwise requires, all references in this subsection to “we,” “us,” “our” or the “Company” refer to Ambipar Emergency Response and its subsidiaries.

Risks Relating to Our Business and Industry

The success of integration of acquired companies, including through international expansion, subjects us to a variety of risks that could adversely affect our operations and revenues.

As part of our strategy to expand our operations in Brazil, North America and other jurisdictions, we acquire and invest in businesses that are complementary to ours, including through strategic mergers and acquisitions or investments. In 2020, we acquired the U.S. companies Allied International Emergency, LLC, One Stop Environmental LLC, Intracoastal Environmental LLC and Custom Environmental Services, Inc. In 2021, we acquired Orion Environmental Services Ltd., in Canada, Enviroclear Site Services Limited, in the United Kingdom, Controlpar Participações S.A., in Brazil, and Lehane Environmental and Industrial Services Limited, in Ireland, among other acquisitions. In 2022, we acquired First Response Inc., Graham Utility Hydrovac Services and Ridgeline Canada Inc., in Canada; Dracares Apoio Marítimo e Portuário Ltda., Flyone Serviço Aéreo Especializado, Comércio e Serviço Ltda. and CTA Serviços em Meio Ambiente Ltda., in Brazil; and Witt O’Brien’s in the United States, among other acquisitions. In 2023, we acquired Girassol Apoio Marítmo Ltda, Ekman — Serviços Ambientais e Oceanográficos Ltda, Plimsoll Serviços Ltda, DFA Contracting Ltd, Reconditec Sistemas e Participações, RMC2 Soluções Ambientais Ltda, SMR (composed by entities SMR, SSMR, and SSR), Alberta, among other acquisitions.

The successful execution of mergers and acquisitions and the successful integration of such acquisitions is a critical element of our strategy. We may incur significant transaction costs for the acquisition or incorporation of companies or assets and, even so, we may not be able to complete such transactions or, if we manage to complete them, they may not generate the expected benefits. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities or may be unable to obtain any required financing or governmental licenses, findings of suitability, registrations, permits and approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all, and in accordance with regulatory requirements. We may decide to pursue acquisitions with which our investors may not agree, and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. We also cannot guarantee that we will be able to identify successful acquisition candidates or that we will be successful in consummating any acquisitions. See “— Competition in the acquisition targets and consolidation in our sector may limit our ability to grow through acquisitions.”

Any acquisition or investment involves a series of risks and challenges that could adversely affect our business, including due to the failure of such acquisition to contribute to our business strategy or improve our image. As a result, we may not be able to generate the expected returns and synergies from our investments. In addition, the amortization of acquired intangible assets may decrease our net income.

We may also face challenges in integrating acquired companies, including new employees and technologies, into our existing business, which may divest our capital and our management’s attention to other business challenges and opportunities. In this regard, we may not be able to create and implement uniform and effective controls, procedures and policies, and we may incur in additional costs to integrate systems, people, distribution methods or operating procedures. In addition, we may not be able to integrate technologies from acquired businesses or retain clients, executives and key employees of the acquired businesses.

We may acquire the control of companies that have significant minority investors, or become minority investors in certain transactions. In such cases, our ability to effectively control and manage the business may be limited.

We may face successor liability for contingencies and damages arising from our acquisitions that have not been identified prior to the relevant acquisition and may not be sufficiently indemnified under the terms of the applicable acquisition agreement.

Our strategy of growing through acquisitions subjects us to potential successor liability risk with respect to legal claims incurred by target companies prior to our acquisition of their businesses. We may face liabilities for contingencies and the obligation to indemnify relating to, among other matters, (1) legal and/or administrative proceedings of the acquired company, including civil, regulatory, labor, tax, social security, environmental and intellectual property proceedings and (2) financial, reputational and technical issues, including those related to accounting practices, financial statement disclosures and internal controls, as well as other regulatory matters. These contingencies may not have been identified prior to the acquisition and may not be sufficiently indemnified under the terms of the acquisition agreement, which could have an adverse effect on our business and financial condition. Generally, in connection with acquisitions we often only conduct a limited due diligence prior to the closing of the acquisition. This practice increases the risk that after closing of the respective transaction certain risks or contingencies materialize that were not previously identified and which may adversely affect the acquired entity, the integration of the asset and us. Furthermore, although we endeavor to accurately estimate and limit environmental liabilities presented by the businesses or facilities to be acquired, some liabilities, including ones that may exist only because of the past operations of an acquired business or facility, may prove to be more difficult or costly to address than we then estimate. It is also possible that government officials responsible for enforcing environmental laws may believe that an environmental liability is more significant than we then estimate, or that we will fail to identify or fully appreciate an existing liability before we become legally responsible to address it. See “— Failure to comply with socio-environmental laws and regulations, including with respect to the handling of hazardous waste, may adversely affect our business.”

Some purchase and sale agreements provide for caps and other restrictions on the liability of sellers for any contingencies and liabilities arising from the sale, which may, for example, be limited to representations and warranties made by the seller in the purchase and sale agreement, among others. Any indemnities that we receive or may receive from sellers of acquired companies may not be sufficient to protect or offset legal claims and liabilities or may not be fulfilled.

Unidentified pre-closing contingencies may lead us to negotiate a security package that does not cover the entire risk exposure of the business. In addition, we cannot ensure that any negotiated guarantees will be sufficient to cover future materialized contingencies, as these guarantees may have been used to pay other contingencies. Any collateral granted in our favor in the context of a business acquisition may perish, depreciate or be affected in the event of insolvency or the existence of creditors who have preference over our right to indemnity and there may be no obligations of reinforcement or replacement of such guarantees.

We may be involved in legal disputes against the sellers regarding the risk allocation for these contingencies, which could increase our costs and turn into losses if we are not successful. We are also subject to tax authorities questioning corporate reorganizations. The tax authorities have already questioned and may question in the future tax benefits achieved as a result of corporate reorganizations and may disallow the tax benefits we claimed in a given year, charging the total amount due plus late payment interest and fines according to applicable legislation.

Some companies we acquire may not deliver the expected result according to our financial and business expectations and, as a result, we may decide to dispose of some of our assets. However, we cannot guarantee that, in the event of disposals of assets, they will be adequately priced by the market and potential buyer, which could lead to accounting and financial losses on the sale. We may also be subject to having to respond for contingencies due to the divested asset, negatively affecting our provisions, results, cash and reputation.

Any of the above factors could adversely affect us, including our reputation, which would reduce acquisition-related benefits and cause material harm to our financial condition and future business.

Our growth depends largely on our ability to successfully integrate companies acquired. We may not realize the expected benefits from recent or potential future acquisitions or may incur significant expenses in connection therewith, which could adversely affect our results of operations and financial condition.

The integration success of an acquisition or investment will depend on our ability to make accurate assessments with respect to operations, growth potential, synergies and other factors related to that business.

Accordingly, we cannot guarantee that our acquisitions or investments will produce the results we expect when we enter into or complete a particular transaction. Our ability to continue to expand our business through acquisitions depends on several factors, including: (i) our ability to identify and assess opportunities, negotiate favorable terms and close potential target acquisitions; (ii) our ability to obtain funds to finance such transactions on favorable terms; and (iii) our ability to successfully integrate acquired businesses.

Expected benefits from recent acquisitions are necessarily based on projections and assumptions, which may not materialize as expected or which may prove to be inaccurate. Our ability to achieve the expected benefits and synergies will depend on successfully and efficiently integrating the businesses and operations of the newly acquired companies. We may encounter the following significant risks and challenges in integrating and recognizing expected benefits from recent acquisitions:

•        potential interruption or reduction in the growth of our business, due to the diversion of management’s attention to tasks related to the integration of the acquired companies and uncertainty about our management’s relationship with the management of the acquired companies;

•        disputes with the former owners of the acquired companies, including owners who remain as minority shareholders of the acquired companies, which can result in increased legal expenses, management distraction and the risk that we suffer an adverse judgment if we are not the prevailing party in the dispute;

•        difficulties in coordinating and integrating research and development teams on technologies and products to improve product development while reducing costs;

•        difficulties in consolidating and integrating enterprise information technology, financial and administrative infrastructures, and integrating and harmonizing business and other back-office systems, which may be more difficult than anticipated;

•        difficulties related to entry into jurisdictions with which we have limited or no prior experience, including due to having to operate in other languages, manage different types of currency, billing, and contracting needs, and comply with new laws and regulations, including labor laws and privacy laws that in some cases may be more restrictive on our operations than laws presently applicable to our business, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

•        complications in our financial statements as a result of acquiring businesses whose operations require the application of revenue recognition or other accounting methodologies, assumptions, and estimates that are different from those we use in our current business, which could expose us to additional accounting and audit costs, and increase the risk of accounting errors;

•        significant cash expenses and accounting charges and significant amount of goodwill and other intangible assets, which may be subject to impairment based on future adverse changes in our business or prospects, including our inability to recognize the anticipated benefits of the transaction;

•        insufficient internal controls from acquired businesses that we must remediate, and the need to modify or enhance our own internal controls, in each case resulting in increased administrative expense and risk that we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act going forward, resulting in late filing of Exchange Act reports, loss of investor confidence, regulatory investigations and litigation;

•        difficulties in coordinating sales and marketing efforts to effectively position our capabilities and drive product development;

•        difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the businesses of the newly acquired companies with ours;

•        retention of employees, suppliers and other key partners of newly acquired companies;

•        difficulties in anticipating and responding to actions that may be taken by competitors in response to our acquisitions; and

•        the assumption of successor liability and exposure to unknown or contingent liabilities of newly acquired companies, in particular companies we acquire without conducting a comprehensive due diligence process.

If we do not successfully manage these issues and other challenges that may inherently arise in the integration of the acquired businesses, we may not achieve the expected benefits of the acquisitions made and incur in unforeseen expenses, contingencies and succession responsibilities. As a result, our results of operations may be materially and adversely affected.

The use of cash and significant indebtedness in connection with financing acquisitions could adversely impact our liquidity, limit our flexibility to respond to other business opportunities and increase our vulnerability to adverse economic and operating conditions.

Our recent acquisitions were financed by cash and cash equivalents, in addition to indebtedness through the issuance of Debentures and the entry into the IBBA Loan Agreement, and we expect to fund future acquisitions in a similar manner. The use of available cash to finance recent acquisitions may reduce our liquidity, which may reduce the availability of our cash flow for working capital needs, dividends and capital expenditures or to pursue other potential strategic plans, which may affect our growth strategy and adversely affect our business and operating results. Borrowing to fund any cash purchase price would result in increased fixed obligations and could also include covenants or other restrictions that would impair our ability to manage our operations. See “— We may not be able to raise sufficient funds to implement our business plan, renew our existing lines of credit or access new financing facilities on attractive terms or at all, which could have a material adverse effect on us.”

We may be unable to comply with the financial and operating covenants set forth in the deeds governing our Debentures and certain financing agreement.

On September 20, 2022, Emergencia issued the Second Issuance of Debentures, pursuant to the Second Deed of Debentures. On September 16, 2024, Emergencia issued the Third Issuance of Debentures, pursuant to the Third Deed of Debentures. In addition, on August 26, 2022, our subsidiary Ambipar USA entered into the IBBA Loan Agreement. The Deeds of Debentures and the IBBA Loan Agreement limit in certain circumstances, among other things, the extent to which we can:

•        pay dividends and interest on equity or make other distributions to our stockholders;

•        purchase or redeem capital stock;

•        sell assets;

•        consolidate or merge with or into other companies or transfer all or substantially all of its assets; and

•        carry out corporate restructurings; and

•        undertake a change of control.

As a result of these covenants, we may not be able to respond to changes in business and economic conditions and to obtain additional financing, if needed, and we may be prevented from engaging in transactions that might otherwise be beneficial to us.

The Deeds of Debentures and the IBBA Loan Agreement require, and our future debt instruments may require, us to maintain under certain circumstances certain financial ratios and satisfy certain other financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may not be able to meet those tests. The breach of any of these covenants could result in a default under our outstanding or future debt. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding under such debts, including accrued interest or other obligations, to be immediately due and payable. If amounts outstanding under such debts were accelerated, our assets might not be sufficient to repay in full those debts.

The Deeds of Debentures and the IBBA Loan Agreement also contain cross-default and cross-acceleration provisions. Under these provisions, a default or acceleration under one instrument governing our debt may constitute a default under our other debt instruments that contain cross-default and cross-acceleration provisions, which could result in the related debt and the debt under such other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds might not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell assets and otherwise curtail operations to pay our creditors. The proceeds of such a sale of assets or curtailment of operations might not enable us to pay all of our liabilities.

Difficulties in managing our liquidity risk may adversely affect our financial and operating performance and limit our growth.

Liquidity (i.e., ready access to funds) is essential to our business. Liquidity risk is the potential that we will be unable to meet our obligations as they come due because of an inability to generate sufficient cash flows from operations, to liquidate assets or obtain adequate funding. Our liquidity may be impaired by an inability to collect accounts receivable or any recoverable balances in a timely manner, an inability to sell assets or redeem investments, unforeseen outflows of cash or large claim payments, or an inability to access credit from banks or debt investors.

Our access to funding sources in amounts adequate to finance our activities or on acceptable terms could be impaired by factors that affect us specifically or the emergency response industry or economy in general. Factors that could detrimentally impact access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which we offer our products and services, operational problems that affects us, our customers, suppliers or third parties, or even the perception among market participants that we, or other market participants, are experiencing greater liquidity risk.

Market conditions or other events could also negatively affect the level or cost of funding, affecting our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations and fund asset growth and new business transactions at a reasonable cost, in a timely manner and without adverse consequences.

Any substantial, unexpected or prolonged change in the level or cost of liquidity could have a material adverse effect on our financial condition and results of operations, and could impair our ability to fund operations and meet our obligations as they become due and could jeopardize our financial condition.

We may not be able to raise sufficient funds to implement our business plan, renew our existing lines of credit or access new financing facilities on attractive terms or at all, which could have a material adverse effect on us.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products and services, enhance our technology, scale and improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity, debt or convertible debt financings to secure additional funds.

Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, markets conditions, our credit rating, and other factors.

If we raise additional funds by issuing equity securities or securities convertible into equity securities, our shareholders may experience significant dilution of their ownership interests and the per share value of our Ordinary Shares may decline. Debt financing, such as credit facilities or corporate bonds, may require us to agree to covenants restricting our operations or our ability to incur additional debt. Debt financing may also require security arrangements including cash collateral agreements that restrict the availability of cash held as collateral. Any of those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt. In addition, future equity financing or replacement or refinancing of any debt financings may not be available on terms favorable to us or our shareholders, or at all.

In addition, there is no assurance that the holders of the Warrants will elect to exercise any or all Warrants, which could impact our liquidity position. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Class A Ordinary

Shares, the last reported sales price for which was $4.55 per share on September 2, 2025. Subject to the terms and conditions of the Warrant Agreement, each Warrant is exercisable for one Class A Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Class A Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants.

We could receive up to an aggregate of approximately $186.1 million if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on March 3, 2028, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may be unable to pursue certain business opportunities and our ability to continue to support our business growth and to respond to business challenges or unforeseen circumstances could be impaired and our business may be harmed.

Our emergency response services are subject to operational and security risks, including as a result of the handling of hazardous substances, and any accidents that occur during the performance of our services may expose us to significant civil, labor, environmental and criminal liabilities and adversely affect our business, results of operations, financial condition and reputation.

The provision of emergency response services to our customers involves operational risks such as equipment defects or malfunctions, problems in training professionals, failures and natural disasters, which can result in the release of hazardous materials, accidents involving our employees, or the need to shut down or reduce the operation of our facilities while corrective actions are taken. Our employees generally work in potentially dangerous conditions, which exposes us to possible liability, in line with applicable occupational safety standards, for personal injury and other accidents, business interruptions and the damage or destruction of property. Our equipment and vehicle training and maintenance programs may not be adequate to cover all of our potential liability, as well as to prepare our professionals to perform the necessary activities during the provision of customer service without causing damage or accidents. For example, we operate in the handling of hazardous waste and other dangerous substances from different sources. Although we seek to minimize our exposure to operational risks through comprehensive training, compliance and response and recovery programs, including internal safety protocols in accordance with the applicable legal and regulatory requirements, we cannot guarantee that irregularities will not arise or that external factors will not cause accidents. Fires or other incidents involving our team in the provision of emergency response services can cause our reputation to be questioned and subject us to the filing of lawsuits and administrative proceedings and launch of regulatory investigations against us, with possible imposition of fines or other penalties. Further, a major operational failure, even if suffered by a competitor, may bring enhanced scrutiny and regulation of our industry, with a corresponding increase in operating expense.

In addition, some contracts entered into with customers allocate the responsibility for damages caused by irregularities committed during the execution of activities to us, thus increasing our liability exposure.

Any accidents that occur during the performance of our services may damage our reputation and result in significant costs and, consequently, adversely affect our business, financial condition and results of operations.

Our performance depends on favorable labor relations with our employees and our compliance with labor laws. Any deterioration of those relations or increase in labor costs due to our compliance with labor laws could adversely affect our business.

As of December 31, 2024, we employed 5,137 in Brazil, 860 in other parts of Latin America, 1,307 in North America and 131 in Europe. In Brazil, 100% of the Company’s employees are covered under collective bargaining agreements, involving approximately 100 agreements. Substantially all employees covered under collective bargaining agreements are covered under agreements that expire in one year or later. We have not experienced any labor-related work stoppage at any location in over ten years. We believe our relationship with our employees and union leadership is satisfactory. At any given time, we will likely be in some stage of contract negotiations with various collective bargaining units. In the absence of agreements, we may become subject to labor disruption at one or more of these locations, which could have an adverse effect on our financial results.

Our market is highly competitive. Failure to compete successfully could have a material adverse effect on our business, financial condition and results of operations.

The environmental and industrial field service industry is highly competitive. Competition is primarily based on geographic location, breadth of services, quality and reliability of operations, brand recognition and reputation, customer support, and price. We face direct competition from large multinational companies as well as numerous regional and local companies across our geographic markets. Competition is likely to exist in new locations to which we may expand in the future. Some of these competitors may have greater financial and operational resources, strategic geographic locations, advanced technology, may provide service offerings that we do not provide, and may have flexibility to reduce prices or other competitive advantages that could make it difficult for us to compete effectively. We may also face competition from new entrants, including competitors employing new or alternative technologies.

Our revenue derives mainly from contract renewals and new contract signings. We may be unable to renew contracts at historical price levels or at all or to obtain additional contracts at historical rates or at all as a result of competition. We may also elect to exit or not participate in low margin customer relationships. Price reductions or our inability to increase prices could significantly and adversely affect our results of operations.

If we were to lose market share or if we were to lower prices to address competitive issues, it could negatively impact our financial condition, results of operations and cash flows.

Unfavorable conditions in our industry or the global economy could limit our ability to grow our business and negatively affect our results of operations.

Uncertainty and negative trends in general economic conditions, including recessions or fear of recessions and significant tightening of credit markets, may create a difficult operating environment for our industry and the industry of our customers. Our business is dependent upon activity levels in cyclical industries, such as chemical and petrochemical. Challenges our customers may face, such as low demand for their products and services, willingness or capacity of their customers to make payment on obligations, or the returns on other assets, may affect us. If these cyclical industries slow significantly as a result of recessionary conditions, the business we receive from them would likely decrease. A weak economy generally results in lower activity levels and a decline in infrastructure, construction and demolition projects, which could negatively affect demand for our services. Consumer uncertainty and the loss of consumer confidence may also decrease overall economic activity and thereby reduce demand for the services we provide.

Further, a challenging economic environment may cause some of our customers to suffer financial difficulties and ultimately to be unable or unwilling to pay amounts owed to us. A decline in industrial projects may also result in increased competitive pricing pressure and increased customer turnover, resulting in lower revenue and increased operating costs.

In addition, many factors, including factors that are beyond our control, may impact our results of operations or financial condition and our overall success by affecting our access to capital. These factors include recessions or fear of recessions, interest rates, unemployment levels, conditions in the housing market, immigration policies, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war, terrorism, catastrophes and pandemics. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our offering.

General worldwide economic conditions have experienced significant instability in recent years including the recent global economic uncertainty and financial market conditions caused by war and other armed conflicts, including the ongoing conflicts between Russia and Ukraine, Hamas and Israel and resultant escalating tensions in the region involving the Gaza Strip, Iran, Hezbollah in Lebanon and the Houthi in Yemen. See “— We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to war and other armed conflicts. Our business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflicts in Ukraine, in the Gaza Strip or from any other geopolitical tensions.”

The United States has recently experienced historically high levels of inflation which have recently started falling. According to the U.S. Department of Labor, the annual inflation rate for the United States reached approximately 9.1% for June 2022, slowed to 4.1% in 2023, and decreased to 2.9% in 2024. In the event that the trend of falling inflation reverts going forward, we may experience an escalation in our operating costs, including employee compensation and general corporate expenses, which could reduce cash flow and operating income. As of the date of this prospectus, we have not experienced material impacts to our business performance from inflationary pressure.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank failed and was taken into receivership by the Federal Deposit Insurance Corporation; on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership; the following week, a syndicate of U.S. banks infused $30 billion in First Republic Bank; and later that same week, the Swiss Central Bank provided $54 billion in covered loan and short-term liquidity facilities to Credit Suisse Group AG, all in an attempt to reassure depositors and calm fears of a banking contagion. Our ability to effectively run our business could be adversely affected by general conditions in the global economy and in the financial services industry. Various macroeconomic factors could adversely affect our business, including fears concerning the banking sector, changes in inflation, interest rates and overall economic conditions and uncertainties. A severe or prolonged economic downturn could result in a variety of risks, including our ability to raise additional funding on a timely basis or on acceptable terms. A weak or declining economy could also impact third parties upon whom we depend to run our business. Increasing concerns over bank failures and bailouts and their potential broader effects and potential systemic risk on the banking sector generally and on the emergency response industry and its participants may adversely affect our access to capital and our business and operations more generally. Although we assess our banking relationships as we believe necessary or appropriate, our access to funding sources in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, the financial institutions with which we have arrangements directly, or the financial services industry or economy in general.

We cannot predict the timing, strength or duration of any economic slowdown or recovery. In addition, even if the overall economy is robust, we cannot assure you that the market for services such as ours will experience growth or that we will experience growth.

If there is an economic downturn that affects our current and prospective customers, or if we are unable to address and mitigate the risks associated with any of the foregoing, our business, financial condition and results of operations could be adversely affected.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to war and other armed conflicts. Our business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflicts in Ukraine, in the Gaza strip or from any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, Russian military forces launched a full-scale military invasion of Ukraine, and since then there has been continued sustained conflict and disruption in the region. Although the length and further impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine has led and may continue to lead to market disruptions, including significant volatility in commodity prices (in particular oil and gas), credit and capital markets, increase in our energy and other input costs, and supply chain interruptions for some of our and our clients’ equipment and vehicles’ components, including as a result of uncertainties with regard to Russia’s production and export of oil and gas, aluminum and other materials. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business.

In response to Russia’s prior annexation of Crimea, recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine, the United States, the United Kingdom, the European Union and several other countries have imposed or are imposing far-reaching sanctions and export control restrictions on Russian entities and individuals, including an agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Additional potential sanctions and penalties have also been proposed and/or threatened. These and any additional sanctions, as well as any counter responses by the governments of Russia or other jurisdictions, and prolonged unrest, intensified military activities and/or the implementation of more extensive sanctions and embargoes could lead to further regional instability, geopolitical shifts and adverse effects on macroeconomic conditions, security conditions, currency exchange rates and the global financial markets generally and reduce levels of economic activity as well as increase financial markets volatility, potentially making it more difficult for us to obtain additional funds.

Furthermore, sanctions against Russia continue to evolve, particularly targeting the energy sector, including oil, gas, and infrastructure, imposed by the United States and the European Union. These restrictions have contributed to fluctuations in fuel prices and changes in global supply chains, impacting production costs and operational expenses. Additionally, disruptions in the agricultural sector, including Russia’s blockade of Black Sea ports, have affected Ukraine’s grain exports, exacerbating volatility in global food prices and supply chains. These factors could lead to increased costs, supply chain disruptions, and overall market uncertainty, all of which may adversely affect our business operations, financial condition, and results.

On October 7, 2023, Hamas militants and members of other terrorist organizations infiltrated Israel’s southern border from the Gaza Strip and conducted a series of terror attacks on civilian and military targets. Thereafter, these terrorists launched extensive rocket attacks on Israeli population and industrial centers located along the Israeli border with the Gaza Strip. Shortly following the attack, Israel’s security cabinet declared war against Hamas.

Israel has also faced attacks from Hezbollah in Lebanon and there have been disruptions to global shipping routes in the Red Sea from Houthi rebels.

In January 2025, Israel and Hamas reached a ceasefire agreement, halting the exchange of hostilities. The agreement includes a 15-month truce. However, the war resulted in the displacement of 90% of Gaza’s population and led to hundreds of hostages being taken by Hamas. Persistent tensions and underlying political instability between the two sides create a risk of renewed direct conflict and potential resumption of warfare. The intensity and duration of the current Israel-Hamas war and the larger regional conflict is difficult to predict, and as are such war’s economic implications on our business and operations, the global supply chain and on the global geopolitical instability.

While we do not have any employees, staff, consultants, operations, materials or equipment located in Israel or the surrounding area, Ukraine, Russia or Belarus, some of our clients and suppliers may have employees, staff, consultants, operations, materials or equipment located in Israel or the surrounding area, Ukraine, Russia or Belarus, which could adversely affect our business or the services being provided to us. Likewise, in recent years, diplomatic and trade relationships between the U.S. government and China have become increasingly frayed and the threat of a takeover of Taiwan by China has increased, which may also adversely affect our business or the services we provide for the same reasons.

Cybersecurity organizations in many countries have published warnings of increased cybersecurity threats to businesses, and external events, like the conflict between Russia and Ukraine or the political tensions between China and Taiwan, may increase the likelihood of cybersecurity attacks. Any failure or security breach of information systems or data could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation or a loss of confidence in our security measures. See “— Breaches of, or significant interruptions experienced by, our information technology systems and those of our third-party service providers or breaches of data security could adversely affect our business, reputation and financial condition.”

Any of the abovementioned factors could affect our business, prospects, financial condition, and operating results. The extent and duration of military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

We, our subsidiaries, affiliates, direct and indirect controlling shareholders and members of our management, or companies with which management has been involved with in the past, have been in the past and may in the future be subject to legal, administrative or arbitration disputes or investigations. Any disputes or investigations may adversely affect our results of operations, financial condition and reputation.

We, our subsidiaries, our direct and indirect controlling shareholders and members of our management are and may in the future become subject to legal, administrative or arbitration proceedings, investigations and claims regarding civil, commercial, tax, labor, socio-environmental, criminal, tort and other matters, brought against us by customers, suppliers, regulators, governmental authorities or other third-parties. For more information see “Business — Legal and Administrative Proceedings.”

In addition, certain of our affiliates within the environmental segment of the Ambipar Group, including Ambitec S.A., as well as certain directors and executive officers of the Ambipar Group, are defendants in one or more lawsuits in Brazil, which may lead to the imposition of fines and other regulatory sanctions. Although we are not directly involved in any such proceedings, an adverse outcome could result in negative media coverage, adversely impact in our reputation and the price of our Class A Ordinary Shares.

We cannot guarantee that the results of any such proceedings, investigations and claims will be favorable to us or any such other defendants, as applicable, or that the liabilities arising from them will be adequately provisioned. Any litigation, investigation or claim, whether meritorious or not, could harm our reputation and restrict the conduct of our business, will increase our costs and may divert management’s attention, time and resources, which may in turn harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not continue to be available on terms acceptable to us. A claim brought against us for which we are uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations.

Losses not covered by insurance policies or that exceed the respective indemnity limits, as well as failure to renew insurance policies under conditions favorable to us, may have an adverse effect on our business.

Our operations involve high-risk services and may subject us to liability claims by employees, contractors or other third parties, including as a result of accidents that may occur at our units or at customers’ sites.

While we currently maintain insurance in connection with our business, including, among other coverages, employment practices liability insurance, civil liability insurance, property damage insurance, and machinery and equipment insurance, these insurance policies are subject to deductibles and coverage limitations.

Although we endeavor to purchase insurance coverage appropriate to our risk assessment, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages, and as a result, we cannot guarantee that our insurance policies will be available or sufficient to cover eventual damages arising from any type of claim.

The scope and limits of such insurance may not be sufficient to cover the types or extent of claims or loss that may be incurred or received, such as cyber-attacks, wars, acts of God, force majeure or the interruption of certain activities. Even in the event of a claim covered by our policies, we cannot guarantee that payment will be made in a timely manner, or in a sufficient amount to fully offset the losses arising from such claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our financial condition, operating results and reputation. In addition, there may be risks for which we do not maintain or procure insurance coverage or for which the insurance coverage may not respond. For example, we do not maintain separate cyber liability insurance. A partially or completely uninsured claim against us, if successful and of sufficient magnitude, could have a material adverse effect on our business, financial condition and results of operations. Further, if we fail to pay an insurance premium, the insurance companies may deny reimbursements.

As we grow, our insurance coverage may not be sufficient to protect us from any loss now or in the future and we may not be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. Moreover, we cannot guarantee that we will be able to maintain insurance policies at reasonable commercial rates or on acceptable terms, or contracted with the same or similar insurance companies. Due to the variable condition of the insurance market, we may experience in the future, increased insurance retention levels and increased premiums or unavailability of insurance. Higher deductibles could result in more volatility in our results of operations as well. Any future difficulty in obtaining insurance could also impair our ability to secure future contracts, which may be conditioned upon the availability of adequate insurance coverage. Our inability to obtain and maintain appropriate insurance coverage could cause a substantial business disruption, adverse reputational impact, and regulatory scrutiny and, as a result, could have a material adverse effect on our business financial condition and results of operations.

We may not be successful in renewing strategic lease agreements or at terms and conditions favorable to us.

In order to improve our customer experience with efficient and expeditious services, our facilities are located at strategic locations, which we lease from third parties, including one of our affiliates. See “Certain Relationships and Related Party Transactions.” If we are unable to renew the lease agreements for our facilities, which have varying terms and conditions, at reasonable prices, terms and conditions, or if we are required to relocate to areas that are not as functional, we could be subject to an interruption or delay in the provision of our services, which would adversely affect our financial condition and results of operation. In addition, the renewal of lease agreements on less favorable terms may reduce the profitability of our facilities and adversely affect our results of operations.

We have entered into lease agreements that are not registered or endorsed before a notary public, or that are not properly registered with the property registry, which may result in an obligation for us to vacate the property during the term of the lease agreement if the landlord sells the leased property and the acquirer has no interest in continuing the lease. In Brazil, where a significant number of our facilities is located, tenancy laws and regulations set forth that, if the leased property is sold to a third party during the contractual term, the acquirer is not required to respect the terms and conditions of the lease, unless (a) the lease is in for a specified length; (b) a covenant allowing the tenant to enforce the lease in the event of a sale is included in the lease agreement; and (c) the contract has been registered with the competent real estate registry office. Considering that some of our lease agreements do not meet these requirements, if our landlords decide to sell the leased properties under these agreements, the acquirers may request that we vacate the property within 90 days from the receipt of a notice to vacate.

Any failure to extend, renew or replace on acceptable terms a significant portion of our lease agreements could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Breaches of, or significant interruptions to, our information technology systems and those of our third-party service providers or breaches of data security could adversely affect our business, reputation and financial condition.

We rely upon information technology networks and systems, including the information technology systems of our third-party service providers, to operate our business. Our systems include, but are not limited to, (i) the Integrated Environmental Management System (SIGA — Sistema Integrado de Gerenciamento Ambiental), a tool for operations, administrative and financial management control of environmental processes, (ii) the Environmental Management System (SGA — Sistema de Gerenciamento Ambiental), which, among other things, controls environmental licenses, conditions, deadlines and cost of licensing and presents environmental projects’ and programs’ metrics and panels, (iii) the Territory Management System (SGT — Sistema de Gerenciamento Territorial), which is used to register real estate property and landlords and control topography, reports, contracts and royalty payments; (iv) the Operating Management System (SGO — Sistema de Gerenciamento Operacional), which provides on-demand management of key performance indicators, and (v) SAP Business One, an enterprise resource planning software.

In the ordinary course of our business, we collect, process, transmit and store sensitive information, including personal information, credit information and other sensitive data of our customers, suppliers and employees. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party service providers who may receive access to our confidential information or information technology systems. Our internal computer systems, and those of third-party service providers or business partners on which we rely, and the large amounts of confidential information stored on those systems, are vulnerable to damage from physical, electronic or technical break-ins, accidental or intentional exposure of our data by employees, independent contractors, third-party service providers, customers or others with authorized access to our networks, computer viruses, malware, ransomware, unauthorized access, denial of service, “phishing attacks” and other cyberattacks, natural disasters, fire, terrorism, war, telecommunication, electrical failures or disruptive incidents that could result in actual or attempted data breaches, unauthorized access to, mishandling, misuse or disclosure of our confidential information, corruption or encryption of, or loss of sensitive or proprietary data, including personal information, or network failures or interruptions that may result in disruption of service or damaged systems.

Although we have security measures and procedures in place to mitigate risks associated with cybersecurity incidents and attacks, these security measures and procedures may not be adequate or sufficient to mitigate such risks and avoid security breaches, incidents, attacks and exposures. Cyberattacks by malicious third parties are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives (including, but not limited to, industrial espionage) and expertise, including organized criminal groups, “hacktivists,” nation states and others. Because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. If our systems are damaged or cease to function properly due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively compensate, we may suffer interruptions in our ability to manage operations, and would also be exposed to a risk of loss, including financial assets or litigation and potential liability, which could materially adversely affect our business, financial condition, results of operation and reputation. Further, our reliance on internet technology may create additional opportunities for cybercriminals to exploit vulnerabilities.

We exercise little or no control over third party systems, which increases our vulnerability to problems with their systems. Our operations and results may be adversely affected if there is any interruption in the provision of information technology services to us, whether due to omissions, including those related to obtaining third party consent or licenses for intellectual property used in the equipment or software they manufacture or use, or failure by these service providers to fulfill their obligations to us. If we are unable to maintain or renew contracts with current service providers, we may have trouble integrating our systems with new providers, which may cause operational problems. In addition, the replacement of these service providers may not occur in a timely manner or cause failures in the transition period, which may also affect our operations. Finally, if the suppliers discontinue the services provided to us, we may suffer a material adverse effect on our operations.

Any interruption, disruption or breach of our systems or the systems of third party service providers which we rely upon could adversely affect our business operations and/or result in the loss or unauthorized access, use or disclosure of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business and reputational harm to us. For example, interruptions or failures in our information technology systems caused by accidents, malfunctions or malicious acts could hinder our timely response to emergency calls, which would damage our reputation with customers. We could incur liability, the further development of our current and future products and services could be delayed and our business could be otherwise adversely affected. In addition, investigating, responding to and remediating cybersecurity incidents or theft of our intellectual property or proprietary business information may be costly and time-consuming.

We and our vendors, like other commercial entities, have been, and will likely continue to be, subject to a variety of forms of cyberattacks with the objective of gaining unauthorized access to our systems and data or disrupting our operations. To date, none of these cyberattacks has, individually or in the aggregate, resulted in a security incident with a material effect on our operations or our financial condition, results of operations, liquidity, or cash flows. However, these cyberattacks could have a material impact in the future.

We do not maintain separate cyber liability insurance, and we cannot assure that any limitations of liability provisions in our contracts would protect us from potential losses for any liabilities or damages with respect to any particular claim relating to a security lapse or breach. Further, such insurance may not be available to us in the future on economically reasonable terms, or at all. See “— Losses not covered by insurance policies or that exceed the respective indemnity limits, as well as failure to renew insurance policies under conditions favorable to us, may have an adverse effect on our business.”

We are subject to evolving legal and regulatory risks related to artificial intelligence, particularly concerning potential future obligations arising from the European Union Artificial Intelligence Act and Brazil’s Artificial Intelligence Framework Bill, even if we do not currently employ AI systems.

We are facing increasing regulatory challenges as both the European Union and Brazil advance their efforts to establish frameworks for artificial intelligence governance. The EU AI Act, which came into effect on August 1, 2024, introduces strict limitations on AI systems that engage in cognitive-behavioral manipulation, social scoring, biometric identification, and real-time facial recognition in public spaces. It also classifies certain AI applications as high-risk, imposing obligations such as extensive documentation, human oversight, cybersecurity measures, and transparency requirements.

In parallel, Brazil is moving toward similar regulatory oversight. In December 2024, the Brazilian Senate approved a bill that now awaits a vote in the Brazilian Chamber of Deputies. If enacted, this legislation will establish significant compliance obligations, including prohibitions on AI activities deemed excessively risky, particularly those that exploit vulnerabilities or manipulate individuals into behaviors harmful to their health, safety, or legal rights. It will also introduce governance structures requiring adherence to the Brazilian General Data Protection Law — LGPD and enhanced security protocols

While we do not currently utilize AI systems in our operations, the evolving regulatory landscape, including the implementation of new laws and the updating of existing ones, presents potential legal risks. These regulations could impose new obligations on our company, even in the absence of current AI deployment. For example, if enacted, the Brazilian legislation could require adherence to specific governance structures and enhanced security protocols related to AI, regardless of our current practices. Similarly, the EU AI Act, though not directly applicable to our current operations, may create a precedent for future regulations in other jurisdictions where we operate, potentially leading to compliance complexities and costs. Therefore, monitoring these developments and proactively adapting our policies and procedures will be essential to mitigate potential legal risks associated with future AI regulations.

We are subject to risks associated with non-compliance with the Brazilian General Data Protection Law — LGPD, General Data Protection Regulation — GDPR, and similar legislation of other countries that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data.

We and our customers are subject to Brazilian and foreign privacy and data protection-related laws and regulations that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated and confidential data.

Laws and regulations governing data privacy, data protection and information security are constantly evolving and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. Compliance with any additional and evolving privacy laws or regulations in Brazil or in other jurisdictions applicable to us may be costly and time-consuming.

Any perceived or actual unauthorized disclosure of personal data, whether through breach of our network by an unauthorized party, employee theft, misuse or error or otherwise, including the personally identifiable information of our customers, suppliers, employees or third parties, could harm our reputation, impair our ability to attract and retain our clients, and subject us to claims or litigation arising from damages suffered by individuals.

Many foreign countries and governmental bodies, including in countries in which we currently operate, have laws and regulations concerning the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our future customers and strategic partners. For more information on relevant privacy and personal data regulations, see “Business Overview — Regulatory Overview — Privacy and Data Protection.”

We also may be bound by contractual obligations relating to our collection, use and disclosure of personal, confidential and other data.

While we strive to comply with all applicable privacy, data protection and information security laws and regulations, as well as our contractual obligations, posted privacy policies and applicable industry standards, such laws, regulations, obligations and standards continue to evolve and are becoming increasingly complex, and sometimes conflict among the various jurisdictions and countries in which we operate, which makes compliance challenging and expensive. In addition, any failure or perceived failure by us, or any third parties with whom we do business, to comply with laws, regulations, policies, industry standards or contractual or other legal obligations relating to privacy, data protection or information security may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties, adverse publicity or potential loss of business.

We expect that there will continue to be new proposed laws, rules of self-regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in Brazil and other jurisdictions, and we cannot yet determine the impact such future laws, rules, regulations and standards may have on our business. Moreover, existing Brazilian and foreign privacy and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy and data protection-related matters. Additionally, the data subjects may be subject to differing privacy laws, rules and legislation, which may mean that they require us to be bound by varying contractual requirements application to certain other jurisdictions. Because global laws, regulations and industry standards concerning privacy and data security have continued to develop and evolve rapidly, compliance with such new laws or to changes to existing laws may impact our business and practices, require us to expend significant resources to adapt to these changes, or to stop offering our solutions in certain countries. These developments could adversely affect our business, results of operations and financial condition.

The loss of members of our management may have a material adverse effect on our business, financial condition and results of operations.

We have an experienced management team including local managers at our operating facilities and rely on the continued service of these senior managers to achieve our objectives, nurture our corporate culture and maintain a competitive position. We strive to retain our present management and identify, hire, train, motivate and retain other highly skilled personnel. However, senior managers may leave their positions for a variety of reasons, some of which we cannot control. In the event one or more senior managers depart, we may be unable to replace them with individuals with the same level of experience and qualifications and we may face challenges to maintain our culture. The loss of members of our management for any reason could limit our ability to implement our strategic plans and adversely affect our business, financial condition and results of operations.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

This prospectus contains market and industry data, estimates and statistics obtained from third-party sources. While we believe such information to be reliable in general, we have not independently verified the accuracy or completeness of any such third-party information. Such information may not have been prepared on a comparable basis or may not be consistent with other sources. Similarly, this prospectus contains information based on or derived from internal company surveys, studies and research that have not been independently verified by third-party sources. Industry data, projections and estimates are subject to inherent uncertainty as they necessarily require certain assumptions and judgments.

In addition, the market for environmental and industrial services is relatively new, fragmented and will experience changes over time. Data market estimates and growth forecasts are uncertain and based on assumptions and estimates that may be inaccurate. Our addressable market depends on a number of factors, including changes in the competitive landscape, technological changes, data security or privacy concerns, customer budgetary constraints, changes in business practices, changes in the regulatory environment, and changes in economic conditions. Moreover, geographic markets and the industries we operate in are not rigidly defined or subject to standard definitions. Accordingly, our use of the terms referring to our geographic markets and industries may be subject to interpretation, and the resulting industry data, projections and estimates may not be reliable. Our estimates and forecasts relating to the size and expected growth of our market may prove to be inaccurate and our ability to produce accurate estimates and forecasts may in the future be impacted by the economic uncertainty, as well as with other macroeconomic factors to which we are subject (see “— Risks Relating to the Markets where we Operate”). Even if the market in which we compete meets the size estimates and growth rates we forecast, our business could fail to grow at similar rates, if at all. For these reasons, you should not place undue reliance on such information.

Our inability or failure to protect our intellectual property or our infringement of the intellectual property of third parties may negatively impact our operating results, divert management and key personnel from the business operations and could harm our financial condition and reputation.

We rely on a combination of trade secret, trademark, copyright laws and other rights, as well as confidentiality procedures, contractual provisions and our information security infrastructure to protect our proprietary brands, technology, processes and other intellectual property as well as those we license from other entities within the Ambipar

Group. See “Certain Relationships and Related Party Transactions.” The steps we take to protect our intellectual property rights may not be adequate, or may not effectively prevent unauthorized use or disclosure of our intellectual property or confidential information. In addition, the pursuit of a claim against a third party for infringement or misappropriation of our intellectual property rights or confidential information could be costly, and any such efforts may not be successful or could be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Many companies have encountered significant problems in enforcing and defending intellectual property rights in various jurisdictions globally. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of intellectual property, which could make it difficult for us to stop the infringement of our intellectual property or marketing of competing services in violation of our intellectual property rights generally. Our failure to obtain pending trademark applications and generally secure, protect and enforce our intellectual property rights could adversely affect our brand and adversely impact our business.

We cannot guarantee that our current and future services, or the use of our brands or technology will not infringe third-party intellectual property. There may be third-party intellectual property of which we are currently unaware that covers our services, brands or technology. Third parties may engage in legal proceedings against us or our customers, who in turn may seek indemnification from us. Any such claims of intellectual property infringement or claims for indemnification, even those without merit, could be expensive and time-consuming to defend, result in us being required to pay possibly significant damages, causing us to cease providing services that allegedly incorporate a third party’s intellectual property, require us to enter into potentially costly royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, although royalty or licensing agreements may not be available to us on acceptable terms or at all. If we are unable to obtain the necessary licenses or other rights, we may be forced to acquire or develop alternate technology, which could be costly, time-consuming, or impossible. Any of the preceding could have a negative impact on our operating results, divert management and key personnel from the business operations and could harm our financial condition and reputation.

For example, we use proprietary software in our activities, which are developed internally by our employees. Although any software developed in-house legally belongs to us, we may be subject to lawsuits filed by ex-employees claiming ownership of such software. In both cases, we may be ordered to abstain from using the software and to indemnify any such third-party. Although it is our policy to require our employees and consultants who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who conceives or develops intellectual property that we regard as our own or such party may breach the assignment agreement. Litigation may be necessary to obtain ownership or to defend against claims challenging inventorship. If we or our licensors fail in any such litigation, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property or other proprietary information. Such an outcome could have a material adverse effect on our business. Even if we or our licensors are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management and other employees, and such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

If we cannot protect our proprietary technology from intellectual property challenges, our ability to maintain our model and systems or facilitate products could be adversely affected.

Intellectual property rights do not necessarily address all potential competitive threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•        others may be able to use brands and offer services that are similar to ours without infringing our intellectual property rights;

•        others may independently develop similar or alternative proprietary software or technology without infringing our intellectual property rights;

•        we may not develop additional proprietary technologies; and

•        our technology may become obsolete or inadequate, and we may not be able to successfully develop, obtain or use new technologies to adapt our models and systems to compete with other technologies as they develop.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations, and prospects.

If our trademarks are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

If our trademarks are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected. Our trademarks may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our trademarks. Over the long term, if we are unable to successfully register our trademarks and establish name recognition based on our trademarks, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, domain names, copyrights, or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact our business, financial condition, results of operations, and prospects.

If we are unable to attract, develop and retain employees committed to our culture and brand, our operations may be adversely affected.

Our success and future growth depend upon the continued services of our key employees, including highly-skilled technical experts, engineers, biologists and oceanographers, and, as a result, upon our ability to attract, develop and retain employees committed to our culture and brand. From time to time, there may be changes in our management team resulting from the hiring or departure of key employees, which could disrupt our business. The loss of one or more members of our key employees could harm our business, and we may not be able to find adequate replacements.

Competition for highly-skilled personnel is intense and we may not be able to attract, hire, train, retain, motivate and manage sufficiently qualified employees. Many of the companies with which we compete for experienced personnel have greater resources than we have.

As we expand our business in Brazil and abroad, we may be unable to identify, hire, develop and retain a sufficient number of employees with specific knowledge and skills in those geographies who are committed to our corporate culture. Such a failure could result in a reduction in the quality of customer service, and consequently compromise our brand and reputation.

If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed. We generally enter into non-competition agreements with our key employees, which prohibit these employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work, and it may be difficult for us to restrict our competitors from benefiting from the expertise our former employees developed while working for us.

We may not be able to manage our growth effectively, which could have a material adverse effect on our business, results of operations, financial condition and reputation.

Over the last several years, we have experienced rapid growth in our business and number of employees, and we expect to continue to experience growth in the future. This rapid growth has placed, and may continue to place, significant demands on our management, processes, systems and operational, technological and financial resources.

Our ability to manage our growth effectively, integrate new employees and technologies into our existing business and attract new customers and maintain relationships with existing customers will require us to continue to retain, attract, train, motivate and manage employees and expand our operational, technological and financial infrastructure. Continued growth could strain our ability to develop and improve our operational, technological, financial and management controls, reporting systems and procedures, recruit, train and retain highly skilled personnel and maintain customers’ satisfaction.

We cannot assure you that we estimate correctly the costs and risks associated with our expansion, either qualitatively or quantitatively, or that our current systems, procedures, business processes and management controls will be sufficient to support the expansion of our operations going forward, including expansion into new countries and new market segments.

Our failure to successfully manage our expansion process, or to maintain or increase our historical growth levels, could negatively affect our business, financial condition and results of operations.

Failures in our risk management, compliance and internal control systems, policies and procedures may adversely affect our business, financial condition and reputation.

We have developed risk management policies and procedures and we continue to refine them as we conduct our business. Our policies and procedures to identify, analyze, quantify, assess, monitor and manage risks may not be fully effective in mitigating our risk exposure. Our risk management methods may not predict future exposures or be sufficient to protect us against unknown and/or unmapped risks, which may be significantly greater than those indicated by the historical measures we use.

The information on which we rely or based on which we develop and maintain historical and statistical models may be incomplete or incorrect. Certain risk management methods adopted by us depend on the evaluation of publicly available industry data, which may not be entirely accurate, complete, updated or properly evaluated. As we expand into new lines of business, our risk management policies and procedures may not be able to adequately keep up with our current rapid rate of expansion, and may not be adequate or sufficient to mitigate risks.

In November 2023, we commenced, with the assistance of a consultancy firm, a comprehensive evaluation of our existing risk management frameworks and internal control mechanisms. This initiative was aimed at identifying key areas of deficiency and developing strategies for enhancement. By January 2024, the consultancy firm had completed their assessment and submitted a detailed report, along with a robust action plan, to our Chief Executive Officer (CEO) and Chief Financial Officer (CFO). Following this, in February 2024, our Board began a review of proposed measures to implement the action plan. Subsequently, they endorsed a strategic implementation agenda for 2024 designed to strengthen our policies and procedures, thereby significantly elevating the efficacy of our risk management and internal control systems.

In addition, our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to our effectiveness, which could have a significant and adverse effect on our business and reputation. Our current controls and any new controls that we develop may be inadequate because of changes in conditions in our business.

In 2024, we completed the integration of our risk and control framework with SAI360 (referred to internally as “a360”). This enterprise risk management system, suitable for a U.S. public company, now houses our catalog of identified risks and corresponding controls. We have also completed an assessment of inherent risk, residual risk, and control effectiveness using a360. This platform will facilitate the development of remediation plans to reduce risk levels and inform the design and implementation of new controls.

However, despite these enhancements, it is possible that unidentified risks remain, and the system’s effectiveness depends on the accuracy and completeness of the initial risk mapping. We are also continuing to develop our finance and accounting team’s expertise in U.S. public company accounting policies, practices, and internal controls over financial reporting, which remains an area of ongoing focus. See “— We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company in the United States.”

Further, despite the enhancements made to our internal control framework through the implementation of a360 in 2024, weaknesses may still be discovered in the future. Maintaining and improving the effectiveness of our disclosure controls and procedures and internal control over financial reporting will require ongoing, significant resource allocation, including accounting-related costs and management oversight. Any failure to develop or maintain effective controls, or difficulties encountered in their implementation or improvement, could adversely affect our operating results, cause us to fail to meet our reporting obligations, and potentially lead to a restatement of prior period financial statements. Ineffective disclosure controls and procedures and internal control over financial reporting could also harm investor confidence in our reported financial and other information.

Moreover, we are subject to the risks of errors and misconduct by our management, employees and independent contractors, which are often difficult to detect in advance and deter. Our compliance procedures and internal controls may not be sufficient to prevent, detect and respond to all errors, misconduct, fraud, acts of corruption or violations of applicable laws and of our policies by our management, employees and other third parties with which we engage in the ordinary course of business. We could be held liable for any of such acts, which could result in penalties, fines, loss of permits or licenses, prohibition to bid or contract with the government.

Although we maintain insurance and use other traditional risk-shifting tools, such as third-party indemnification, to manage certain exposures, they are subject to terms such as deductibles, coinsurance, limits and policy exclusions, as well as risk of counterparty denial of coverage, default or insolvency. If our policies, procedures and internal controls do not adequately protect us from exposure, and our exposure is not adequately covered by insurance or other risk-shifting tools, we may incur losses that would adversely affect our business, financial condition, results of operations and reputation.

In preparing our financial statements, we have identified material weaknesses in our internal control over financial reporting and, if we fail to remediate such material weaknesses (and any other ones) or implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Prior to the Business Combination, we were a private company with limited accounting personnel and other resources and processes necessary to address our internal control over financial reporting and procedures. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with the IFRS. In addition, we had to establish and implement disclosure controls and procedures, which include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in those reports is accumulated and communicated to our management as appropriate to allow timely decisions regarding required disclosure. In connection with the preparation of Ambipar Emergency Response’s audited Consolidated Financial Statements as of and for the three years ended December 31, 2024, material weaknesses were identified in our internal control over financial reporting (including certain previous unremedied material weaknesses). A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to: (i) the consolidation process of recent acquisitions we made, due to the lack of a sufficient number of personnel in the acquired entities with an adequate level of knowledge and experience in the closing functions of our financial reports and related disclosures, to process the transition to the application of IFRS and International Accounting Standards and Interpretations issued by the IASB, consistent with our financial reporting requirements; and (ii) the design and operation of our accounting and financial reporting closing functions, in which required policies and procedures either were not designed or were not operating effectively at period end, resulting in a number of adjustments to our audited consolidated financial statements during the course of the audit.

Each material weakness may result in a misstatement of one or more account balances or disclosures that would result in a material misstatement of our audited Consolidated Financial Statements that would not be prevented or detected, and accordingly, we determined that these control deficiencies constitute material weaknesses.

For more information on these material weaknesses and our plan for remediating them, see “Material Weakness in Internal Controls and Remediation” We cannot assure you that our efforts will be effective or sufficient to remediate our material weaknesses or prevent any future material weakness in our internal control over financial reporting.

Under Section 404(b) of the Sarbanes-Oxley Act, until we cease to be an “emerging growth company” as such term is defined in the JOBS Act (see “— Risks Relating to Our Securities — We are and will continue to be an “emerging growth company” and are subject to reduced SEC reporting requirements applicable to emerging growth companies”), our independent registered public accounting firm is not required to attest to and report on the effectiveness of our internal control over financial reporting. Once such attestation from our independent registered public accounting firm is required, even if our management concludes that our internal control over financial reporting is effective, such firm, after conducting its own independent testing, may disagree with our assessment or may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us.

During documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, we may also identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

If we fail to remediate our existing or future internal material weaknesses or other deficiencies in our internal control over financing reporting and to maintain an effective internal control environment, we could suffer material misstatements in our financial statements, we could fail to meet our reporting obligations or fail to prevent fraud, investors could lose confidence in our financial reporting, and we could become subject to investigations, civil or criminal litigation, delisting proceedings, sanctions or other measures by the NYSE American, the SEC and other regulatory authorities. This could, in turn, limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our Securities.

Our governance, risk management and compliance processes may fail to detect violations of anti-corruption and anti-money laundering laws and our standards of ethics, including as a result of the conduct of our managers, employees, suppliers, business partners and third parties who act in our name, interest or benefit, which may have a material and adverse impact on our business, financial condition, results of operations, reputation and market price of our Securities.

We operate in jurisdictions that have a high risk of corruption according to the Corruption Perception Index from Transparency International. Mechanisms for preventing and combating bribery and corruption, money laundering, governance procedures, as well as our current internal procedures, may not be sufficient to ensure that all of our managers, employees, suppliers, business partners and third parties who act on our behalf, interest or benefit always act in strict compliance with our internal policies and laws and regulations aimed at preventing and combating corruption that we are subject to. These laws and regulations include the Brazilian Decree-Law No. 2,848/1940, Law No. 8,137/1990, Law No. 8,429/1992 (the Administrative Misconduct Law), Law No. 14,133/2021 (the Public Bidding Law), Law No. 9,613/1998, Law No. 12,846/2013, as amended and its regulation, Decree No. 11,129/2022 and Decree No. 12,304/2024 (collectively, “Brazilian Anti-Corruption Laws”), the United States Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, the United States Foreign Extortion Prevention Act of 2023, and the Bribery Act 2010 of the United Kingdom, as well as other standards related to the Convention on Combating Corruption of Foreign Public Officials in International Business Transactions of the Organization for Economic Cooperation and Development — OECD, including the guidelines issued by the Brazilian Comptroller General (collectively, “Anti-Corruption Laws”).

In general, the Anti-Corruption Laws prohibit companies and their employees, shareholders or managers from making improper payments to government officials, directly or indirectly, for the purpose of obtaining or retaining business and/or other benefits. We cannot guarantee that our direct and indirect shareholders, directors, officers, employees and other third parties (including agents, suppliers and service providers) and the companies to which some business operations are outsourced will fully comply with the Anti-Corruption Laws and related policies. Our governance, policies, risk management and compliance processes may not be able to, for example: (i) detect, prevent or respond to violations of the Anti-Corruption Laws or similar legislation, as well as violations of our internal compliance policies; (ii) detect, prevent or respond to occurrences of fraudulent and dishonest behavior by our managers, employees, suppliers, customers, business partners or third parties acting on our behalf, interest or benefit; (iii) manage all risks identified in our risk management policy and/or predict, identify or mitigate new risks; and (iv) detect, prevent or respond to other occurrences of behavior inconsistent with ethical and moral principles, which may materially and adversely affect our reputation, our business, financial conditions and operating results, as well as impact the market price of our Securities negatively. Public authorities are empowered to impose penalties on us if acts of corruption are inadvertently or intentionally committed by members of our management, employees and/or third parties acting on our behalf or in our interest. Under the terms of certain Anti-Corruption Laws, companies may be jointly and severally liable for the payment of a fine and full compensation for damage for unethical practices attributed to their affiliates and consortia members. As a result, we may be held liable for any such violations.

As we increase and scale our business, we may engage with new business partners and third-party intermediaries to market our products and services and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, customers and agents, even if we do not authorize such activities.

We are also subject to Brazilian Law No. 9,613 of March 3, 1998, as amended (“Money Laundering Prevention Law”), by which legal entities engaged in the sale of high value goods are subject to obligations related to identification of customers and operations, maintenance of records and submission of reports on financial operations to the competent authorities, among others. We are subject to the following sanctions, in the event of non-compliance with the Money Laundering Prevention Law: (i) warnings; (ii) variable monetary fine; (iii) the revocation or suspension of our business licenses and (iv) the cancellation or suspension of the authorization to carry out the activity, operation or functioning. The application of any of these sanctions to us could adversely affect our reputation, business, financial condition, results of operations and the trading price of our Securities.

The existence of any current or past investigations, inquiries or proceedings of an administrative or judicial nature related to the violation of the Anti-Corruption Laws, against us, our managers, employees, suppliers, business partners or third parties acting on our behalf, interest or benefit may result in: (i) fines and indemnities in the administrative, civil and criminal spheres (the latter, to the administrators who contributed to the infraction); (ii) loss of unlawfully obtained benefits, including operating licenses; (iii) prohibition or suspension of our activities; and/or (iv) loss of rights to contract with the public administration, to receive incentives or tax benefits from any financing and resources from the public administration, among other applicable penalties. We may also be jointly and severally liable for the payment of a fine and full compensation for the damage due to practices contrary to the Anti-Corruption Laws caused by our controlling, controlled, affiliated or, under the respective contract, consortium companies, which could materially and adversely affect our reputation, business, financial condition and operating results, as well as impact the market price of our Securities negatively.

All of these circumstances could have a material adverse effect on us. Therefore, if we are not able to keep the governance, risk management and compliance processes operating effectively, we may not be able to prevent the occurrence of fraud and/or the occurrence of other deviations, including in relation to the preparation of statements and accounting information. We are actively collaborating with Ambipar ESG to enhance the effectiveness of our anti-money laundering and countering the financing of terrorism program (“AML/CFT Program”) and our anti-bribery and corruption compliance program (“ABAC Program”).

The existence of lawsuits, procedures, investigations, convictions, publications or negative comments in any media vehicle or social network involving us, our direct or indirect shareholders and subsidiaries, our business, our operations, executive officers, members of our Board, or any third party acting on our behalf, interest or benefit, could seriously damage our reputation. The reputational risk arising from the negative perception of our brand by customers, counterparties, shareholders, subsidiaries, investors, regulators and society in general for involvement in any of the above cases can originate from several factors, including those related to non-compliance with legal obligations, inappropriate business practices related to our customers, products and services, relationships with partners with questionable ethical posture, employee misconduct, information leakage, anti-competitive practices, failures in the risk management process, among others.

Any such damages to our reputation and imposition of sanctions or other penalties may adversely affect our business, financial condition and results of operations, as well as the market price of our Securities.

Our results may be adversely impacted by incorrect estimates, judgments or assumptions relating to our critical accounting policies and changes in international financial reporting standards.

The preparation of financial statements in conformity with IFRS requires our management to make estimates, judgments and assumptions that affect the amounts reported and disclosed in our Consolidated Financial Statements and accompanying notes. We base our estimates and assumptions on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of certain assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our Consolidated Financial Statements and accompanying notes include those related to revenue recognition, fair value of certain assets and liabilities, share-based compensation, and income taxes, including any valuation allowance for deferred tax assets. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of industry or financial analysts, which may result in a decline in the trading price of our Securities.

Additionally, the International Accounting Standard Board, or IASB, has a calendar for approving accounting pronouncements and IFRS, which may change at any time and over which we have no interference. Therefore, we are unable to predict which and when new accounting pronouncements or new IFRS rules will be approved that may in any way impact the future financial statements prepared by us.

We regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, or changes and challenges to existing standards or their interpretation, we might be required to change our accounting policies, alter our operational policies or implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes or challenges to existing standards or in their interpretation may have an adverse effect on our business, financial condition, and results of operations, or cause an adverse deviation from our revenue and operating profit and loss target, which may negatively impact our results of operations.

Any increase in operational costs and any difficulties we encounter in recovering costs incurred by us for the performance of our activities may adversely affect us.

The profitability of our services may be adversely affected by increases in the cost of food, wages and labor, insurance, fuel, acquisition and maintenance of equipment and machines, operating inputs, waste disposal, uniforms, PPE, medical assistance, transportation, tires, tolls, change in labor, social security and tax rates, public services and other essential items for the provision of services, particularly to the extent that we cannot recover this increase in costs through increases in the prices of our services due to general economic conditions, competitive conditions or contractual provisions with customers.

Operational costs for the performance of our activities have fluctuated significantly in recent years, and substantial increases in the cost of fuels and utilities have historically resulted in cost increases for our units. We may not be able to fully recover the increases in these costs, which could adversely affect our profitability.

In addition, contractual, economic, competitive or market-specific conditions may limit our ability to increase the prices of our services. As a result of these factors, we may not be able to pass through any increases in costs to provide our services, improve operating margins and obtain adequate investment returns through price increases. We may also lose customers to lower-priced competitors and new competitors may enter our markets as we increase prices, directly impacting our financial balance.

We may face potential conflicts of interest in negotiations with related parties.

We generate revenues and incur costs and expenses in relation to related-party transactions, including under the Cost Sharing Agreement, as well as certain lease and loan agreements. These transactions can give rise to potential conflicts of interest. Conflicts of interest continue to be a significant area of focus for regulators, investors and the media. A failure to appropriately deal with these potential conflicts could negatively impact our reputation and result in potential litigation or regulatory action against us.

We cannot guarantee that our related person transaction policy and procedures is or will be effective to avoid potential conflicts of interest between us, our shareholders, members of our management and any related-parties, or that any such party has complied or will strictly comply with good governance practices and rules to deal with conflicts of interest. The perception of non-compliance with such requirements or policies could harm our reputation and adversely affect our business, financial condition and results of operations.

For additional information regarding transactions between related parties and our related person transaction policy, see “Certain Relationships and Related Party Transactions.”

We are a holding company and depend on the operational results of our subsidiaries.

We are a holding company and therefore depend on the results of operations of our subsidiaries and controlled companies. Our ability to meet our debt service and other obligations depends not only on our cash flow generation, but also on the cash flow generation of our subsidiaries, controlled companies and their subsidiaries, and their ability to make cash available to us in the form of interest payments, equity, debt repayment and dividend distributions, among others.

Legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries and controlled companies. If this limitation occurs, we may be unable to make the required payments of principal and interest on our debt instruments, or to honor our obligations. In addition, with respect to our Brazilian subsidiaries, the income tax exemption on the distribution of dividends provided for in the current Brazilian legislation may be amended, and dividends may be taxed in the future, adversely affecting us, given that taxes may be due on the distribution of dividends by our Brazilian subsidiaries.

Any adverse change in the business, financial condition or results of operations of our subsidiaries and controlled companies could adversely and materially affect our business, financial condition and results of operations.

We may be liable for environmental, tax, labor and social security obligations of suppliers or service providers.

We work with suppliers in various fields of activity and we cannot guarantee that such suppliers will be in full compliance with laws and regulations governing working conditions, environmental practices and sustainability, quarantine of the production chain and safety conditions, or that they will not use improper practices to reduce their costs, including corruption, money laundering or bribery. If any of our suppliers becomes involved in these practices, our reputation may be harmed and, as a result, our customers’ perception of us may be adversely affected.

In some situations, we may be jointly liable for the acts of our suppliers. For example, we may be held jointly liable for environmental damages caused by our suppliers during the provision of services hired by us. In addition, under the Anti-Corruption Laws, we may be held strictly liable for acts of corruption committed by suppliers or other third parties acting on our behalf or interest, subject to applicable sanctions. Under the LGPD, we could also face liability for any incidents of personal data misuse committed by suppliers or third parties operating on our behalf or in our interest.

We may also be jointly and severally liable if our suppliers or third-party service providers do not comply with their obligations under the tax, labor, administrative, and social security laws and the regulations applicable to our industry, resulting in fines and other penalties that may affect us material and adversely.

Further, we may be held liable for accidents within our or our customers’ facilities involving third-party employees, which could adversely affect our reputation and our business. Any labor violations, environmental damage and/or damage to third parties caused by certain service providers in the exercise of activities contracted by us, mainly within our premises, may expose us to joint liability for the repair and/or indemnification of the damage caused, including the possibility of being included as a defendant in lawsuits aiming at repairing and/or indemnifying damages caused to workers, the environment and/or third parties. Depending on the involvement in the harmful event, we will also be exposed to administrative and criminal liability and to reputational risk, which could even prevent us from taking advantage of certain incentives and/or tax benefits, contracting with the government and/or causing the removal of our directors.

Any of such factors could adversely and materially affect our business, financial condition, results of operations and reputation, in addition to impacting the price of our Securities.

The use and supply of outsourced labor may subject us to joint and several liability for labor and social security liabilities.

We and our subsidiaries outsource certain ancillary activities that support our business, in addition to providing outsourced work to our customers. We do not provide benefits to these outsourced workers, who are paid directly by their employers. The use of outsourced labor subjects us to the risk that our relationship with these workers be considered an employment relationship by labor administrative and judicial authorities. In addition, according to Brazilian legislation, if our outsourced service providers fail to comply with their obligations under labor, social security, tax and/or environmental laws, we may be held jointly and severally or secondarily liable for their debts, including fines and/or other penalties, which may adversely affect us. We may also be liable for breaches of occupational health standards at our and our customers’ facilities by the employees of third parties resulting from accidents or occupational diseases, which may adversely affect our reputation as well as our business. Further, any environmental damage and/or damage to third parties caused by service providers when undergoing work engaged by us expose us to joint and several liability for redress and/or damages for harm caused.

Our operations may be affected by seasonal fluctuations and other demand factors over which we have no control.

Demand for our services can be affected by the commencement and completion of cleanup of major spills and other events, customers’ decisions to undertake remedial projects, seasonal fluctuations due to weather and budgetary cycles influencing the timing of customers’ spending for remedial activities, the timing of regulatory decisions relating to hazardous waste management projects, changes in regulations governing the management of hazardous waste, changes in the waste processing industry towards waste minimization and the propensity for delays in the demand for remedial services, and changes in governmental regulations relevant to our diverse operations. Such impacts related to weather conditions could become more significant if climate change results in an increase in the frequency or severity of adverse weather events. We do not control such factors and, as a result, our revenue and income can vary from quarter to quarter or year to year, and past financial performance may not be a reliable indicator of future performance.

Any failure to maintain long-term business relationships with our customers at the same or higher volumes or prices and/or to renegotiate such relationships on other favorable terms could negatively affect our ability to grow and adversely affect our competitiveness and our results of operations.

We have developed long-term relationships with several customers and invest substantial amounts in machinery, equipment and specialized labor to comply with service agreements, with an average depreciation of 60 months of such machinery and equipment. If early termination occurs, for any reason, we could incur considerable losses.

Under the terms of these agreements, customers can, at any time, unilaterally terminate the contracts they have entered into with us, materially reducing the amount of business that drives our revenue. There is no guarantee that we will be able to maintain or renew existing contracts, maintain relationships with our current customers or business partners or recover amounts owed by defaulting customers or business partners. In addition, we cannot guarantee that it will be possible to replace the revenue from these contracts, as they depend on various factors outside our control, including, among others, economic conditions in the industry, credit availability, general level of government financing for environmental activities, real estate development and other industrial investment opportunities. Increased competition could also require us to alter the pricing and terms we offer to our customer.

Accordingly, the loss of one or more of our customers or long-term business partners may adversely affect our business, financial condition and results of operations.

Our business, financial condition and results of operations may be adversely affected by the various conflicting and/or onerous legal and regulatory requirements imposed on us by the countries where we operate.

Our operations are subject to extensive federal, state and municipal environmental requirements, including those related to the transportation and disposal of regulated materials and cleaning up soil and groundwater contamination. In particular, in Brazil, we are subject to the provisions of the following environmental regulations: Federal Law No. 12,305/2010; CONAMA Resolution No. 358/2005; ABNT — NBR 13.221; ANTT nº 5232/2016, NBRs 7500, 7501, 7503, 9735, 14619, Decree No. 96044 and Statute No. 204 both issued by the Transportations Ministry NBR 10.004:2004; and IBAMA Normative Instruction No. 13/2012. We are also subject to extensive environmental requirements in other jurisdictions in which we operate, including in the United States under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Oil Pollution Act.

We may not be able to fully comply with the legal and regulatory requirements to which we are subject. These legal and regulatory requirements may become more stringent in the future as a result of legislative and regulatory changes, which may cause us to incur unforeseen regulatory expenses. For example, we may need to incur additional costs to train employees and customers, purchase health and safety equipment and, in some cases, hire employees, external advisors and lawyers as a result of these changes.

The interpretation or application of existing laws and regulations, or the adoption of new laws and regulations, may require modifying or reducing our operations or replacing our facilities or equipment at a substantial cost, which we may not be able to pass onto our customers, which may negatively impact our results or may imply additional expenses in order to adapt our activities to these rules.

In addition, our industry is subject to extensive socio-environmental regulation. If the requirements imposed on our customers under federal or state laws and regulations for the handling of hazardous or radioactive waste are relaxed or applied less vigorously, the demand for our services may decrease significantly and our results of operations may be adversely affected. Conversely, if such requirements are made more stringent, certain of our customers’ operations may be constrained or become subject to greater costs, and the demand for our services may consequently decrease significantly and our results of operations may be adversely affected.

Failure to comply with socio-environmental laws and regulations, including with respect to the handling of hazardous waste, may adversely affect our business.

We are subject to extensive foreign, Brazilian federal, state and municipal laws and regulations related to the adequate handling, transportation and disposal of hazardous or radioactive waste, the preservation and protection of the environment, the handling of dangerous products, as well as those related to occupational health and safety, the prohibition of labor analogous to slavery, to the use of child labor, to not encouraging prostitution and not employing foresters. Among other obligations, laws and regulations establish standards for the disposal of effluents, atmospheric emissions, solid waste management, minimum requirements for transporting waste, noise emission parameters, as well as requirements related to specially protected areas or species of organism.

Any violations of socio-environmental laws and regulations may expose us to administrative and criminal penalties, in addition to the obligation to repair or indemnify damages caused to the environment and to third parties. In particular, the handling and transportation of hazardous waste services involve relevant environmental regulations, and any failure to comply with such regulations may adversely affect our ability to collect, process and finally dispose of hazardous waste generated by our customers. In case we are held liable for any losses or damages caused by the handling and transportation of hazardous waste, changes in environmental laws and regulations or in their interpretation could result in unforeseen changes to estimated timing and amounts for payment of such damages.

Some of these laws impose strict and, under certain circumstances, joint and several liability on current and former owners and operators of facilities that release regulated materials or that generate them and provide for their improper disposal or treatment. Such liability can also be imposed on certain other persons who release, transport, dispose of, or arrange for the disposal of hazardous substances. Such responsibilities may relate to the necessary cleaning of releases of regulated materials and the repair of environmental damage.

We are routinely inspected by government agencies, which may impose fines or other sanctions or require expenditures for remedial work. In addition, regulators have the power to suspend or revoke the permits for the operation of our facilities, equipment and vehicles based on, among other factors, our compliance record, and customers may decide not to use a specific installation of disposal or negotiate due to concerns about our compliance record. The suspension or revocation of permits would affect our operations and could have a material impact on our financial results.

Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination.

Any non-compliance and/or penalties applied within the scope of compliance with social and environmental legislation or any substantial capital expenditures made as a result of government proceedings may adversely impact our business, results, and our financial situation and reputation.

For more information about the environmental regulations to which we are subject, see “Business — Regulatory Overview.”

We may incur increased costs arising from compliance with new or more restrictive social and environmental laws and regulations.

Government agencies or other authorities, including environmental inspectors and control agents, may enact new stricter rules or seek more restrictive interpretations of existing socio-environmental laws and regulations. Environmental obligations, liabilities and conditions may also change depending on changes in the staff of the competent authorities, as well as in jurisprudence. As a result of any such changes, our investments and expenses necessary to comply with environmental legislation may increase substantially, which may require us to employ additional resources to adapt to the eventual new requirements of these agencies and environmental authorities. Any action in this regard by government agencies could adversely affect our business and have a material adverse effect on us.

For more information about the environmental regulations to which we are subject, see “Business — Regulatory Overview.”

Risks Relating to the Markets Where We Operate

Our international presence subjects us to a variety of risks arising from doing business internationally.

As of December 31, 2024, we operated in 41 countries, having generated 41.9%, 46.3%, 5.6%, and 6.2% of our net revenues in North America, Brazil, Latin America (excluding Brazil) and Europe, respectively. In addition, as of December 31, 2024, 66% of our non-current assets other than financial instruments and deferred tax assets were located outside of Brazil. Our international footprint exposes us to a variety of risks that may adversely affect our results of operations, financial condition, liquidity and cash flows. These include, but may not be limited to, the following:

•        periodic economic downturns in the countries in which we do business, measured by gross domestic product;

•        foreign exchange fluctuation and imposition of or increases in currency exchange controls and hard currency shortages;

•        customs matters and changes in trade policy or tariff regulations;

•        changes in regulatory requirements in the countries in which we do business;

•        changes in tax regulations, higher tax rates in certain jurisdictions and potentially adverse tax consequences including restrictions on repatriating earnings, adverse tax withholding requirements and “double taxation”;

•        complexities around changes in the still developing relationship between the U.K. and the EU arising out of the U.K.’s withdrawal from the EU;

•        longer payment cycles and difficulty in collecting accounts receivable;

•        complexities in complying with a variety of Brazilian, U.S. and foreign government laws, controls and regulations;

•        political, economic and social instability, including general strikes and mass demonstrations, civil and political unrest, transnational organized crime, terrorist actions and armed hostilities in the regions or countries in which, or adjacent to which, we do business;

•        increasingly complex laws and regulations concerning privacy and data security, including the Brazilian LGPD, EU’s GDPR and EU AI Act;

•        Varying degrees of anti-corruption or anti-money laundering legislation that could result in vulnerabilities within certain markets;

•        inflation rates in the countries in which we do business;

•        complying with complex labor laws in foreign jurisdictions;

•        laws in various international jurisdictions that limit the right and ability of subsidiaries to pay dividends and remit earnings to affiliated companies unless specified conditions are met;

•        sovereign risk related to international governments, including, but not limited to, governments stopping interest payments or repudiating their debt, nationalizing private businesses or altering foreign exchange regulations;

•        uncertainties arising from local business practices, cultural considerations and international political and trade tensions;

•        public health issues or other calamities impacting regions or countries in which we operate, including travel to and/or imports or exports to or from such regions or countries; and

•        other political, diplomatic, social and economic events that may occur in the country or affecting the country where each business is headquartered.

These risks may further increase as we continue to adopt our international expansion strategy. If we are unable to successfully manage the risks associated with our international business, our results of operations, financial condition, liquidity and cash flows may be negatively impacted.

Governments have a high degree of influence in the economies of emerging markets where we operate, which could adversely affect our results of operations.

Our operations in Brazil and Latin America (excluding Brazil) accounted, respectively, for 46.3% and 5.6% of our net revenues for the year ended December 31, 2024, and 36.1% and 7.3% of our net revenues for the year ended December 31, 2023. Governments in Latin America have exerted and continue to exert significant influence on the economy, occasionally making significant changes in monetary, credit, industry regulations and others. Government actions to control inflation and other policies and regulations often involve, among other measures, price controls, currency devaluations, capital controls and limits on imports.

In particular, the Brazilian economy has suffered frequent interventions by the Brazilian federal government, which sometimes makes significant changes in its monetary, credit, tariff, tax and other policies and rules, in order to influence the Brazilian economy. Measures taken by the Brazilian federal government to control inflation, in addition to other policies and regulations, often involve raising interest rates, changing fiscal policies, controlling wages and prices, intervening in the foreign exchange market, currency devaluations, blocking access to bank accounts, controlling capital and limiting imports, among other measures.

In Chile, the government has changed in the past and has the ability to change monetary, fiscal, tax and other policies to influence the Chilean economy.

We have no control over, and cannot predict, what government measures or policies the Brazilian federal or other Latin American governments will take in the future, and how these measures and policies will affect the national and regional economy of Latin American countries. We may be materially and adversely affected by changes in policies or regulations that involve or affect certain factors, such as:

•        interest rates;

•        foreign exchange controls and restrictions on abroad remittances and payments of dividends;

•        monetary policy;

•        labor laws or jurisprudence positions;

•        changing labor, legal and regulatory standards;

•        data protection laws or regulations;

•        intellectual property;

•        inflation;

•        liquidity and solvency of the financial system;

•        liquidity of domestic financial and capital markets and availability of domestic loans;

•        water and energy rationing;

•        commodity prices;

•        health policies, including due to epidemics and pandemics, such as the current COVID-19 pandemic;

•        fiscal policy, tax policy and changes in tax legislation, including royalties and the effect of tax laws on distributions from our subsidiaries;

•        import/export restrictions or other laws and policies that affect foreign trade and investments;

•        price controls or pricing regulations; and

•        takings or nationalization.

Uncertainty over the implementation of policy or regulatory changes by the Brazilian or other Latin American governments creates instability in the region’s economy, increasing the volatility of its securities market. These uncertainties, the recession with a period of slow recovery and other future developments in the Brazilian and Latin American economy could adversely affect our business and, consequently, our financial condition and operating results, and could adversely affect the trading price of our Securities.

Changes in U.S. Trade Policy Under the Trump Administration may adversely affect our result of operations.

Beginning on January 20, 2025, the Trump administration introduced significant alterations to existing trade policies, impacting global economic dynamics and creating both opportunities and challenges for international businesses. One notable shift was the implementation of reciprocal tariffs which introduced complexity and uncertainty for businesses reliant on global supply chains.

The administration also pursued renegotiations of existing trade agreements, such as those with Mexico and Canada, sometimes employing threats of tariffs as leverage. Furthermore, Trump continued to exert pressure on China through tariffs and other trade restrictions, contributing to broader trade tensions and disruptions in global markets.

As part of our global operations, we rely on access to international markets and supply chains to support our business expansion and operational efficiency. The trade policy changes implemented may adversely impact our ability to source key inputs at competitive prices, integrate newly acquired businesses, and execute our growth strategy. Higher import costs, retaliatory measures from key trading partners, and potential disruptions in supply chains could increase our operating expenses and affect the profitability of our business. Additionally, heightened trade tensions and regulatory uncertainty may create challenges for our mergers and acquisitions strategy, as they could affect valuations, transaction costs, and the ability to complete cross-border deals on favorable terms. If these policies persist or escalate, we may face increased risks in securing strategic acquisitions, maintaining cost efficiency, and sustaining our competitive position in the global market.

Beyond the direct impacts of the trade war, a significant risk stemmed from the uncertainty surrounding the administration’s trade policy. The unpredictable nature of the measures taken, including fluctuating tariff threats and abrupt shifts in negotiating positions, made it challenging for businesses to plan effectively, forecast future performance, and make informed investment decisions. These uncertainties could adversely affect our business and, consequently, our financial condition and operating results, and could adversely affect the trading price of our Securities.

Economic uncertainties and political instability in the Latin American countries in which we operate, in particular Brazil and Chile, may adversely affect our business, operations and financial condition and that of our subsidiaries.

Countries in Latin America have experienced periods of economic and political instability in recent years. Unfavorable general economic conditions in the past, including the 2008 financial crisis that affected the global banking system and financial markets have caused economic slowdown and a decrease in the amount of foreign capital invested in emerging markets, including Latin America. This in turn has caused many emerging markets, including Latin America, to decline in value and has led to the depreciation of emerging market currencies against the U.S. dollar. As international investors’ reactions to events that occur in one market sometimes affect other regions or disadvantage certain investments, the Latin American economy could be adversely affected by negative economic or financial developments in other countries, such as those related to the outbreak of COVID-19. Negative developments in Latin America or other emerging markets or developed economies could affect the decisions to hire service providers and the demand for the services offered by us, with a potential reduction in the number of customers.

According to the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística, or “IBGE”), Brazil’s gross domestic product (“GDP”) sharply contracted by 4.1% in 2020 due to global effects of developments relating to the COVID-19 pandemic and grew by 2.9%, 2.9%, 3.4% in 2022, 2023 and 2024, respectively. Developments in the Brazilian economy may affect Brazil’s growth rates and, consequently, the use of our products and services and we have been, and will continue to be, affected by changes in the Brazilian GDP.

In addition, Brazilian markets experienced heightened volatility in the last decade due to uncertainties deriving from investigations conducted by the Brazilian Federal Police and the Brazilian Federal Prosecutor’s Office, including “Operação Lava Jato.” Such investigations have impacted the Brazilian economy and political environment. Numerous members of the Brazilian federal government and the legislative power, as well as executives of large state owned, public and private companies, have resigned from their positions and/or been arrested or convicted, and others are still being investigated for allegations of unethical and illegal conduct identified during such investigations, including for accepting bribes through kickbacks in contracts awarded by the government to infrastructure, oil and gas, construction companies, among others. The amounts of these bribes allegedly financed political party campaigns and were not accounted for or publicly disclosed, serving to promote the personal enrichment of beneficiaries of the corruption scheme.

The ultimate outcome of this and other investigations is uncertain, but they had adversely affected the image and reputation of the implicated companies, as well as the market’s general perception of the Brazilian economy. The development of these cases of unethical conduct has affected and may continue to adversely affect our business, financial condition and results of operations, as well as the trading price of our Securities. We cannot predict whether the ongoing investigations will lead to further political and economic instability, nor whether new allegations against government officials and executives or private companies will emerge in the future. We also cannot predict the results of these investigations, nor the impact on the Brazilian economy or the Brazilian stock market.

Any consequences of these investigations could materially and adversely affect the business environment in Brazil and our activities. Further political instability has been exacerbated by the Brazilian polarized presidential election held in October 2022. After having his criminal convictions related to Operação Lava Jato overturned and his political rights restored by the Brazilian Supreme Court, former Brazilian president Luiz Inácio Lula da Silva ran for office in the presidential election and narrowly defeated President Bolsonaro. Luiz Inácio Lula da Silva took office on January 1, 2023. In the aftermath of the November 2022 presidential election, there have been countrywide roadblocks and mass protests by supporters of former president Jair Bolsonaro disputing the election results, culminating, on January 8, 2023, in riots in the country’s federal capital Brasilia where protesters stormed government buildings, including the Congress, the Supreme Court and the Presidential Palace. It is unclear whether this heightened state of political and social tension will dissipate or intensify in coming months and what resulting impacts may occur to adversely affect our business operations or the safety of our employees, our customers, and the communities in which we operate.

We cannot predict which policies the incoming president may adopt or change during his term in office, or the effect that any such policies might have on our business and on the Brazilian economy. Moreover, any difficulty experienced by the Brazilian federal government in obtaining a majority in the national congress could result in congressional deadlock, political unrest and massive demonstrations or strikes that could adversely affect our operations. Uncertainty over whether the Brazilian federal government will implement reforms or changes in policy or regulation affecting these or other factors in the future may affect economic performance and contribute to economic instability and increase the volatility of the Brazilian securities market.

We are also exposed to economic and political volatility in Chile. The Chilean economy has recently experienced a slowdown, and we cannot assure you that the Chilean economy will grow in the future or that future developments that affect the Chilean economy, including economic difficulties in Brazil, Argentina and other emerging markets or financial markets from developed economies, will not impair our ability to proceed with our Chilean operations.

Further, starting in October 2019, Chile began to experience social turmoil, initially because of a fare hike in Santiago’s metro system. Student and civil protestors damaged public property and the private sector and disrupted institutions and commerce. The government initially declared a 90-day state of emergency, extendable as needed, and at the same time launched several political, social and economic reforms, and approved the calling of a national referendum. However, the state of emergency lasted less than ten days. On October 25, 2020, a constitutional referendum was held, in which about 80% of voters elected to replace the Chilean Constitution. The 2019 civil unrest led to the victory of left-wing Gabriel Boric in the December 2021 presidential elections. Mr. Boric was sworn in as president in March 2022. In September 2022, almost 62% of Chileans voted to reject the left-leaning draft of a new constitution proposed by the constituent assembly and backed by President Boric, which was perceived to be less market-friendly and to create legal uncertainty. There can be no assurance that the recent changes in the Chilean administration, its Constitution or any future civil unrest will not adversely affect our business, operating results and financial condition in Chile.

In general, emerging markets such as Brazil, Chile or other Latin American countries are also exposed to relatively higher risks of liquidity constraints, inflation, devaluation, price volatility, corruption, crime, asset expropriation and sovereign default, as well as additional legal and regulatory risks and uncertainties.

Economic uncertainty and political uncertainty in Brazil, Chile or other Latin American countries could materially and adversely affect the business environment in these countries and affect us disproportionately or differently than our competitors, depending on our specific exposure to any particular emerging market, which could have a material adverse effect on our business, operating income, financial condition and prospects.

Political, economic and social events and the perception of risks in other countries, especially in emerging economy countries and in the United States, China and the European Union, may adversely affect the economy of the countries in which we operate and the market price of our Securities.

Our Latin American operations may be affected, to varying degrees, by economic and market conditions in other countries, including the United States, European Union countries and other emerging economies. To the extent the conditions of the global markets or economy deteriorate, the business of companies with significant operations in Latin American countries may be harmed. For example, we are subject to impacts resulting from the current war between Ukraine and Russia and the recent escalating tensions in the region involving the Gaza Strip, Iran, Hezbollah in Lebanon and the Houthi in Yemen. The Ukraine war has caused market turmoil and led oil prices to soar, reaching the highest level in almost 14 years, thus affecting the market commodities and energy in Brazil and in the world, which could raise our operational costs and consumer expenses and, therefore, adversely affect our operational results and financial condition. In addition, an escalation in political tensions between the United States, Iran and Iraq, as well as other related conflicts in the Middle East, and imposition of additional sanctions from the United States, Iran, Yemen, Iraq, and European countries could cause the price of oil to increase even further.

Further, trade disputes between countries, in particular the current dispute between the United States and China, crises in the United States, the European Union or in emerging countries and global tensions, including conflicts involving the occurrence of Brexit, have generated political and economic instability around the world, producing several effects that, directly or indirectly, negatively impact the Latin American capital markets and economy, such as fluctuations in the price of securities issued by listed companies, reductions in the supply of credit, deterioration of the economy, fluctuations in foreign exchange rates and inflation, among others.

The weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, reduction of China’s growth rate, currency volatility and limited availability of credit and access to capital, and, in early 2023, the crisis in global financial systems.

Given our exposure to Latin American economies, any such factors can reduce investor interest in our Securities. Developments, crises, political instability or economic conditions in other countries may significantly affect the perceptions of risks inherent to Latin America and the availability of credit to companies with significant operations in Latin America, which could result in considerable outflows of funds from Latin America and make it more difficult for us to access the capital markets and finance our operations in the future, on favorable terms or at all.

Exchange rate instability can harm the economy of emerging markets where we operate and, consequently, affect us.

The Latin American currencies have experienced in the past and are currently experiencing strong fluctuations against the dollar and other strong currencies.

In Brazil, over the past four decades, the federal government implemented various economic plans and used various foreign exchange policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), floating exchange market systems, foreign exchange controls and the dual exchange market. Since 1999, Brazil has adopted a floating foreign exchange system with Central Bank interventions in the purchase or sale of foreign currency. From time to time, there have been significant foreign exchange rate fluctuations between the real and the dollar and other currencies.

Although long-term depreciation of the real is generally linked to the rate of inflation in Brazil, depreciation of the real occurring over shorter periods of time has resulted in significant variations in the exchange rate between the real, the U.S. dollar and other currencies. The real/U.S. dollar exchange rate reported by the Central Bank was R$5.218 per US$1.00 on December 31, 2022. As of December 31, 2023, the real/U.S. dollar exchange rate reported by the Central Bank was R$4.841 per US$1.00, which reflected a 7.23% appreciation of the real against the U.S. dollar during 2023. As of December 31, 2024, the real/U.S. dollar exchange rate reported by the Central Bank was R$6.192 per US$1.00, which reflected a 27.9% depreciation in the real against the U.S. dollar during 2024. There can be no assurance that the real will not further appreciate or again depreciate against the U.S. dollar or other currencies in the future.

The devaluation of the real and other Latin American currencies relative to the U.S. dollar could create additional inflationary pressures in Brazil and Latin America and lead to increases in interest rates. Any depreciation of these currencies may generally restrict access to the international capital markets. It would also reduce the U.S. dollar value of our results of operations. Restrictive macroeconomic policies could reduce the stability of the Brazilian and Latin American economy and harm our results of operations and profitability. In addition, domestic and international reactions to restrictive economic policies could have a negative impact on the Brazilian and Latin American economy. These policies and any reactions to them may harm us by curtailing access to foreign financial markets and prompting further government intervention.

A devaluation of Latin American currencies relative to the U.S. dollar may also, as in the context of the current economic slowdown, decrease consumer spending, increase deflationary pressures and reduce economic growth, which could negatively affect the economy of Latin American countries as a whole and our results, due to the contraction in consumption and the increase in its costs.

On the other hand, the appreciation of the Latin American currencies relative to the U.S. dollar and other foreign currencies could lead to the deterioration of the region’s current accounts and balance of payments, as well as a weakening in the growth of the gross domestic product generated by exports. It could also have an adverse impact in our financial condition and results of operations due to translation risk.

We do not exercise any influence on the exchange policy adopted in Brazil or other Latin American countries, nor do we have the capacity to predict it. Our business, financial condition, results of operations and prospects could be negatively affected by changes in such foreign exchange rate policies.

Inflation and government efforts to curb it may contribute to an uncertain economic scenario, adversely affecting us and the market price of our Securities.

General inflation, including rising prices for energy and other inputs as well as rising wages may negatively impact our business by increasing our operating costs. The cost of materials, fuel, labor and other components of our operating costs used in our services are affected by inflation and global commodity prices. We may mitigate this risk through passing along price increases to our customers. However, we may not always be able to raise prices in response to increased costs or may experience delays in passing through such costs, as our ability to do so is largely dependent upon market conditions and competitive market pressures. These inflationary cost pressures have resulted and may result in reductions in our operating margins and cash flows in the future.

General inflation in the United States, Europe and other geographies has risen to levels not experienced in recent decades. These concerns have resulted in an increase of interest rates and the respective governments and institutions taking and contemplating other measures to curb inflation, which in turn has negatively impacted the capital markets generally.

Latin American countries have historically experienced high rates of inflation from time to time, which have, together with certain actions taken by the Latin American government in an attempt to curb inflation and speculation about what measures would be adopted, negative effects on the Latin American countries economy and contributed to economic uncertainty, increasing the volatility of the Latin American capital markets.

In Brazil, according to the National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo, or IPCA), which is published by the IBGE, Brazilian inflation rates were 4.83%, 4.62%, 5.79%, 10.06%, 4.52%, and 4.31% as of December 31, 2024, 2023, 2022, 2021 2020 and 2019, respectively. While inflation rates slowdown in recent years, Brazil may experience high levels of inflation in the future and may lead to the Brazilian government’s intervening in the economy and introducing policies that could harm our business and the price of our Securities. In the past, the Brazilian government’s interventions included the maintenance of a restrictive monetary policy with high interest rates that restricted credit availability and reduced economic growth, causing volatility in interest rates. The Monetary Policy Committee (Comitê de Política Monetária do Banco Central do Brasil, or COPOM) frequently adjusts the interest rate in situations of economic uncertainty to achieve goals established in the Brazilian federal government’s economic policy. In the event of an increase in inflation, the Brazilian federal government may choose to significantly increase interest rates. For example, the official interest rate in Brazil oscillated from 14.25% as of December 31, 2015 to 2.00% as of December 31, 2020, as established by the COPOM, and since then it has remained at a higher level. As of December 31, 2021, 2022, 2023 and 2024, the SELIC rate was 9.25% p.a., 13.75% p.a., 11.75% p.a., 12.25% p.a. respectively. As of the date of this prospectus, the SELIC rate is 15.00% p.a. The increase in interest rates will affect not only the cost of our new loans and financing, but also the cost of our current debt, as well as our cash and cash equivalents, securities and payable leases, which are subject to interest rates.

In Chile, the annual rates of inflation, measured by changes in the CPI, in 2022, 2023 and 2024 were 12.8%, 3.9% and 4.5%, respectively. Higher levels of inflation in Chile could adversely affect the Chilean economy and have an adverse effect on our results of operations if high inflation is not accompanied by a corresponding devaluation of the local currency. It is not possible to guarantee or predict that Chilean inflation will not revert to previous levels in the future. In addition, measures taken by the Central Bank of Chile to control inflation often included maintaining a tight monetary policy with high interest rates, thus restricting the availability of credit and economic growth. A significant portion of our operating costs are denominated in U.S. dollars and could, therefore, be significantly affected by a decrease in economic activity levels in Chile. If inflation in Chile increased without a corresponding depreciation of the peso, or if the amount of the peso appreciated against the dollar without the peso experiencing a corresponding deflation in Chile, our financial position and operating results, as well as the value of our Securities, could be materially and adversely affected.

If inflation in Chile increased without a corresponding depreciation of the peso, or if the amount of the peso appreciated against the dollar without the peso experiencing a corresponding deflation in Chile, our financial position and operating results, as well as the value of our Securities, could be materially and adversely affected.

Any fluctuations in interest rates and measures taken by the U.S., EU, Latin American and other governments in the future, including reducing interest rates, intervening in the foreign exchange market and implementing mechanisms to adjust or determine currency amount, could trigger inflation, adversely affecting the overall performance of global and national economies. If the countries where we operate experience higher inflation in the future, we may not be able to adjust the prices we charge our customers to offset the effects of inflation on their cost structure, which will increase our costs and reduce our operating and net margins.

Our operating results may be impacted by changes in tax legislation, unfavorable results from tax contingencies or by the modification, suspension or cancellation of tax benefits or special regimes.

Latin American tax authorities regularly implement changes in the tax regime that could affect us.

These measures include changes in current rates and, occasionally, the creation of temporary and permanent taxes. Some of these changes may increase, directly or indirectly, our tax burden, which may increase the prices we charge for our services, restrict our ability to do business and, therefore, materially and adversely impact our business and results of operations. In addition, certain tax laws may be subject to controversial interpretations by tax authorities. If tax authorities interpret tax laws in a manner inconsistent with our interpretations, we may be adversely affected, including by the full payment of taxes due, plus charges and penalties.

The Brazilian tax reform on consumption taxes was approved by the Brazilian Congress and is now expected to come into effect gradually between 2027 and 2032, pending the resolution of certain administrative matters. Nonetheless, Brazilian legislators continue debating a comprehensive tax reform, focused on income tax legislation, which may include an increase in existing taxes and contribution rates, the revocation of income tax exemptions on the distribution of profits and dividends and further changes relating to interest on net equity. The approval of these legislative proposals or changes in fiscal policies, tax laws and interpretations may impact our tax obligations and may have a material adverse effect on our financial condition and results of operations, and on the market value of our Securities.

In Chile, over the past decade, several substantial changes have been made to the income tax system, including increases in corporate and personal income tax rates. In February 2020, the Chilean Congress passed Law No. 21,210 (the “2020 Chilean Tax Reform”), including several amendments to the Chilean tax system. Among these amendments, the 2020 Chilean Tax Reform provides for (i) the elimination, effective from January 1, 2020, of the coexistence of the attributed income tax system and the consolidation of a partially integrated single tax system for large companies, which was created in 2014, with an income tax rate of 27%, (ii) the creation of a new special tax regime for small and medium-sized companies, with an income tax rate of 25% that can be fully integrated into final taxes, (iii) phasing out the tax refunds that Chilean holding companies could claim for corporate taxes paid by their Chilean subsidiaries as a result of absorbing the holding companies’ tax losses with dividends received from such subsidiaries, (iv) increasing the maximum rate of taxes to 40% for personal income tax applicable to resident individuals, (v) application of VAT to foreign digital services used in Chile and (vi) stricter requirements for private investment funds to benefit from preferential tax treatment. Based on Chile’s current social and political environment following the civil unrest that began in October 2019, the Chilean government may introduce further tax reforms aimed at limiting tax exemptions and/or preferential tax treatments. The 2020 Chilean Tax Reform and the interpretation of the RSI (the Chilean tax authority), or the potential approval of future tax reforms, may have other consequences for us, and there can be no guarantee that the current tax burden will not be adjusted in the future to finance future social reforms promoted by the Chilean government or to achieve other purposes.

Further changes in the tax laws of the jurisdictions in which we operate could arise as a result of the base erosion and profit shifting project being undertaken by the OECD. The OECD, which represents a coalition of member countries that includes Chile, Colombia and the United States, has undertaken studies and is publishing action plans that include recommendations aimed at addressing what they believe are issues within tax systems that may lead to tax avoidance by companies. The OECD has extended inclusion to non-OECD countries under their Inclusive Framework on Base Erosion and Profit Shifting, or BEPS, bringing together over 100 countries to collaborate on the implementation of the OECD BEPS Package.

This framework allows interested countries and jurisdictions to work with the OECD and G20 members on developing standards on BEPS-related issues and reviewing and monitoring the implementation of the whole BEPS Package. Included within this expanded group of countries are several additional jurisdictions in which we do business. It is possible that the additional jurisdictions in which we do business could react to these initiatives or their own concerns by enacting tax legislation that could adversely affect us or our shareholders through increasing our tax liabilities.

Besides changes in tax legislation, we are subject to inspections by tax authorities at the various jurisdictions in which we operate. As a result of such inspections, our tax positions may be questioned by the tax authorities, which can result in legal and administrative proceedings. For example, Brazilian tax authorities regularly inspect companies and have recently intensified the number of inspections they conduct, showing particular concern for certain matters such as inventory control, goodwill amortization expenses, corporate restructuring and tax planning, among others. Any legal and administrative proceedings relating to tax matters may adversely affect us. We cannot guarantee that the provisions for any tax proceedings will be correct, that there will be no identification of additional tax exposure, and that it will not be necessary to establish additional tax reserves for any tax exposure. Any increase in the amount of taxation as a result of challenges to tax positions could adversely affect our business, results of operations and financial condition.

Any further decline in Brazil’s credit rating could adversely affect the trading price of our Securities.

We may be adversely affected by investors’ perception of risks related to the credit rating of Brazil’s sovereign debt. Risk rating agencies regularly assess Brazil and its sovereign risk scores, which are based on a number of factors, including macroeconomic trends, fiscal and budgetary conditions, debt metrics and the prospect of changes in any of these factors.

In September 2015, Standard & Poor’s initiated a review of Brazil’s sovereign credit risk rating, downgrading it to a grade below “investment grade.” Brazil has suffered successive downgrades in its rating by the three major risk rating agencies in the world in the past years. Recently Moody’s upgraded Brazil’s sovereign rating credit from Ba2 to Ba1, positive outlook, but on May 30, 2025, changed the outlook from positive to stable. As of the date of this prospectus, Standard & Poor’s, Moody’s and Fitch rated Brazil’s sovereign credit rating as BB stable, Ba1 stable and BB stable, respectively.

Continuing or worsening of the current Brazilian recession and continued political uncertainty, among other factors, could lead to further downgrades. We cannot guarantee that credit bureaus will maintain these ratings on Brazilian credit. Any further downgrade of Brazil’s sovereign credit ratings could increase investors’ perception of risk and, as a result, negatively affect the price of our Securities.

Changes in legislation and regulations in Chile may have an adverse effect on our business.

Our Chilean subsidiaries are subject to a certain set of Chilean laws and regulations, and there can be no assurance that such laws and regulations will remain unchanged. Changes in legislation, whether due to the repeal of existing legislation, the imposition of additional regulation, the enactment of new applicable legislation or changes in official interpretations of existing rules by the competent authorities, may affect our Chilean subsidiaries’ way of conducting their business and may have an adverse effect on our business.

In the past, the Chilean government has modified, and has the ability to modify laws, monetary, fiscal, tax and other policies to influence the Chilean economy. We have no control over government policies and cannot predict how government intervention will affect the Chilean economy or, directly and indirectly, our business, results of operations and financial condition. For example, as part of the COVID-19 economic and financial aid package promulgated by the Chilean Congress, from July 2020 to April 2021, three laws (Law No. 21,248; Law No. 21,295; and Law No. 21,330) were passed to allow affiliates of the private pension system governed by Decree Law No. 3,500, to withdraw funds (up to 10% each time, subject to certain limitations) from their personal pension funds accounts.

Industry laws and regulations change at the national, regional and local levels, and these changes can impose costs and other difficulties that can prevent our Chilean subsidiaries from properly developing their business and achieving expected results. In addition, any change in regulation, the interpretation of existing regulations, the imposition of additional regulations or the enactment of new legislation that affects any of the companies could have an adverse impact, directly or indirectly, on the financial condition and results of operations.

For example, there have been some legislative efforts in labor matters that could affect the operational costs of our Chilean subsidiaries. For instance, there are several bills under discussion to shorten the work week from 5-6 days to 4 days a week, and from 45 hours to 40-38 weekly hours, with no salary decrease. There is also discussion to force companies to distribute among eligible employees, between 8% to 15% of a company’s profits (depending on the company’s size), subject to certain limits. Likewise, the minimum wage was recently increased to Ch$350,000/month under a government plan that intends to gradually increase it to up to Ch$500,000/month. These changes, and other that may arise in the future, could impact labor costs associated with our operations and affect our income.

A severe earthquake or tsunami in Chile could negatively affect the Chilean economy and our facilities and, as a result, negatively impact our business, financial condition and consolidated operating results.

Chile is on the Nazca tectonic plate, one of the most seismically active regions in the world. Chile has been adversely affected by powerful earthquakes in the past, including a magnitude 8.8 Richter scale earthquake in south-central regions in 2010, and a magnitude 8.3 Richter Scale earthquake in northern Chile in 2014 that caused several blackouts due to damage to the local electricity distribution network, and a magnitude 8.4 Richter Scale earthquake in northern Chile in 2015. An earthquake of magnitude 9.5 Richter Scale occurred in Valdivia, Chile, in 1960, which remains the largest recorded earthquake in modern history.

A severe earthquake or tsunami in Chile could damage our facilities and have an adverse impact on the Chilean economy and us, including our business, financial condition and consolidated operating results. Our facilities are also susceptible to damage from fire and other catastrophic disasters arising from natural or man-made accidental causes, as well as acts of terrorism and health pandemics or other contagious outbreaks.

A catastrophic event could cause disruption to our business, significant reductions in our revenues or significant additional costs.

Under a constitutional provision, the Chilean government has the power to seize or expropriate our assets under certain circumstances.

Pursuant to Article 19 No. 24 of the Chilean Constitution, the Chilean government may exercise its eminent domain powers over our assets, if the government considers the action required in order to protect public interests. According to Decree-Law (Decreto con Fuerza de Ley) No. 2186 of 1978, eminent domain powers can be exercised through a process of administrative expropriation, the result of which can be appealed to a civil court. In the event of expropriation, we would be entitled to compensation for the expropriated assets. However, the offset may be less than the price at which the expropriated asset could be sold in an open market sale or the asset’s value as part of an ongoing deal.

Risks Relating to Our Securities

The market price and trading volume of our Securities have been and may be continue to be extremely volatile and could decline significantly.

The price of our Class A Ordinary Shares, as well as the price of our Warrants, have been and may continue to be extremely volatile in the future. Our Class A Ordinary Shares and Warrants began trading on the NYSE American on March 6, 2023 and as such, are newly listed, have a limited public float and a short trading history to date. For instance, on March 14, 2023, the Class A Ordinary Shares experienced an intra-day trading high of $22.24 per share and a low of $5.37 per share. In addition, from March 6, 2023 to May 11, 2023, the closing price of Class A Ordinary Shares on the NYSE American ranged from as low as $5.26 to as high as $25.35 and daily trading volume ranged from 9,129 to 8,383,749 shares. Likewise, on the same period, the closing price of our Warrants on the NYSE American ranged from as low as $0.31 to as high as $0.72 and daily trading volume ranged from 100 to 248,265 Warrants. In the last twelve months as of the date of this report, AMBI shares ranged from as low as $3.22 to as high as $8.20. During this time, we have not experienced any material changes in our financial condition or results of operations that would explain such price volatility or trading volume. These broad market fluctuations may adversely affect the trading price of the Class A Ordinary Shares and Warrants.

Factors affecting the trading price of our Securities may include, without limitation:

•        actual or anticipated fluctuations in our consolidated quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the industries in which we and our customers operate;

•        developments involving our competitors;

•        variations in our operating performance and the performance of our competitors in general;

•        changes in the market’s expectations about our operating results;

•        our operating results failing to meet market expectations in a particular period;

•        operating and stock price performance of other companies that investors deem comparable to us;

•        publication of research reports by securities analysts about us or our competitors or our industry;

•        the public’s reaction to our press releases, our other public announcements and filings with the SEC;

•        actions by shareholders, including the sale of substantial amounts of our Ordinary Shares by our directors, executive officers or significant shareholders or the perception that such sales could occur;

•        “short squeezes;”

•        our ability to integrate and retain key personnel, identify and recruit additional key individuals, and manage additions and departures of key personnel;

•        commencement of, or our involvement in, litigation;

•        our ability to enhance our acquisition strategies;

•        changes in laws and regulations affecting our business;

•        our ability to meet compliance requirements;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of our Class A Ordinary Shares available for public sale;

•        any significant change in our Board or management; and

•        general economic and political conditions such as recessions or fear of recessions, interest rates, unemployment levels, conditions in the housing market, immigration policies, government shutdowns, trade wars, fuel prices, international currency fluctuations, delays in tax refunds, as well as events such as natural disasters, acts of war (including the recent conflict in Ukraine), terrorism, catastrophes and pandemics.

These and other external factors, some of which are beyond our control, may have caused and may continue to cause the market price and demand for the Class A Ordinary Shares and Warrants to fluctuate substantially. Any of such factors could have a material adverse effect on your investment in our Securities, and our Securities may trade at prices significantly below the price you paid for them, which may limit or prevent you from readily selling your Securities and may otherwise negatively affect the liquidity of the Class A Ordinary Shares and Warrants. In such circumstances, the trading price of our Securities may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of our Securities irrespective of our operating performance. The stock market in general, and the NYSE American in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our Securities, may not be predictable. A loss of investor confidence in the market for emergency response or the stocks of other companies which investors perceive to be similar to us could depress the trading price of our Securities and our business, prospects, financial conditions or results of operations. A decline in the market price of our Securities also could adversely affect our ability to issue additional Securities and to obtain additional financing in the future.

A “short squeeze” due to a sudden increase in demand for our Class A Ordinary Shares that largely exceeds supply may lead to extreme price volatility in our Class A Ordinary Shares.

Investors may purchase our Class A Ordinary Shares to hedge existing exposure or to speculate on the price of our Class A Ordinary Shares. Speculation on the price of our Class A Ordinary Shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of the Class A Ordinary Shares available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase the Class A Ordinary Shares for delivery to lenders of the Class A Ordinary Shares. Those repurchases may in turn dramatically increase the price of the Class A Ordinary Shares until additional Class A Ordinary Shares are available for trading or borrowing. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in the Class A Ordinary Shares that are unrelated or disproportionate to our financial condition, results of operations or our future prospects and, once investors purchase the Class A Ordinary Shares necessary to cover their short positions, the price of the Class A Ordinary Shares may rapidly decline. Shareholders that purchase the Class A Ordinary Shares during a short squeeze may lose a significant portion of their investment.

Subject to the terms and conditions of the Warrant Agreement, our Warrants are exercisable for our Class A Ordinary Shares, which may increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders, and adversely affect the market price of our Class A Ordinary Shares.

Outstanding Warrants to purchase up to 16,180,000 of our Class A Ordinary Shares are exercisable at a price of $11.50 per share. As long as we have an effective registration statement covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Public Warrants, the Public Warrants may only be exercised for cash. The Private Warrants may be exercised on a “cashless” basis by the Sponsor or its permitted transferees and on the same basis as the Public Warrants if held by holders other than the Sponsor or its permitted transferees.

To the extent such Warrants are exercised, additional Class A Ordinary Shares will be issued, which will result in dilution to the existing holders of our Class A Ordinary Shares and increase the number of our shares eligible for resale in the public market. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Ordinary Shares. If the trading price for our Class A Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants on a cash basis. On September 2, 2025, the last reported sales price of our Class A Ordinary Shares was $4.55 per share and the last reported sales price of our Warrants was $0.19 per warrant. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our Class A Ordinary Shares. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, our Warrants may expire worthless.

We may issue additional Class A Ordinary Shares from time to time, including under our Omnibus Incentive Plan or in connection with equity or convertible debt offerings to finance our growth and implementation of our business strategy. Any such issuances would dilute the interest of our shareholders and likely present other risks.

We may issue additional Class A Ordinary Shares from time to time, including under our Omnibus Incentive Plan. Class A Ordinary Shares reserved for future issuance under our Omnibus Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to time-based and performance-based vesting conditions, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. We have to filed a registration statement on Form S-8 under the Securities Act to register the issuance of approximately 1.1 million Class A Ordinary Shares issuable under the Omnibus Incentive Plan. In addition, on July 3, 2024 we filed registration statements on Form S-8 under the Securities Act to register an additional 953,403 Class A Ordinary Shares or securities convertible into or exchangeable for Class A Ordinary Shares issued pursuant to our Omnibus Incentive Plan, as amended and restated on July 22, 2024. Any future Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements may be immediately available for sale in the open market.

We may also issue additional Class A Ordinary Shares from time to time in connection with equity or convertible debt offerings to finance our growth and implementation of our business strategy, including as part of an acquisition. Because our decision to issue additional equity or debt securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Class A Ordinary Shares and be dilutive to existing shareholders. In addition, our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by substantial sale of our Securities by the Selling Securityholders pursuant to this prospectus, which could result in a significant decline in the trading price of our Class A Ordinary Shares and potentially hinder our ability to raise capital at terms that are acceptable to us or at all. In addition, a significant decline in the trading price of our Class A Ordinary Shares could potentially impact our ability to use equity securities as consideration in acquisitions or as a potential source of liquidity for future growth.

We incur increased costs as a result of becoming a public company in the United States.

As a public company in the United States that qualifies as a foreign private issuer, we are subject to certain of the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act and other requirements by the NYSE American. The Exchange Act requires the filing of annual reports on Form 20-F and current reports on Form 6-K with respect to a public company’s business and financial condition. Rules promulgated under the Exchange Act also require us to make detailed narrative and financial statement disclosures regarding risks, initiatives and other matters confronting us relating to climate change, beginning as early as 2026. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting.

As a result of these rules and regulations, we incur substantial legal, accounting and financial compliance costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters, higher costs necessitated by ongoing revisions to disclosure and governance practices and a diversion of management’s time and attention from revenue generating activities to compliance activities. Additionally, these rules and regulations will likely make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our Board, our Board committees or as executive officers.

In addition to the above, the compliance with these requirements have increased, and will continue to increase, our legal and financial compliance costs. Our management team and many of our other employees and independent contractors need to devote substantial time to compliance. Many members of our management team also have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses Our management team may not successfully or efficiently manage a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors.

We have made, and will continue to make, changes to our financial management control systems and other areas to manage our obligations as a public company in the United States, including corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. Implementation of such changes is an ongoing costly, time-consuming and, even if implemented, may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis. Any delay could impact our ability or prevent us from timely reporting our operating results or timely filing reports with the SEC. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. We may need to significantly expand our employee and independent contractor base in order to support our operations as a public company, increasing our operating costs.

Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could negatively affect the trading price of our Securities.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition has become more visible, which could result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on our business, financial condition, results of operations, prospects and reputation.

We are and will continue to be an “emerging growth company” and are subject to reduced SEC reporting requirements applicable to emerging growth companies.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we will be eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (and, to the extent we cease to be a foreign private issuer but remain an emerging growth company, we would remain able to take advantage of (a) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (b) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements). We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Securities that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the Closing of the Business Combination.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our Ordinary Shares less attractive because we will rely on these exemptions, which may result in a less active trading market for our Ordinary Shares and its price may be more volatile.

We are a “controlled company” within the meaning of the rules of the NYSE American. As a result, we qualify for exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.

Ambipar controls a majority of the voting power of our Ordinary Shares. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the NYSE American. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•        the requirement that a majority of its board of directors consist of independent directors;

•        the requirement that the nominating and corporate governance committee is composed entirely of independent directors; and

•        the requirement that the compensation committee is composed entirely of independent directors.

Currently, we do not plan to utilize the exemptions available for controlled companies, but are relying on the exemption available for foreign private issuers to follow our home country governance practices instead. If we cease to be a foreign private issuer or if we cannot rely on our home country governance practice exemption for any reason, we may decide to invoke the exemptions available for a controlled company as long as we remain a controlled company. As a result, you will not have the same protection afforded to shareholders of companies that are subject to all of the NYSE American corporate governance requirements. For more information, see “Management — Foreign Private Issuer Exemptions.”

Our controlling shareholder may take actions which are not necessarily in our interest or in the interest of our other shareholders.

Our Class A Ordinary Shares, which are listed, have one vote per share, and our Class B Ordinary Shares have 10 votes per share. By virtue of their holdings of all of the issued and outstanding Class B Ordinary Shares, as of the date of this prospectus, Ambipar holds approximately 96.0% of our voting power. Accordingly, except with respect to the limited matters as to which Cayman Islands corporate law requires approval by a majority of votes cast by shareholders other than the controlling shareholder, Ambipar controls and is expected to control all matters submitted to our shareholders for the foreseeable future, including the election of directors, certain amendments of our organizational documents, compensation matters, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.

Ambipar may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control is likely to have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender offer, or proxy contest for the removal of directors. As a result, our governance structure and our governing documents may have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

Additionally, being a controlled company, relevant risks materializing at the ultimate parent level could have a negative impact on the trading price of our Securities and our financial condition, credit ratings or reputation.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of our Securities.

We are considered a “foreign private issuer” under the Exchange Act and are therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers (including the requirement applicable to emerging growth companies to disclose the compensation of its Chief Executive Officer and the other two most highly compensated executive officers on an individual, rather than an aggregate, basis). Moreover, we have four months after the end of each fiscal year to file our annual report with the SEC, are not required to file certain periodic reports at all, and are not required to file other periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. issuers with securities registered under the Exchange Act. However, we issue, and expect to continue issuing, interim quarterly financial information publicly and furnish it to the SEC under cover of Form 6-K. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Securities. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Securities. Accordingly, investors may receive less or different information about us than you would receive about a U.S. issuer.

In addition, as a “foreign private issuer,” we are permitted to follow certain home-country corporate governance practices in lieu of certain NYSE American requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each NYSE American requirement with which it does not comply followed by a description of its applicable home country practice. We currently intend to follow some, but not all of the corporate governance requirements of the NYSE American. With respect to the corporate governance requirements that we do follow, we cannot make any assurances that we will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available NYSE American exemptions that would allow us to follow our home country practice. Unlike the requirements of the NYSE American, we are not required to, under the corporate governance practice and requirements in the Cayman Islands, have our Board consisting of a majority of independent directors, nor are we required to have a compensation committee or a nomination or corporate governance committee consisting entirely of independent directors, or have regularly executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of our securities. For additional information regarding the home country practices we intend to follow in lieu of NYSE American requirements, see “Management — Foreign Private Issuer Exemptions.”

In the future, we may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

We could lose our status as a “foreign private issuer” under applicable securities laws and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by residents of the United States and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States, or if we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The determination of foreign private issuer status will be made annually on the last business day of our second fiscal quarter. Accordingly, we will next make a determination with respect to our foreign private issuer status on June 30, 2025.

If we lose our status as a “foreign private issuer” in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file with the SEC periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States and modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers. Such conversion and modifications would involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers, which could also increase our costs. Further, our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, including significant additional legal, accounting and other expenses, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

We do not expect to pay dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay dividends to shareholders in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, restrictions contained in the Cayman Islands Companies Act and in future agreements and financing instruments, business prospects and such other factors as our Board deems relevant. As a result, you may not receive any return on an investment in our Class A Ordinary Shares unless you sell our Class A Ordinary Shares for a price greater than that which you paid for them. See “Dividend Policy.”

Our only principal asset is our interest in Emergencia and, accordingly, we depend on distributions from Emergencia to pay our debts and other obligations.

We are a holding company and have no material assets other than our interests in Emergencia. We are not expected to have independent means of generating revenue or cash flow, and our ability to pay taxes and operating expenses, as well as dividends in the future, if any, is dependent upon the financial results and cash flows of Emergencia. There can be no assurance that Emergencia will generate sufficient cash flow to distribute funds to us, or that applicable law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit such distributions. In addition, according to the Deeds of Debentures and the IBBA Loan Agreement, Emergencia must maintain a minimum net debt to EBITDA ratio and, according to the Deeds of Debentures, Emergencia shall not pay dividends or interest on equity or make other distributions to its shareholders if an event of acceleration or an event of default has occurred and has not been cured within the applicable grace period set forth in the Deeds of Debentures. Emergencia may enter into additional financing or other agreements in the future that may restrict the distribution of dividends or other payments to shareholders. If Emergencia does not distribute sufficient funds to us to pay our taxes or other liabilities, we may default on contractual obligations or have to borrow additional funds. In the event that we are required to borrow additional funds, it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders.

Anti-takeover provisions in our governing documents might discourage, delay or prevent a change in control or changes in our management and, therefore, depress the trading price of our Securities.

Our governing documents contain provisions that may make our acquisition more difficult, including the following:

•        Notice Requirements for Shareholder Proposals. Cayman Islands law and our Articles provide that one or more shareholders together holding at least one-third of the votes entitled to be cast at our general meetings may request the convening of our extraordinary general meeting or the addition of one or more items to the agenda of any general meeting. The request must be deposited at the registered office and must be signed by the relevant requisitionists. Our governing documents also specify certain requirements regarding the form and content of a shareholder’s requisition, including stating the purposes of the requested meeting. These requirements may make it difficult for our shareholders to bring matters before a general meeting.

•        Special Resolutions. Our governing documents require special resolutions adopted at an extraordinary general meeting for any of the following matters, among other things: (a) a decrease of the share capital and of any capital redemption reserves, (b) an amendment to the governing documents or change of its name, (c) changing its registration to a different jurisdiction, (d) merge or consolidate with one or more constituent companies, upon such terms as the directors may determine, (e) change the number of directors of the Board and (f) in a winding up, direct the liquidator to divide amongst the shareholders our assets, value the assets for that purpose and determine how the division will be carried out between the shareholders or different classes of shareholders. Pursuant to our governing documents any special resolution may be adopted at a general meeting at which a quorum is present (except as otherwise provided by mandatory law) by the affirmative votes of at least two-thirds (2∕3) of the votes validly cast on such resolution by shareholders entitled to vote.

These anti-takeover provisions could discourage, delay or prevent a transaction involving a change in our control or changes in our management, even if such transaction would benefit our shareholders, and therefore, adversely affect the trading price of our Securities.

The trading market for our Securities is influenced by the research and reports that analysts may publish about us, our business, our market and our competitors, or by the lack of any such research and reports. If we do not meet the expectations of these analysts, the market price of our Securities may decline.

The trading market for our Securities will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our Securities or publish inaccurate or unfavorable research about our business, the price of our Securities may decline. If few analysts cover us, demand for our Securities could decrease, and our Securities and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.

We expect fluctuations in our results of operations, making it difficult to project future results, and if we fail to meet the expectations of analysts or investors with respect to our results of operations, our stock price could decline.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, factors that may affect our results of operations include the following:

•        fluctuations in demand for or pricing of our service;

•        our ability to attract new customers or retain existing customers;

•        customer expansion rates;

•        seasonality;

•        investments in new features and functionality;

•        the speed with which we are able to provide our services to customers;

•        changes in customers’ budgets, the timing of their budget cycles and purchasing decisions;

•        our ability to control costs, including our operating expenses;

•        the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses;

•        the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges;

•        the amount and timing of costs associated with recruiting, training and integrating new employees and retaining and motivating existing employees;

•        the effects and timing of acquisitions and their integration;

•        general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate;

•        fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•        health epidemics or pandemics, such as the COVID-19 outbreak;

•        the impact, or timing of our adoption, of new accounting pronouncements;

•        changes in regulatory or legal environments that may cause us to incur, among other things, expenses associated with compliance;

•        the overall tax rate for our business, which may be affected by the mix of income we earn in Brazil and in jurisdictions with different tax rates, the effects of stock-based compensation and the effects of changes in our business;

•        the impact of changes in tax laws or judicial or regulatory interpretations of tax laws, which are recorded in the period such laws are enacted or interpretations are issued and may significantly affect the effective tax rate of that period;

•        changes in the competitive dynamics of our market, including consolidation among competitors or customers; and

•        significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our services.

Any of these and other factors, or the cumulative effect of some of these factors, may cause our results of operations to vary significantly. If our quarterly results of operations fall below the expectations of investors or analysts who follow our stock, the price of our Securities could decline substantially, and we could face costly lawsuits, including Securities class actions.

Substantial future sales, or the perception of future sales, of our Securities could cause the market price of our Securities to decline, even if our business is doing well.

Pursuant to the Investor Rights Agreement, Ambipar, the Sponsor and certain other persons listed thereto have agreed that, during the applicable lock-up period and subject to certain exceptions, they will not sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any of our Securities, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any of our Securities, whether any such transaction is to be settled by delivery of such security, in cash or otherwise, or publicly announce any intention to effect any such transaction. Further, the Investor Rights Agreement provides the Sponsor and certain other parties thereto with customary demand registration rights and piggy-back registration rights with respect to registration statements filed by us after the Closing. See the section of this prospectus titled “Certain Relationships and Related Party Transactions — Transactions Related to the Business Combination — Investor Rights Agreement.”

Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement that we file pursuant to the above-referenced Investor Rights Agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, our shareholders may sell large amounts of our Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of our Class A Ordinary Shares or putting significant downward pressure on the trading price of our Class A Ordinary Shares. See “— The securities being registered for resale in this prospectus represent a substantial percentage of our outstanding Class A Ordinary Shares and the sale of such securities, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline significantly.”

Further, sales of our Ordinary Shares upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As such, short sales of our Ordinary Shares could have a tendency to depress the price of our Class A Ordinary Shares, which could increase the potential for short sales.

We cannot predict the size of future issuances of our Ordinary Shares or the effect, if any, that future issuances and sales of shares of our Ordinary Shares will have on the market price of our Class A Ordinary Shares. Sales of substantial amounts of our Ordinary Shares, or the perception that such sales could occur, may materially and adversely affect prevailing market prices of our Class A Ordinary Shares.

An active trading market for our Securities may not be sustained, which would adversely affect the liquidity and price of our Securities.

The price of our Securities may fluctuate significantly due to the market’s reaction to our performance and general market and economic conditions. An active trading market for our Securities may never develop or, if it develops, it may not be sustained. You may be unable to sell your Ordinary Shares and Warrants unless a market can be established and sustained.

We may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our Securities and subject us to additional trading restrictions.

We may be unable to maintain the listing of our securities in the future. If we are delisted, we could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our shares are a “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to obtain capital, pursue acquisitions, issue additional securities or obtain additional financing in the future.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

We may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in us reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that charges of this nature are reported, could contribute to negative market perceptions about us or our Securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we currently are and may in the future be subject. Accordingly, any of our shareholders could suffer a reduction in the value of their Securities as a result of the foregoing factors and would be unlikely to have a remedy for such reduction in value.

We depend on our shareholder Ambipar for many support services, certain of which are provided only on a transitional basis while others may be provided for the foreseeable future on arms-length terms.

We rely on certain administrative and other resources of Ambipar, including information technology, controllership, organization and corporate support activities, marketing, invoicing, debt collection, facilities, human resources, accounting documentation, archive, compliance, data privacy, fleet management, project assessment, quality assurance, labor safety, investor relations, sustainability advisory services, treasury and legal services, to operate its business. Emergencia entered into a Cost Sharing Agreement with Ambipar to retain the ability to use these resources. The Cost Sharing Agreement allows Ambipar to terminate the agreement, at its sole discretion, for as long as it controls us, with sixty days’ prior written notice to Emergencia, and Emergencia to terminate the agreement with one hundred-eighty days’ prior written notice to Ambipar, with the reimbursement of all reasonable and duly documented costs and expenses incurred by Ambipar until the date of the delivery of the written notice and all reasonable and duly documented additional costs and expenses that Ambipar reasonably incurs in order to cease and terminate the Cost Sharing Agreement. The services provided under the Cost Sharing Agreement may not be sufficient to meet our needs and may not be provided at the same level as when the entities comprising Emergencia were direct and indirect wholly-owned subsidiaries of Ambipar. Emergencia and Ambipar will rely on each other to perform their obligations under the Cost Sharing Agreement. If Ambipar is unable to satisfy its material obligations under the agreement, or if the agreement is terminated, we may not be able to obtain such services at all or obtain the services on terms as favorable as those in the Cost Sharing Agreement, and could as a result suffer operational difficulties or significant losses. See also “Risks Relating to Our Business and Industry — We may face potential conflicts of interest in negotiations with related parties.”

In addition, before entering into the Cost Sharing Agreement, Emergencia and its subsidiaries received informal support from Ambipar as wholly owned subsidiaries of Ambipar, and the level of this informal support may diminish as we become a more independent company. Any failure or significant interruption of our own administrative systems or in the Ambipar’s administrative systems during the term of the Cost Sharing Agreement could result in unexpected costs, impact our results or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.

Our business and operations could be negatively affected if we become subject to any securities litigation, shareholder activism, regulatory actions or compliance issues which could cause us to incur significant expenses, hinder execution of business and growth strategies, including by distracting our management and impacting the price of our Securities.

In the past, following periods of volatility in the market price of a company’s Securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently, especially in the context of special purpose acquisition company business combinations. Volatility in the share price of our securities or other reasons may in the future cause us to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert our management attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with customers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, the price of our Securities could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

The dual class structure of our Ordinary Shares may adversely affect the trading market for our Class A Ordinary Shares.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A Ordinary Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual class or multi-class share structures in certain of their indices. In July 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, including the Russell 2000, the S&P 500, the S&P Mid Cap 400 and the S&P SmallCap 600, to exclude companies with multiple classes of shares from being added to these indices. Beginning in 2017, MSCI Inc. (“MSCI”), a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. As a result, our dual class capital structure would make us ineligible for inclusion in indices that exclude companies with multi-class share structures, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our Class A Ordinary Shares. We cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A Ordinary Shares less attractive to investors and, as a result, the market price of our Class A Ordinary Shares could be adversely affected.

We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to warrantholders, thereby making their Warrants worthless.

We have the ability to redeem our outstanding Warrants, at any time prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of our Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which they send the notice of redemption to the warrantholders (“Reference Value”) equals or exceeds $18.00 per share (as adjusted). If and when the Warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem our Warrants as set forth above even if the holders are otherwise unable to exercise our Warrants. Redemption of our outstanding Warrants as described above could force you to: (1) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants; or (3) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, we expect would be substantially less than the market value of your Warrants.

In addition, we have the ability to redeem our outstanding Warrants at any time prior to their expiration, at a price of $0.10 per Warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted). In such a case, the holders will be able to exercise their Warrants prior to redemption for a number of our Class A Ordinary Shares determined based on the redemption date and the fair market value of our Class A Ordinary Shares. The value received upon exercise of our Warrants (1) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Warrants, including because the number of ordinary shares received is capped at 0.361 Class A Ordinary Shares per Warrant (subject to adjustment) irrespective of the remaining life of the Warrants.

In the event that we elect to redeem all of our outstanding Warrants, we would only be required to have the notice of redemption mailed by first class mail, postage prepaid by us not less than 30 days prior to the redemption date to registered holders of the outstanding Warrants to be redeemed at their last address as they shall appear on the registration books.

Our management has the ability to require holders of our Warrants to exercise such Warrants on a cashless basis which would cause holders to receive fewer ordinary shares upon their exercise of the Warrants than they would have received had they been able to exercise their Warrants for cash.

If we call our Warrants for redemption after the redemption criteria described elsewhere in this prospectus have been satisfied, our management will have the option to require any holder that wishes to exercise their Warrant (including any Warrants held by the Sponsor, HPX’s former officers or directors or their permitted transferees) to do so on a “cashless basis.” If our management chooses to require holders to exercise their Warrants on a cashless basis, the number of Class A Ordinary Shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his Warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in us.

Risks Relating to U.S. Tax

We may be or may become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Class A Ordinary Shares.

If we are (or our predecessor HPX is) a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in “Taxation — United States Federal Income Tax Considerations”), such U.S. Holder may be subject to adverse U.S. federal income tax consequences and additional reporting requirements. Based on the past and projected composition of our income and assets and the value of our assets, including goodwill, we do not believe we were a PFIC for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard.

However, the determination of whether we are a PFIC is an annual factual determination that can be made only after the end of each taxable year. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition.

Additionally, even if we are not a PFIC, our Class A Ordinary Shares may be treated as stock of a PFIC with respect to a U.S. Holder that held HPX Class A Ordinary Shares in a prior taxable year in which HPX was treated as a PFIC. Absent certain elections, a determination that we are a PFIC (or, in the circumstances described above, that HPX was a PFIC) for any taxable year in which a U.S. Holder holds shares in such entity will generally continue to apply to such U.S. Holder for subsequent years in which such U.S. Holder continues to hold shares in such entity (including a successor entity), whether or not such entity continues to be a PFIC.

For a more detailed discussion of the PFIC rules and the risks and tax consequences of PFIC classification to U.S. Holders of our Class A Ordinary Shares, please see the section entitled “Taxation — U.S. Federal Income Tax Considerations — PFIC Considerations.” U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to holders of our Class A Ordinary Shares.

Capitalization

The following table sets forth our total capitalization as of December 31, 2024:

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

As of December 31, 2024
(in R$ thousands)
Cash and cash equivalents	358,434
Loans and Financing
Current loans and financing	198,906
Non-current loans and financing	778,039
Debentures
Current debentures	63,659
Non-current debentures	379,823
Total Loans, Financing and Debentures	1,420,427
Total equity	1,816,497
Total capitalization	3,236,924

Use of Proceeds

All of the Class A Ordinary Shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of the Class A Ordinary Shares or Warrants to be offered by the Selling Securityholders.

With respect to the Class A Ordinary Shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $186.1 million. Except as otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes, which may include, but is not limited to, funding for working capital, investments in organic and inorganic growth and repayment of outstanding indebtedness. However, whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Class A Ordinary Shares, the last reported sales price for which was $4.55 per share on September 2, 2025. Subject to the terms and conditions of the Warrant Agreement, each Warrant is exercisable for one Class A Ordinary Share at an exercise price of $11.50.

Therefore, if and when the trading price of the Class A Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on March 3, 2028, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations.

Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including, without limitation, all registration and filing fees (including fees with respect to filings required to be made with FINRA (as defined herein)), NYSE American listing fees, fees and expenses of compliance with securities or blue sky laws, if any, and fees and expenses of counsel and independent registered public accountants, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees, underwriting marketing costs, legal counsel fees that are not covered by us and any other expenses incurred by the Selling Securityholders in disposing of the securities.

The net proceeds to the Selling Securityholders will be the purchase price of the Securities less any discounts and commissions and other expenses borne by the Selling Securityholders.

Dividend Policy

We have not adopted a dividend policy with respect to payments of any future dividends and have no current plans to pay dividends. The declaration, amount and payment of any future dividends on our Ordinary Shares will be at the sole discretion of the Board. The Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends to our shareholders or by our subsidiaries to it and such other factors as the Board may deem relevant. In addition, our ability to pay dividends is limited by the deeds governing our Debentures and certain financing agreements and may be limited by covenants of other of indebtedness that we or our subsidiaries may incur in the future. As a result, investors may not receive any return on an investment in our Ordinary Shares unless such investors sell their Ordinary Shares for a price greater than that which they paid for it.

Under the Companies Act and our Articles, a Cayman Islands company may pay a dividend out of either its profit or share premium account, but a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. According to our Articles, dividends can be declared and paid out of funds lawfully available to us, which include the share premium account. Dividends, if any, would be paid in proportion to the number of ordinary shares a shareholder holds.

Business

This section sets forth certain information on our business and certain of our financial and operating information appearing elsewhere in this prospectus. It may not contain all the information about us that may be important to you, and we urge you to read the entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements included elsewhere in this prospectus.

Our Purpose and Vision

Our purpose is to help our customers address environmental and sustainability challenges to contribute to a sustainable world and protect the environment for the generations to come.

Our vision is to become a global reference in client-focused, integrated environmental solutions.

Overview

We are a leading environmental, emergency response and industrial field service provider in Brazil with presence in 41 countries in Latin America, North America, Europe, Africa, Antarctica, Asia and Oceania as of December 31, 2024. Through our international platform, our sophisticated special equipment and our highly qualified personnel, we provide our customers with a full suite of environmental services organized around prevention, training and emergency response on all transportation modes. Our portfolio includes a broad variety of services such as environmental remediation, industrial field services, industrial cleaning of chemical and non-chemical products and of hazardous and non-hazardous waste, consulting services focused on accident prevention and environmental licensing. We believe we are pioneers in offering several environmental and industrial field services across the value chain, in addition to being a market leader for innovation and the use of cutting-edge environmental technologies.

Our diversified customer base of over 11,000 customers as of December 31, 2024 ranges from local to blue chip and multinational companies operating in a wide range of industries, including chemicals, pulp and paper, mining, oil and gas, logistics, power, steel, meatpacking and cement, among others. Our broad and recurrent portfolio includes services contracted through our subscription model, such as emergency response services for highway accidents, industrial chemical spills and dry port emergencies, as well as services contracted through spot agreements, such as gas decommissioning, industrial silo cleaning and underground gas tanking cleaning.

We started our environmental emergencies operations in 2008 as part of the broader Ambipar Group founded in 1995 by Mr. Tércio Borlenghi Junior, chairman of our Board and our indirect controlling shareholder. Over the years, we have focused on building a fully integrated platform in Latin America by applying a strategy of increasing our reach, market share and complementary services through strategic acquisitions, including the acquisitions of SOS COTEC in 2011, Suatrans Brazil and a stake in Suatrans Chile in 2012, and WGRA in 2018. In 2021, we acquired Ambipar Response ES S.A. (formerly known as Controlpar Participações S.A.), thereby improving our portfolio of accident prevention services. In 2022, we have completed six acquisitions in Brazil that expanded the breadth of our services offering, including Dracares Apoio Marítimo e Portuário Ltda, which strengthened our oil spill operations; Flyone Serviço Aéreo Especializado, Comércio e Serviços Ltda., through which we began our activities of fighting wildfires through aircrafts; and CTA Serviços em Meio Ambiente Ltda., through which we act in the rescue of animals and recovery of flora impacted by oil spills.

In 2018, we started our international expansion with the acquisition of Braemar Response Ltd., a British company founded in 1948 with extensive experience in responding to environmental emergencies, responding to our customers’ demand in Europe. In 2020, we acquired Allied International Emergency, LLC in the United States, which provides emergency response, environmental remediation and industrial services. In addition to that acquisition, since 2020, we have completed seven other acquisitions in the United States, including the WOB Acquisition, six in Canada (including our recent acquisition of Ridgeline Canada Inc. in August 2022), two in Europe and two in Latin America (including the consolidation of our control of Suatrans Chile). We believe that the WOB Acquisition has been and continues to be transformational for us as it strengthened our presence on continents where we were already active and allowed us entry into Asia and Oceania.

In 2022, we executed more than 37,000 service deliveries to our customers. We organize our services within three categories: (i) emergency response and industrial field services; (ii) consulting services focused on accident prevention and environmental licensing; and (iii) training services.

In 2023 and 2024, the Company managed its business with a focus on organic growth as the main guideline, increase cash generation, deleveraging, and focus on efficiency and integration of processes and acquired companies.

Emergency Response and Industrial Field Services

Our emergency response and industrial field service category comprises the response to accidents involving hazardous and non-hazardous chemical and non-chemical products and waste and natural disasters (fire, flood, and hurricanes), as well as tank cleaning, silo cleaning, asbestos removal, vessel and container cleaning, waste transportation and disposal, soil remediation, turnaround, and decommissioning. We also provide biological emergency management and response services, including in relation to epidemics and pandemics such as the COVID-19 pandemic. Over the years, we have been called to remediate significant environmental accidents, such as the 2019 Brumadinho mining dam collapse in Brazil, and the 2015 fire in Port of Santos in Brazil, which lasted 10 days, as well as the Callao oil spill at the Peruvian shoreline, characterized by the Peruvian Ministry of Foreign Affairs as one of the worst climate disasters in recent times. In addition, we supported containment efforts relating to the COVID-19 pandemic in the United Kingdom, in conjunction with the British army, and in Brazil at office buildings, schools, and in aircraft, buses, and other locations. Considering our prominent role in emergency situations, we have been recognized as a point of reference by public authorities in Brazil, such as the Brazilian Marines, which sent a number of its Marines to train at our training grounds in Nova Odessa, São Paulo, Brazil.

In order to serve our customers efficiently and expeditiously, we operate through a broad network of service centers (some of which are dedicated to specific customers), which are strategically distributed across South America, North America, Europe, Africa and Antarctica. These service centers are equipped with high-quality assets that are subject to frequent preventive maintenance to keep them in excellent condition and we follow standard procedures for each hazardous material category in accordance with the safety guidelines set forth by the United Nations. As of December 31, 2024, we had 469 service centers across five continents.

Our service centers are linked to four regional fully automated centralized operations centers — one in Brazil operating nationwide and in Antarctica, one in Chile serving countries in Latin America other than Brazil, one in the United Kingdom serving Europe and Africa, and one in the United States serving North America. These operation centers manage the emergency response services and other jobs by centralizing the strategic decisions involved in the process of serving our customers. They are responsible for operating a 24/7/365 dedicated hotline that responds to our customers’ orders for emergency response and industrial field services, both subscribed and at spot, and, when required, promptly send the appropriate commands to the service center that is closest to the location where the service will be rendered. These operations centers can track assets in real time by using geographic information system — GIS and geoprocessing tools, and therefore allow for a fast and efficient deployment of equipment and personnel to handle the relevant service.

Consulting services focused on accident prevention and environmental licensing

Our consulting services include highly complex accident prevention and environmental impact studies for various industries to mitigate accident risks and ensure client compliance with the requirements under the applicable environmental licensing processes. Over the past 15 years, we have performed several consulting projects to clients in sectors such as oil and gas, mining, energy, infrastructure and logistics, ports and terminals, sanitation, steel, petrochemicals, beverages and pulp and paper. Our consulting business operates via a Global Environmental Solutions (GES) platform, offering complete and innovative environmental products and services to our customers, with a portfolio including studies of locational alternatives for projects, environmental licensing, construction management and HSE (Health, Safety and Environment) as well as the execution of environmental programs, management of contaminated areas, effluents and contaminant waste. We seek to innovate in connection with the technical delivery of our products and services, through the development of technological solutions that optimize results using digital tools and geotechnologies, which initiatives culminated in the formation of a partnership with the Environmental Systems Research Institute — ESRI®.

Training Services

In addition, we offer more than 40 professional training programs related to preventing, fighting and remediating emergencies. These services are supported by our proprietary multimodal training centers, in which we perform real-world simulations and provide periodic training to customers, as well as our employees and government agents that cooperate with us in the field, such as environmental agencies, firefighters, policemen, the army and the navy, in each case from countries such as the United Kingdom, Portugal, Brazil, Chile and Argentina, among others. As of December 31, 2024, we had four training centers in North and South America.

We participate in technical cooperation programs with several high-profile environmental agencies, which include the publishing of technical articles on emergency protocols to governmental authorities as well as the attendance of meetings and audiences with various governmental authorities and non-governmental associations, including the Brazilian Association of Technical Standards (Associação Brasileira de Normas Técnicas — ABNT) in Brazil and the National Fire Protection Association — NFPA in the United States, to contribute our expertise to the development of supporting materials and of technical standards. For example, in line with changes in legislation on the storage and transportation of hazardous products, we publish a Hazardous Products Self-Protection Manual, which is currently in its 16th edition. In 2019, we launched the first edition of the Manual for the Environmental Emergency Prevention and Readiness in Ports, Marinas and Terminals.

As of December 31, 2024, we employed approximately 7,400 people, including trained responders, who are trained to follow applicable regulatory guidelines and rigorous safety protocols.

Our Competitive Strengths

We are a leading environmental, emergency response and industrial field service provider in Brazil with a strong and growing global presence. We plan to build on our core strengths to continue serving a wide range of important customers across the world.

Competitive advantages in a substantially fragmented market.

The global market for environmental, emergency response and industrial field services is substantially fragmented. In addition, on a global level, there are only few competitors with the capabilities to offer their services globally and as a result, we believe that our value proposition to offer a diversified portfolio of environmental, emergency response and industrial field services covering an extensive geographical area across the supply chain has a strong appeal for customers, in particular clients that operate globally such as multinational petrochemical and commodities companies. Moreover, we believe that our exclusive focus on environmental, emergency response and industrial field services in multiple countries sets us apart from our competitors. Typically in a fragmented market such as ours, most players are local, covering small geographies and covering particular services niches. We are one of very few companies with an international reach as well as specialized personnel on-the-ground to service local markets, enabling us to act both at the local, national and international levels.

Entering and expanding internationally in a market such as ours requires significant financial resources, operating expertise and a qualified workforce to build profitable operations. We believe that our leading position in Brazil together with our long history in the marketplace, international scale and proficiency, safety profile, comprehensive service capabilities, capillarity, and highly-skilled and trained personnel serve as solid competitive advantages, which we believe help us foster and maintain customer loyalty and mitigate the risks of competitive pressure.

Standardized services rendered at large scale.

We rendered high-quality environmental, emergency response and industrial field services on over 14,300 billed hours in 2024 through our network of service centers spread across five continents and furnished with state-of-the-art equipment, which are linked to our four regional, fully automated centralized operations centers that expedite our response to customer demand. We carefully select the locations of our service centers to optimize our network. The density of our network helps us stay close to our clients and increase our client base. In addition, our multimodal training centers ensure that our staff receives what we believe to be industry-leading training in order to best serve our customers following the utmost quality and safety standards.

In addition, by hiring and training our technical staff in Brazil to serve customers across the world, we believe that we can take advantage of our scale and know-how to deliver superior services at a lower cost than players who operate only in developed countries, thus improving our margins. For instance, with the acquisition of Controlpar Participações S.A. in 2021, we increased our staff of highly-qualified technical employees located in Brazil, who create customized solutions to support our customers’ needs for sustainability, environment, oceanography, geoprocessing, outsourced technical personnel, and managing system at a global scale.

Increased commitment to sustainable practices under a favorable regulatory environment.

We are committed to integrating sustainability into our business practices. One of our main goals is to help our clients adopt and improve their environmental, social and governance (“ESG”) practices and mitigate adverse environmental impacts of their operations on communities. We believe that our services are conducive to long-term sustainability, and that the global transition towards sustainable practices presents an attractive business opportunity within our industry. In 2020, we joined the United Nations Global Compact, the largest corporate sustainability initiative in the world organized by the United Nations, and committed to joining efforts to advance all 17 of the United Nations’ sustainable development goals — SDGs, including developing inclusive and sustainable industrialization, supporting affordable and clean energy, fighting climate change, restoring and protecting life below water and on land, ending extreme poverty, improving gender equality and reducing other inequalities, among other goals. By joining the Global Compact, we took an important step towards the full alignment of our business with social and environmental sustainability standards and reinforced our commitment to these values, which we also seek to transmit to our customers.

Sustainability is not only a priority for us, but increasingly also for our clients. Businesses across the globe continue to realize that a focus on sustainability is ever more important to meeting the increasing demands and expectations of customers and stakeholders for environmental responsibility. In addition to market demand, sustainable practices are prompted by a new and stricter regulatory framework together with increasing regulatory oversight, incentivizing or mandating green practices. In Brazil and elsewhere, applicable rules and regulations assign criminal liability to environmental damages. As a result, we believe that it is increasingly essential for businesses to have a global, trustworthy and recognized environmental, emergency response and industrial field services provider like us to help them navigate the complex compliance rules as well as adopt appropriate procedures to respond to sustainability challenges.

Solid financial performance and consistent growth.

We have demonstrated our ability to grow our business through a combination of organic growth, accretive acquisitions and tight cost control, while remaining resilient through slow economic cycles such as during the COVID-19 pandemic.

Our track-record of profitable growth is largely a result of a disciplined strategy of pursuing accretive acquisitions and our ability to integrate companies of different sizes. Since our founding in 2008, we have completed 36 acquisitions. Our experience in identifying suitable targets, acquiring them on what we believe are relatively attractive terms and integrating them successfully into our business has generated significant profit and cash flow accretion. Our business model enables us to leverage our position to optimize the purchase price paid for these acquisitions while using our acquired network to generate synergies and benefits of scale. We seek to capture operational and financial synergies, ensuring quality, operational efficiency and sustainable growth. We also benefit from the expertise brought by the targets in their niche services. For example, with our acquisitions in the United States, we have added asbestos cleaning to our portfolio of services, and by acquiring Lehane Environmental and Industrial Services Limited in Ireland, we integrated their technology and expertise in tank cleaning. We then incorporate the target’s expertise to expand our offering in all of our markets. By bringing new expertise into our offerings, we improve our portfolio and increase customer retention.

Further, the success of our international expansion demonstrates our strong ability to enter into new markets through acquisitions. The specialization and ability to provide services at scale allows us to be competitive internationally. For further information about our recent acquisitions, see “— History and development of the Company.”

In addition, we have built a business which we believe will achieve a strong organic growth, which is based on four pillars consisting of (i) operating through standardized service centers, (ii) building and operating centralized emergency operation centers, (iii) offering hazardous materials training centers and (iv) participating in relevant technical committees across the jurisdictions where we operate. The combination of these pillars allows us to be a one-stop-shop for emergency and industrial services, which has translated into a historical organic growth in its client base, an increase in services provided and consequently an increase in net revenue and profits over the years.

Large and diversified customer base with long-standing relationships.

We serve more than 11,000 clients in 41 countries (including Antarctica), many of which have decade-long relationships with us and several of which have been using our services on a recurring basis for more than five years. Our customer base consists of a broad mix of clients, spanning from local transport companies to multinational mining companies. Our clients operate in a variety of industries, such as chemicals, pulp and paper, mining, oil and gas, logistics, power, steel, meatpacking, cement, among others. The breadth of our offering allows us to become deeply embedded within our clients, who rely on us to undertake an essential role for their core business, and creates cross-selling opportunities. Our capabilities and customized solutions allow us to build strong client relationships that grow and expand over time. We believe that our long-standing customer relationship and diverse customer base limits our credit exposure to any one customer and potential cyclicality in any one industry.

In addition, the listing of our parent Ambipar in the Brazilian stock exchange enhanced and expanded our relationship with blue-chip companies, which rely on high compliance and governance standards required from listed companies. Becoming a publicly listed company in the United States with shares traded in the NYSE American will open doors to many new opportunities that we can capitalize on.

Highly experienced management team and well-established corporate governance practices.

We operate in a well-structured manner to facilitate the effective execution of our growth plan. The principal managers of our technical teams have more than 20 years of experience in our industry and more than 7 years of experience, on average, working with us. Our experienced team has already demonstrated its ability to grow our business.

Our management team is supported by Ambipar’s internal compliance and audit committees and organized under strict corporate governance policies and guidelines, which are in the center of all our actions. We strive for excellence in corporate governance, which is fundamental to how we manage and operate our company, from our everyday business to ESG issues. Ambipar is also listed on the Novo Mercado segment of the B3, which has the strictest governance requirements on the B3.

Our Strategy

We believe we can continue to scale our business and expand our footprint well into the future. We aim to continue strengthening our market position by implementing the key strategies set forth below.

Continue investing in our international expansion through acquisitions, in particular in North America.

We intend to further strengthen and expand our international footprint and to selectively enter new markets. We already operate a sizeable international business and intend to replicate the successful business model of our Latin American operations to other countries in the developed markets with the goal of becoming a global leader in our industry. For the execution of our acquisition strategy in various geographies, we apply a methodology that uses specific qualitative and quantitative criteria to identify and carefully select targets, which results in the identification of companies, the acquisition of which we believe has a high probability of creating value, as shown in the chart below.

	For the year ended December 31,
	2024	2023	2022
Subscription	12.0%	9.6%	16.1%
Field Services, maintenance and routine	82.4%	85.6%	83.9%
High impact emergency	5.6%	4.6%	n.a.

In particular, we seek to grow in the North American market, which benefits from a strong demand and a developed regulatory framework. In the United States, we will continue to prioritize geographic and portfolio expansion through organic investments. Our U.S. acquisition strategy contemplates as key elements finding local targets with solid reputation in local markets, passionate and experienced management teams, entrepreneurs and business owners who share our vision for long-term growth (and who we usually keep on as employees for at least the transition process), sustainable value creation and strong corporate culture. We believe that this strategy facilitates a smooth integration process and that such acquired companies comply with the highest standards of quality that in turn facilitate growth within our platform. The WOB Acquisition, our largest acquisition to date, is aligned with this strategy and we believe will not only significantly strengthen our position in the United States, including as a result of Witt O’Brien’s presence in the public sector, but also allow us access to the Asian and Oceanian markets, which will significantly expand our global reach.

By expanding our operations internationally, we aim at reducing costs through centralizing back-office operations of our acquired assets and optimizing performance through cross-selling services across different geographies, which has a direct impact in the acquired companies’ margins and, as a result, increases our return on investment.

Strengthen market share in Brazil and in other markets by capitalizing on market growth opportunities, with strong tailwind from ESG compliance.

We expect that the remediation and industrial field services market will grow faster than global GDP growth in the short to medium-term. We understand that the remediation and industrial field services market growth is driven by nominal GDP growth and increased demand for compliance with stricter ESG regulations. A stronger GDP is associated with more transportation of hazardous materials, an increase in industrial activity and, thus, increased events which demand service expertise. In addition, our industry has seen a global outsourcing trend, which is driven by the need for specialization and lower costs to clients. We intend to leverage our position as a leading environmental, emergency response and industrial field services provider in Brazil with a broad geographic footprint to benefit from the expected market growth and gain market share in the several markets we serve. We believe that a business strategy that bundles extensive geographic coverage with a broad portfolio of standardized services constitutes a strong value proposition for customers. We are continuously looking for new possibilities to expand and innovate our business model, our footprint and product offering. We intend to capitalize on our difficult-to-replicate combination of standardized services to provide a one-stop-shop for emergency response and industrial field services. We believe our focus on sustainability, workforce safety and innovation, as well as our passionate commitment to customer service, provides for a long-term sustainable business model. In addition to organic growth initiatives, the fragmentation in our market offers significant opportunities for consolidation through M&A activity, and we will continue to pursue acquisition opportunities to expand our geographic reach, service lines and customer base.

Invest in our commercial team to increase cross-selling and in business development with potential customers.

As we expand our geographical footprint and services portfolio of acquired companies, we seek to benefit from our scale and the breadth of our services to increase cross-selling and ultimately drive incremental volume into our services. Cross-selling is largely driven by our capability of sharing know-how and technology developed among our businesses in different markets to our clients globally. In Brazil, for example, we did not customarily offer industrial services. We are now offering the services of industrial cleaning, specialized in cleaning of contaminant products and confined environments to our Brazilian clients, an expertise we gained from the North American companies that we acquired. In addition, the WOB Acquisition has provided us with a new and complementary customer base and has created and we believe will further create meaningful commercial synergy opportunities that we expect will be materialized through cross-selling initiatives between consulting services, such as emergency mitigation planning and applications development, and our current offering of large-scale emergency response services.

As part of this strategy, we intend to further develop relationships with multinational, blue chip clients that require extensive geographic coverage, both organically and inorganically. Our commercial team is an essential part of our organic business development strategy. From 2019 to 2024, we opened 270 service centers only in Brazil. We plan to invest in new commercial offices as well as in training our commercial team and those of acquired companies to strengthen our relationship with existing customers and attract new customers. In addition, we seek to leverage our acquired companies’ client portfolio by generating business leads through the recommendation of complementary services to those already provided to these clients by the acquired companies.

Our History

Ambipar Emergency Response’s history dates back to April 2008, when we founded our environmental emergencies operations as part of the broader Ambipar Group created in 1995 by Mr. Tércio Borlenghi Junior, who is the chairman of our Board and our indirect controlling shareholder.

Over the years following our foundation, we focused on building a fully integrated platform in Latin America by executing a strategy to increase our reach, market share and complementary portfolio of services through strategic acquisitions, thus being established as a leading environmental, emergency response and industrial field services provider in Brazil. To expand our operations, we acquired SOS COTEC — Consultoria e Tecnologia e Ecológica S.A. (“SOS COTEC”) in September 2011, then one of the main Brazilian providers of emergency response services on highways.

In July 2012, the Ambipar Group acquired 51% of the share capital of Emergencia, which controlled the companies Suatrans Emergência S.A. (“Suatrans Brazil”) and Suatrans Chile S.A. (“Suatrans Chile”), one of the main emergency response service providers in relation to railroads and industrial plants in Brazil. Through this acquisition, we entered the Chilean market, launching our international operations.

In 2016, we acquired Ecosorb S.A. in Brazil and began our operations in the emergency response segment at ports and port terminals.

In January 2018, the Ambipar Group acquired the remaining outstanding share capital of Emergencia, which became our parent company.

Due to the demand for emergency solutions from our customers in Europe, we acquired Braemar Response Ltd. (currently, Ambipar Response Limited) in October 2018, a British company founded in 1948 with extensive experience in providing emergency response services in England, Wales, Scotland and Northern Ireland, and began to expand our activities to Europe. In October 2018, we also acquired WGRA — Gerenciamento de Riscos Ambientais Ltda. (“WGRA”), a Brazilian provider of emergency services focused on the demand of insurance companies.

In 2019, we acquired Atmo Hazmat Ltda., which focuses on road emergencies in Brazil. During that same year, as part of Ambipar Group’s rebranding strategy, we renamed all the companies in our group under the AMBIPAR brand, strengthening our brand and image so that customers would have a unified perception of all of our group activities.

In 2020, Ambipar went public and, as a result, we implemented several initiatives to strengthen the quality of our corporate governance, including the adoption of an audit committee at the Ambipar level, and a robust risk management policy.

In that same year, we accelerated our successful expansion strategy by acquiring Allied International Emergency, LLC (currently, Ambipar Response AIE, LLC), One Stop Environmental LLC (currently, Ambipar Response OSE, LLC), Intracoastal Environmental LLC (currently, Ambipar Response Intracoastal, LLC) and Custom Environmental Services, Inc (currently, Ambipar Response CES, Inc.), which are based in the United States in the States of Texas, Alabama and Florida, Georgia, and Colorado, respectively. Through these acquisitions, we began operations in the United States.

In 2021, we completed the following acquisitions:

•        Enviroclear Site Services Limited (currently, Ambipar Site Services Limited), a UK company based in Wales specialized in emergency response and industrial cleaning;

•        Orion Environmental Services Ltd., a Canadian company specialized in emergency response and industrial cleaning;

•        Environmental Management Services Inc. (currently, Ambipar Response EMS, Inc.), a U.S. environmental consulting and remediation service provider;

•        Inversiones Disal Emergencias S.A., a Chilean holding company that owns 50% of Suatrans Chile (after such acquisition, we consolidated the control of Suatrans Chile);

•        SABI TECH S.A.S. (currently, Ambipar Response Colombia S.A.S.), a Colombian emergency response service provider in railroads;

•        SWAT Consulting Inc. (currently, Ambipar Response SWAT, Inc.), a U.S. emergency response service provider;

•        Controlpar Participações S.A. (currently, Ambipar Response ES S.A.), a Brazilian provider of consulting services focused on accident prevention and environmental licensing;

•        Arrowdale LLC (currently, Ambipar Response PERS, LLC ), also known as Professional Emergency Resource Services, a U.S. first-level (remote contact with the end-user over the telephone) response service provider;

•        Lynx Creek Industrial and Hydrovac LTD. and Emerge Hydrovac Inc., two Canadian emergency response and industrial service providers;

•        Lehane Environmental and Industrial Services Limited, an Irish industrial service provider specialized in tank cleaning; and

•        JM Serviços Integrados Ltda., Lacerda e Lacerda Serviços de Transporte e Emergências Ambientais Ltda., MDTEC Engenharia e Serviços Ltda. (currently, Ambipar Response Gás Ltda.), Fênix Emergências Ambientais Ltda. and APW Ambiental e Transporte Ltda., five bolt-on acquisitions in Brazil with complementary service offerings to strengthen our position in specific regions.

In 2022, we completed the following acquisitions:

•        RG Consultoria Técnica Ambiental S.A., a Brazilian specialist in railway emergency response services operating in the state of Mato Grosso;

•        First Response Inc., a Canadian specialist in environmental emergency response services focused on firefighting, with eight service centers in the provinces of British Columbia and Alberta;

•        Dracares Apoio Marítimo e Portuário Ltda. (currently, Ambipar Response Dracares Apoio Marítimo e Portuário S.A.), a Brazilian specialist in response services to offshore and onshore oil spill, with eight service centers and 20 vessels;

•        Flyone Serviço Aéreo Especializado, Comércio e Serviço Ltda. (currently, Ambipar Flyone Serviço Aéreo Especializado, Comércio e Serviços S.A.), a Brazilian specialist in aerial emergency response to wildfires, with 12 service centers and 19 proprietary aircrafts;

•        BIOENV Análises Ambientais Ltda. (currently, Ambipar Response Analytical S.A.), a Brazilian specialist in environmental analysis and oversight, with one laboratory center;

•        CTA Serviços em Meio Ambiente Ltda. (currently, Ambipar Response Fauna e Flora Ltda.), a Brazilian specialist in environmental emergency response services, in particular with respect to preserving, protecting and rehabilitating fauna and flora, with 20 service centers in the states of Rio de Janeiro, Espírito Santo and Bahia and a multidisciplinary team of more than 140 employees;

•        Graham Utility Hydrovac Services, a Canadian specialist in industrial services and emergency response for the road transport industry, with a strategically located service center in Belleville, Canada;

•        Ck7 Servicos de Manutenção Industrial e Reparos Em Geral Ltda (currently, Ambipar Response Tank Cleaning S.A., and known as C-Tank), a Brazilian based specialist on vessel tank cleaning, with headquarters in Niterói, Rio de Janeiro, which further expanded our portfolio and strengthened our position on the oil and gas market;

•        Ridgeline Canada Inc., a Canadian emergency response company with 16 operation centers in Canada and focused on level 1 (24-hour remote emergency response by telephone) and level 2 (consulting and subcontracting of responders) services; and

•        Witt O’Brien’s, a U.S. crisis and emergency management service provider for both the public and private sectors, supporting clients in several countries across the world to ensure the continuity, stability, and resilience of their mission-critical operations.

•        On May 3, 2022, Ambipar Emergency Response, our ultimate holding company, was incorporated as a Cayman Islands exempted company with limited liability for the purpose of consummating the Business Combination. The Company is duly registered with the Cayman Islands Registrar of Companies.

In 2023, we completed the following acquisitions:

•        In February 2023, the subsidiary Ambipar Response Dracares Apoio Marítimo e Portuário Ltda. announced the acquisition of 80% of the capital stock of Girassol Apoio Marítimo Ltda. (“Girassol”). In November 2024, Ambipar Response acquired an additional 10% participation and as of December 31, 2024, it holds 90% of the total capital stock of Girassol. Girassol is specialized in Port support for anchored vessels such as embarkation/disembarkation of crew; support in the transport of cargo and various supplies to vessels anchored in Guanabara Bay; bathymetry support; support for ship repair activities and other related activities. It is located in the city of Niterói/RJ.

•        In April 2023, the subsidiary Ambipar Response Tank Cleaning S.A. announced the acquisition of 51% of the capital stock of Plimsoll Serviços Ltda. (“Plimsoll”). Established in 1993, Plimsoll supplies all the infrastructure and service hands to manufacture, maintenance and installation of steel structures or rig equipment, general mechanical services and heavy repairs, also engineer, manufacture and design offshore structures. It is located in the city of Rio das Ostras/RJ.

•        In April 2023, the subsidiary Ambipar Response E.S. announced the acquisition of 60% of the capital stock of EKMAN — Serviços Ambientais e Oceanográficos Ltda. (“Ekman”). Created by oceanographers with extensive experience, with the aim of meeting the demand for quality environmental studies in the Oil and Gas market, and other sectors. With the advantage of having in its technical staff specialists in several environmental areas, Ekman has a wide spectrum of activities, which includes: environmental studies, data analysis, environmental diagnosis, operation and installation of meteorological and oceanographic sensors, environmental monitoring and development equipment and solutions. It is located in the city of Rio de Janeiro/RJ.

•        In May, 2023, the subsidiary Ambipar Holding Canada Inc. announced the acquisition of 100% of the capital stock of DFA Contracting Ltd (“DFA”). DFA has been in business since 2006 and is a service company that specializes in multi-well facility construction, pipeline construction, facility & pipeline maintenance, facility & wellsite decommissioning/abandonments, and reclamation for various producers in the Peace Region.

•        In May 2023, the subsidiaries Ambipar Response Chile (with 50% of the share capital) and Ambipar Response Training (with 50% of the share capital) formed the company Ambipar Response Mexico, which operates in the provision of emergency services through stand by contracts.

•        In July 2023, Emergência Participações S.A.announced the acquisition of 51% Ambipar Response Tank Cleaning S/A.

•        In July 2023, Emergência Participações S.A. partners and Ambipar Group transferred 9,999 and 1 share of participation in Ambipar Atendimento Médico Hospitalar Ltda., respectively to Environmental ESG Participações S.A. The investment was transferred for consideration and classified as related parties.

•        In July, 2023, the subsidiary Ambipar Response Espírito Santo S.A. acquired 51% of the capital stock of Solução Ambiental Engenharia, Participações e Negócios Ltda. (“Solução Ambiental”). Solution Ambiental has been on the market since 2019 and is a service company specializing in engineering located in the Campinas region, São Paulo.

•        In September 2023, Ambipar Holding Canada (Holding Canada) established a holding company “Ambipar Response Industrial Services Canada (Industrial Services Canada)” and transferred all operating companies of “Industrial Services” (Orion, Lynx, Emerge and Graham) to this new Group holding company. Holding Canada acquired 100% of the company 1653395 Alberta Ltda (controlling company of Bulldog) and part of the payment to shareholders was in shares of the company Industrial Services Canada. At this time, Holding Canada transfers the shares of 1653395 Alberta Ltda to Industrial Services Canada. After this corporate movement, Holding Canada holds 70% control of Industrial Services Canada and 30% remains with Burly’s Holdings Ltd.

•        In October 2023, the subsidiary Ambipar Response Marine S/A announced the acquisition of 60% of the share capital of Zenith Marítima Eireli.

•        In September 2023, Ambipar Response announced the acquisition of 70% of the share capital of SMR Socorro Médico E Resgate Ltda.

•        On September 2023, Ambipar Response announced the acquisition of 70% of the share capital of SSMR Saude Ocupacional Ltda. EPP.

•        In September 2023, Ambipar Response announced the acquisition of 70% of the share capital of SSR Servicos De Seguranca E Resgate Ltda EPP.

•        In December 2023, the subsidiary Ambipar Tank Cleaning S.A. announced the acquisition of 51% of the share capital of Unidroid Robotica do Brasil Ltda. Ambipar Response has a 51% interest in Ambipar Response Tank Cleaning, thus the Ambipar Group has 26.01% control over de subsidiary.

In March 2023, we completed the Business Combination and the listing of our Class A Ordinary Shares and Warrants on the NYSE American. Since then, we are a publicly-held company subject to certain reporting requirements of the Exchange Act.

On May 29, 2025, the board of directors of Ambipar Group approved a corporate reorganization pursuant to which founding shareholders’ of certain of Emergencia’s subsidiaries agreed to exchange their minority stakes in such subsidiaries for Ambipar Group shares and cash. For additional information see note 24 of our audited Consolidated Financial Statements included elsewhere in this prospectus.

Our Services and Operations

We serve customers from various industries, including logistics (highways, railways, airports, ports and port terminals), chemical, oil and gas, mining, energy, infrastructure, agribusiness and construction.

We offer a one-stop-shop platform of emergency, prevention and routine services rendered at scale and organized within three business units, namely (i) Subscription, (ii) Field Services, Maintenance & Routine Emergency; and (iii) High Impact Emergency.

The table below shows the percentage of net revenue generated from each type of service we offer for the years indicated:

	For the year ended December 31,
	2024	2023	2022
Subscription	12.0%	9.6%	16.1%
Field Services, maintenance and routine	82.4%	85.6%	83.9%
High impact emergency	5.6%	4.6%	n.a.

Subscription

Our entire portfolio of services can be contracted through a subscription model (with contracts having a one to three-year term) with fixed-rates and recurring stand-by contracts, containing an agreed price, defined duration and specified materials. Monthly subscription paid to have access to stand-by services and other predefined time and materials resources such as stand-by contracts for shipping companies, where our teams remain available for interventions; and contracts with the shipping industry that offer documentary support and assistance to vessels.

Field Services, Maintenance & Routine Emergency

Through our Field Services, Maintenance & Routine Emergency business unit we perform services on a recurring basis and generally approved by the customer, based on master service agreements, or MSAs, such as maintenance of industries during scheduled shutdowns, tank, silo and vessel cleaning and maintenance, as well as blasting, excavation, inspection of critical facilities, soil remediation and decontamination, and routine emergencies that require cleaning and clearance.

We also provide a comprehensive portfolio of consulting services including highly complex accident prevention and environmental impact studies for various industries to mitigate accident risks and ensure client compliance with the requirements under the applicable environmental licensing processes. Over the past 16 years, we have performed several consulting projects for clients in sectors such as oil and gas, mining, energy, infrastructure and logistics, ports and terminals, sanitation, steel, petrochemicals, beverages and pulp and paper. Our consulting business operates via a Global Environmental Solutions (GES) platform, offering complete and innovative environmental products and services to our customers, with a portfolio including studies of locational alternatives for projects, environmental licensing, construction management and HSE (Health, Safety and Environment) as well as the execution of environmental programs, management of contaminated areas, effluents and contaminant residue. We seek to innovate the technical delivery of our products and services, through the development of technological solutions that optimize results using digital tools and geotechnologies. These initiatives culminated in the formation of a partnership with the Environmental Systems Research Institute — ESRI®. In addition, we offer more than 40 professional training programs to our customers related to preventing, fighting and remediating emergencies. These services are supported by our proprietary multimodal training centers, in which we perform real-world simulations and provide periodic training to customers, as well as our employees and government agents that cooperate with us in the field, such as environmental agencies, firefighters, policemen, armies and navies, in each case from countries such as the United Kingdom, Portugal, Brazil, Chile and Argentina, among others.

We participate in technical cooperation programs with several high-profile environmental agencies. In connection with these programs, we publish technical articles on emergency protocols to governmental authorities as well as participate in meetings and surveys with various governmental authorities and non-governmental associations, including the Brazilian Association of Technical Standards (Associação Brasileira de Normas Técnicas — ABNT) in Brazil and the National Fire Protection Association — NFPA in the United States — to contribute our expertise to the development of supporting materials and of technical standards. For example, in line with changes in legislation regulating the storage and transportation of hazardous products, we publish a Hazardous Products Self-Protection Manual, which is currently in its 16th edition. In 2019, we launched the first edition of the Manual for the Environmental Emergency Prevention and Readiness in Ports, Marinas and Terminals.

High Impact Emergency

Through our High Impact Emergency business unit, we respond to accidents involving hazardous and non-hazardous chemical and non-chemical products and residue and natural disasters with contract values exceeding US$1 million per occurrence, such as fighting wildfires, offshore oil spills, floods, hurricanes, and large-scale industrial fires. We also provide biological emergency management and response services, including in relation to epidemics and pandemics such as the COVID-19 pandemic. Over the years, we have been called to remediate significant environmental accidents, such as the 2019 Brumadinho mining dam collapse in Brazil, and the 2015 fire in Port of Santos in Brazil, which lasted 10 days, as well as the Callao oil spill at the Peruvian shoreline, characterized by the Peruvian Ministry of Foreign Affairs as one of the worst climate disasters in recent times. In addition, we supported containment efforts relating to the COVID-19 pandemic in the United Kingdom, in conjunction with the British army, and in Brazil at office buildings, schools, and in aircraft, buses and other locations. Considering our prominent role in emergency situations, we have been recognized as a point of reference by public authorities in Brazil, such as the Brazilian Marines, which sent several of its Marines to train at our training grounds in Nova Odessa, Brazil. As of December 31, 2024, Brazil represented 37% of total revenue from high impact emergencies, while Europe and North America represented 36% and 27%, respectively.

In order to serve our customers efficiently and expeditiously, we operate through a broad network of service centers (some of which are dedicated to specific customers), which are strategically distributed across South America, North America, Europe, Africa and Antarctica. These service centers are equipped with high-quality assets that are subject to frequent preventive maintenance to keep them in optimal condition, and we follow standard procedures for each hazardous material category in accordance with the safety guidelines set forth by the United Nations. As of December 31, 2024, we had 469 service centers across six continents.

Our service centers are linked to four regional fully automated centralized operations centers — one in Brazil operating nationwide and in Antarctica, one in Chile serving countries in Latin America other than Brazil, one in the United Kingdom serving Europe and Africa, and one in the United States serving North America. These operation centers manage emergency response services and other jobs by centralizing the strategic decisions involved in our client service processes. They are responsible for operating a 24/7/365 dedicated hotline that responds to our customers’

orders for emergency response and prevention and routine services, and, when required, promptly send the appropriate commands to the service center that is closest to the location where the service will be rendered. These operations centers can track assets in real time by using geographic information system — GIS and geoprocessing tools — and therefore allow for a fast and efficient deployment of equipment and personnel to handle the relevant service.

The chart below shows the workflow of our Control Tower emergency response and industrial field services operations (other than in the United States, which is still in the process of rollout):

Emergencia Control and Management Center of Emergencies ("CECOE") receives request call from environmental or industrial
Client has a contract?
no
Use spot service contract
yes
User client service contract
Activate nearest service center
Go to location
At location, park vehicle at safe place, and assess safe distance according to wind condition
Evaluate scenario
Scenario as reported to control tower?
no
Inform CECOE coordinator and evaluate scenario again
yes
Has necessary equipment?
no
Contact CECOE to request resources and/or personel
yes
Carry out "preliminary Task Analysis" (PTA), as needed:
- Check emergency ledger;
- Confirm scenario or changes
Start containment work
Take photos of the scene before and after intervention
Carry out emergency service as planned
Keep CECOE informed about the work in progress
After conclusion, clean and decontaminate equipment
Fill out report, listing materials and equipment used for the job
Inform CECOE about the conclusion of the work
End

Since 2006, we have been committed to maintaining the highest level of hazmat procedures and standards for emergency responses, which we view as the golden standard for emergency responses. We comply with the 470 requirements set forth by the National Fire Protection Association — NFPA’s Standard for Competence of Responders to Hazardous Materials/Weapons of Mass Destruction Incidents, and we are the only foreign company that is part of the NFPA’s technical committee, which is comprised of governmental authorities and legal entities involved in the chemical industry.

Given our know-how in emergency response services, Latin American clients often rely on us to develop dedicated emergency response centers including centers such as a 24-hour emergency response management center, and centers for civil and industrial firefighters, and industrial plants, railway and mining emergency specialists.

Geographies

The table below shows our net revenue breakdown by geography in the year ended December 31, 2024, 2023, and 2022.

	For the year ended December 31,
	2024	2023	2022
		(in R$ millions)
Brazil	1,503.0	936.2	534.1
Latin America (other than Brazil)(1)	181.7	189.0	186.2
North America(2)	1,360.7	1,314.6	789.5
Europe(3)	203.0	150.2	175.1
Net revenue	3,248.4	2,590.0	1,684.9

____________

(1)      Net revenue derived from our operations in Antarctica is included within the Latin America segment.

(2)      Net revenue derived from Witt O’Brien’s’ operations since closing of the WOB Acquisition on October 24, 2022 is included within the North America segment.

(3)      Net revenue derived from our operations in Africa is included within the Europe segment.

Net revenue generated in Brazil, Latin America (other than Brazil), North America and Europe represented 46.3%, 5.6%, 41.9% and 6.2%, respectively, of our net revenue, for the year ended December 31, 2024, with a year-over-year net revenue variation of 60.5%, (3.8%), 3.5% and 35.1%, respectively.

For the full year ended December 31, 2023, net revenue generated in Brazil, Latin America (other than Brazil), North America and Europe represented 36.1%, 7.3%, 50.8% and 5.8%, respectively, of our net revenue, with a year-over-year net revenue variation of 75.3%, 1.5%, 66.5% and (14.2%), respectively.

Suppliers

We maintain a long-term relationship with our suppliers, which we periodically evaluate based on financial and technical criteria. We have implemented supplier management processes, including methodology for approving the contracting of suppliers based not only on the quality of the product and its price, but also on the reputation of the suppliers, their financial condition, delivery guarantees and product availability. There is no relevant concentration of suppliers, measured as a percentage of costs or related revenues attributable to products and/or services provided by suppliers.

Competition

Competition within our industry varies by locality and by type of service rendered, and competitors include several major national and regional environmental services firms, as well as numerous smaller local firms, including outsourcing companies, though no one competitor directly competes with our full suite of offerings. Clean Harbors, Inc. and US Ecology, Inc. are or have been U.S. publicly-listed companies that render competing services within their portfolio.

The principal competitive factors applicable to our services are quality of performance, price, breadth of service portfolio, operational efficiency and reliability of services, availability of specialized equipment and latest technologies, skilled, technical, and professional personnel, customer-service oriented culture, regulatory compliance and safety record, industry reputation and brand name recognition.

We believe that we are competitive in all markets we serve and that we offer a unique mix of services, including niche technologies and services that favorably distinguish us from competitors. We also believe that our strong brand name recognition, compliance and safety record, customer service reputation and positive relations with regulators, government agents and local communities enhance our competitive position.

Our Customers

As of December 31, 2024, we served approximately 11,000 customers worldwide. No customer accounted for more than 10% of total revenue for the years ended December 31, 2024, 2023 or 2022.

Our People

As of December 31, 2024, we approximately 7,400 full-time employees. A substantial portion of these employees are represented by labor unions, through approximately 100 collective bargaining agreements. See Risk Factors—Risks Relating to Our Business and Industry—Our performance depends on favorable labor relations with our employees and our compliance with labor laws. Any deterioration of those relations or increase in labor costs due to our compliance with labor laws could adversely affect our business.” for more information.

Sales Channels and Marketing Efforts

We seek to expand market awareness of the breadth of our service offerings to current and future customers through targeted marketing opportunities, including:

•        Direct sales pipeline development and management;

•        Maintain an online presence through our website and social media channels by utilizing video, written content and social implementations to create awareness;

•        Speaking engagements at industry conferences;

•        Networking within our established channels;

•        Direct sales channel management programs including both inbound and outbound programs and client referrals; and

•        Public relations campaigns.

Our direct sales channel is core to our go-to-market strategy. We believe that regional, vertical, and broader domain expertise, as well as continued client management, are critical to our sales success. Our regional sales teams respond to our chief operating officer and are located in the United States, Canada, Latin America and Europe. Our regional sales teams augments direct sales capabilities by cultivating existing relationships and identifying cross-sell and up-sell opportunities of additional solutions.

We focus our sales and marketing efforts on generating leads to develop our sales pipeline, building brand and vertical awareness, scaling our network of partners, and growing our business from our existing client base and that of acquired companies. Our sales leads primarily come through inbound digital channels including our website, content marketing efforts, lead generation and account-based marketing tactics, phone calls, virtual events, and industry trade shows and associations.

We typically follow a “land-and-expand” strategy as our clients engage with us on more than one solution as we grow our partnership. For example, multinational clients who initially engage with us locally tend to rely on our scalability to adopt a full-suite enterprise solution. Once our clients experience the depth of our ability to handle their multi-faceted environmental needs, our regional sales teams are able to successfully cross-sell and up-sell other solutions, creating a large avenue of revenue generation with minimal incremental acquisition cost.

Research and Development

Our competitiveness depends on, among other things, our ability to anticipate trends and to identify and respond to new and changing consumer preferences. We therefore devote significant resources to various research and development activities to design, create and develop new solutions.

Seasonality

Our business in general is not subject to seasonality, however, during the second half of the year there is usually a higher incidence of weather and climate change events in the Northern Hemisphere.

Environmental Social and Governance, or ESG

Environmental, organizational and financial sustainability initiatives have been key components of our success since we were founded in 2008. We continuously monitor and evaluate new technologies and investments that can enhance our commitment to the environment, to the safety of our employees and to the communities we serve. These investments align with our focus on value creation for all stakeholders and we remain committed to expanding these efforts as our industry and technology continue to evolve.

In 2020, we adhered to the United Nations Global Compact, the largest corporate sustainability initiative in the world organized by the United Nations, and committed to join efforts to advance all 17 sustainable development goals — SDGs, including developing inclusive and sustainable industrialization, supporting affordable and clean energy, fighting climate change, restoring and protecting life below water and on land, ending extreme poverty, improving gender equality and reducing other inequalities, among other goals. By joining the Global Compact, we took an important step towards the full alignment of our business with social and environmental sustainability standards and reinforced our commitment to these values, which we carry over to our customers.

We recognize the importance of disclosure surrounding these initiatives and strive to become increasingly transparent through the continued use and adoption of new ESG frameworks, expansion of ESG-related data points, as well as participation at ESG-related industry events and other investor engagements.

Quality, Safety and Management

Safety is a core value in our company. A large number of our employees work as drivers, heavy equipment operators and sorters and are exposed to the inherent risks of on-field work. We rely on incident and accident indicators such as total recordable incident rate — TRIR, fatality rate, disabling injury rate, frequency rate and severity rate, which are constantly monitored, and apply methodologies for action plans. To guide safety management, we use an integrated management system, which is used to perform operation analyses related to health, safety at work, environment and quality, establishing guidelines for achieving the outlined objectives.

All operations are conducted based on risk management and undergo environmental risk assessment, including mechanical, physical, chemical, ergonomic, and biological assessment to minimize risks in our operations and for our customers. For the analysis of these qualitative or quantitative risks, we adopt national and international regulatory standards.

We strive to fully comply with environmental legislation and health and safety standards, in accordance with the quality standards applicable to our business.

Employees learn safety best practices through new-hire and ongoing technical, legal, security and operational training. Our trainings are directed at teams according to their specific needs. All employees undergo regulatory training and refresher trainings from time to time.

As part of our efforts to apply the highest quality, safety and management standards, we have obtained the following certificates: ISO 9001 (quality management system), ISO 14001 (environmental management system), ISO 45001 (occupational health and safety management system) and ISO 22320 (emergency management).

Intellectual Property

Ambipar owns relevant brands, domain names, trademarks and copyrights linked to our activities in Brazil, Colombia, the United States and the United Kingdom, which we are entitled to use. Technology, sophisticated deep learning methodologies, human capital, unpatented trade secrets, pending trademarks and domain names are key to our success.

As of the date of this prospectus, we use Ambipar’s trademark portfolio as part of the Ambipar Group, including 14 registrations. Ambipar has also applied and is in the process of obtaining a total of 5 trademarks in Argentina, Canada, and United States, which are relevant to our business.

The principal owned trademark that we license from Ambipar’s portfolio brands to use in our business is “Ambipar Response” and “Ambipar,” which Ambipar has registered or is in the process of registering in all of the countries in which we operate. We entered into the Trademark Licensing Agreement with Ambipar under which Ambipar formally granted us with a non-exclusive, non-assignable, non-sublicensable and non-transferable license to use the trademarks “Ambipar Response,” “Grupo Ambipar” and “Ambipar” in any country or territory where we and our affiliates operate and do business, for an indefinite period of time. See “Certain Relationships and Related Person Transactions — Trademark Licensing Agreement.”

We also enter into software license agreements with third parties, develop internal software and enter into service agreements for the use of software to perform our services. Under our employment contracts, except when otherwise provided, all industrial designs and software developed by employees as part of their employment relationship with us remain our exclusive property. As of the date of this prospectus, we held title to five registered and several unregistered proprietary software in Brazil.

As of the date of this prospectus, we own the domain names ambiparresponse.cl, ambiparresponse.co, ambiparresponse.com.py, ambiparresponse.pe, ambiparresponse.uk and ambiparresponse.ca, but we use the domain name https://ir.response.ambipar.com, which is registered with the Registro.br (the Brazilian internet domain name registry) under the name of Ambipar as well as other domain names registered by Ambipar with other internet domain name registries in foreign jurisdictions.

We devote significant resources to the protection and enhancement of our intellectual property assets and actively monitor the market for infringements or abuses of our trademarks and product designs. We are also active in enforcing our rights against third-party infringements. In addition, we monitor third-party applications for registration of trademarks that could be confused with our trademarks, and file oppositions against the applications for, or the registration of such trademarks in accordance with the laws and regulations of the relevant jurisdictions and cooperate with competent authorities worldwide to fight the counterfeiting of our products.

Properties

Our operations are conducted mainly at leased properties in domestic and international locations. We also own one property in Watford City, England, which was acquired as part of our acquisition of SWAT Consulting Inc.

Our main executive offices are located in São Paulo, Brazil. They are leased by our subsidiary Ambipar Response S.A. from our affiliate Amazonia Incorporação e Participação S.A. See “Item 7.B. Major Shareholders and Related Party Transactions — Related Party Transactions.”

As of December 31, 2024, we had a network of 469 service centers, with 338 located nationwide in Brazil; 43 in the United States and Canada; 78 in Chile, Colombia, Peru, México, Paraguay and Uruguay; 8 in Europe, mainly in the United Kingdom, Ireland and the Netherlands; 1 in Antarctica and 1 in Africa. In addition, we have a training center located in Brazil, United States, Chile and Peru.

We believe that our current facilities are suitable and adequate to meet our current and foreseeable future needs.

Legal and Administrative Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of business, including labor and civil proceedings. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management time and resources, reputation and other factors.

We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows. As of December 31, 2024, we recorded a provision for contingencies in the amount of R$0.4 million. For additional information, see note 15 to our audited Consolidated Financial Statements included elsewhere in this prospectus.

Regulatory Overview

Our business has benefited substantially from increased government regulation. In addition, the environmental services industry itself is the subject of extensive and evolving regulation by federal, state, provincial and local authorities in all countries in which we operate. We are constantly monitoring the regulatory environment in the different jurisdictions in which we operate, which regulatory environment is often influenced by changes in leadership at the federal, state, provincial and local levels. We make a continuing effort to anticipate regulatory, political and legal developments that might affect our operations and/or strategic initiatives, but cannot guarantee that we are always able to do so successfully. In addition, we cannot predict the extent to which any legislation or regulation that may be enacted or enforced in the future may affect our operations.

Below is a summary of the most relevant regulations applicable to our activities in our principal markets in terms of revenue and size of operations.

Brazilian regulation applicable to our activities

Transportation of waste and hazardous products in Brazil

The transportation of hazardous waste is regulated by the Brazilian Road Transport National Agency (ANTT) Resolution No. 5,947/2021, which requires, in addition to technical requirements for the transport of these materials, the registration of transporters of hazardous products on highways and certain classifications for each type of waste, schedules of risk precedence, limited quantity transport, and identification of packaging, among others.

We are also subject to NBR 7,500 issued by the Brazilian Association of Technical Norms — ABNT, which sets forth specific technical requirements related to risk labels and safety panels during loading, transportation, unloading, transshipment, cleaning and decontamination of hazardous products, as well as to NBR norms 9,735 and 14,619 issued by the ABNT, which set forth technical requirements and proceedings for the identification of land transportation and safety equipment.

Environmental laws and regulations

Environmental laws and regulations set forth strict liability regimes, and their breach can give rise to administrative, criminal and civil liabilities. In administrative matters, penalties such as fines of up to R$50 million may be applied, which may also be doubled or tripled in the event of a repeated offense, in addition to an embargo and suspension of activities. The violation of environmental norms can also subject violators to criminal liability, with jail time or restrictive rights as penalties.

In civil matters, the law sets forth joint and several liability among the agents that are responsible, directly or indirectly, for the activity that caused environmental damage. The obligation to repair damages to the environment is not subject to a statute of limitations.

U.S. regulation applicable to our activities

Our properties and operations in the United States are subject to regulation under a broad range of federal, State and local laws and regulations relating to the protection of the environment, natural resources and worker and public health and safety. In addition to environmental, health and safety obligations imposed under statutory laws or governmental regulations, our United States properties and operations are also impacted by obligations and liabilities imposed under common law, including regarding potential common law liability for personal injuries related to exposure to hazardous materials.

United States environmental, health and safety laws are subject to change and have, in general, become more stringent over the passage of time. The most significant United States federal environmental laws affecting us are the Comprehensive Environmental Response, Compensation and Liability Act (the “Superfund Act”) and the Resource Conversation and Recovery Act (“RCRA”). The laws of the individual States in which we operate often have State law analogues to the Superfund Act and RCRA, which in some circumstances are more stringent than the similar federal laws.

The Superfund Act is the primary federal statute regulating the cleanup of inactive hazardous substance sites and imposing liability for damages caused in connection with such cleanup on the responsible parties. The statute provides for strict and, in certain cases, joint and several liability of the parties involved in the generation, transportation and disposal of hazardous substances for the cost of these responses and for the cost of damages to natural resources. Under the Superfund Act, by reason of our business activities, including the management and performance of contaminated site remediations, we may be deemed liable as a generator or transporter of a hazardous substance which is released into the environment, as a person who arranged for the disposal of a hazardous substance, or as the owner or operator of a facility at or from which there has been a release of a hazardous substance into the environment.

RCRA is the principal federal statute governing hazardous waste generation, treatment, transportation, storage and disposal. Pursuant to RCRA, the United States Environmental Protection Agency has established a comprehensive “cradle-to-grave” system for the management of a wide range of materials identified as hazardous waste. Hazardous wastes generated in connection with our business operations may be subject to stringent regulation under RCRA and State law analogues. Additionally, certain wastes which may be generated in connection with our operations, but which may not be subject to regulation under the federal Superfund Act or RCRA, such as certain nonhazardous wastes or petroleum or petroleum-impacted material, can nevertheless be stringently regulated under other State and local environmental laws.

To the extent that our operations impact water bodies, including wetlands, or the atmosphere, we are subject to regulation under, respectively, the federal Clean Water Act (“CWA”) and the federal Clean Air Act (“CAA”). The laws of the individual States in which we operate often have State law analogues to the CWA and CAA, which in some circumstances are more stringent than the similar federal laws. The CWA prohibits the discharge of pollutants into the waters of the United States without government authorization and regulates the discharge of pollutants into surface waters and sewers from a variety of sources, including remediation sites, disposal sites and treatment facilities. The CAA regulates the emission of pollutants into the air, including, in some instances, air emissions generated during remedial activities. To the extent that our operations involve the remediation or management of polychlorinated biphenyls — PCBs or materials contaminated by PCBs, we are also subject to regulation under the federal Toxic Substances Control Act.

Privacy and Data Protection

The laws on privacy and data protection have evolved in recent years in order to establish more objective rules on how personal data may be used by organizations.

In Brazil, the rights to privacy are generally guaranteed by the Brazilian Federal Constitution, the Brazilian Civil Code and the Brazilian Consumer Protection, but, in the absence of more specific rules on the subject, the legitimacy of practices involving the use of personal data was historically ruled upon on a case-by-case basis by legal courts. Until August 2018, when the Brazilian Data Protection Law No. 13,709/2018, as amended by Law No. 13,853/2019 (Lei Geral de Proteção de Dados Pessoais, or the “LGPD”) was approved, the practices related to the use of personal data were regulated by sparse and sectorial laws only.

The LGPD came into force on September 18, 2020 to regulate the processing of personal data and the right to privacy and data protection in Brazil. The LGPD applies to individuals or legal entities, either private or governmental entities, that process or collect personal data in Brazil and which processing activities aim at offering or supplying goods or services to data subjects located in Brazil, regardless of the individuals’ or legal entities’ country of domicile or where the data is located. The LGPD establishes detailed rules for the collection, use, processing and storage of personal data and affects all economic sectors, including the relationship between clients and suppliers of goods and services, employees and employers and other relationships in which personal data is collected, whether in a digital or physical environment.

Since the entry into force of the LGPD, all processing agents/legal entities are required to adapt their data processing activities to comply with this new set of rules. We have implemented changes to our policies and procedures designed to ensure our compliance with the relevant requirements under the LGPD we are carrying out an outgoing improvement of our privacy governance. Even so, as it is a recent law, the Brazilian National Data Protection Authority (Autoridade Nacional de Proteção de Dados, or the “ANPD”) as regulatory agency may raise other relevant issues or provide new guidance that will require further action from us to remain fully compliant.

The ANPD has powers and responsibilities similar to the European data protection authorities, exercising a triple role, including: (i) a regulatory role, with the power to issue standards and procedures, decide on the interpretation of the LGPD and request information from controllers and operators; (ii) a punishing role, in case of breach of law, through an administrative process; and (iii) an education role, with the responsibility to disseminate information and promote knowledge of the LGPD and security measures, promoting standards of services and products that facilitate data control and preparing studies on national and international practices for the protection of personal data and privacy, among others. The ANPD has ensured technical independence, although it is subordinated to the President of Brazil.

The penalties for violations of the LGPD include: (i) warnings imposing a deadline for the adoption of corrective measures; mandatory disclosure of investigated and confirmed violations; (ii) restriction, temporary block and/or deletion of personal data; (iii) a fine of up to 2% of the company’s or group’s revenue, subject to the limit of R$50 million per violation; (iv) daily fines, subject to the aforementioned global limit; (v) partial or total prohibition of activities related to data processing, either temporarily or permanently; and (vi) publication of violations. Under the LGPD, security breaches that may result in significant risk or damage to data subjects must be reported to the ANPD within a reasonable time period (no more than 2 business days). Moreover, the ANPD could establish other obligations related to data protection that are not described above. In addition to administrative sanctions, as a result of any noncompliance with the obligations established by the LGPD, we can be held liable for individual or collective material damages, and moral damages caused to data subjects, including when caused by third parties that serve as data processors on our behalf.

The imposition of the administrative sanctions by the ANPD does not prevent the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection in Brazil, such as Law No. 8,078/1990, or the Brazilian Code of Consumer Defense, and Law No. 12,965/ 2014, or the Brazilian Internet Act, as applicable. Public prosecutors and consumer protection authorities (such as the National Consumer Secretariat — Senacon, and State or municipal consumer protection bodies, known as Procons) and class associations may file collective lawsuits for breach of privacy laws.

In the United States, California enacted the California Consumer Privacy Act (“CCPA”), which took effect in January 2020 and limits how we may collect, use and process personal data of California residents. The CCPA establishes a privacy framework for covered companies such as ours by, among other things, creating an expanded definition of personal information, establishing data privacy rights for California residents, including, among other things, the right to request a copy from a covered company of the personal information collected about them, the right to request deletion of such personal information, and the right to opt out of certain sales of personal information, and creating a potentially severe statutory damages framework and private rights of action for certain data breaches. Further, in November 2020, California voters approved the California Privacy Rights Act (the “CPRA”). The CPRA, which became effective on January 1, 2023, imposes additional obligations on companies covered by the legislation and significantly modifies the CCPA, including by expanding California residents’ rights with respect to their personal data, and by establishing a regulatory agency dedicated to implementing and enforcing the CCPA (as amended by the CPRA). The effects of the CCPA and CPRA are potentially far-reaching, and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses. Further, although there has been some enforcement activity and guidance, it remains unclear how various provisions will be interpreted and enforced. In addition, the CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase our potential liability and adversely affect our business. Virginia, Colorado, Utah and Connecticut have all passed comprehensive privacy statutes that are currently effective and 12 additional states have passed laws that will become effective by 2026. Furthermore, all 50 states have laws including obligations to provide notification of certain security breaches to affected individuals, state officials and others.

In the EU, the EU General Data Protection Regulation (“GDPR”), went into effect in May 2018, and has and will continue to result in significantly greater compliance burdens and costs for companies with users and operations in the EU and EEA by imposing stringent administrative requirements for controllers and processors of personal data of EU residents, including, for example, data breach notification requirements, requirements on the cross-border transfer of data, limitations on retention of information, and rights for individuals over their personal data. The GDPR also provides that EU member states may introduce their own further laws and regulations limiting the processing of personal data. Ensuring compliance with the GDPR is an ongoing commitment that involves substantial costs, and despite our efforts, data protection authorities or others (including individual consumers) may asset that our business practices fail to comply with its requirements. Violations of GDPR requirements may result in fines and other penalties, including bans on processing and transferring personal data and change of business practices. In particular, serious breaches of the GDPR can result in administrative fines of up to 4.0% of annual worldwide revenues or up to €20 million, whichever is higher. Such penalties are in addition to any civil litigation claims by data controllers, clients and data subjects.

Since January 1, 2021, we are also required to comply with the UK equivalent of the GDPR, the implementation of which exposes us to two parallel data protection regimes in Europe, each of which potentially authorizes similar fines and other enforcement actions for certain violations.

In addition, recent legal developments in Europe have created compliance uncertainty regarding transfers of personal data from Europe to the United States. In July 2020, the Court of Justice of the European Union, or CJEU, invalidated the EU-U.S. Privacy Shield Framework, a mechanism for the transfer of personal information from the EU to the United States, and made clear that reliance on Standard Contractual Clauses, an alternative mechanism for the transfer of personal information outside of the EU alone may not be sufficient in all circumstances. Authorities in Switzerland have also issued guidance calling the Swiss-U.S. Privacy Shield Framework inadequate and raising similar questions about the Standard Contractual Clauses. At present, there are few, if any, viable alternatives to the Standard Contractual Clauses (e. g., the Binding Corporate Rules (BCRs)). However, in March 2022, the United States and the European Commission announced that they had reached an agreement in principle to replace the Privacy Shield Framework with a new data transfer framework, the EU-U.S. Data Privacy Framework (DPF). In July 2023, the European Commission adopted an adequacy decision approving the DPF which permits a business to transfer personal data from the E.U. to the United States following a certification to the Department of Commerce that the business will adhere to data privacy principles. If we are unable to implement sufficient safeguards to ensure that our transfers of personal information from the EU are lawful, we may face increased exposure to regulatory actions, substantial fines and injunctions against processing personal information from the EU. Loss of our ability to lawfully transfer personal data out of the EU to these or any other jurisdictions may cause reluctance or refusal by current or prospective European customers to use our products or services, and we may be required to increase our data processing capabilities in the EU at significant expense. Additionally, other countries outside of the EU have passed or are considering passing laws requiring local data residency, which could increase the cost and complexity of delivering our services.

Further, the UK’s withdrawal from the EU and ongoing developments in the United Kingdom have created uncertainty regarding data protection regulation in the United Kingdom. As of January 1, 2021, we are required to comply with the GDPR as well as the UK equivalent, the implementation of which exposes us to two parallel data protection regimes in Europe, each of which potentially authorizes similar fines and other enforcement actions for certain violations. However, going forward, there may be increasing scope for divergence in application, interpretation and enforcement of the data protection law as between the United Kingdom and the EEA, and the relationship between the United Kingdom and the EEA in relation to certain aspects of data protection law remains uncertain. In addition, while the UK data protection regime currently permits data transfers from the UK to the EU and other third countries covered by a European Commission adequacy decision, this will automatically expire in June 2025 unless the European Commission re-assesses and renews/extends that decision. Any such changes could have implications for our transfer of personal data from the UK to the EU and other countries.

In 2024, Ambipar Response S/A and Ambipar Response Ireland Limited drafted a Data Processing Agreement (DPA) for the international transfer and processing of employee data from the Ireland division to the Brazil division. This DPA meets the requirements of the GDPR, in accordance with the guidelines of the Data Protection Commission (DPC) of Ireland. The agreement covers the transfer of data necessary for payroll processing, human resources management, and the consolidation of financial information related to labor costs.

In addition to the DPA, an International Data Transfer Agreement (IDTA) was also drafted between Ambipar Response S/A, in Brazil, and Ambipar Response UK Limited, in the United Kingdom. This agreement formalizes the terms and conditions governing the international transfer of employee personal data between the two divisions, from the United Kingdom to Brazil. It establishes safeguards for the international transfer of data itself, ensuring that it complies with the GDPR. The agreement defines the legitimate purposes for the processing of this data by the importer, including, but not limited to: payroll processing, human resources management, and the consolidation of financial information related to labor costs.

For the year 2025, Ambipar plans to execute these agreements and establish a more seamless data transfer process between its European divisions and Brazil. Ambipar also expects to create a global data privacy office, which will be managed by Ambipar ESG. Given the company’s international operations, which span a wide range of countries and jurisdictions, each with distinct data protection regulations, this office will play a fundamental role in harmonizing privacy and data protection practices across all of the group’s operations, including the Company. It will be responsible for establishing guidelines and policies aligned with applicable legislation, such as LGPD, GDPR, CCPA, and other international data privacy regulations.

Artificial Intelligence

In April 2021, the European Commission introduced the first EU law on artificial intelligence, implementing a risk-based classification system. AI systems are assessed and categorized based on the level of risk they pose to users, with higher risks requiring stricter compliance measures. In June 2024, the EU approved the world’s first AI regulations (the “EU AI Act”). The EU AI Act will take full effect 24 months after its entry into force, but some provisions will apply earlier:

•        The ban on AI systems posing unacceptable risks took effect on February 2, 2025.

•        Codes of practice will be enforced nine months after the law enters into force.

•        Rules for general-purpose AI systems requiring transparency compliance will apply 12 months after the law’s entry into force.

High-risk AI systems will have an extended timeframe to meet compliance requirements, as the obligations for them will take effect 36 months after the law’s entry into force.

For more information see “Risk Factors — We are subject to evolving legal and regulatory risks related to artificial intelligence, particularly concerning potential future obligations arising from the European Union Artificial Intelligence Act and Brazil’s Artificial Intelligence Framework Bill, even if we do not currently employ AI systems”.

Compliance

We regard compliance with applicable regulations as a critical component of our overall operations. We strive to maintain the highest professional standards in our compliance activities. We have a dedicated team responsible for the facilities’ permitting and regulatory compliance, compliance training, transportation compliance and related record keeping. To ensure the effectiveness of our regulatory compliance program, our dedicated team also monitors our facilities’ operations are monitored.

Our facilities are frequently inspected and audited by regulatory agencies, as well as by customers. We believe that each of our facilities is currently in substantial compliance with applicable permit requirements.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

This section contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements for several reasons, including those described under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” and other issues discussed herein.

The following analysis and discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements as of December 31, 2024 and December 31, 2023 and for each of the three years ended December 31, 2024, and the notes thereto, included elsewhere in this prospectus.

Overview

We are a leading environmental, emergency response and industrial field service provider in Brazil with presence in 41 countries in Latin America, North America, Europe, Africa, Antarctica, Asia and Oceania as of December 31, 2024. Through our international platform, our sophisticated special equipment and our highly qualified personnel, we provide our customers with a full suite of environmental services organized around prevention, training and emergency response on all transportation modes. Our portfolio includes a broad variety of services such as environmental remediation, industrial field services, industrial cleaning of chemical and non-chemical products and of hazardous and non-hazardous waste, consulting services focused on accident prevention and environmental licensing. We believe we are pioneers in offering several environmental and industrial field services across the value chain, in addition to being a market leader for innovation and the use of cutting-edge environmental technologies.

Our diversified customer base of over 11,000 customers as of December 31, 2024 ranges from local to blue chip and multinational companies operating in a wide range of industries, including chemicals, pulp and paper, mining, oil and gas, logistics, power, steel, meatpacking and cement, among others. Our broad and recurrent portfolio includes services contracted through our subscription model, such as emergency response services for highway accidents, industrial chemical spills and dry port emergencies, as well as services contracted through spot agreements, such as gas decommissioning, industrial silo cleaning and underground gas tanking cleaning.

We started our environmental emergencies operations in 2008 as part of the broader Ambipar Group founded in 1995 by Mr. Tércio Borlenghi Junior, chairman of our Board and our indirect controlling shareholder. Over the years, we have focused on building a fully integrated platform in Latin America by applying a strategy of increasing our reach, market share and complementary services through strategic acquisitions, including the acquisitions of SOS COTEC in 2011, Suatrans Brazil and a stake in Suatrans Chile in 2012, and WGRA in 2018.

In 2018, we started our international expansion with the acquisition of Braemar Response Ltd., a British company founded in 1948 with extensive experience in responding to environmental emergencies, responding to our customers’ demand in Europe. In 2020, we acquired Allied International Emergency, LLC in the United States, which provides emergency response, environmental remediation and industrial services. In addition to that acquisition, since 2020, we have completed seven other acquisitions in the United States, including the WOB Acquisition, six in Canada (including our recent acquisition of Ridgeline Canada Inc. in August 2022), two in Europe and two in Latin America (including the consolidation of our control of Suatrans Chile). We believe that the WOB Acquisition has been and continues to be transformational for us as it strengthened our presence on continents where we were already active and allowed us entry into Asia and Oceania. In 2023 and 2022, we executed more than 52,000 and 37,000 service deliveries to our customers, respectively. We organize our services within three categories: (i) emergency response and industrial field services; (ii) consulting services focused on accident prevention and environmental licensing; and (iii) training services.

In 2021, we acquired Ambipar Response ES S.A. (formerly known as Controlpar Participações S.A.), thereby improving our portfolio of accident prevention services. In 2022, we have completed six acquisitions in Brazil that expanded the breadth of our services offering, including Dracares Apoio Marítimo e Portuário Ltda, which strengthened our oil spill operations; Flyone Serviço Aéreo Especializado, Comércio e Serviços Ltda., through which we began our activities of fighting wildfires through aircrafts; and CTA Serviços em Meio Ambiente Ltda., through which we act in the rescue of animals and recovery of flora impacted by oil spills.

In 2023, we completed 10 acquisitions which were Girassol Apoio Marítimo Ltda (Brasil), Ekman — Serviços Ambientais e Oceanográficos Ltda (Brasil), Plimsoll Serviços Ltda (Brasil), DFA Contracting Ltd (Canadá), RMC2 Soluções Ambientais Ltda (Brasil), Unidroid Robotica Do Brasil Ltda (Brasil), Smr Socorro Médico E Resgate Ltda (Brasil), Ssmr Saude Ocupacional Ltda. Epp (Brasil), Ssr Servicos De Seguranca E Resgate Ltda Epp (Brasil), Ambipar Response Maritime Services PDA S.A. (Brasil). Also in 2023, Ambipar Holding Canada (Holding Canada) established a holding company “Ambipar Response Industrial Services Canada (Industrial Services Canada)” and transferred all operating companies of “Industrial Services” (Orion, Lynx, Emerge and Graham) to this new Group holding company. Holding Canada acquired 100% of the company 1653395 Alberta Ltda (controlling company of Bulldog) and part of the payment to shareholders was in shares of the company Industrial Services Canada. At this time, Holding Canada transfers the shares of 1653395 Alberta Ltda to Industrial Services Canada. After this corporate movement, Holding Canada holds 70% control of Industrial Services Canada and 30% remains with Burly’s Holdings Ltd.

Business Combination

On March 3, 2023, we consummated the previously announced Business Combination pursuant to the Business Combination Agreement, by and among HPX, the Company, Ambipar Merger Sub, Emergencia and Ambipar. As a result of the Business Combination, Emergencia has become our wholly owned direct subsidiary. On March 6, 2023, our Class A Ordinary Shares and Warrants commenced trading on the NYSE American under the symbols “AMBI” and “AMBI.WS,” respectively.

For additional information on the expected main impacts of the Business Combination on our results of operations, balance sheet and cash flow statement, see “— Liquidity and Capital Resources.”

Our Services

We provide the following services to our customers: (i) emergency response and industrial field services; (ii) consulting services focused on accident prevention and environmental licensing; and (iii) training services.

The table below shows the percentage of net revenue generated from each type of service we offer for the years indicated:

	For the year ended December 31,
	2024	2023	2022
	(in R$ millions)
Subscription	12.0%	9.6%	16.1%
Field Services, maintenance and routine	82.4%	85.8%	83.9%
High impact emergency	5.6%	4.6%	n.a.

Subscription

Our entire portfolio of services can be contracted through a subscription model (with contracts having a one to three-year term) with fixed-rates and recurring stand-by contracts, containing an agreed price, defined duration and specified materials. Monthly subscription paid to have access to stand-by services and other predefined time and materials resources such as stand-by contracts for shipping companies, where our teams remain available for interventions; and contracts with the shipping industry that offer documentary support and assistance to vessels.

Field Services, Maintenance & Routine Emergency

Through our Field Services, Maintenance & Routine Emergency business unit we perform services on a recurring basis and generally approved by the customer, based on master service agreements, or (MSAs), such as maintenance of industries during scheduled shutdowns, tank, silo and vessel cleaning and maintenance, as well as blasting, excavation, inspection of critical facilities, soil remediation and decontamination, and routine emergencies that require cleaning and clearance.

We also provide a comprehensive portfolio of consulting services including highly complex accident prevention and environmental impact studies for various industries to mitigate accident risks and ensure client compliance with the requirements under the applicable environmental licensing processes. Over the past 16 years, we have performed several consulting projects for clients in sectors such as oil and gas, mining, energy, infrastructure and logistics, ports and terminals, sanitation, steel, petrochemicals, beverages and pulp and paper. Our consulting business operates via a Global Environmental Solutions (GES) platform, offering complete and innovative environmental products and services to our customers, with a portfolio including studies of locational alternatives for projects, environmental licensing, construction management and HSE (Health, Safety and Environment) as well as the execution of environmental programs, management of contaminated areas, effluents and contaminant residue. We seek to innovate the technical delivery of our products and services, through the development of technological solutions that optimize results using digital tools and geotechnologies. These initiatives culminated in the formation of a partnership with the Environmental Systems Research Institute — ESRI®. In addition, we offer more than 40 professional training programs to our customers related to preventing, fighting and remediating emergencies. These services are supported by our proprietary multimodal training centers, in which we perform real-world simulations and provide periodic training to customers, as well as our employees and government agents that cooperate with us in the field, such as environmental agencies, firefighters, policemen, armies and navies, in each case from countries such as the United Kingdom, Portugal, Brazil, Chile and Argentina, among others.

We participate in technical cooperation programs with several high-profile environmental agencies. In connection with these programs, we publish technical articles on emergency protocols to governmental authorities as well as participate in meetings and surveys with various governmental authorities and non-governmental associations, including the Brazilian Association of Technical Standards (Associação Brasileira de Normas Técnicas — ABNT) in Brazil and the National Fire Protection Association — NFPA in the United States — to contribute our expertise to the development of supporting materials and of technical standards. For example, in line with changes in legislation regulating the storage and transportation of hazardous products, we publish a Hazardous Products Self-Protection Manual, which is currently in its 16th edition. In 2019, we launched the first edition of the Manual for the Environmental Emergency Prevention and Readiness in Ports, Marinas and Terminals.

High Impact Emergency

Through our High Impact Emergency business unit, we respond to accidents involving hazardous and non-hazardous chemical and non-chemical products and residue and natural disasters with bills exceeding US$1 million per occurrence, such as fighting wildfires, offshore oil spills, floods, hurricanes, and large-scale industrial fires. We also provide biological emergency management and response services, including in relation to epidemics and pandemics such as the COVID-19 pandemic. Over the years, we have been called to remediate significant environmental accidents, such as the 2019 Brumadinho mining dam collapse in Brazil, and the 2015 fire in Port of Santos in Brazil, which lasted 10 days, as well as the Callao oil spill at the Peruvian shoreline, characterized by the Peruvian Ministry of Foreign Affairs as one of the worst climate disasters in recent times. In addition, we supported containment efforts relating to the COVID-19 pandemic in the United Kingdom, in conjunction with the British army, and in Brazil at office buildings, schools, and in aircraft, buses and other locations. Considering our prominent role in emergency situations, we have been recognized as a point of reference by public authorities in Brazil, such as the Brazilian Marines, which sent several of its Marines to train at our training grounds in Nova Odessa, Brazil. As of December 31, 2024, Brazil represented 37% of total revenue from high impact emergencies, while Europe and North America represented 36% and 27%, respectively.

In order to serve our customers efficiently and expeditiously, we operate through a broad network of service centers (some of which are dedicated to specific customers), which are strategically distributed across South America, North America, Europe, Africa and Antarctica. These service centers are equipped with high-quality assets that are subject to frequent preventive maintenance to keep them in optimal condition, and we follow standard procedures for each hazardous material category in accordance with the safety guidelines set forth by the United Nations. As of December 31, 2024, we had 469 service centers across six continents.

Our service centers are linked to four regional fully automated centralized operations centers — one in Brazil operating nationwide and in Antarctica, one in Chile serving countries in Latin America other than Brazil, one in the United Kingdom serving Europe and Africa, and one in the United States serving North America. These operation centers manage emergency response services and other jobs by centralizing the strategic decisions involved in our client service processes. They are responsible for operating a 24/7/365 dedicated hotline that responds to our customers’ orders for emergency response and prevention and routine services, and, when required, promptly send the appropriate commands to the service center that is closest to the location where the service will be rendered. These operations centers can track assets in real time by using geographic information system — GIS and geoprocessing tools — and therefore allow for a fast and efficient deployment of equipment and personnel to handle the relevant service.

The increase in net revenue from subscription was primarily due to the expansion of our offering in North America and Brazil segments, in which we have started or expanded our operations since 2020 through the acquisitions we completed in those regions. Such an increase is consistent with our effort to pursue our strategy to increasingly become a one-stop-shop for emergency and industrial services to our clients, seeking synergies and increasing our cross-selling abilities in all jurisdictions in which we operate.

In October 2022, in order to accelerate our growth strategy, we acquired Witt O’Brien’s. As a result of this acquisition, our gross revenue derived from high impact emergencies reached R$50.7 million, as we incorporated Witt O’Brien’s to our ecosystem acquiring consulting services capabilities, such as disaster mitigation, emergency preparedness and recovery, and seeking cross-selling opportunities with existing customers of Witt O’Brien’s.

Principal Factors Affecting Our Results of Operations

We believe that the trends affecting our performance for historical periods and future periods include the following key factors:

Delivering Organic Growth through our International Expansion and Portfolio Diversification:    Our ability to generate strong, stable organic revenue growth across macroeconomic cycles depends on our ability to increase the breadth and depth of services that we provide to our existing customers and realize on cross-selling opportunities between our complementary service capabilities. We believe that our continued success depends on our ability to further enhance and leverage our portfolio of services offered and geographies served. We expect that our international activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new international markets, which will require significant dedication of management attention and financial resources. We also believe we are well positioned to respond to changing customer needs and regulatory demands in order to maintain our success, win new contracts, realize renewals or extensions of existing contracts and expand into new or adjacent markets.

Delivering excellence and consistency through standardized training:    We aim to deliver consistently excellent services regardless of the services offered or geographies served. Our offer of a diversified training portfolio focuses on emergency services and occupational safety and health. We have invested in training centers located in the United States, Chile, Peru, and in Brazil, where we own and operate the largest center of multimodal training in Latin America. We believe that delivering high quality, standardized training throughout our network will allow us to promote personnel qualifications, ensure quality and safety in processes with a highly qualified technical team, allowing to leverage our scalable capabilities to deliver operational and financial synergies. This includes using the capacity of our existing facilities, technology processes and people to support future growth, provide economies of scale and constantly update our training and services protocol to new industrial processes, and hazardous materials, which are constantly evolving as manufacturing processes worldwide evolve.

In addition, other significant factors affecting our performance and results of our operations include:

•        Our ability to attract new clients and our ability to retain existing clients, as well as to increase our net revenue from existing clients pursuant to the expansion of services provided to them;

•        Our ability to expand and deepen the quality, range and diversity of our portfolio of service offerings while maintaining excellent quality standards;

•        Our ability to maintain favorable pricing;

•        Our ability to comply with environmental regulations and hazardous materials, at a local, national and international level;

•        Our ability to maintain and strengthen a strong brand and corporate reputation;

•        The impact of natural disasters or health epidemics/pandemics

•        Economic growth rates in the industries and countries in which our clients operate, as well as their impact on our clients’ expenditures on our services;

•        Wage rates and operating costs in the countries where we operate, particularly in Brazil, United States, Canada, Chile and the United Kingdom, where most of our employees are based;

•        Changes in foreign exchange rates, particularly fluctuations in exchange rates between the Brazilian real and the other currencies in which our subsidiaries operate; and

•        The level of our outstanding indebtedness and fluctuations in benchmark interest rates in Brazil, which affect our interest expenses on our real-denominated floating rate debt and financial income on our cash and cash equivalents.

Principal Components of Our Statement of Income

The following is a summary of the principal line items comprising consolidated statement of income.

Net Revenue

We provide emergency services within three business units, namely (i) Subscription; (ii) Field Services, Maintenance & Routine Emergency; and (iii) High Impact Emergency. Our net revenue is generated from services at customer sites or other locations. Our services are provided based on purchase orders or agreements with customers and include prices generally based upon daily, hourly or job rates for equipment, materials and personnel. We recognize net revenue for these services over time, as the customer receives and consumes the benefits of the services as they are being performed and we have a right to payment for performance completed to date. We use the input method to recognize revenue over time, based on time and materials incurred. The duration of such services can be over a number of hours, several days or even months for larger scale projects.

Cost of services rendered

Our cost of services rendered consist primarily of expenses related to personnel and labor, fuel, third-party services, depreciation and amortization, rent, materials and maintenance, travel, marketing, among others.

Operating Expenses

Our operating expenses consist primarily of expenses related to selling, general and administrative expenses, as personnel and labor, fuel, third-party services, travel and marketing, among others.

Net finance cost/revenue

Net finance cost/revenue consist of finance income and finance costs. Finance income consists primarily of interest earned from financial investments, foreign exchange gains and other financial income. Finance costs are primarily comprised of interests on loans, payment of interest, foreign exchange losses and financial transaction tax.

Income tax and social contribution

Provision for income tax and social contribution consists primarily of current and deferred income tax and social contribution. The provision for income tax and social contribution is calculated based on tax laws enacted or substantively enacted at the end of the reporting period in the countries in which we operate and generate taxable income.

Our Segments

Our business operations are organized in one operating and reporting segment, and our revenue is divided into four geographic segments, which correspond to the principal regions in which we operate: Brazil, Latin America (other than Brazil), Europe and North America. As of December 31, 2024, our most significant segment was Brazil, representing 46.3% of our net revenue (compared to 36.1% for the year ended December 31, 2023), followed by North America, representing 41.9% of our net revenue (compared to 50.8% for the year ended December 31, 2023), Europe, representing 6.2% of our net revenue (compared to 5.8% for the year ended December 31, 2023) and Latin America (other than Brazil), representing 5.6% of our net revenues (compared to 7.3% for the year ended December 31, 2023).

For additional information on our segment reporting see notes 3.16 and 18 of our audited consolidated financial statements included elsewhere in this prospectus.

Non-GAAP Financial Measures

This prospectus presents our EBITDA, EBITDA Margin, ROIC, Free Cash Flow and Cash Conversion Rate for the convenience of the investors. EBITDA, EBITDA Margin, ROIC, Free Cash Flow and Cash Conversion Rate are non-GAAP financial measures. A non-GAAP financial measure is generally defined as a numerical measure of historical or future financial performance, financial position, or cash flow that excludes or includes amounts that would not be adjusted in the most comparable IFRS measure.

We use these non-GAAP financial measures for decision-making purposes and to assess our financial and operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. We believe that the disclosure of our non-GAAP measures provides useful supplemental information to investors and financial analysts and other interested parties in their review of our operating performance. Additionally, we believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and facilitates period-to-period comparisons of results of operations. The non-GAAP financial measures described in this prospectus are not a substitute for the IFRS measures of earnings.

Additionally, our calculations of EBITDA, EBITDA Margin, ROIC, Free Cash Flow and Cash Conversion Rate may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies. For a reconciliation of EBITDA, EBITDA Margin, ROIC, Free Cash Flow and Cash Conversion Rate to the most directly comparable IFRS measure, see “Selected Historical Financial Data — Unaudited Non-GAAP Financial Measures — Reconciliation of Non-GAAP Financial Measures.”

Historical Results of Operations

Comparison of Results of Operations for the Years ended December 31, 2024 and 2023

	For the year ended December 31,
	2024	2023	Variation
	(in R$ millions)%
Net revenue	3,248.4	2,590.0	25.4%
Cost of services rendered	(2,769.7)	(2,090.5)	32.5%
Gross profit	478.7	499.5	(4.2)%
Operating expenses/revenues
Selling, general and administrative expenses	(32.3)	(28.4)	13.7%
Equity in earnings of investments	—	—	n.m.
Other income, net expenses	39.3	(110.7)	n.m.
Operating profit	485.7	360.4	34.8%
Net finance cost	(359.0)	(251.3)	42.9%
Net income before income and social contribution taxes	126.8	109.0	16.3%
Income tax and social contribution	(68.0)	(91.9)	(26.0)%
Profit for the year	58.8	17.2	243.9%

Net revenue

The table below shows the net revenue of our geographic segments for the years ended December 31, 2024 and 2023:

	For the year ended December 31,
	2024	2023	Variation
	(in R$ millions)%
Brazil	1,503.0	936.2	60.5%
Latin America (other than Brazil)(1)	181.7	189.0	(3.9)%
North America	1,360.7	1,314.6	3.5%
Europe(2)	203.0	150.2	35.2%
Net revenue	3,248.4	2,590.0	25.4%

____________

(1)      Net revenue derived from our operations in Antarctica is included within the Latin America segment.

(2)      Net revenue derived from operations in Africa is included within the Europe segment.

Net revenue for the year ended December 31, 2024 amounted to R$3,248.4 million, compared to R$2,590.0 million in the year ended December 31, 2023, which represents an increase of R$658.4 million, or 25.4%.

The increase in net revenue was primarily due to: (1) an increase of R$128.8 million from our Subscription business unit in Brazil and increase from the High Impact Emergencies business unit of R$63.7 million in Europe; (2) an increase of R$166.2 million as a result of extraordinary income from the sale of assets and an (3) increase of R$96.5 million from Subscription and Field Services, Maintenance & Routine Emergency in our North America segment. These increases were partially impacted by an exchange variation of the U.S. dollar, Canadian dollar and the British pound against the real.

Cost of services rendered

Cost of services rendered for the year ended December 31, 2024 amounted to R$2,769.7 million, compared to R$2,090.5 million in the year ended December 31, 2023, which represents an increase of R$679.2 million, or 32.5%. This increase was primarily due to an increase in Personnel and labor charges due to the increase of 958 employees, hiring of third parties and travel for emergency response, as partially offset by an exchange variation of the U.S. dollar, Canadian dollar and the British pound against the real. Cost of services represented 85.3% and 80.7% of our net revenue, respectively, in the year ended December 31, 2024 and 2023.

Gross profit

Gross profit for the year ended December 31, 2024 amounted to R$478.8 million, compared to R$499.5 million in the year ended December 31, 2023, which represents a decrease of R$20.7 million, or 4.1%. Gross profit represented 14.7% and 19.3% of our net revenue, respectively, for the years ended December 31, 2024 and 2023.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended December 31, 2024 amounted to R$32.3 million, compared to R$28.4 million in the year ended December 31, 2023 which represents an increase of R$3.9 million, or 13.8%. Selling, general and administrative expenses represented, respectively, 1.0% and 1.1% of our net revenue in the year ended December 31, 2024 and 2023.

Operating profit

Operating profit for the year ended December 31, 2024 amounted to R$485.8 million, compared to R$360.4 million in the year ended December 31, 2023, which represented an increase of R$125.4 million, or 34.8%, due to the factors described above.

Net finance cost/revenue

Our net finance costs increased by R$107.6 million, or 42.8%, to R$359.0 million for the year ended December 31, 2024 from R$251.3 million for the year ended December 31, 2023. Finance income increased by R$190.4 million, or 437.9%, to R$233.9 million in the year ended December 31, 2024 from R$43.5 million in the year ended December 31, 2023, primarily due to an increase in foreign-exchange rate income, as partially offset by a greater average cash balance in the period which resulted in an increase in revenues from interest earning bank deposits. Our finance costs increased by R$298.1 million, or 101.1%, to R$592.9 million in the year ended December 31, 2024 from R$294.8 million in the year ended December 31, 2023 primarily due to an increase in debentures interest and interest on loans, and the borrowing under the loan agreement with Itau BBA International PLC to finance the WOB Acquisition in 2022.

Net income before income and social contribution taxes

Profit before tax for the year ended December 31, 2024 amounted to R$126.8 million, compared to R$109.0 million in the year ended December 31, 2023, which represents an increase of R$17.8 million, or 16.3%, due to the factors described above.

Income tax and social contribution

Income tax and social contribution expense for the year ended December 31, 2024 was R$68.0 million, compared to R$91.9 million in the year ended December 31, 2023, which represents a decrease of R$23.8 million, or 26.0%. This decrease was primarily due to the decrease in the provision for deferred taxes.

Profit for the year

As a result of the foregoing factors, our profit for the year ended December 31, 2024 amounted to R$58.8 million, compared to R$17.2 million in the year ended December 31, 2023, which represents an increase of R$41.6 million, or 241.9%. Profit represented, respectively, 1.8% and 0.7% of the net revenue for the years ended December 31, 2024 and 2023.

Comparison of Results of Operations for the Years ended December 31, 2023 and 2022

	For the year ended December 31,
	2023	2022	Variation
	(in R$ millions)%
Net revenue	2,590.0	1,684.9	53.7%
Cost of services rendered	(2,090.5)	(1,337.8)	56.3%
Gross profit	499.5	347.1	43.9%
Operating expenses/revenues
Selling, general and administrative expenses	(28.4)	(26.5)	7.2%
Equity in earnings of investments	—	3.6	n.m.
Other income, net expenses	(110.7)	12.5	n.m.
Operating profit	360.4	336.7	7.0%
Net finance cost	(251.3)	(104.0)	141.6%
Net income before income and social contribution taxes	109.0	232.7	(53.2)%
Income tax and social contribution	(91.9)	(44.9)	104.7%
Profit for the year	17.2	187.8	(90.8)%

Net revenue

The table below shows the net revenue of our geographic segments for the years ended December 31, 2023 and 2022:

	For the year ended December 31,
	2023	2023	Variation
	(in R$ millions)%
Brazil	936.2	534.1	75.3%
Latin America (other than Brazil)(1)	189.0	186.2	1.5%
North America(2)	1,314.6	789.5	66.5%
Europe(3)	150.2	175.1	(14.2)%
Net revenue	2,590.0	1,684.9	53.7%

____________

(1)      Net revenue derived from our operations in Antarctica is included within the Latin America segment.

(2)      Net revenue derived from Witt O’Brien’s’ operations since closing of the WOB Acquisition on October 24, 2022 is included within the North America segment.

(3)      Net revenue derived from operations in Africa is included within the Europe segment.

Net revenue for the year ended December 31, 2023 amounted to R$2,590.0 million, compared to R$1,684.9 million in the year ended December 31, 2022, which represents an increase of R$905.1 million, or 53.7%.

The increase in net revenue was primarily due to: (1) the acquisitions we concluded in the North America and Brazil segments, which experienced the largest growth in the period, reaching a net revenue of R$1,314.6 million and R$936.2 million in the year ended December 31, 2023, respectively, from R$789.5 million and R$534.1 million in the year ended December 31, 2022, respectively, as a result of a wider regional reach and, consequently, an increase in the overall number of subscription contracts and spot contracts; and (2) an increase of our net revenue generated in our Latin America segment (other than Brazil) of R$2.8 million, or 1.5%, in the year ended December 31, 2023, primarily as a result of the expansion of our existing operations in Chile and Peru and the start of new operations in Colombia. These increases were partially offset by a negative effect of 3.3 percentage points on our net revenue as a result the depreciation of the U.S. dollar, Canadian dollar and the British pound against the real.

Cost of services rendered

Cost of services rendered for the year ended December 31, 2023 amounted to R$ 2,090.5 million, compared to R$1,337.8 million in the year ended December 31, 2022, which represents an increase of R$752.7 million, or 56.3%. This increase was primarily due to the acquisitions we completed in the period and the increase in operations, consistent with the increase in net revenue described above, as partially offset by a positive effect of 3.3 percentage point on our cost of services rendered, as a result of the appreciation of the U.S. dollar, Canadian dollar and the British pound against the real. Cost of services represented 80.7% and 79.4% of our net revenue, respectively, in the year ended December 31, 2023 and 2022.

Gross profit

Gross profit for the year ended December 31, 2023 amounted to R$499.5 million, compared to R$347.1 million in the year ended December 31, 2022, which represents an increase of R$152.4 million, or 43.9%. Gross profit represented 19.3% and 20.6% of our net revenue, respectively, for the years ended December 31, 2023 and 2022. The decrease in gross profit margin was primarily due to the increase in cost of services rendered in the year ended December 31, 2023 as a percentage of net revenue, as a result of increased costs related to third-party providers and fuel caused by inflationary cost pressure, supply chain disruptions, and increases in oil prices in the period, as well as decreased economies of scale resulting from (1) recently acquired businesses that were in the process of being integrated into our ecosystem, and (2) organic growth in markets which we had recently entered and had smaller operations. The adoption of heightened controls over our costs and expenditures following recent acquisitions helped to mitigate inflationary pressures, including by means of centralizing negotiations with suppliers at the corporate level and the renegotiation of pricing terms with suppliers, and we have been able to gradually increase prices as a way to pass on costs and improve gross profit margins. Supply chain disruptions have been mitigated through the earlier ordering of vehicles and equipment, and increasing utilization of suppliers who have more favorable delivery terms. The increase in cost of services rendered as a percentage of net revenue was partially offset primarily by a decrease in costs with personnel as a percentage of net revenue due to workforce optimization.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended December 31, 2023 amounted to R$28.4 million, compared to R$26.5 million in the year ended December 31, 2022 which represents an increase of R$1.9 million, or 7.2%. Selling, general and administrative expenses represented, respectively, 1.1% and 1.6% of our net revenue in the year ended December 31, 2023 and 2022.

Operating profit

Operating profit for the year ended December 31, 2023 amounted to R$360.4 million, compared to R$336.7 million in the year ended December 31, 2022, which represented an increase of R$23.7 million, or 7.0%, due to the factors described above.

Net finance cost/revenue

Our net finance costs increased by R$147.3 million, or 141.6%, to R$251.3 million for the year ended December 31, 2023 from R$104.0 million for the year ended December 31, 2022. Finance income increased by R$33.9 million, or 354.5%, to R$43.5 million in the year ended December 31, 2023 from R$9.6 million in the year ended December 31, 2022, primarily due to an increase in foreign-exchange rate income, as partially offset by a greater average cash balance in the period which resulted in an increase in revenues from interest earning bank deposits. Our finance costs increased by R$181.3 million, or 159.7%, to R$294.8 million in the year ended December 31, 2023 from R$113.5 million in the year ended December 31, 2022 primarily due to an increase of R$36.6 million and R$27.2 million in year ended December 31, 2022 in debentures interest and interest on loans, respectively, primarily as a result of our First Issuance of Debentures in 2022, the Second Issuance of Debentures and the borrowing under the loan agreement with Itau BBA International PLC to finance the WOB Acquisition in 2022.

Net income before income and social contribution taxes

Profit before tax for the year ended December 31, 2023 amounted to R$109.0 million, compared to R$232.8 million in the year ended December 31, 2022, which represents a decrease of R$123.8 million, or 53.2%, due to the factors described above.

Income tax and social contribution

Income tax and social contribution expense for the year ended December 31, 2023 was R$91.9 million, compared to R$44.9 million in the year ended December 31, 2022, which represents an increase of R$47.0 million, or 104.7%. This increase was primarily due to the increase in the provision for deferred taxes.

Profit for the year

As a result of the foregoing factors, our profit for the year ended December 31, 2023 amounted to R$17.2 million, compared to R$187.9 million in the year ended December 31, 2022, which represents a decrease of R$170.7 million, or 90.8%. Profit represented, respectively, 0.7% and 11.2% of the net revenue for the years ended December 31, 2023 and 2022.

Liquidity and Capital Resources

The following discussion of our liquidity and capital resources is based on the financial information derived from our audited consolidated financial statements included elsewhere in prospectus.

We regularly evaluate opportunities to enhance our financial flexibility through a variety of methods, including, without limitation, through loans and financing. As a result of any of these actions, we may be subject to restrictions and covenants in the agreements governing these transactions that may place limitations on us, and we may be required to pledge collateral to secure such instruments. See “— Loans and financing and debenture” for additional information.

On March 3, 2023, we consummated the previously announced Business Combination pursuant to the Business Combination Agreement. For additional information, see “— Business Combination.” Prior to the Business Combination, our principal sources of liquidity were cash and cash equivalents and cash flow from financing activities.

Our cash and cash equivalents include cash on hand, immediate demand deposits with financial institutions and other short-term highly liquid investments, which have an immaterial risk of change in value. As of December 31, 2024 and December 31, 2023 our cash and cash equivalents amounted to R$358.4 million and R$423.3 million, respectively. Third party financing includes working capital loans, investment financing for the acquisition of heavy vehicles and machinery and fixed-rate financing agreements, as well as, for the year ended December 31, 2023 and 2024, the issuance of Debentures. As of December 31, 2024 and 2023, our current loans and financing amounted to R$212.1 million and R$84.4 million, respectively, and our current debentures amounted to R$84.1 million and R$79.7 million, respectively. During the year ended December 31, 2024 and the year ended December 31, 2023, net cash from financing activities were R$(514.1) million and R$417.3 million, respectively.

As a result of the completion of the Business Combination concluded in 2023, we raised gross proceeds of $174.2 million, of which $50.5 million were in the form of the conversion into equity of a portion of the intercompany loan provided by Ambipar pursuant to the Ambipar Intercompany Loan Agreement (without considering any payment of Business Combination related transaction expenses). Total direct transaction costs of Ambipar and HPX were approximately $18.0 million, substantially all of which will be recorded as a reduction to additional paid-in capital. We expect to incur additional annual expenses as a public company for, among other things, director fees and additional internal and external accounting, legal and administrative resources, including increased audit, legal, and filing fees. After the consummation of the Business Combination, our principal sources of liquidity remained cash and cash equivalents, including net proceeds from the Business Combination, and cash flow from financing activities.

We intend to reduce our capital expenditures, for organic uses, to support the growth in our business and operations. Our management believes that our current available cash and cash equivalents and financial investments, and the cash flows from our operating activities, will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next 12 months. This estimate is based on our current business plan and expectations and assumptions in light of current macroeconomic conditions. However, we cannot guarantee that our liquidity assumptions will prove to be correct, and we could exhaust our available financial resources sooner than we currently expect.

Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, and the cost of any future acquisitions of businesses or machinery, equipment and vehicles. In the event that additional financing is required from outside sources, we may be unable to raise the funds on acceptable terms, if at all. We may seek additional capital through equity and/or debt financings depending on market conditions, particularly if the cash generated from operating activities is not in accordance with our expectations. If we are required to raise additional funds by issuing equity securities, dilution to public shareholders would result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our Class A Ordinary Shares. If we raise funds by issuing debt securities, such debt securities would have rights, preferences and privileges senior to those of holders of Class A Ordinary Shares. The terms of debt securities or borrowings could impose significant restrictions on how we hand our operations. The credit market and immediate demand deposits financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing. In addition, our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by substantial sales of our Securities by securityholders, which could result in a significant decline in the trading price of our Class A Ordinary Shares and potentially hinder our ability to raise capital at terms that are acceptable to us or at all. A significant decline in the trading price of our Class A Ordinary Shares could potentially impact our ability to use equity or convertible debt securities as consideration in acquisitions or as a potential source of liquidity for future growth.

In addition, there is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants, which could impact our liquidity position. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Class A Ordinary Shares, the last reported sales price for which was $4.55 per share on September 2, 2025. Each Warrant became exercisable for one Class A Ordinary Share at an exercise price of $11.50, provided, however, that an effective registration statement or a valid exemption therefrom is available. Therefore, if and when the trading price of the

Class A Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. We could receive up to an aggregate of approximately $186.1 million if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrant holders exercise the Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on March 3, 2028, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.

Consolidated Statements of Cash Flows

The following table sets forth certain consolidated cash flow information for the years indicated:

	For the year ended December 31,
	2024	2023	2022
	(in R$ millions)
Cash and cash equivalents at the end of the year	358.4	423.3	271.6
Net cash generated from operating activities	421.4	78.5	470.9
Net cash used in investing activities	(134.7)	(287.4)	(1,320.8)
Net cash (used in) generated from financing activities	(514.1)	417.3	994.7
Exchange rate change in cash and cash equivalent	162.6	(56.7)	7.8
Increase in cash and cash equivalents	(227.5)	208.3	144.9

Net cash generated from operating activities

Our net cash generated from operating activities increased to R$421.4 million for the year ended December 31, 2024 from R$78.5 million of net cash generated from operating activities for the year ended December 31, 2023, primarily due to the following factors:

•        our profit for the year ended December 31, 2024 increased to R$58.8 million from R$17.2 million for the year ended December 31, 2023, combined with adjustments for non-cash items consisting primarily of:

(1)    an increase in interest on loans and financing and exchange-rate change to a positive net cash of R$336.5 million in the year ended December 31, 2024 compared to a positive net cash of R$150.8 million in the year ended December 31, 2023, as a result of an increase in our debentures and loans and financing combined with the increase in Brazil’s base interest rates in the period;

(2)    an increase in depreciation and amortization to R$322.5 million in the year ended December 31, 2024 from R$181.9 million in the year ended December 31, 2023, mainly as a result of an increase of R$191.7 million in property, plant and equipment to R$979.3 million in the year ended December 31, 2024;

(3)    a increase in residual value of written-off property, plant and equipment and intangible assets to R$78.1 million in the year ended December 31, 2024 from an increase of R$19.3 million in the year ended December 31, 2023, due to write-offs in machinery, equipment and vehicles;

•        changes in assets and liabilities resulted in a total outflow of R$185.6 million in the year ended December 31, 2024 compared to a total outflow of R$71.2 million for the year ended December 31, 2023, resulting primarily as a result of:

(1)    a decrease in accounts receivables by R$24.0 million for the year ended December 31, 2024 compared to a decrease by R$4.4 million for the year ended December 31, 2023, primarily as a result of our focus to return to normalized payment schedules in the year ended December 31, 2024; and

(2)    a decrease in suppliers of R$29.6 million for the year ended December 31, 2024, compared to an increase of R$56.3 million for the year ended December 31, 2023, in each case primarily as the result of the growth of our operations and the return to normal payment schedules to our suppliers following stabilization;

as partially offset by:

(1)    a decrease in taxes payable of R$42.4 million for the year ended December 31, 2024, compared to a decrease of R$44.7 million for the year ended December 31, 2023, primarily as the result of an increase in net income before income and social contribution taxes;

(2)    A decrease in prepaid expense of R$1.5 million for the year ended December 31, 2024 compared to a decrease of R$6.2 million for the year ended December 31, 2023, primarily due to prepaid expenses related to the Business Combination.

Our net cash generated from operating activities decreased to R$78.5 million for the year ended December 31, 2023 from R$470.9 million of net cash generated from operating activities for the year ended December 31, 2022, primarily due to the following factors:

•        our profit for the year ended December 31, 2023 decreased to R$17.2 million from R$187.9 million for the year ended December 31, 2022, combined with adjustments for non-cash items consisting primarily of:

(1)    an increase in interest on loans and financing and exchange-rate change to a positive net cash of R$150.8 million in the year ended December 31, 2023 compared to a positive net cash of R$96.7 million in the year ended December 31, 2022, as a result of an increase in our debentures and loans and financing combined with the increase in Brazil’s base interest rates in the period;

(2)    an increase in depreciation and amortization to R$181.9 million in the year ended December 31, 2023 from R$112.0 million in the year ended December 31, 2022, mainly as a result of an increase of R$271.5 million in property, plant and equipment to R$787.6 million in the year ended December 31, 2023;

(3)    a decrease in residual value of written-off property, plant and equipment and intangible assets to R$19.3 million in the year ended December 31, 2023 from an increase of R$26.3 million in the year ended December 31, 2022, due to write-offs in machinery, equipment and vehicles;

•        changes in assets and liabilities resulted in a total outflow of R$71.2 million in the year ended December 31, 2023 compared to a total inflow of R$121.3 million for the year ended December 31, 2022, resulting primarily as a result of:

(1)    an increase in accounts receivables by R$4.4 million for the year ended December 31, 2023 compared to a decrease by R$94.4 million for the year ended December 31, 2022, primarily as a result of our focus to return to normalized payment schedules in the year ended December 31, 2023; and

(2)    (i) an increase in advances to suppliers of R$29.5 million for the year ended December 31, 2023, compared to an increase of R$23.6 million for the year ended December 31, 2022, as a result of the growth of our operations and the return to normal payment schedules to our suppliers following stabilization;

as partially offset by:

(1)    an increase in taxes payable of R$44.7 million for the year ended December 31, 2023, compared to an increase of R$34.2 million for the year ended December 31, 2022, primarily as the result of an increase in net income before income and social contribution taxes;

(2)    A decrease in prepaid expense of R$6.2 million for the year ended December 31, 2023 compared to an increase of R$32.9 million for the year ended December 31, 2022, primarily due to prepaid expenses related to the Business Combination.

Net cash used in investing activities

Our net cash used in investing activities consisted primarily of cash expended on acquisitions and cash spent on companies’ acquisitions; net of cash received and acquisition of property, plant and equipment and intangible assets.

Our net cash used in investing activities increased to R$134.7 million for the year ended December 31, 2024 from R$287.4 million in net cash used in investing activities for the year ended December 31, 2023, primarily due to a reduction in (1) cash spent on companies’ acquisitions (net of cash received) and (2) payment of obligations from acquisition of investments, as partially offset by an increase in cash spent on the acquisition of property, plant and equipment and intangible assets.

Our net cash used in investing activities decreased to R$287.4 million for the year ended December 31, 2023 from R$1,320.8 million in net cash used in investing activities for the year ended December 31, 2022, primarily due to a reduction in (1) cash spent on companies’ acquisitions (net of cash received) and (2) payment of obligations from acquisition of investments, as partially offset by an increase in cash spent on the acquisition of property, plant and equipment and intangible assets.

Net cash (used in) generated from financing activities

Our net cash used in financing activities increased to R$(514.1) million for the year ended December 31, 2024 from R$417.3 million of net cash generated from financing activities for the year ended December 31, 2023, primarily due to (1) an increase to R$153.7 million for the year ended December 31, 2024 from R$124.3 million for the year ended December 31, 2023 in proceeds from loans and financing and (2) a decrease in funding of our Debentures, as offset by an increase to R$113.7 million for the year ended December 31, 2024, from R$98.2 million for the year ended December 31, 2023, in cash generated from financing received from related parties, primarily Ambipar. For more information, see “Certain Relationships and Related Party Transactions.”

Our net cash generated from financing activities decreased to R$417.3 million for the year ended December 31, 2023 from R$994.7 million of net cash generated from financing activities for the year ended December 31, 2022, primarily due to (1) a decrease to R$124.3 million for the year ended December 31, 2023 from R$446.9 million for the year ended December 31, 2022 in proceeds from loans and financing and (2) a decrease in funding of our Debentures, as offset by an increase to R$98.2 million for the year ended December 31, 2023, from R$71.0 million for the year ended December 31, 2022, in cash generated from financing received from related parties, primarily Ambipar. For more information, see “Certain Relationships and Related Party Transactions.”

Capital Expenditures

Our capital expenditures are related primarily to (1) purchasing equipment and technology or (2) acquisition of companies.

For the years ended December 31, 2024, 2023, 2022, our total capital expenditures amounted to R$134.7 million, R$287.4 million R$1,320.8 million, respectively, representing 4.1%, 11.1% and 78.4% of our net revenue respectively. We divide our capital expenditures in two categories: (1) cash spent on companies’ acquisitions; net of cash received, was nil for the year ended December 31, 2024, from R$47.1 million for the year ended December 31, 2023, and R$1,090.0 million for the year ended December 31, 2022; (2) acquisition of property, plant and equipment and intangible assets amounting to and R$134.7 million for the year ended December 31, 2024 from R$240.3 million for the year ended December 31, 2023, and R$230.7 million for the year ended December 31, 2022.

We expect to maintain the amount of our capital expenditures for 2025 at the same level of 2024 to support the organic growth in our business and operations. Our management believes that the proceeds from our current available cash and cash equivalents and financial investments, and the cash flows from our operating activities, will be sufficient to meet our capital expenditures in the ordinary course of business for the next 12 months. This estimate is based on our current business plan and expectations and assumptions in light of current macroeconomic conditions. However, we cannot guarantee that our liquidity assumptions will prove to be correct, and we could exhaust our available financial resources sooner than we currently expect. Our future capital requirements will depend on several factors, including those described above in “— Liquidity and Capital Resources” as well as in “Risk Factors.”

Loans and Financing and Debenture

As of December 31, 2024, we had R$463.9 million in outstanding debentures (compared to R$545.8 million as of December 31, 2023) and R$990.1 million in outstanding loans and financing (compared to R$701.9 million as of December 31, 2023).

The table below shows the main characteristics of our debentures and loans and financing agreements as of December 31, 2024.

	As of December 31, 2024
	Weighted Average Interest rate on December 31, 2023	Maturity	Current	Non-Current
			(in R$ millions)
Working capital(1)	5.79% + CDI and 3.30% + CDI	June 2033 and October 2025	146.9	614.0
Investment financing(2)	11.80%	December 2029	42.4	99.4
Financial leases liabilities	9.55%	August, 2029	22.9	64.7
Debentures	CDI + 2.65% to 2.75%	September, 2029	84.1	379.8
Total			296.3	1,157.9

____________

(1)      Certain working capital loans are guaranteed by Ambipar. Includes the $90.0 million IBBA Loan Agreement by and between Ambipar USA, as borrower, Emergencia, as guarantor, and Itau BBA International PLC, as lender.

(2)      Investment financing through FINAME (Fundo de Financiamento para Aquisição de Máquinas e Equipamentos Industriais) for the acquisition of heavy vehicles and machinery used for our operations. Financing with FINAME funds is secured by the financed assets.

Payment schedule of installments of loans and financing

The table below summarizes the payment schedule of installments of our loans and financing:

As of December 31, 2024
(in R$ millions)
Year of maturity:
2025	—
2026	92.9
2027	615.1
2028	37.3
2029	31.5
2030	8.6
After 2030	7.9
Total	793.3

Issuance of Debentures

On September 15, 2022, we issued an aggregate principal amount of R$250.0 million in a single series of 250,000 unsecured, non-convertible debentures due September 20, 2028, pursuant to the Second Deed of Debentures. The Debentures under the Second Issuance of Debentures bear interest corresponding to 100% of the CDI plus 2.65% per year, which are paid semiannually on each March 20 and September 20, commencing on March 20, 2023. Principal will be amortized in four consecutive annual installments on each September 20, commencing on September 20, 2025. The Second Issuance of Debentures is unconditionally guaranteed by Ambipar. The proceeds of the offering of such Debentures were used to fund cash on balance sheet and for general corporate purposes.

On September 16, 2024, we issued an aggregate principal amount of R$200.0 million in a single series of 200,000 unsecured, non-convertible debentures due September 16, 2029, pursuant to the Third Deed of Debentures. The Debentures under the Third Issuance of Debentures bear interest corresponding to 100% of the CDI plus 2.75% per year, which are paid semiannually on each March 16 and September 16, commencing on March 16, 2025. Principal will be amortized in three consecutive annual installments on each September 16, commencing on September 16, 2027. The Third Issuance of Debentures is unconditionally guaranteed by Ambipar. The proceeds of the offering of such Debentures were used to fund cash on balance sheet and for general corporate purposes.

Payment schedule of installments of Debentures

The table below summarizes the payment schedule of installments of our Debentures:

As of December 31, 2024
(in R$ millions)
Year of maturity:
2025	—
2026	62.5
2027	129.2
2028	129.2
2029	66.7
2030	—
Total
Funding cost (long term)	(7.6)
379.8

Restrictive Covenants

We are subject to certain restrictive covenants present in our Deeds of Debenture and the IBBA Loan Agreement. These covenants include, among other obligations, preservation of certain financial ratios, limitations on assets disposal, control disposal and corporate reorganization, and other provisions on obligations default, judicial reorganization and bankruptcy, death, insolvency, interdiction, change in corporate purpose or in a significant portion of assets and final and unappealable decisions on discrimination based on race and gender, child labor, slave labor, harassment or crime against the environment. As of December 31, 2024, we were in compliance with all of our restrictive covenants.

Guarantees

We have provided guarantees to (i) the notes issuance of USD 750 million due February 2031 by Ambipar Participações (ii) the notes issuance of USD 493 million due February 2033 by Ambipar Participações. For additional information, see “Certain Relationships and Related Party Transactions — Related Party Transactions and Conflicts of Interest Policy — Green Notes Guarantee.”

Critical Accounting Policies and Estimates

Our financial statements are prepared in conformity with IFRS, as adopted by the IASB. In preparing our financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances.

Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments and estimates. See notes 2 and 3.2 to our audited consolidated financial statements as of and for the years ended December 31, 2024, 2023, and 2022, included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business, including the effects of interest rate risk, credit risk and liquidity risk. Information relating to quantitative and qualitative disclosures about these market risks is described below:

Interest rate risk

Interest rate risk arises from the portion of our debt pegged to the long-term interest rate — CDI and interest earning bank deposits at the CDI rate, which may affect the financial revenues or expenses in the event an unfavorable change in interest or inflation rates takes place. Loans issued at variable rates expose us to cash flow interest rate risk.

Loans issued at fixed rates expose us to fair value risk associated with interest rate. Considering that a substantial part of our loans is linked to fixed rates, our management believes that the risk of material changes in income and cash flows is low.

We set forth below three scenarios (probable, possible and remote) for simulation. In the probable scenario, the rates disclosed by the BM&F (Bolsa de Mercadorias e Futuros) were set forth by our management and the possible and remote scenario, a 25% and 50% deterioration on interest rates, respectively, in the variables. These amounts have been calculated using the amounts presented in the notes to the audited Consolidated Financial Statements for cash and cash equivalents and loans and financing:

	As of As of December 31, 2024	Scenario I − Probable	Scenario II − Possible (25%)	Scenario III − Remote (50%)
	(in R$ millions)		(in R$ millions)
Index risk
CDI – Interest earning bank deposits	220.8	27.0	33.8	40.6
CDI – Loans and Financing	(990.1)	(121.3)	(151.6)	(181.9)
CDI – Debentures	(463.9)	(56.8)	(71.0)	(85.2)
Net exposure	(1,233.2)	(151.1)	(188.8)	(226.5)
	As of As of December 31, 2023	Scenario I − Probable	Scenario II − Possible (25%)	Scenario III − Remote (50%)
	(in R$ millions)		(in R$ millions)
Index risk
CDI – Interest earning bank deposits	132.1	15.5	19.4	23.3
CDI – Loans and Financing	(701.9)	(82.5)	(103.1)	(123.7)
CDI – Debentures	(545.8)	(64.1)	(80.2)	(96.2)
Net exposure	(1,115.6)	(131.1)	(163.9)	(196.6)

Due to the nature, complexity, and isolation of a single variable, the estimates presented above may not faithfully represent the value of the loss, if the variable in question has the deterioration shown.

Credit Risk

Credit risk is the risk of our financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises mainly from our receivables from customers and investments in debt securities. Credit risk also arises from cash and cash equivalents, deposits in banks and other financial institutions, and exposure to client credit. For banks and financial institutions, we only purchase securities of issuers with a prime rating.

When analyzing credit risk, our management evaluates the client’s creditworthiness by taking into account their financial position, past experience and other factors. Individual risk limits are determined with basis on internal or external classifications in accordance with limits determined by our management. The use of credit limits is regularly monitored. See notes 3.22.1 and 5 to our audited consolidated financial statements for additional information.

Liquidity Risk

Liquidity risk is the risk associated with the difficulty in meeting the obligations associated with our financial liabilities that are settled by delivering cash or another financial assets. Our objective when managing liquidity is to ensure, to the extent possible, that we will have sufficient liquidity to meet our liabilities when they are due, under both normal and stressed conditions, without incurring in unacceptable losses or risking damage to our reputation and our business.

The cash flow forecast is carried out by our management. Our management monitors the continuous forecasts of our liquidity requirements to ensure we have enough cash to satisfy operating needs. This forecast takes into consideration our debt financing plans, compliance with financial covenants, expected earnings and cash flows and, if applicable, external or legal regulatory requirements — for example, currency restrictions.

We hold surplus cash in excess of amounts we need for working capital, in checking accounts with incidence of interest, term deposits, short-term deposits, choosing instruments with appropriate maturities and sufficient liquidity to provide sufficient margin as determined by the above predictions. As of December 31, 2024, we maintained short-term funds of R$220.8 million, compared to R$132.1 million as of December 31, 2023.

Public Company Costs

We are a public company, and our Class A Ordinary Shares are publicly traded on the NYSE American. As a result, we need to comply with new laws, regulations and requirements that we did not need to comply with as a private company, including provisions of the Sarbanes-Oxley Act, other applicable SEC regulations and the requirements of the NYSE American. Compliance with the requirements of being a public company will require us to increase our administrative expenses in order to pay our employees, legal counsel and independent registered public accountants to assist us in, among other things, instituting and monitoring a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and preparing and distributing periodic public reports in compliance with our obligations under the federal securities laws. In addition, as a public company, it is more expensive for us to obtain directors’ and officers’ liability insurance.

Emerging Growth Company Status

We qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” and are not required to, among other things, (1) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. Accordingly, the information about us available to investors will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company. If some investors find our Securities less attractive as a result, there may be a less active trading market for our Securities and the prices of our Securities may be more volatile.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the Closing of the Business Combination or (b) in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time), and (2) the date on which (x) we are deemed to be a large accelerated filer, which means that the market value of our Class A Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30th, or (y) the date on which we have issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

Material Weakness in Internal Controls and Remediation

Based upon the evaluation of our disclosure controls and procedures as of December 31, 2024, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective due to the material weaknesses in internal control over financial reporting described below:

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS Accounting Standards and includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS Accounting Standards, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, utilizing the criteria in the Committee of Sponsoring Organizations of the Treadway Commission’s Internal Control-Integrated Framework (2013). Based on its assessment, our management determined that, as of December 31, 2024, the Company’s internal control over financial reporting was not effective due to material weaknesses described below. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses related to our 2024 financial statements which include certain material weaknesses previously identified and disclosed in our annual report for the fiscal year ended December 31, 2022, and the report for the fiscal year ended December 31, 2023:

•        lack of effective controls over the completeness, existence and accuracy of the inputs to calculate and record the cost of sales;

•        lack of effective controls over the financial reporting process with sufficient precision to prevent or detect misstatements in a timely manner;

•        lack of effective controls over the application of revenue recognition accounting standards, affecting revenue, cost of sales, account receivable, and unbilled process, with sufficient precision to prevent or detect misstatements in a timely manner;

•        lack of effective controls over the accuracy of the discount rate used to calculate lease-related accounts.

•        lack of a sufficient number of personnel in the acquired entities with an adequate level of knowledge and experience in the closing functions of our financial reports and related disclosures, to process the transition to the application of IFRS, consistent with our financial reporting requirements;

•        design and operation of our accounting and financial reporting closing functions, where the required policies and procedures were not implemented or operating effectively at period end, resulting in a number of adjustments to our audited consolidated financial statements during the course of the audit;

•        inadequate segregation of duties and/or lack of a policy for delegation of authorities;

•        deficiencies in our internal control oversight framework, including the absence of an internal audit function and poor internal communication and documentation related to risk management and internal controls; and

•        deficiencies in information technology controls, such as information classification, vulnerability management, encryption, and business continuity management, and lack of automation in financial reporting consolidation, which enables certain off-book adjustments.

The Company and its Board are committed to maintaining an effective internal control environment. The Company’s management, with the oversight of the Board, has evaluated the material weaknesses described above and designed a remediation plan to address the material weaknesses. The remediation of previously and currently identified material weaknesses and strengthening our internal control environment required a substantial effort throughout 2024, and will continue to require a substantial effort in 2025.

The material weaknesses cannot be considered completely remediated until the applicable controls have operated for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. The Company also cannot assure you that our efforts will be effective or sufficient to prevent any future material weakness in our internal control over financial reporting.

The remediation plan for 2025 includes the following ongoing actions:

•        approval and implementation of the draft of the delegation of authority policy, which is designed to ensure clear segregation of duties;

•        completion of the integration processes for acquired companies in North America;

•        enhancement of the utilization of SAP Enterprise Resource Software or similar system across Ambipar Response companies in Brazil and North America;

•        creation of detailed job descriptions for all areas within the Company, highlighting responsibilities related to internal controls and hiring of additional finance and accounting personnel with the requisite experience and knowledge, including a Chief Accounting Officer (CAO);

•        launch of an internal audit function, with a reporting line to the Board, to assess and improve internal controls regularly;

•        review and adjustment of off-book practices in financial consolidation to ensure transparency and accuracy;

•        standardization of internal procedures for the Board and applicable committees, including the audit committee, to increase the frequency and efficiency of meetings; and

•        Implement an ETL (Extract, Transform, Load) technology to automate key financial and accounting processes, streamlining data flow and improving the timeliness of financial reporting.

The following details the key items of the remediation plan that have been completed to date:

•        establishment of ongoing monitoring mechanisms for internal control procedures;

•        hiring of a SOX compliance consulting firm (Ambipar ESG);

•        development of an outsourced risk management and internal controls division to refine existing risk assessments;

•        organization of a comprehensive communication and training plan focusing on ethics, internal controls, and compliance frameworks such as COSO and ISO;

•        implementation of a whistleblowing policy, including an independent reporting hotlines; and

•        enhancement of ABAC (Anti-Bribery and Anti-Corruption) and AML/CFT (Anti-Money Laundering/Countering the Financing of Terrorism) compliance procedures.

Development of an Outsourced Risk Management and Internal Controls Division to Refine Existing Risk Assessments

In 2024, Ambipar Group established and implemented the Risk Management and Internal Controls Division (“GRC”), outsourcing this function to Ambipar ESG. The division is responsible for identifying, assessing, monitoring, and mitigating corporate risks that may impact Ambipar Group’s strategic objectives. This division operates across all Ambipar’s business units, including the Company, where it works to integrate risk management into operations.

Among its key responsibilities are mapping risks across various categories (strategic, financial, climate-related, compliance/regulatory, reputational, among others), assessing impact and likelihood using tools such as the risk matrix (heatmap), and prioritizing corrective actions. The division is also responsible for advising various departments on the implementation of effective internal controls, continuous monitoring, and risk communication.

Throughout 2024, several initiatives were implemented to enhance the Company’s risk management and internal controls. As part of this effort, interviews were conducted with professionals and managers across various departments and subsidiaries to map and analyze processes, risks, and internal controls in detail. This process included the description of activities, identification of associated risks, evaluation of existing control effectiveness, and identification of improvement opportunities. Based on the collected information, a comprehensive database was structured to document existing processes, risks, and controls, as well as to define process and risk owners.

To further strengthen risk management, the Company developed its risk assessment procedures using the SAI360 platform, which has been internally adapted within the Ambipar Group as “a360”. This platform was employed to conduct comprehensive inherent risk assessments, categorizing impact and likelihood, as well as residual risk assessments based on implemented controls. The impact assessments considered financial, brand reputation, social and environmental, climate-related, ethical-compliance, personnel (safety), and operational factors. Risks were classified into impact levels — low, moderate, high, and very high — and probability levels — rare, unlikely, possible and likely. The results are visualized by the CEO and CFO in a risk matrix, allowing for the identification and prioritization of key risks requiring mitigation. Additionally, a360 enables the creation of a database of process owners, improving the traceability of internal procedures and controls within the company’s structure.

As part of the ongoing efforts to refine risk management, control and residual risk assessments were conducted for the identified corporate risks. A360 was utilized to evaluate the effectiveness of existing controls, assess residual risks, and prioritize mitigation actions. The assessment results are organized to support continuous monitoring and risk management by the CEO. Moreover, a360 allows for direct reporting of incidents within the Company and Ambipar Group, automatically forwarding them to responsible teams and facilitating the development of appropriate treatment plans.

To support and enhance the activities of the GRC division, in October 2024, Ambipar Group approved an updated Risk Management Policy, which establishes guidelines and responsibilities for managing risks across the Company. The risk management framework consists of several stages, including risk identification and assessment, classification by impact and probability, risk prioritization and mitigation (elimination, reduction, transfer, or acceptance), monitoring, communication, and stakeholder consultation. The Board, audit committee, and executive management play critical roles in this process.

Internal Audit Structure

The Company has taken steps towards the implementation of the internal audit function, including the drafting of an internal audit policy, which outlines, among other provisions, the responsibilities of the internal audit function and individual auditors; procedures for the selection and contracting of audit services (overseen by the Board, taking into consideration recommendations from the audit committee); and guidelines for the development of the audit plan. Additionally, a draft internal audit plan for 2025 has been prepared, outlining specific objectives by area/business unit, an audit timeline, and the planning matrix for conducting audits. This plan is pending final approval. Further structuring and development of the internal audit function are planned for 2025 to ensure full alignment with the Risk Management Policy and enhance its effectiveness.

The Risk Management Policy establishes that the internal audit function is responsible for evaluating the Company’s risk environment, identifying and addressing potential failures, fostering a risk management culture, assessing the quality and effectiveness of risk management, control, and governance processes, and reporting its findings to the audit committee. As of the date of this prospectus, the internal audit function has not yet been fully structured, but it is expected to be operational during 2025. The internal audit function will report directly to the Board while maintaining oversight obligations to the audit committee, in line with best market practices to ensure its independence and autonomy.

Organization of a Comprehensive Communication and Training Plan on Ethics, Internal Controls, and Compliance Frameworks such as COSO and ISO

Between September and November 2024, we conducted a series of training sessions on Internal Controls, ISO standards, COSO, and SOx regulation for the Company employees. These live online training sessions were delivered in three languages — Portuguese, Spanish, and English — covering employees across Latin America, Brazil, Chile, the United States, Canada, the United Kingdom, Ireland, and other regions.

In addition to the training sessions, we provided a handbook (available in English, Portuguese, and Spanish) to employees on the topics of internal controls, COSO, and SOx. This material includes supplementary information, frequently asked questions, as well as case studies on these topics.

Assessment of Positions, Competencies, and Organizational Fit, with the Chief Accounting Officer (CAO) Position

The Company is strengthening its corporate governance structure and compliance with the SOx by creating a position of Chief Accounting Officer (CAO). In the proposed organizational structure, the CAO will report directly to the CFO. Reporting to the CAO will be the business unit controllers, including those responsible for the U.S., Canada, Latin America, the United Kingdom, Ireland, and Brazil.

The CAO will reinforce internal controls over the company’s accounting functions, with oversight and coordination responsibilities for the accounting team’s activities. Alongside the CAO, the Company will also implement an internal accounting sub-certification process, led by the CAO. This sub-certification will encompass key controls and processes relevant to SOx compliance. The CAO will be responsible for consolidating, reviewing, and issuing a formal sub-certification, attesting to the quality, consistency, and compliance of financial information with applicable legislation before this information is presented to the CFO and CEO for final certification.

Within the accounting cycle, the CAO will be responsible for overseeing tax compliance, keeping the company in compliance with federal, state, local, and corporate tax laws and policies. Furthermore, the CAO will be responsible for analyzing financial reports, preparing periodic reports, summarized financial statements, and documents for annual review. The proper preparation of financial statements, reports analyzing the company’s financial position, and management of accounting procedures, including the monthly close, will also fall under their responsibility.

Management

Board of Directors

Our Articles provide that, unless otherwise determined by a special resolution of shareholders, with the approval by the holders of a majority of our Class A Ordinary Shares voting exclusively and as a separate class, the Board will be composed of five to eleven directors, with the number being determined by a majority of the directors then in office. As of the date of this prospectus, our Board is composed of seven directors.

Pursuant to our Articles, for so long: (i) as the aggregate voting power held by Ambipar continues to be at least 50% of the total voting power of all of our Ordinary Shares, Ambipar will have the right to appoint at least the majority of the directors, provided that at least one of such directors must qualify as an independent director pursuant to Rule 10A-3 under the Exchange Act and shall be appointed as a member of the audit committee; (ii) as the Sponsor is subject to the transfer restrictions with respect to its Class A Ordinary Shares pursuant to the terms of the Investor Rights Agreement, the Sponsor shall be entitled to nominate one director, provided that such director shall qualify as an independent director and be appointed as a member of the audit committee; and (iii) as Opportunity Agro Fund holds at least fifty percent (50%) of our Class A Ordinary Share voting power held by Opportunity Agro Fund immediately after Closing, Opportunity Agro Fund shall be entitled to nominate one director.

Each director holds office for such term as the resolution appointing him/her has determined or until his/her vacation of office as a director or the director’s removal in accordance with our Articles notwithstanding any agreement between us and such director. Directors are eligible for re-election. Subject to the appointment rights summarized above, any director may be removed from office at any time before the expiration of his/her term (with or without cause) by ordinary resolution. Each of Ambipar, the Sponsor and Opportunity Agro Fund, as applicable, shall have the exclusive right to appoint and remove the respective director(s) appointed by it, and appoint replacement director(s).

The table set forth below presents the name, age and title of the current members of our Board:

Name	Age	Position
Tércio Borlenghi Junior	55	Chairman
Guilherme Patini Borlenghi	31	Director
Alessandra Bessa Alves de Melo	53	Director
Thiago da Costa Silva	41	Director
Mariana Loyola Ferreira Sgarbi	41	Independent Director
Victor Almeida	34	Independent Director
Marco Antonio Zanini	51	Independent Director

The following is a summary of the professional experience of our current directors. Unless otherwise indicated, the current business addresses of all members of our Board is Avenida Angélica, nº 2346, 5th Floor, São Paulo, SP — Brazil, 01228-200.

Tércio Borlenghi Junior founded Ambipar in 1995 and served as President of the board of directors of Ambipar between 2020 and April 2023 and now serve as a board member of Ambipar and as the Chairman of our Board since March 2023. Mr. Borlenghi holds a bachelor’s degree in law and has significant experience in commercial, operational and administrative areas.

Guilherme Patini Borlenghi has vast experience working at Ambipar, having spent the last thirteen years in various positions within the organization. Guilherme led strategic decisions relative to capital allocation and M&A, expanding and consolidating the position of Ambipar Response in the Brazilian market, and the entry and growth in global markets. Mr. Borlenghi graduated from the business school of Fundação Armando Alvares Penteado — FAAP.

Alessandra Bessa Alves de Melo has served as the chief legal officer of Ambipar since 2015 and as a member of our Board since March 2023. Ms. Melo joined the Ambipar Group in 2003 and has served in various roles in our legal department since then. Prior to joining the Ambipar Group, Ms. Melo worked as a lawyer in private practice from 1995 to 2002. Ms. Melo holds a bachelor’s degree in law from Universidade Paulista and an MBA in Business Management from Fundação Getúlio Vargas — FGV, as well as a postgraduate degree in Tax Law and a specialization certificate in Contract Law, both from Centro de Extensão Universitária — CEU.

Thiago da Costa Silva has served as the chief financial officer and chief investor relations officer of Ambipar since 2020 and as our director since 2022. Mr. da Costa Silva has extensive experience in accounting, tax, planning and finance. Prior to joining Ambipar in 2014, Mr. da Costa Silva served as controllership consultant at Camargo Corrêa S.A. from 2012 to 2014, as a senior accounting analyst at the Camargo Corrêa Group from 2007 to 2012, and as an accounting analyst at Dispan Indústria e Comércio Ltda. from 2003 to 2007. Mr. da Costa Silva holds a bachelor’s degree in accounting from Centro Universitário Salesiano de São Paulo — UNISAL and a graduate degree in strategic accounting management and international accounting from Pontifícia Universidade Católica de Campinas — PUC/Campinas.

Mariana Loyola Ferreira Sgarbi has served as an independent member of our Board since March 2023. She has also been a partner at Loyola Advogados since 2017. Before starting her own law firm, Ms. Loyola was a senior lawyer at Fialho, Salles Advogados from 2015 to 2017. Ms. Loyola has served as coordinator and legal negotiator for several M&A transactions and structuring of investments since then. She holds a bachelor’s degree in law from Universidade Federal de Minas Gerais, a master’s degree in business law from Universidade Federal de Minas Gerais and a certificate of business administration with emphasis on finance from IBMEC.

Victor Almeida has served as an independent member of our Board since March 2023. He has also been a partner at Opportunity, a private equity firm in Brazil, targeting acquisitions in a diverse number of sectors, since 2020, having initially joined as an analyst in 2014. Mr Almeida currently serves on the board of directors of Belem Bioenergia, one of Brazil’s biggest palm oil companies, having previously served as a member of Belem Bioenergia’s senior executive management between 2019 and 2021. Between 2016 and 2018, Mr. Almeida served as a member of the board of directors of Bemisa — Exploração Mineral. Mr. Almeida has a bachelor’s degree in economics from Universidade Federal da Bahia.

Marco Antonio Zanini has served as an independent member of our Board since March 2024. Mr. Zanini is founding partner and executive director of Zanini Audit Fisco Contábil, an advisory company specialized in auditing founded in 1986, having also worked at Reratex Comercial e Imobiliária Ltda. as an advisor from 2002 to 2012. Mr. Zanini holds a degree in Accounting from the Pontifical University of Campinas and Bachelor of Law from Universidade Metodista de Piracicaba.

Committees of the Board of Directors

Our Board has a permanent audit committee, and may establish a compensation committee and a nominating and corporate governance committee.

Audit Committee

The persons listed below serve as members of our audit committee:

Name	Age	Position
Marco Antonio Zanini	51	Member
Mariana Loyola Ferreira Sgarbi	41	Member

Set forth below is a brief biography of our audit committee:

Marco Antonio Zanini.    See “— Board of Directors.”

Mariana Loyola Ferreira Sgarbi. See “— Board of Directors.”

Each member of the audit committee is financially literate and our Board has determined that Marco Antonio Zanini qualify as “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•        assisting Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Item 5 — Operating and Financial Review and Prospects” in our annual report on Form 20-F;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to us, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors also have a duty to exercise their powers only for a proper purpose, a duty to avoid conflicts of interest and of duty, a duty to disclose personal interest in contracts involving us, a duty not to make secret profits from the directors’ office and a duty to act with skill, care and diligence. Our directors are required to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our Articles, as amended and restated from time to time, and the rights vested thereunder in the holders of the shares. We have the right to seek damages if a duty owed by our directors is breached. In certain limited exceptional circumstances, one or more shareholders may have the right to seek damages in our name if a duty owed by our directors is breached.

Executive Officers

Our officers are appointed by, and serve at the discretion of, the Board.

No nonemployee director has a service contract with us that provides for benefits upon termination of service.

The following table sets forth certain information relating to our senior management as of the date of this prospectus.

Name	Age	Position
Ricardo Chagas	43	Chief Executive Officer
Pedro Petersen	33	Chief Financial Officer
Fabricio Resende Fonseca	45	Brazil President
Mika Pirneskoski	49	Europe and Africa President
Gelcilio Barros	49	LatAm President
Rafael Tello	43	Middle East President
Dennys Spencer Maio	44	Head Global Emergency Response
Rogério Calderaro	51	Head Global Industrial Services
Guilherme Costa	52	Head Global Outsourcing

Set forth below is a brief biography of our senior management:

Ricardo Chagas has served as our CEO since June 2025. He joined the Goup in March 2025 and was appointed as North America President. Prior to joining Ambipar, served as Senior Vice President for Latin America at Edison Chouest Offshore Group for 21 years. Mr. Chagas has nearly 40 years of experience in the oil and gas industry. Prior to joining AMBIPAR, he also served as Technical Director of Metalock do Brasil, Operations and Commercial Director of Tidewater in Brazil and Mexico and was General Director of Oceaneering for the ROV (Robotics) and OIE (Engineering) divisions. Mr. Chagas holds an MBA in Business Management from FGV, an MBA in Oil & Gas from Coppe and a degree in Industrial Mechanics.

Pedro Petersen has served as our CFO since June 2025. Mr. Petersen is returning to Ambipar Response having already served as chief financial officer (June 2023-May 2024) and chief investor relations officer (March 2023-August 2024). Mr. Petersen continue in his role as chief investor relations officer at Ambipar Participações e Empreendimentos S.A., the controlling shareholder of Ambipar Response. Previously, he worked for HPX from January 2021 until the Closing of the Business Combination in March 2023. Mr. Petersen has over 10 years of investment experience in Brazil. From 2017 to 2018, Mr. Petersen served as a private equity associate at Gávea Investimentos, where he oversaw investments in sectors such as fintech, malls, and utilities. Between 2013 and 2017, Mr. Petersen served as an investment analyst at Dynamo Administração de Recursos, a Brazilian public and private investment company. Between 2012 and 2013, Mr. Petersen worked at Vinci Partners. Mr. Petersen actively participated in the founding of Alice, an insurance health-tech company in Brazil. Mr. Petersen has a bachelor’s degree in economics from Pontifícia Universidade Católica do Rio de Janeiro — PUC/RJ and a master’s of science in engineering degree (MSE) in data science from the University of Pennsylvania.

Fabricio Resende Fonseca has served as our Brazil President since March 2025. Prior to joining us, Mr. Fonseca was the co-founder and led the commercial sector of Control Ambiental Sustentabilidade e Meio Ambiente S.A., which later gave rise to ControlPar Holding. ControlPar Holding focused on delivering integrated environmental solutions. In 2021, ControlPar was acquired by Ambipar, where he joined the executive board of the Environmental Services division — encompassing Environmental Consulting, Management of Contaminated Areas, and Environmental Analysis. In January 2024, he became chief executive officer of Ambipar Environment, overseeing operations in Brazil. Mr. Fonseca holds a degree in Biology and a Master’s in Environmental Engineering from the Federal University of Espírito Santo.

Mika Pirneskoski has served as our Europe and Africa President since January 2025. Prior to joining Ambipar, Mr. Pirneskoski spent over a decade at Lamor Corporation Plc, where he held several leadership positions, including Group CEO from October 2019 to December 2023. During his tenure, he played a key role in transforming Lamor from an equipment supplier into a turn-key solutions provider. He also led the company’s transition from a privately held, family-owned business to a publicly listed company. Under his leadership, Lamor’s service-based revenue grew from €800,000 per year to over €100 million. He was instrumental in launching new business lines, including soil remediation, water treatment, and plastic recycling. Before his time at Lamor, Mr. Pirneskoski worked in the investment banking sector, where he gained extensive transaction experience across five continents, involving deals with a combined enterprise value exceeding €500 million. He holds a Master’s degree in Economics with a specialization in Finance and has completed post-graduate studies in Finance at Aalto University in Helsinki, Finland. In addition to his executive role at Ambipar, Mr. Pirneskoski serves as a board member for four companies spanning sectors such as cybersecurity and agricultural technology.

Gelcilio Barros served as our LatAm President since March 2025. Prior to joining us, Mr. Barros was co-founder of Zenith Maritima Ltda, a Brazilian Navigating Companhy (EBN) founded in 2002 providing maritime and port services and transportation and also co-founder of Control Ambiental Sustentabilidade e Meio Ambiente S.A, a company founded in 2008, precursor of Holding ControlPar, a company providing integrated environmental solutions. In 2021, ControlPar was acquired by us and Mr. Barros was appointed to the executive board of the Environmental Services business unit (Environmental Consulting, Management of Contaminated Areas and Environmental Analysis). In August 2024, he took over as Integration Director of Ambipar Environment Latin America, being responsible for the integration of Ambipar’s services portfolio in Brazil and Latin America. Mr Barros holds a degree in Oceanography from State University of Rio de Janeiro, Master degree in Environmental Engineering from the Federal University of Espírito Santo, and Master in Business Administration from Fundação Getúlio Vargas

Rafael Tello has served as our Middle East President since March 2025. He also serves as the vice-president of Sustainability at Ambipar Group. Mr. Tello is also a member of Bartofil’s ESG Committee, where he contributes to the advancement of environmental, social and corporate governance practices. In addition, Mr. Tello acts as coordinator of the Desafio 2030 Network and ODS MG Hub, assisting companies in using the 17 Sustainable Development Goals (SDGs) as strategic drivers, encouraging innovation, growth and sustainable development of value chains. Mr. Tello holds a degree in Economics from the Federal University of Minas Gerais (UFMG) and a postgraduate degree in Sustainability Management from Leuphana Universitaet Lueneburg, Germany.

Dennys Spencer Maio has served as our Global Head of Emergency Response since March 2025. Mr. Maio joined Ambipar in 2008 and has held several key leadership roles, including chief operating officer of Ambipar Group from 2020 to June 2023, and head of engineering of Ambipar Response S.A. prior to that. Mr. Maio has over 20 years of experience in managing large-scale environmental projects and hazardous materials emergency response operations. Mr. Spencer holds a bachelor’s degree in Chemical Engineering from Faculdades Oswaldo Cruz, a bachelor’s degree in Geography from the University of São Paulo (USP), a master’s degree in Environmental Engineering and Technological Risk Analysis from École des Mines d’Alès (France), a master’s degree in Hazardous Waste Management from the University Grenoble Alpes (France), and a master’s degree in Soil Contamination Engineering from the University of São Paulo (USP).

Rogério Calderaro has served as our Global Head of Industrial Services since March 2025. Prior to joing us, Mr. Calderaro worked for 16 years in the Brazilian Navy in various operational roles. In 2010, Mr. founded Clean Tank, a company that transformed tank cleaning operations for the O&G market. He is the founder of C-Tank, a global leader in the industrial cleaning of FPSOs, platforms and support vessels for the O&G market acquired by us in 2022. Mr. Calderaro holds a degree in Naval Sciences from the Brazilian Naval School with an emphasis on Machinery (1998), a postgraduate degree in Business Administration from FGV (2001), and a postgraduate degree in Strategic Management of Oil, Gas and Renewable Energies from FDC (2021).

Guilherme Ferreira da Costa has served as our Global Head Outsourcing since March 2025. Mr. Costa has over 22 years of experience in managing outsourcing of Emergency Medical Services (EMS) on Highways, Industrial Plants and Construction Sites. Mr. Costa joined the Ambipar Group as head of medical services after the acquisition of SMR (composed by entities SMR, SSMR, and SSR) in 2023. Mr. Costa holds a degree in Civil Engineer from UFPR with a Master in Economic Engineering from FAE/PR and an Advanced Management Program from ESADE/Spain.

Family Relationships

Our director, Mr. Guilherme Patini Borlenghi, is the son of the chairman of our Board and indirect controlling shareholder, Mr. Tércio Borlenghi Junior.

Except as set forth above, there are no family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

Mr. Tércio Borlenghi Junior and Ms. Alessandra Bessa Alves de Melo are joint defendants, collectively with other parties, in a criminal proceeding lawsuit filed by the prosecution agency of the state of Espírito Santo (Ministério Publico do Estado do Espírito Santo) with the criminal court of the city of Aracruz, Espírito Santo, on May 12, 2015. See “Risk Factors — Risks Relating to Our Business and Industry — We, our subsidiaries, affiliates, direct and indirect controlling shareholders and members of our management, or companies with which management has been involved with in the past, have been in the past and may in the future be subject to legal, administrative or arbitration disputes or investigations. Any disputes or investigations may adversely affect our results of operations, financial condition and reputation.”

Foreign Private Issuer Exemptions

We are a Cayman Islands exempted company incorporated on May 3, 2022 with limited liability. We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2023. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of NYSE American. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, our shareholders may receive less or different information about us than a shareholder of a U.S. domestic public company would receive.

We are listed on the NYSE American. The NYSE American market rules permit a foreign private issuer to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, our home country, may differ significantly from the NYSE American corporate governance listing standards. Among other things, we are not required to have:

•        a majority of the board of directors consist of independent directors;

•        a compensation committee consisting of independent directors;

•        a nominating committee consisting of independent directors; or

•        regularly scheduled executive sessions with only independent directors each year.

We are relying on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE American applicable to U.S. domestic public companies.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all our directors, officers, employees and extended workforce, including the Chairman, Chief Executive Officer, Chief Financial Officer and other officers. We seek to conduct business ethically, honestly, and in compliance with applicable laws and regulations. Our Code of Business Conduct and Ethics sets out the principles designed to guide our business practices — compliance, integrity, respect and dedication. We expect our suppliers, contractors, consultants, and other business partners to follow the principles set forth in our code when providing goods and services to us or acting on our behalf.

Executive Compensation

Aggregate Compensation of Directors and Executive Officers

In the years ended December 31, 2024, 2023 and 2022, we paid an aggregate of R$50.4 million, R$77.3 million and R$35.3 million, respectively, in cash compensation to our executive officers and directors. These amounts are comprised of salaries, bonuses and short-term benefits including the use of company vehicles and reimbursement for business trips and other ordinary course expenses. Benefits totaled R$2.6 million, R$2.0 million, R$0.8 million in the years ended December 31, 2024, 2023 and 2022, respectively. There was no amount set aside for pension, retirement or similar benefits during such period.

Insurance and Indemnification

To the extent permitted under Cayman law, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We entered into indemnification agreements with our directors and officers to protect such persons against certain liabilities. The indemnification agreements and our Articles will require us to indemnify our directors and executive officers to the fullest extent permitted by law in connection with claims made by reason of their being a director or officer, as applicable, of the Company.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our Board, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Omnibus Incentive Plan

We currently maintain an Omnibus Incentive Plan governed by the laws of the Cayman Islands for our service providers and our subsidiaries.

The Omnibus Incentive Plan gives us the ability to grant various forms of awards, including without limitation non-qualified stock options (“Options”) and performance-based restricted stock units (“PSUs”). Initial grants for employees are expected to be a combination of Options (with an exercise price at fair market value on the date of grant) and PSUs.

The Options will vest over three years, with 1/3 of the option shares subject to the grant vesting on each anniversary of grant, in each case subject to continued employment on the applicable vesting date.

The PSUs are subject to a performance-based vesting based on a cumulative EBITDA target over the three-year post-Closing period from 2024 to 2026. Vesting is subject to continued employment through the last day of the performance period, or as otherwise determined in the grant agreements.

The Omnibus Incentive Plan does not grant automatic acceleration of awards due to a change in control.

Grantees are subject to customary restrictive covenants in connection with each grant. A breach of these restrictive covenants will result in forfeiture of all awards.

As of December 31, 2024, the total pool consisted of 2,062,000 Class A Ordinary Shares. No Options nor PSUs have been awarded under the Omnibus Incentive Plan.

Beneficial Ownership of Securities

The following table sets forth information known to us regarding the beneficial ownership our Ordinary Shares as of the date of this prospectus of:

•        each person known by us to beneficially own more than 5% of our issued and outstanding Ordinary Shares;

•        each of our directors and executive officers; and

•        all our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Such securities, however, are deemed to be outstanding only for the purpose of computing the percentage beneficial ownership of that person but are not deemed to be outstanding for the purpose of computing the percentage beneficial ownership of any other person. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

As of date of this prospectus, there were 16,195,105 Class A Ordinary Shares, 39,234,746 Class B Ordinary Shares and 16,180,000 Warrants issued and outstanding. Pursuant to our Articles, each holder of Class A Ordinary Shares is entitled to one vote per share and each holder of Class B Ordinary Shares is entitled to 10 votes per share on all matters submitted to them for a vote on all Ordinary Shares voting together as a single class. The Warrants, which entitle the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, became exercisable on April 2, 2023, which is 30 days after the completion of the Business Combination, provided, however, that an effective registration statement or a valid exemption therefrom is available.

The expected beneficial ownership percentages set forth below do not take into account up to 11,000,000 Earn-Out Shares that may be issued to Ambipar, but do take into account the Class A Ordinary Shares underlying the Warrants.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.

	Class A Ordinary Shares		Class B Ordinary Shares		Total Ordinary Shares	Total Voting Shares
Beneficial Owner	Number	Percentage	Number	Percentage	Percentage	Percentage
Principal Shareholders:
Ambipar Participações e Empreendimentos S.A(1)	—	—	39,234,746	100%	70.8%	96.0%
Opportunity Agro Fundo de Investimento em Participações Multiestratégia Investimento no Exterior(2)	11,810,000	72.9%	—	—	21.3%	2.9%
HPX Capital Partners LLC(3)	2,512,807	14.9%	—	—	4.5%	0.6%
Directors and Executive Officers:(4)
Tércio Borlenghi Junior(1)	—	—	16,243,185	41.4%	29.3%	39.8%
Alessandra Bessa Alves de Melo	—	—	—	—	—	—
Thiago da Costa Silva	—	—	—	—	—	—
Mariana Loyola Ferreira Sgarbi	—	—	—	—	—	—
Victor Almeida	—	—	—	—	—	—
Marco Antonio Zanini	—	—	—	—	—	—
Ricardo Chagas	—	—	—	—	—	—
Guilherme Patini Borlenghi	—	—	—	—	—	—
Pedro Petersen	—	—	—	—	—	—
Fabricio Resende Fonseca	—	—	—	—	—	—
Mika Pirneskoski	—	—	—	—	—	—
Gelcilio Barros	—	—	—	—	—	—

	Class A Ordinary Shares		Class B Ordinary Shares		Total Ordinary Shares	Total Voting Shares
Beneficial Owner	Number	Percentage	Number	Percentage	Percentage	Percentage
Rafael Tello	—	—	—	—	—	—
Dennys Spencer Maio	—	—	—	—	—	—
Rogério Calderaro	—	—	—	—	—	—
Guilherme Costa	—	—	—	—	—	—
All directors and executive officers as a group (16 individuals)	—	—	16,243,185	41.4%	30.8%	39.9%

____________

(1)      Ambipar Participações e Empreendimentos S.A. (“Ambipar”) is the record holder of the Class B Ordinary Shares reported herein, which carry voting rights in the form of 10 votes per Class B Ordinary Share, and is controlled by Mr. Tércio Borlenghi Junior, chairman of our board of directors, who by virtue of his control may be deemed to beneficially own shares held by Ambipar. Ambipar will be issued up to an additional 11,000,000 newly issued Class B Ordinary Shares (the “Earn-Out Shares”), as follows: (i) if at any time during the three-year period following the Closing Date, the closing share price of the Class A Ordinary Shares is greater than or equal to $17.00 over any 20 trading days within any consecutive 30 trading day period, 50% of the Earn-Out Shares will be issued; and (ii) if at any time during the three-year period following the Closing Date, the closing share price of the Class A Ordinary Shares is greater than or equal to $20.00 over any 20 trading days within any consecutive 30 trading day period, the remaining 50% of the Earn-Out Shares will be issued. The business address of Ambipar is Avenida Angélica, nº 2346, 5th Floor, São Paulo — SP, Brazil, 01228-200.

(2)      According to a Schedule 13G filed on January 30, 2024, represents (i) 11,810,000 issued and outstanding Class A Ordinary Shares and (ii) 2,280,000 Class A Ordinary Shares underlying the 2,280,000 Warrants beneficially owned by Opportunity Agro Fundo de Investimento em Participações Multiestratégia Investimento no Exterior (“Opportunity Agro Fund”). Opportunity Agro Fund is managed by Opportunity Private Equity Gestora de Recursos Ltda., a leading fund manager in Brazil, which has discretionary management and voting power over the shares held by Opportunity Agro Fund and is managed by, among other officers, Eduardo de Britto Pereira Azevedo and Leonardo Guimarães Pinto. The business address of Opportunity Private Equity Gestora de Recursos Ltda. is Rua Visconde de Pirajá, 351, 14th floor (part), Ipanema, Rio de Janeiro — RJ, Brazil, 22410-906.

(3)      HPX Capital Partners LLC (the “Sponsor”) is the record holder of the (i) 1,836,100 issued and outstanding Class A Ordinary Shares and (ii) Class A Ordinary Shares underlying 676,707 Warrants reported herein. Each of Messrs. Bernardo Hees, Carlos Piani and Rodrigo Xavier indirectly exercises the sole investment and voting power over his one-third interest in the shares held of record by the Sponsor. Therefore, Messrs. Hees, Piani and Xavier may be deemed to have sole investment and voting power over 612,033 Class A Ordinary Shares and 225,569 Class A Ordinary Shares underlying 225,569 Warrants each. Each of Messrs. Hees, Piani and Xavier disclaims beneficial ownership of the securities held of record by the Sponsor, except to the extent of any pecuniary interest therein. Each of Messrs. Hees, Piani and Xavier served as a director of HPX prior to the consummation of the Business Combination. The business address of HPX Capital Partners LLC is 1000 N West St, STE 1200, Wilmington, Delaware, USA, 19801.

(4)      Unless otherwise noted, the business address of the directors and executive officers of the Company is Avenida Angélica, nº 2346, 5th Floor, São Paulo — SP, Brazil, 01228200.

Selling Securityholders

The Selling Securityholders may offer and sell, from time to time, any or all of the shares or warrants being offered for resale by this prospectus, consisting of: (i) 1,896,100 Sponsor Shares, 676,707 Sponsor Warrants and 676,707 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants, (ii) 13,200 Non-Redeeming Shareholder Shares, (iii) 13,275,917 PIPE Shares, (iv) 2,717,500 Investors’ Warrants and 2,717,500 Class A Ordinary Shares issuable upon the exercise of the Investors’ Warrants, and (v) 20,000 RSU Shares.

The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights that have been granted to the Selling Securityholders in respect of the securities described above. For more information about our relationships with the Selling Securityholders and their affiliates, see “Certain Relationships and Related Party Transactions.”

The Selling Securityholders will determine the timing, pricing and rate at which they sell such securities into the public market. Certain of the Selling Securityholders have an incentive to sell their securities because they have purchased such securities at prices below the recent trading prices of our securities. Sales by Selling Securityholders may cause the trading prices of our securities to experience a decline.

The following table is prepared based on information provided to us by the Selling Securityholders. The table sets forth, as of the date of this prospectus, the names of the Selling Securityholders and the number of Class A Ordinary Shares (including Ordinary Shares underlying the Warrants) and Warrants beneficially owned by each of them. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Information concerning the Selling Securityholders may change from time to time, and any changed Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by supplements to this prospectus or amendments to the registration statement to which this prospectus relates to the extent required prior to the time of any offer or sale of such Selling Securityholder’s Class A Ordinary Shares or Warrants pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Class A Ordinary Shares or Warrants registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

See the section titled “Plan of Distribution.”

Name of Selling Securityholder	Class A Ordinary Shares(3)	%(4)	Warrants	%(5)	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	%(4)	Warrants	%
HPX Capital Partners LLC(6)	2,512,807	14.9	676,707	4.2	2,512,807	676,707	—	—	—	—
Wolney E. G. Bertiol(7)	20,000	*	—	—	20,000	—	—	—	—	—
Marcos V. B. Peigo(8)	20,000	*	—	—	20,000	—	—	—	—	—
Maria Salete G. Pinheiro(9)	20,000	*	—	—	20,000	—	—	—	—	—
Opportunity Agro Fundo de Investimento em Participações Multiestratégia Investimento no Exterior(10)	14,090,000	76.3	2,280,000	14.1	14,090,000	2,280,000	—	—	—	—
Constellation Funds(11)	709,857	4.3	137,500	*	709,857	137,500	—	—	—	—
Brazil International Fund SPC – XP Long Biased International Fund Class(12)	601,060	3.7	125,000	*	601,060	125,000	—	—	—	—
Ace Inc(13)	438,100	2.7	125,000	*	388,100	75,000	—	*	75,000	*
Tuchola Investments Inc.(14)	129,400	*	25,000	*	129,400	25,000	—	—	—	—
Genome Fund Inc.(15)	438,226	2.7	300,000	1.9	58,800	50,000	379,426	2.3	250,000	1.5
Gannett Peek Limited(16)	29,400	*	25,000	*	29,400	25,000	—	—	—	—
Rafael Salvador Grisolia(17)	10,000	*	—	—	10,000	—	—	—	—	—

____________

*        Less than 1%.

(1)      The amounts set forth in this column are the number of Class A Ordinary Shares or Warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Class A Ordinary Share or Warrant that the Selling Securityholder may own beneficially or otherwise.

(2)      Assumes the sale of all of the securities offered by the Selling Securityholders.

(3)      Represents Class A Ordinary Shares, including Class A Ordinary Shares issuable upon the exercise of the Warrants.

(4)      Represents the percentage of the existing equity capital. In calculating the percentages, (a) the numerator is calculated by adding the number of outstanding Class A Ordinary Shares and the number of Class A Ordinary Shares issuable upon the exercise of Warrants held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of Class A Ordinary Shares currently outstanding and the number of Class A Ordinary Shares issuable upon the exercise of Warrants held by such beneficial owner, if any (but not the number of Class A Ordinary Shares issuable upon the exercise of Warrants held by any other beneficial owner).

(5)      In calculating the percentages, (a) the numerator is calculated by adding the number of Warrants that are held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of Warrants outstanding.

(6)      HPX Capital Partners LLC (the “Sponsor”) is the record holder of the securities reported herein, and is controlled by a board of managers consisting of Messrs. Bernardo Hees, Carlos Piani and Rodrigo Xavier, who by virtue of their shared control may be deemed to beneficially own securities held by the Sponsor. Each of Messrs. Hees, Piani and Xavier disclaims beneficial ownership of the securities held of record by the Sponsor, except to the extent of any pecuniary interest therein. Each of Messrs. Hees, Piani and Xavier served as a director of HPX prior to the consummation of the Business Combination. The business address of HPX Capital Partners LLC is 1000 N West St, STE 1200, Wilmington, Delaware, USA, 19801.

(7)      Wolney Edirley Gonçalves Bertiol served as a director of HPX prior to the consummation of the Business Combination. The business address of Mr. Bertiol is 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, United States of America.

(8)      Marcos Vinicius Bernardes Peigo served as a director of HPX prior to the consummation of the Business Combination. The business address of Mr. Peigo is 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, United States of America.

(9)      Maria Salete Garcia Pinheiro served as a director of HPX prior to the consummation of the Business Combination. The business address of Ms. Pinheiro is 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, United States of America.

(10)    Opportunity Agro Fundo de Investimento em Participações Multiestratégia Investimento no Exterior (“Opportunity Agro Fund”) is managed by Opportunity Private Equity Gestora de Recursos Ltda., a leading fund manager in Brazil, which has discretionary management and voting power over the shares held by Opportunity Agro Fund and is managed by, among other officers, Eduardo de Britto Pereira Azevedo and Leonardo Guimarães Pinto. The business address of Opportunity Private Equity Gestora de Recursos Ltda. is Rua Visconde de Pirajá, 351, 14th floor (part), Ipanema, Rio de Janeiro — RJ, Brazil, 22410-906.

(11)    Consists of (i) 215,107 Class A Ordinary Shares and 42,250 Warrants held by Constellation Qualificado Master Fundo de Investimento de Ações (“Constellation Qualificado FIA”), (ii) 241,276 Class A Ordinary Shares and 44,875 Warrants held by Const Brazil US Fund LP (“Const Brazil”) and (iii) 253,474 Class A Ordinary Shares and 50,375 Warrants held by Constellation Master Fundo de Investimento de Ações (“Constellation FIA,” and, together with Constellation Qualificado FIA and Const Brazil, the “Constellation Funds”). The Investment Manager of the Constellation Funds is Constellation Investimentos e Participações Ltda. All investment decisions over the shares held by the Constellation Funds are made by Mr. Florian Bartunek, Constellation’s CIO, and the investment team. The business address of Constellation Investimentos e Participações Ltda. is Rua Amauri, 255, 6th floor, São Paulo — SP, Brazil, 01448-000.

(12)    Brazil International Fund SPC — XP Long Biased International Fund Class (“BIF SPC”) is managed by XP Gestão de Recursos Ltda., the registered investment manager. All voting and investment decisions over the securities held by BIF SPC are made by a majority vote of an investment committee of XP Gestão de Recursos Ltda. comprised of several members, and no single member has any ability to make any such decisions unilaterally. Each of such investment committee members expressly disclaims beneficial ownership of all securities held by BIF SPC, except to the extent of any pecuniary interest therein. The business address of BIF SPC is Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town — Grand Cayman KYI — 9007, Cayman Islands.

(13)    The business address of Ace Inc is Deltec House, Lyford Cay, P.O. Box N-3229, Nassau, Bahamas.

(14)    Turim 21 Investimentos Ltda. is the investment manager of Tuchola Investments Inc. (“Tuchola”). Ana Carolina Carvalho and Eduardo Gomes de Almeida are managing members of Turim 21 Investimentos Ltda. and, in such capacity, have shared voting and investment power with respect to the securities held by Tuchola. The business address of Tuchola is Bahamas Financial Centre, Shirley and Charlotte Streets, 2nd Floor, P.O. Box N-4899 Bahamas, Nassau Islands, New Providence.

(15)    Tulio Luz Barbosa is the investment manager of Genome Fund Inc. (“Genome”) and, in such capacity, has voting and investment power with respect to the securities held by Genome. The business address of Genome is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.

(16)    Turim 21 Investimentos Ltda. is the investment manager of Gannett Peek Limited (“Gannett Peek”). Ana Carolina Carvalho and Eduardo Gomes de Almeida are managing members of Turim 21 Investimentos Ltda. and, in such capacity, have shared voting and investment power with respect to the securities held by Gannett Peek. The business address of Gannett Peek is Bahamas Financial Centre, Shirley and Charlotte Streets, 2nd Floor, P.O. Box N-4899 Bahamas, Nassau Islands, New Providence.

(17)    Rafael Salvador Grisolia served as a director of HPX prior to the consummation of the Business Combination. The business address of Rafael Salvador Grisolia is Praça Telê Santana 45, apartment 604, building 2, Condominio Americas Park — Edificio Sundance, Barra da Tijuca, Rio de Janeiro — RJ, Brazil, 22793-298.

Certain Relationships and Related Party Transactions

Related Party Transactions and Conflicts of Interest Policy

We maintain a person transaction policy. This related person transaction policy requires any related party transaction (excluding related party transaction involving an amount equal or lower than $1,000,000, subject to certain exceptions) to be subject to (i) the approval of our audit committee, and (ii) for as long as Opportunity Agro Fund is entitled to appoint a member to our Board, to the unanimous approval of all non-interested members of our Board.

Furthermore, the policy outlines several categories of transactions that are expressly prohibited. These include transactions not conducted at market conditions, as well as the direct provision of loans, mutual transactions, or the provision of guarantees (endorsement/surety) to administrators, members of the fiscal, administrative, or committees (statutory or otherwise), their respective alternates, spouses, partners, descendants, and relatives up to the 2nd degree. Additionally, transactions that favor other companies within the group to the detriment of the Company, those with companies whose administrators or partners are relatives of Company employees in positions of trust, operations that do not guarantee equitable treatment to shareholders, and transactions with related parties that violate SEC rules and regulations, where applicable to the Company, are prohibited.

As of the date of this prospectus, we had entered into the material related party transactions described below.

Lease Agreement with Amazônia Incorporação e Participação S.A.

On September 6, 2021, Ambipar Response S.A., a subsidiary of the Company entered into a lease agreement with its affiliate Amazônia Incorporação e Participação S.A. (“Amazonia”). Amazonia is controlled by our indirect controlling shareholder, Mr. Tércio Borlenghi Junior, who is also chairman of our Board. The agreement sets forth the lease by Ambipar Response S.A. from Amazonia of 50% of four real estate properties, all located in the State of São Paulo, for the total amount of R$386,103.49 per month. The agreement expires on August 6, 2031 and there are currently no amounts overdue.

Intercompany Loans

In 2020 and 2021, our subsidiaries entered into intercompany loans comprising checking account transactions carried out exclusively between them and wholly-owned subsidiaries of Ambipar, the terms of which have not been determined nor have any written agreements been executed with respect thereto. These transactions are for an indefinite period and without remuneration, are carried out and are characterized by the concept of cash centralization, i.e., single cash, aiming at better management of financial resources for the Ambipar. As of December 31, 2024, the Company had outstanding non-current loan assets in the amount of R$295.9 million, due by Ambipar to Emergencia and non-current loan liabilities in the amount of R$52.5 million, due by the Company to Ambipar.

On July 5, 2022, Ambipar and Emergencia entered into the Ambipar Intercompany Loan Agreement, pursuant to which Ambipar formalized the disbursement to Emergencia, under the abovementioned intercompany loans, of an aggregate amount of R$317,094,454.24. According to the Ambipar Intercompany Loan Agreement, Ambipar could elect, at any time prior to the termination of this agreement and at its sole discretion, to convert the amount (as expressed in Brazilian reais) equivalent to US$50,500,000.00 into Emergencia’s equity, as consideration for the subscription and purchase of 5,050,000 Class B Ordinary Shares at $10.00 per share pursuant to the Ambipar Subscription Agreement. On the Closing Date, the convertible amount was fully converted into Emergencia’s equity.

Cost Sharing Agreement

Ambipar, Emergencia and certain of its subsidiaries entered into the Cost Sharing Agreement, dated as of the Closing Date, pursuant to which Ambipar agreed to provide certain support services to Emergencia and certain of its subsidiaries under and pursuant to the terms and conditions set forth therein, including information technology, controllership, organization and corporate support activities, marketing, invoicing, debt collection, facilities, human resources, accounting documentation, archive, compliance, data privacy, fleet management, project assessment, quality assurance, labor safety, investor relations, sustainability advisory services, treasury and legal services, under and pursuant to the terms and conditions set forth therein. Under the Cost Sharing Agreement, Emergencia will pay in advance, or cause each of the Recipients (as defined in the Cost Sharing Agreement) to pay in advance, to Ambipar, the Monthly Ambipar Response Expenses (as defined in the Cost Sharing Agreement) for such month in accordance with the pro-rata participation of each of the Recipients in the net revenue generated by Emergencia. For the calendar year 2025, the Ambipar Response Expenses (as defined in the Cost Sharing Agreement) are expected to total approximately R$20.0 million.

Trademark Licensing Agreement

Emergencia entered into a trademark licensing agreement with Ambipar, dated as of the Closing Date (the “Trademark Licensing Agreement”) under which Ambipar formally granted Emergencia, its subsidiaries and controlling shareholder with a non-exclusive, non-assignable, non-sublicensable and non-transferable license to use the trademarks “Ambipar Response,” “Grupo Ambipar” and “Ambipar” in any country or territory where Emergencia and its affiliates operate and do business, for an indefinite period of time. As compensation for the right to use Ambipar’s trademarks, Emergencia will pay royalties in the total amount of US$30,000 per year to Ambipar.

Under the Trademark Licensing Agreement, Emergencia is required to use the licenses in accordance with the specific instructions provided by Ambipar, and only in connection with the emergency response services provided by Ambipar’s affiliates, in Brazil or abroad. The Trademark Licensing Agreement may be terminated (i) by mutual agreement of the parties, (ii) by any of the parties through written notice delivered at least 90 days in advance, (iii) by any party (a) in the event of a breach of the Trademark Licensing Agreement by the other party which is not remedied within 30 days from delivery of notice of such breach, or (b) in the event of insolvency, voluntary or involuntary liquidation or bankruptcy of the other party, or (iv) by Emergencia if Ambipar ceases, for any reason, to be the owner of all possible rights, titles and interests in and to the licensed trademarks or uses the licensed trademarks in any way that may harm and impair Emergencia’s image and reputation.

Green Notes Guarantee

On February 6, 2024, Ambipar Response entered into an indenture of the issuance by Ambipar Participações of USD 750.0 million, 9.875% Green Notes, with a maturity date on February 6, 2031, or the 2031 Green Notes. Ambipar Response fully and unconditionally guarantees on an unsecured basis the payment obligations of the issuer pursuant to the aggregate amount of the 2031 Green Notes limited to (a) the lower of (i) US$200.0 million which is the U.S. dollar equivalent of the aggregate principal amount of intercompany loans by Ambipar to the Company made in connection with the offering of the 2031 Green Notes, respectively and (ii) the aggregate principal amount of the 2031 Green Notes then outstanding, plus (b) the amount of interest and other payment obligations under the indenture in the same proportion as such aggregate principal amount in clause (a) bears to the aggregate principal amount of the 2031 Green Notes then outstanding.

On February 5, 2025, Ambipar Response entered into the an indenture of the issuance by Ambipar Participações of USD 493.0 million, 10.875% Green Notes, with a maturity date on February 5, 2033, or the 2033 Green Notes. Ambipar Response fully and unconditionally guarantees on an unsecured basis the payment obligations of the issuer pursuant to the aggregate amount of the 2031 Green Notes and 2033 Green Notes limited to (a) the lower of (i) US$128.2 million which is the U.S. dollar equivalent of the aggregate principal amount of intercompany loans by Ambipar to the Company made in connection with the offering of the 2033 Green Notes, respectively and (ii) the aggregate principal amount of the 2033 Green Notes then outstanding, plus (b) the amount of interest and other payment obligations under the indenture in the same proportion as such aggregate principal amount in clause (a) bears to the aggregate principal amount of the 2033 Green Notes then outstanding.

Certain Relationships and Related Party Transactions — HPX

Founder Shares

On April 8, 2020, the Sponsor purchased 5,750,000 Founder Shares for an aggregate consideration of $25,000. On June 25, 2020, the Sponsor transferred 20,000 Founder Shares to each HPX independent director nominee at the time at their original per-share purchase price. On July 15, 2020, HPX effected a share capitalization resulting in the Initial Shareholders holding an aggregate of 6,325,000 Founder Shares. However, on December 3, 2020, Fabio Mourão resigned as a director of HPX’s board of directors and forfeited 20,000 Founder Shares to HPX for no consideration, resulting in the Initial Shareholders holding an aggregate of 6,305,000 Founder Shares. All share and per-share amounts were restated to reflect the share capitalization.

The Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised, so that the Founder Shares would equal 20% of HPX’s issued and outstanding shares after the HPX IPO. As a result of the underwriter’s election to fully exercise its over-allotment option on July 16, 2020, no Founder Shares were forfeited.

On July 23, 2021, Marco Kheirallah and Wolney Edirley Gonçalves Betiol entered into a securities assignment agreement, whereby Mr. Kheirallah transferred and assigned 20,000 Founder Shares to Mr. Betiol. On July 23, 2021, Rafael Salvador Grisolia entered into a director restricted stock unit award agreement with HPX providing for the grant of 20,000 restricted stock units to Mr. Grisolia, which would vest upon the consummation of a business combination and represented 20,000 non-redeemable HPX Class A Ordinary Shares. On July 5, 2022, Mr. Grisolia and HPX entered into an amendment to the restricted stock unit agreement, pursuant to which, on the Closing Date, the Restricted Stock Units granted thereunder would represent the right to receive 20,000 Class A Ordinary Shares. The Restricted Stock Units vested at Closing and were settled in 20,000 Class A Ordinary Shares on March 29, 2023. Other than as described above, Mr. Betiol and Mr. Grisolia were not compensated by HPX and will not be compensated by us for their services as directors and they have not entered into an employment agreement with HPX or us.

HPX Private Warrants

Simultaneously with the closing of the HPX IPO, the Sponsor purchased an aggregate of 7,060,000 HPX Private Warrants at a price of $1.00 per warrant from HPX in a private placement, for an aggregate purchase price of $7,060,000. Each HPX Private Warrant was exercisable for one HPX Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. Proceeds from the sale of the HPX Private Warrants were added to the net proceeds from the HPX IPO held in the HPX trust account.

In connection with the Business Combination Agreement, Ambipar Response, HPX, Emergencia, the Sponsor, and the Insiders entered into the Sponsor Letter Agreement, pursuant to which, among other things, the 7,060,000 HPX Private Warrants held by the Sponsor were subject to a recapitalization and exchanged for 812,500 HPX Private Warrants minus up to 325,000 HPX Private Warrants (given that up to 325,000 Warrants could instead be issued to the XP Non-Redeeming Shareholder pursuant to the terms and conditions of the Sponsor Letter Agreement and the XP Non-Redemption Agreement). See “— Sponsor Letter Agreement.”

Commitment Letters and Promissory Notes

On April 8, 2020, HPX issued an unsecured promissory note to the Sponsor, pursuant to which HPX could borrow up to an aggregate principal amount of $300,000. The promissory note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the HPX IPO. The outstanding balance under the promissory note of $300,000 was repaid in full at the closing of the HPX IPO on July 20, 2020.

On August 11, 2021, the Sponsor committed to provide HPX an aggregate of $150,000 in loans. On February 21, 2022, the Sponsor committed to provide HPX with an additional $755,000 in loans. These loans were non-interest bearing, unsecured and to be repaid upon the consummation of a business combination, without an option of the Sponsor to convert any amount outstanding thereunder upon completion of a business combination into warrants.

On June 24, 2022, the Sponsor loaned to HPX an aggregate of $700,000 for working capital purposes. On November 30, 2022, the Sponsor loaned to HPX an additional aggregate of $205,000 for working capital purposes. On January 17, 2023, under the terms of an additional promissory note entered into between HPX and the Sponsor on the same date, pursuant to which the Sponsor agreed to loan HPX up to an aggregate principal amount of $410,000, the Sponsor loaned to HPX an additional $410,000 for working capital purposes, bringing the total commitment amount to $1,315,000. These loans were evidenced by two promissory notes (the “Promissory Notes”) which were non-interest bearing and payable upon the consummation by HPX of a business combination, without an option of the Sponsor to convert any amount outstanding thereunder upon completion of a business combination into warrants. As of December 31, 2022, $1,315,000 were outstanding under such loan. The outstanding amount was substantially forgiven, and the balance repaid, on the Closing Date. See ”— Debt Forgiveness Agreement.”

Administrative Services Agreement

HPX entered into an administrative services agreement (the “Administrative Services Agreement”) whereby, commencing on July 16, 2020, HPX paid the Sponsor up to $10,000 per month for office space, administrative and support services. HPX ceased paying any of these monthly fees upon completion of the Business Combination. HPX incurred $120,000 in fees for these services for each of the years ended December 31, 2022 and 2021. For the period from March 20, 2020 (inception) to December 31, 2020, HPX incurred $55,000 in fees for these services. As of December 31, 2022, HPX recorded $295,000 of such fees as accrued expenses in its balance sheet. The outstanding amount was substantially forgiven, and the balance repaid, on the Closing Date. See “— Debt Forgiveness Agreement.”

Debt Forgiveness Agreement

On the Closing Date, the Sponsor and HPX entered into a debt forgiveness agreement pursuant to which, effective as of Closing and immediately prior to the First Effective Time, the Sponsor irrevocably, unconditionally and for no payment waived, forgave, settled and extinguished an outstanding amount of approximately $1.5 million due by HPX to the Sponsor in connection with the Promissory Notes and the Administrative Services Agreement. The balance of $0.1 million due in connection with the Promissory Notes and the Administrative Services Agreement was repaid in full at Closing.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Ambipar Response, HPX, Emergencia, the Sponsor and the Insiders entered into the Sponsor Letter Agreement, pursuant to which the parties thereto agreed (i) to amend and restate in its entirety the sponsor letter agreement dated as of July 15, 2020 by and among HPX, the Sponsor and the other parties thereto, (ii) that the Sponsor and the Insiders would not redeem any outstanding Founder Shares, in connection with the transactions contemplated in the Business Combination Agreement or any extension of the deadline by which HPX was required to consummate its business combination, (iii) that the Sponsor and the Insiders would be present for the relevant meeting and vote all of their Founder Shares in favor of the Business Combination Agreement, the transactions contemplated pursuant thereto and the other matters contemplated to be approved in the Business Combination Agreement, including an extension of the deadline by which HPX had to complete its business combination, (iv) that, prior to the Closing, the Sponsor and the Insiders would not transfer any Founder Shares or HPX Private Warrants except as permitted thereby, and (iv) to give effect to the Sponsor Recapitalization (as detailed below), such that, immediately prior to the First Effective Time, there should cease to be outstanding any Founder Shares. In addition, conditioned upon the consummation of the Business Combination, the Sponsor and the Insiders waived certain anti-dilution protection provisions contained in the HPX governing documents.

The Sponsor, the Insiders and HPX agreed that, immediately prior to consummation of the First Merger (but subject to the prior satisfaction or waiver of all conditions to the consummation of the transactions set forth in the Business Combination Agreement), the Sponsor and the Insiders would contribute, transfer, assign, convey and deliver to HPX, and HPX would acquire and accept from the Sponsor and Insiders, all of their right, title and interest in, to and under each of their 6,305,000 outstanding Founder Shares (6,245,000 of which were held by the Sponsor) and each of the 7,060,000 HPX Private Warrants (all such HPX Private Warrants were held by the Sponsor), and in exchange therefore, HPX would issue (x) to the Sponsor 1,860,000 HPX Class A Ordinary Shares minus up to 57,200 HPX Class A Ordinary Shares (given that up to 57,200 Class A Ordinary Shares could instead be issued to the XP Non-Redeeming Shareholder pursuant to the terms and conditions of the Sponsor Letter Agreement and the XP Non-Redemption Agreement) and 812,500 HPX Private Warrants minus up to 325,000 HPX Private Warrants (given that up to 325,000 HPX Private Warrants could instead be issued to the XP Non-Redeeming Shareholder pursuant to the terms and conditions of the Sponsor Letter Agreement and the XP Non-Redemption Agreement), each free and clear of liens, and (y) to each Insider a number of HPX Class A Ordinary Shares equal to the number of Founder Shares held by such Insider as of the date of the Sponsor Letter Agreement, each free and clear of liens (the “Sponsor Recapitalization”). Any number of Warrants or additional Class A Ordinary Shares issued to any PIPE Investors, Non-Redeeming Shareholders or the XP Non-Redeeming Shareholder pursuant to any of the Subscription Agreements, the Cygnus Subscription Agreement or the Non-Redemption Agreements, as the case may be, would be equally deducted from the number of HPX Class A Ordinary Shares or HPX Private Warrants, as applicable, issued to the Sponsor in connection with the Sponsor Recapitalization.

Voting and Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Ambipar and HPX entered into the Voting and Support Agreement, pursuant to which Ambipar agreed, among other things, (i) prior to the termination of the Voting and Support Agreement, to vote to approve the Mergers, the adoption of the transactions and such other actions as contemplated in the Business Combination Agreement for which the approval of Ambipar was required and (ii) to certain transfer restrictions on its equity interests in Emergencia, us and Merger Sub for the period prior until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, subject to certain limited exceptions.

Investor Rights Agreement

In connection with the consummation of the Business Combination Agreement, we, the Sponsor, Ambipar, Opportunity Agro Fund, the Insiders and Rafael Salvador Grisolia entered into the Investor Rights Agreement pursuant to which certain holders of registrable Securities are able to make a written demand for registration under the Securities Act of all or a portion of their registrable Securities, subject to certain limitations, so long as such demand includes a number of registrable Securities with a total offering price in excess of $75,000,000, net of all underwriting discounts and commissions. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, we shall not be required to conduct more than an aggregate total of eight underwritten offerings or an aggregate of four underwritten offerings in any 12-month period. In addition, certain holders of registrable Securities have “piggy-back” registration rights to include their Securities in other registration statements of secondary offerings filed by us.

In addition, pursuant to the Investor Rights Agreement, signatories thereof agreed to certain transfer restrictions on their respective equity interests in us, in the case of the Insiders and Rafael Salvador Grisolia, for a period of one year following the Closing Date, and, in the case of Ambipar and the Sponsor, for a period of three years following the Closing Date, in each case, subject to the following exceptions of permitted transfers (i) in the case of a transfer to a permitted transferee, if such shareholder provides written notice to us or (ii) (A) if such shareholder is an individual, by virtue of laws of descent and distribution upon the death of the individual, (B) if such shareholder is an individual, pursuant to a qualified domestic relations order, (C) pursuant to any liquidation, merger, share exchange or similar transaction (other than the Mergers) which results in all of our shareholders having the right to exchange their Ordinary Shares or other equity securities for cash, securities or other property; provided that in connection with any transfer of such securities pursuant to clause (ii) above, (x) such shareholder shall, and shall cause any such transferee of his, her or its Lock-Up Securities, to enter into a written agreement, in form and substance reasonably satisfactory to us, agreeing to be bound by the lock-up agreement prior to and as a condition to the occurrence of such transfer, and (y) that such transferee shall have no rights under the Investor Rights Agreement, unless they are a permitted transferee according to the terms of the Investor Rights Agreement, in which case, as a condition to such transfer, the transferee shall be required to become a party to the Investor Rights Agreement.

Furthermore, pursuant to the Investor Rights Agreement, our Board will establish an advisory executive committee comprised of up to four members to advise our Board, of which (i) one member will be designated by Opportunity Agro Fund, for as long as Opportunity Agro Fund is entitled under the terms of our Articles to appoint a member of the Board and effectively appoints such member; (ii) one member will be designated by the Sponsor, for as long as the Sponsor is entitled under the terms of our Articles to appoint a member of the Board and effectively appoints such member; and (iii) two members will be designated by Ambipar, for as long as Ambipar is entitled under the terms of our Articles to appoint a member of the Board and effectively appoints such member.

Downside Protection Agreements

In connection with the execution of the Subscription Agreements, the Cygnus Subscription Agreement and the Non-Redemption Agreements, the DPA Beneficiaries, we, Ambipar and the Sponsor entered into the Downside Protection Agreements dated as of July 5, 2023, pursuant to which the DPA Beneficiaries are provided with certain downside protection rights. Subject to the terms and conditions of the Downside Protection Agreements, the DPA

Beneficiaries may receive, on a pro rata basis, an aggregate of up to 1,050,000 Class A Ordinary Shares from the Sponsor or may sell a certain number of their respective Class A Ordinary Shares to Ambipar, the Sponsor or to a third party in a block trade, in each case to occur no earlier than 30 months following the Closing, as detailed below:

•        Each DPA Beneficiary is only eligible to receive such downside protection if it holds, on each day beginning on the Closing Date and until the 30-month anniversary of the Closing Date (the “DPA Measurement Period”), a number of Class A Ordinary Shares representing at least 50% of the number of Class A Ordinary Shares held by such DPA Beneficiary immediately after Closing.

•        In case an eligible DPA Beneficiary chooses to exercise its downside protection rights under the Downside Protection Agreements, (i) Ambipar is entitled to purchase from such DPA Beneficiary a number of Class A Ordinary Shares equal to the lowest number of Class A Ordinary Shares held by such DPA Beneficiary during the DPA Measurement Period (the “DPA Protected Shares”), and (ii) if Ambipar does not purchase the DPA Protected Shares, then the Sponsor is entitled either (x) to purchase from such DPA Beneficiary the DPA Protected Shares or (y) to facilitate the sale of such DPA Beneficiary’s Class A Ordinary Shares and Warrants held as of the 30-month anniversary of the Closing Date in a block trade or on an underwritten basis to a third party pursuant to the terms of the Downside Protection Agreements (the “DPA Block Trade”).

•        The purchase price payable by Ambipar or the Sponsor, as applicable, for the DPA Protected Shares of the relevant DPA Beneficiary is equal to an inflation-adjusted return (measured by the consumer price index) generated over the 30-month period following Closing and relative to the initial investment made by the relevant DPA Beneficiary pursuant to the relevant Subscription Agreement, Cygnus Subscription Agreement or Non-Redemption Agreement (the “DPA Guaranteed Return”).

If the return generated by the block trade is below the DPA Guaranteed Return, the Sponsor is required to transfer, from the DPA Pro Rata Downside Protection Shares (as defined below) available to the relevant DPA Beneficiary, such number of shares in order for such DPA Beneficiary’s return to be equal to or as close as possible to the relevant DPA Guaranteed Return.

•        If neither Ambipar nor the Sponsor acquires the relevant DPA Protected Shares or if a DPA Block Trade is not consummated or available, then, pursuant to the terms and conditions of the relevant Downside Protection Agreement, the Sponsor shall transfer to the relevant DPA Beneficiary the applicable number of DPA Pro Rata Downside Protection Shares.

•        Under the terms of the Downside Protection Agreements, the maximum aggregate number of Class A Ordinary Shares that may be transferred by the Sponsor to the DPA Beneficiaries is 1,050,000 Class A Ordinary Shares (the “DPA Pro Rata Downside Protection Shares”), including: (i) 808,500 to Opportunity Agro Fund, (ii) 24,150 to XP Gestão de Recursos Ltda., (iii) 14,490 to Cygnus, (iv) 4,830 to Gannett Peek, (v) 9,660 to Genome, (vi) 4,830 to Tuchola Investments Inc., (vii) 9,732 to Constellation Master Fundo de Investimento de Ações, (viii) 8,163 to Constellation Qualificado Master Fundo de Investimento de Ações, (ix) 8,670 to Const Brazil US Fund LP and (x) 62,664 to XP Allocation Asset Management Ltda.

For the avoidance of doubt, we will not issue any Ordinary Shares in connection with the Downside Protection Agreements and the transactions contemplated in the Downside Protection Agreements will not have any dilutive effect on holders of Ordinary Shares.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our Articles will require us to indemnify our directors and executive officers to the fullest extent permitted by law.

Relationships with our Directors and Executive Officers

Tércio Borlenghi Junior, our chairman, indirectly holds 29.3% of our Ordinary Shares (and 39.8% of the voting power of our outstanding Ordinary Shares).

Description of Securities

The following is a summary of the material terms of our securities. This summary is not intended to be complete and it is qualified by reference to our Articles, a copy of which is included elsewhere in this registration statement.

We are an exempted company incorporated with limited liability in the Cayman Islands and duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted pursuant to item 4 of our Articles, and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act.

Our affairs are governed by our Articles, the Companies Act and the common law of the Cayman Islands. As provided in our Articles, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands, and our principal executive office is Avenida Angélica, 2346, 5th Floor, São Paulo, São Paulo, Brazil, 01228-200.

As of the date of this prospectus, our share capital is US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each.

Our authorized share capital is US$50,000 consisting of 500,000,000 shares of a nominal or par value of US$0.0001 each, which is comprised of: (i) 250,000,000 Class A Ordinary Shares; (ii) 150,000,000 Class B Ordinary Shares (which Class B Ordinary Shares may be converted into Class A Ordinary Shares in the manner contemplated in our Articles); and (iii) 100,000,000 shares of such class or classes (howsoever designated) and having the rights as the Board may determine from time to time in accordance with our Articles.

Shares

General

Our Articles authorize the following classes of shares: (i) Class A Ordinary Shares, which are entitled to one (1) vote per share, (ii) Class B Ordinary Shares, which are entitled to ten (10) votes per share, and (iii) such class or classes (howsoever designated) having the rights as the Board may determine from time to time. Any holder of Class B Ordinary Shares may convert his or her shares at any time into Class A Ordinary Shares on a share-for-share basis, in the manner contemplated in our Articles. The rights of the two existing classes of Ordinary Shares are otherwise identical, except with respect to voting, conversion and transfer restriction applicable to Class B Ordinary Shares as described below. See “— Anti-Takeover Provisions in our Articles of Association — Two Classes of Ordinary Shares.”

All of the issued and outstanding Ordinary Shares are fully paid and non-assessable. Certificates (to the extent any are issued) representing the issued and outstanding Ordinary Shares are generally not issued and legal title to the issued shares is recorded in fully registered, book-entry form in the register of members. Holders of Ordinary Shares have no redemption rights.

Each Class B Ordinary Share is convertible into one Class A Ordinary Share (as adjusted for share split, share combination and similar transactions occurring), whereas Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Holders of Class B Ordinary Shares have the right to require that their Class B Ordinary Shares be converted into Class A Ordinary Shares, at any time after issue and without payment of any additional sum. A Class B Ordinary Share shall automatically convert into a Class A Ordinary Share upon the registration of any transfer of such Class B Ordinary Share, with certain exceptions.

For so long as Opportunity Agro Fund has the right to designate a director to our Board, we shall not issue any preference shares to a person on any terms unless we have made an offer to Opportunity Agro Fund to issue to Opportunity Agro Fund, on the same or more favorable economic terms as those terms applying to the applicable proposed issuance of preference shares, a number of preference shares equal to the product of (i) the number of preference shares to be issued and (ii) a fraction (x) the numerator of which is the Class A Ordinary Shares then held by Opportunity Agro Fund and (y) the denominator of which is all of the then issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares as a single class.

We shall not issue Class A Ordinary Shares to a person on any terms unless: (a) we have made an offer to each person who holds Class B Ordinary Shares to issue to such person, on the same or more favorable economic terms as those terms applying to the applicable proposed issuance of Class A Ordinary Shares, such number of Class B Ordinary Shares as would ensure that the proportion in nominal value of the issued Ordinary Shares held by such person as Class B Ordinary Shares after the issuance of such Class A Ordinary Shares will be as nearly as practicable equal to the proportion in nominal value of the issued Ordinary Shares held by such person as Class B Ordinary Shares before the said issuance; and (b) the period during which any such offer may be accepted has expired or we have received notice of the acceptance or refusal of every offer so made.

Register of Members

Our Class A Ordinary Shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, recorded in the register of members as the holder of our Class A Ordinary Shares.

Under Cayman Islands law, we must keep a register of members (i.e., its shareholders) that includes:

•        the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member, the number and category of shares held by each member, whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against its name in the register of members.

If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the company, the person or shareholder aggrieved (or any shareholder of the company or the company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Issuance of Shares

Except as expressly provided in our Articles and with due regard to Opportunity Agro Fund’s right to be issued preference shares as described below in “Preferred Shares,” our Board has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in our capital without the approval of the shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the Board may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with our Articles and the Companies Act, we shall not issue bearer shares.

Our Articles provide that at any time that there are Class A Ordinary Shares in issue, additional Class B Ordinary Shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits; (2) a merger, consolidation, or other business combination involving the issuance of Class B Ordinary Shares as full or partial consideration; or (3) an issuance of Class A Ordinary Shares, whereby holders of Class B Ordinary Shares are entitled to purchase a number of Class B Ordinary Shares that would allow them to maintain their proportional ownership interest in the company. In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B Ordinary Shares will generally result in those shares converting to Class A Ordinary Shares, subject to limited exceptions as provided in the Articles; and (c) the ten-to-one voting ratio between our Class B Ordinary Shares and Class A Ordinary Shares, means that holders of our Class B Ordinary Shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude investors’ ability to influence corporate matters for the foreseeable future.

Our Articles also provide that the issuance of non-voting ordinary shares requires the affirmative vote of a majority of the of then-outstanding Class A Ordinary Shares.

Dividends

We have not adopted a dividend policy with respect to payments of any future dividends. Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the Board. The Board may also declare dividends.

Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares and the Articles, all dividends shall be paid in proportion to the number of Class A Ordinary Shares or Class B Ordinary Shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (2) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.

The holders of Class A Ordinary Shares and Class B Ordinary Shares shall be entitled to share equally in any dividends that may be declared in respect of Ordinary Shares from time to time. In the event that a dividend is paid in the form of Class A Ordinary Shares or Class B Ordinary Shares, or rights to acquire Class A Ordinary Shares or Class B Ordinary Shares, (1) the holders of Class A Ordinary Shares shall receive Class A Ordinary Shares, or rights to acquire Class A Ordinary Shares, as the case may be; and (2) the holders of Class B Ordinary Shares shall receive Class B Ordinary Shares, or rights to acquire Class B Ordinary Shares, as the case may be.

Voting Rights

The holders of the Class A Ordinary Shares and Class B Ordinary Shares have identical rights, except that: (1) the holder of Class B Ordinary Shares is entitled to ten (10) votes per share, whereas holders of Class A Ordinary Shares are entitled to one (1) vote per share; (2) Class B Ordinary Shares have certain conversion rights; and (3) holders of Class B Ordinary Shares are subject to transfer restrictions as set forth in the Articles. For more information see “— Conversion.” The holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

Our Articles provide as follows regarding the respective rights of holders of Class A Ordinary Shares and Class B Ordinary Shares:

•        class consents in writing from the holders of two-thirds of the issued Class A Ordinary Shares or Class B Ordinary Shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class; however, the directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;

•        the rights conferred on holders of Class A Ordinary Shares shall not be deemed to be varied by the creation or issue of further Class B Ordinary Shares and vice versa;

•        the rights attaching to the Class A Ordinary Shares and the Class B Ordinary Shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights;

•        subject to the rights of appointment and removal set forth in the Articles, our Board shall consist of such number of directors as a majority of the directors then in office may determine from time to time, provided that, unless otherwise determined by the shareholders acting by special resolution, with the approval by vote or written consent of the holders of a majority of the voting power of Class A Ordinary Shares then outstanding voting exclusively and as a separate class, the Board shall consist of not less than five (5) directors and not more than eleven (11) directors;

•        no subdivision of Class A Ordinary Shares into shares of an amount smaller than the nominal or par value of such shares at the relevant time shall be effected unless Class B Ordinary Shares are concurrently and similarly subdivided in the same proportion and the same manner, and vice versa;

•        no consolidation of Class A Ordinary Shares into shares of an amount larger than the nominal or par value of such shares at the relevant time shall be effected unless Class B Ordinary Shares are concurrently and similarly consolidated in the same proportion and the same manner, and vice versa;

•        no business combination (whether or not we are the surviving entity) shall proceed unless by the terms of such transaction: (i) the holders of Class A Ordinary Shares have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Ordinary Shares, and (ii) the holders of Class A Ordinary Shares have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B Ordinary Shares. For the avoidance of doubt, the Article refers to and includes only economic rights;

•        no tender or exchange offer to acquire any Class A Ordinary Shares or Class B Ordinary Shares by any third party pursuant to an agreement to which we are to be a party, nor any tender or exchange offer by us to acquire any Class A Ordinary Shares or Class B Ordinary Shares shall be approved by us unless by the terms of such transaction: (i) the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Ordinary Shares, and (ii) the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration at a per share basis as the holders Class B Ordinary Shares. For the avoidance of doubt, the Articles refer to and include only economic rights;

•        the approval by vote or written consent of the holders of a majority of the voting power of the Class A Ordinary Shares then outstanding, voting exclusively and as a separate class, shall be required to amend the Articles in the event such amendment would adversely affect the rights of the holders of the Class A Ordinary Shares or otherwise have an adverse effect on such rights; and

•        at any time when there are Class A Ordinary Shares in issue, Class B Ordinary Shares may only be issued pursuant to: (i) a share-split, subdivision or similar transaction or as contemplated in subdivision of shares or capitalization of undivided profits, in each case pursuant to the Articles; (ii) a business combination involving the issuance of Class B Ordinary Shares as full or partial consideration; and (iii) an issuance of Class A Ordinary Shares, whereby holders of Class B Ordinary Shares are entitled to purchase a number of Class B Ordinary Shares that would allow them to maintain their proportional ownership interest in us pursuant to the relevant terms of the Articles.

As set forth in the Articles, the holders of Class A Ordinary Shares and Class B Ordinary Shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized shares may be increased by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, voting together in a general meeting. A two-thirds majority of the votes of shareholders, voting in a special resolution, is required to reduce our share capital.

Preemptive or Similar Rights

The Class A Ordinary Shares and Class B Ordinary Shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under “— Conversion”), redemption or sinking fund provisions.

Conversion

The outstanding Class B Ordinary Shares are convertible at any time as follows: (1) at the option of the holder; and (2) on the election of the holders of a majority of the then issued and outstanding Class B Ordinary Shares, in each case, each Class B Ordinary Share of the applicable holder(s) shall be converted into one Class A Ordinary Share.

In addition, each Class B Ordinary Share will convert automatically into one Class A Ordinary Share upon: (1) any transfer, whether or not for value, except for certain transfers described in the Articles; or (2) if, at any time, the total number of the issued and outstanding Class B Ordinary Shares represents less than 10% of the total number of shares outstanding. For the avoidance of doubt, the creation of any pledge, charge, encumbrance or other security interest or third-party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed to be a transfer unless and until any such pledge, charge, encumbrance or other third-party right is enforced and results in such third party (or its nominee) holding legal title to the related Class B Ordinary Shares.

Equal Status

Except as expressly provided in the Articles, Class A Ordinary Shares and Class B Ordinary Shares have the same rights and privileges and rank equally, share proportionally and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of the shareholders entitled to vote thereon (whether or not we are the surviving entity), the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Ordinary Shares, and the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration at a per share basis as the holders of Class B Ordinary Shares. In the event of any: (1) tender or exchange offer to acquire any Class A Ordinary Shares or Class B Ordinary Shares by any third-party pursuant to an agreement to which we are a party; or (2) any tender or exchange offer by us to acquire any Class A Ordinary Shares or Class B Ordinary Shares, the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B Ordinary Shares, and the holders of Class A Ordinary Shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration at a per share basis as the holders of Class B Ordinary Shares.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our Board may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as our shareholder at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to us in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one (1) vote per Class A Ordinary Share and ten (10) per Class B Ordinary Share.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to hold annual general meetings; however, the Articles provide that in each year we will hold an annual general meeting of shareholders, at a time determined by the Board. The agenda for an annual general meeting of shareholders will only include such items as have been included therein by the Board.

Also, we may, but are not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders will be held where the directors so decide. To the extent permitted by law, annual general meetings may also be held virtually.

The Companies Act provides shareholders a limited right to request a general meeting and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s articles of association. However, these rights may be provided in a company’s articles of association. Our Articles provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the Board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice, as discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We will give notice of each general meeting of shareholders by publication on our website and in any other manner that we may be required to follow in order to comply with Cayman Islands law, the NYSE American and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for substantially all holders of Class A Ordinary Shares, will not be our shareholder or our member and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A Ordinary Shares.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.

A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all our shareholders, as permitted by the Companies Act and our Articles.

Pursuant to the Articles, general meetings of shareholders are to be chaired by the chairman of the Board or in his absence the vice-chairman of the Board. If both the chairman and vice-chairman of the Board are absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on our affairs, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Liquidation Rights

If we are voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between us and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between us and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between us and any person or persons) and subject to any agreement between us and any person or persons to waive or limit the same, shall apply our property in satisfaction of our liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests into the company.

Changes to Capital

Pursuant to the Articles, we may from time to time by ordinary resolution:

•        increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

•        consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•        convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

•        subdivide our existing shares or any of them into shares of a smaller amount; provided, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

•        cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

•        Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

•        In addition, subject to the provisions of the Companies Act and our Articles, we may:

•        issue shares on terms that they are to be redeemed or are liable to be redeemed;

•        purchase our own shares (including any redeemable shares); and

•        make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Companies Act, including out of our own capital.

Transfer of Shares

Subject to any applicable restrictions set forth in our Articles, any of our shareholder may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in the form prescribed by the NYSE American or any other form approved by the Board.

The Class A Ordinary Shares are traded on the NYSE American in book-entry form and may be transferred in accordance with the Articles and the NYSE American rules and regulations.

However, our Board may, in its absolute discretion, decline to register any transfer of any Ordinary Share that is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such Ordinary Share. The Board may also decline to register any transfer of any Ordinary Share unless:

•        a fee of such maximum sum as the NYSE American may determine to be payable or such lesser sum as the Board may from time to time require is paid to us in respect thereof;

•        the instrument of transfer is lodged at the registered office with us, accompanied by the certificate (if any) for the Ordinary Shares to which it relates and such other evidence as our Board may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is properly stamped, if required;

•        the Ordinary Shares transferred are fully paid (as to both par value and any premium) and free of any lien in our favor; and

•        in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the Board refuses to register a transfer they are required, within two (2) months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

The Companies Act and our Articles permit us to purchase our own Ordinary Shares, subject to certain restrictions. The Board may only exercise this power on our behalf, subject to the Companies Act, the Articles and to any applicable requirements imposed from time to time by the SEC, the NYSE American, or by any recognized stock exchange on which our Securities are listed.

Board of Directors

Subject to the provisions of the Companies Act, the Articles, to any directions given by Ordinary Resolution and to the listing rules of the NYSE American, our business shall be managed by the Directors who may exercise all our powers, including to raise capital or borrow money and to mortgage or charge all or any part of our undertaking, property and assets (present and future) and uncalled capital and, subject to the Companies Act, to issue debentures, bonds and other securities, whether outright or as collateral security for any of our debt, liability or obligation or those of any third party.

Appointment and Removal

We are managed by our Board. The Articles provide that, unless otherwise determined by a special resolution of shareholders with the approval by the holders of a majority of the Class A Ordinary Shares voting exclusively and as a separate class, the Board will be composed of five (5) to eleven (11) directors, with the number being determined by a majority of the directors then in office. As of the date of this prospectus, our Board consists of seven (7) directors.

The Articles provide that directors shall be elected by an ordinary resolution of the shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for such term as the resolution appointing him or her may determine or until his or her death, resignation or removal. There is no age limit for our Directors.

Notwithstanding the foregoing, Ambipar shall be entitled to nominate a number of designees to the Board by written notice served upon the company: (1) for so long as the aggregate voting power of Class B Ordinary Shares held by Ambipar continues to be at least fifty percent (50%) of the total voting power of all shares, then Ambipar shall be entitled to nominate at least the majority of the directors; provided that at least one (1) out of such directors shall qualify as an independent director pursuant to Rule 10A-3 under the Exchange Act and shall also be appointed as a member of the audit committee; provided, further, that if more than one director nominated by Ambipar shall be appointed as a member of the audit committee, such member shall also qualify as an independent director pursuant to Rule 10A-3 under the Exchange Act should the applicable rules and regulations so require; and (2) for so long as the aggregate voting power of Class B Ordinary Shares held by Ambipar continues to be at least twenty-five percent (25%), but less than fifty percent (50%), of the total voting power of all shares, then Ambipar shall be entitled to nominate at least one-third of the directors to the Board.

For so long as the Sponsor is subject to the transfer restrictions with respect to its Class A Ordinary Shares pursuant to the terms of the Investor Rights Agreement, the Sponsor shall be entitled to nominate one director by written notice served upon us; provided that such Sponsor director shall qualify as an independent director. The Sponsor director shall also be appointed as a member of the audit committee, provided that the Sponsor director shall be considered an independent director pursuant to Rule 10A-3 under the Exchange Act.

For so long as Opportunity Agro Fund shall hold at least fifty percent (50%) of the Class A Ordinary Shares voting power held by Opportunity Agro Fund immediately after Closing, Opportunity Agro Fund shall be entitled to nominate one director by written notice served upon us.

Each of Ambipar, the Sponsor and Opportunity Agro Fund, as applicable, shall have the exclusive right to appoint and remove the respective director(s) appointed by it, and appoint replacement director(s). Any such directors shall be nominated, appointed and removed only by Ambipar, the Sponsor or Opportunity Agro Fund, as the case may be, by written notice served upon us. Such appointment or removal by Ambipar, the Sponsor or Opportunity Agro

Fund, as applicable, shall have immediate effect when the notice is served, or take effect at such later time as may be stated in such notice. Any vacancies on the Board that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders (and such appointment shall terminate at the commencement of the annual general meeting).

Grounds for Removing a Director

Except for directors appointed by Ambipar, the Sponsor and Opportunity Agro Fund, which may be removed by them at any time at their discretion, before the expiration of his or her term of office, a director may only be removed with or without cause by ordinary resolution in accordance with the provisions of the Articles.

The notice of the general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten (10) calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

The office of a director will be vacated automatically if he or she: (1) becomes prohibited by law from being a director; (2) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (3) becomes bankrupt or makes an arrangement or composition with his creditors; (4) resigns his office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the Board held during that period, and the remaining directors resolve that his or her office be vacated.

Director’s Interest

A Director must disclose any direct or indirect interest in any transaction or arrangement with the Company, and following a declaration being made pursuant to the Articles, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of the NYSE American or specific policies adopted by the Board, and unless disqualified by the chairman of the relevant meeting, a Director may vote in respect of any such transaction or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

Indemnity of Directors and Officers

In accordance with the Articles, our directors and officers must be indemnified out of our assets and funds against any liability incurred or sustained by that director or officer as a result of any act or failure to act in carrying out their functions, except for any such liability that the director or officer may incur by reason of his own dishonesty, willful default or fraud in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretion.

Inspection of Books and Records

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, the Board may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders who are not members of the Board.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Anti-Takeover Provisions in Our Articles of Association

Some provisions of the Articles of Association may discourage, delay or prevent a change in our control or management that shareholders may consider favorable. In particular, our capital structure concentrates ownership of voting rights in the hands of our controlling shareholder. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire our control to first negotiate with the Board. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, consequently, they may also inhibit temporary fluctuations in the market price of the Class A Ordinary Shares that often result from actual or rumored hostile takeover attempts.

These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Two Classes of Ordinary Shares

Our Class B Ordinary Shares are entitled to ten (10) votes per share, while the Class A Ordinary Shares are entitled to one (1) vote per share. Our controlling shareholder owns all of our Class B Ordinary Shares, has the ability to elect certain directors (see “— Board of Directors — Appointment and Removal” above) and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

So long as the controlling shareholder has the ability to determine the outcome of most matters submitted to a vote of shareholders as well as our overall management and direction, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that we have two classes of ordinary shares may have the effect of depriving investors as a holder of Class A Ordinary Shares of an opportunity to sell their Class A Ordinary Shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

Authorized Ordinary Shares

Our authorized but unissued Ordinary Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain our control by means of a proxy contest, tender offer, merger or otherwise.

Preferred Shares

Our Board is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences; provided, however, that for so long as Opportunity Agro Fund has the right to designate a director to our Board, we shall not issue any preference shares to a person on any terms unless we have made an offer to Opportunity Agro Fund to issue to Opportunity Agro Fund, on the same or more favorable economic terms as those terms applying to the applicable proposed issuance of preference shares, a number of preference shares equal to the product of (i) the number of preference shares to be issued and (ii) a fraction (x) the numerator of which is the Class A Ordinary Shares then held by Opportunity Agro Fund and (y) the denominator of which is all of the then issued and outstanding Class A Shares and Class B Ordinary Shares as a single class.

Despite the anti-takeover provisions described above, under Cayman Islands law, the board may only exercise the rights and powers granted to them under the articles of association, for what they believe in good faith to be in the company’s best interests.

Protection of Non-Controlling Shareholders — Cayman Islands

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to us, general corporate claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our Articles.

The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands, which permit a minority shareholder to commence a representative action against us, or derivative actions in our name, to challenge: (1) an act which is ultra vires or illegal; (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control us; and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Fiscal Year

Our fiscal year begins on January 1 of each year and ends on December 31 of the same year.

Warrants

General

The Warrants represent the right to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of Class A Ordinary Shares. This means only a whole Warrant may be exercised at a given time by a warrantholder. The Warrants became exercisable on April 2, 2023, which was 30 days after the completion of the Business Combination. The Warrants will expire on March 3, 2028 (i.e., five years after the completion of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms. The Warrants are governed by the Warrant Agreement. You should review a copy of the Warrant Agreement, as amended.

We are not obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating thereto is available, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “— Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00.” No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

We have filed the registration statement of which this prospectus is a part within the timeframe set forth in the Warrant Agreement and have agreed to use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Class A Ordinary Shares are, at the time of any exercise of a Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent that an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361 Class A Ordinary Shares per Warrant.

The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants

Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $18.00.

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants):

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•        if, and only if, the last reported sale price of the Class A Ordinary Shares for any Reference Value equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”).

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we will be able to exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the exercise price of the Warrants. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrantholder will be entitled to exercise his, her or its Warrants prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00.

Once the Warrants become exercisable, we may redeem the outstanding Warrants:

•        in whole and not in part;

•        at $0.10 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Class A Ordinary Shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Class A Ordinary Shares except as otherwise described below;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of Class A Ordinary Shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”); and

•        if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”), the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of Class A Ordinary Shares that a warrantholder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Class A Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of the Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of Class A Ordinary Shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of Class A Ordinary Shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of Class A Ordinary Shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price (each as defined in the Warrant Agreement) as set forth under the heading “— Anti-dilution

Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Ordinary Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Ordinary Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of Class A Ordinary Shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 Class A Ordinary Shares for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Ordinary Shares during the 10 trading days immediately fo llowing the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Class A Ordinary Shares for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Class A Ordinary Shares per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Ordinary Shares.

This redemption feature differs from the typical warrant redemption features used in some other Business Combinations, which typically only provide for a redemption of Warrants for cash (other than the Private Warrants) when the trading price for the Class A Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Class A Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of Class A Ordinary Shares is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of Class A Ordinary Shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of the current prospectus relating thereto. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to our warrantholders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in its best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the warrantholders.

As stated above, we can redeem the Warrants when the Class A Ordinary Shares are trading at a price starting at $10.00 per share, which is below the exercise price of $11.50 per share, because it will provide certainty with respect to our capital structure and cash position while providing warrantholders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of Class A Ordinary Shares. If we choose to redeem the Warrants when the Class A Ordinary Shares are trading at a price per share below the exercise price of the Warrants, this could result in the warrantholders receiving fewer Class A Ordinary Shares than they would have received if they had chosen to wait to exercise their Warrants for Class A Ordinary Shares if and when such Class A Ordinary Shares were trading at a price higher than the exercise price of $11.50 per share.

No fractional Class A Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Ordinary Shares to be issued to the holder.

Redemption procedures

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments

If the number of issued and outstanding Class A Ordinary Shares is increased by a capitalization or share dividend payable in Class A Ordinary Shares, or by a split-up of Class A Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the issued and outstanding Class A Ordinary Shares. A rights offering made to all or substantially all holders of Class A Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A Ordinary Shares equal to the product of (1) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (2) one minus the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Class A Ordinary Shares during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay to all or substantially all of the holders of Class A Ordinary Shares a dividend or make a distribution in cash, securities or other assets to the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or cash distributions, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.

If the number of issued and outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding Class A Ordinary Shares.

Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by our shareholders as provided for in our Articles) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Ordinary Shares, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrantholder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.

The Warrants will be issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 65% of the then-outstanding public Warrants is required to make any change that adversely affects the interests of the registered holders.

The warrantholders do not have the rights or privileges of holders of Class A Ordinary Shares and any voting rights until they exercise their Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Private Warrants

Except as described below, the Private Warrants have terms and provisions that are identical to all other Warrants.

Private Warrants will not be redeemable (except as described under “— Redemption of Warrants — Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00”) so long as they are held by the Sponsor or any of its permitted transferees. In addition, the Sponsor Warrants and the Class A Ordinary Shares underlying the Sponsor Warrants are subject to lock-up restrictions described in this prospectus under the section titled “Plan of Distribution.”

Pursuant to the Warrant Agreement, the Sponsor or its permitted transferees may transfer, assign or sell their Warrants (including the Class A Ordinary Shares issuable upon exercise of the Private Warrants) following the effectiveness of this registration statement. The Sponsor or its permitted transferees have the option to exercise the Private Warrants on a cashless basis and certain registration rights. If the Private Warrants are held by holders other than Sponsor or its permitted transferees, the Private Warrants will be redeemable in all redemption scenarios and exercisable by the holders on the same basis as all other Warrants.

Except as described under “— Redemption of Warrants — Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00,” if a holder of a Private Warrant elects to exercise it on a cashless basis, he, she or it would pay the exercise price by surrendering his, her or its Private Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Private Warrants, multiplied by the excess of the “fair market value” (as defined below) of the Class A Ordinary Shares over the exercise price of the Private Warrants by (y) the fair market value. The “fair market value” means the average last reported sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Enforcement of Civil Liabilities — Cayman Islands

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Our Cayman Islands legal counsel have advised that the courts of the Cayman Islands are unlikely: (i) to recognize or enforce against the Company judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against the Company predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and not be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection Law — Cayman Islands

We have certain duties under the Data Protection Act (as amended) of the Cayman Islands (the “Cayman Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through investment in us the shareholder will provide us with certain personal information which constitutes personal data within the meaning of the Cayman Data Protection Act (“personal data”).

In the following discussion, references to the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

The company will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. The company will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which it is subject. It will only transfer personal data in accordance with the requirements of the Cayman Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In the company’s use of this personal data, it will be characterized as a “data controller” for the purposes of the Cayman Data Protection Act, while its affiliates and service providers who may receive this personal data from the company in the conduct of our activities may either act as its “data processors” for the purposes of the Cayman Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

The company may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Whom this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides the company with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How The Company May Use a Shareholder’s Personal Data

The company, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (1) where this is necessary for the performance of its rights and obligations under any agreements; (2) where this is necessary for compliance with a legal and regulatory obligation to which it is or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (3) where this is necessary for the purposes of the company’s legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should the company wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.

Why The Company May Transfer Your Personal Data

In certain circumstances the company may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

The company anticipates disclosing personal data to persons who provide services to them and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.

The Data Protection Measures the Company Takes

Any transfer of personal data by the company or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Cayman Data Protection Act.

The company and its duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

The company shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Securities Eligible for Future Sale

As of the date of this prospectus, we had 16,195,105 Class A Ordinary Shares and 16,180,00 Warrants issued and outstanding. All of the Class A Ordinary Shares and Warrants are freely transferable by persons other than by our “affiliates” or HPX’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Class A Ordinary Shares and Warrants in the public market could adversely affect prevailing market prices of the Class A Ordinary Shares and Warrants. Prior to the Business Combination, there has been no public market for Class A Ordinary Shares or Warrants. We have been approved for listing of the Class A Ordinary Shares and Warrants on the NYSE American.

Lock-up Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, we, the Sponsor, and Ambipar, among others, entered into the Investor Rights Agreement pursuant to which they agreed, among other things, to certain transfer restrictions on their respective equity interests in us, in the case of the Insiders and Mr. Grisolia, for a period of one year following the Closing Date, and, in the case of Ambipar and the Sponsor, for a period of three years following the Closing Date, in each case, subject to the following exceptions of permitted transfers: (i) in the case of a transfer to a permitted transferee, if such shareholder provides written notice to us or (ii) (A) if such shareholder is an individual, by virtue of laws of descent and distribution upon the death of the individual, (B) if such shareholder is an individual, pursuant to a qualified domestic relations order, (C) pursuant to any liquidation, merger, share exchange or similar transaction (other than the Mergers) which results in all of our shareholders having the right to exchange their Ordinary Shares or other equity securities for cash, securities or other property; provided that in connection with any transfer of such securities pursuant to clause (ii) above, (x) such shareholder shall, and shall cause any such transferee of his, her or its Lock-Up Securities (as defined below), to enter into a written agreement, in form and substance reasonably satisfactory to us, agreeing to be bound by the lock-up agreement prior to and as a condition to the occurrence of such transfer, and (y) that such transferee shall have no rights under the Investor Rights Agreement, unless they are a permitted transferee according to` the terms of the Investor Rights Agreement, in which case, as a condition to such transfer, the transferee shall be required to become a party to the Investor Rights Agreement.

The “Lock-Up Securities” are the Ordinary Shares and the Warrants beneficially owned or otherwise held by the locked-up shareholder, including any Class A Ordinary Shares acquired as the result of the vesting of Restricted Stock Units.

Registration Rights

Pursuant to the Investor Rights Agreement, the Sponsor and certain holders of registrable securities will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of $75,000,000, net of all underwriting discounts and commissions. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, we shall not be required to conduct more than an aggregate total of eight underwritten offerings or an aggregate of four underwritten offerings in any 12-month period. In addition, certain holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by us subsequent to the Closing. We also agreed to file with the SEC the registration statement of which this prospectus is part covering the resale of all registrable securities within 30 days of the Closing, and to use our commercially reasonable efforts to have such resale shelf registration statement declared effective no later than the earlier of 60 days of the Closing if the SEC notifies us that it will not review the registration statement or 90 days if the SEC notifies us that it will review the registration statement.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who is our affiliate other than by virtue of his or her status as our officer or director.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Class A Ordinary Shares or Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A Ordinary Shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        one percent (1%) of the total number of Class A Ordinary Shares then issued and outstanding; or

•        the average weekly reported trading volume of Class A the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Taxation

United States Federal Income Tax Considerations

General

The following is a discussion of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of our Class A Ordinary Shares and Warrants (collectively, “Securities”). This discussion addresses only U.S. Holders that hold such securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment) and assumes that any distributions made (or deemed made) by us on our securities and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars. This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•        our officers or directors;

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of any class of our shares;

•        persons that acquired our ordinary shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with the performance of services;

•        persons that hold our ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•        persons whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We do not intend to seek any rulings from the IRS regarding any of the U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our ordinary shares through such entities. If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any of our securities and partners of such partnerships should consult their tax advisors.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS, AS WELL AS ANY APPLICABLE TAX TREATIES.

As used herein, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares or Warrants (as the case may be) who or that is, for U.S. federal income tax purposes:

1.      a citizen or individual resident of the United States,

2.      a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

3.      an estate whose income is subject to U.S. federal income tax regardless of its source, or

4.      a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

U.S. Federal Income Tax Considerations of Owning our Class A Ordinary Shares and Warrants

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the PFIC rules discussed below, if we make a distribution of cash or other property to a U.S. Holder of our Class A Ordinary Shares, such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in our Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Shares. We may not determine our earnings and profits on the basis of U.S. federal income tax principles, however, in which case any distribution paid by us will be reported as a dividend.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if (i) the Class A Ordinary Shares are readily tradable on an established securities market in the United States or (ii) we are eligible for the benefits of an applicable income tax treaty, in each case provided that we are not treated as a PFIC in the taxable year in which the dividend was paid or in any previous year and certain holding period and other requirements are met. However, it is unclear whether the redemption rights with respect to the HPX Class A ordinary shares may prevent the holding period of the Class A Ordinary Shares from commencing prior to the termination of such rights. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to our Class A Ordinary Shares.

Taxation on the Disposition of Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of our Securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in such securities.

Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. However, it is unclear whether the redemption rights with respect to the HPX Class A Ordinary Shares may prevent the holding period of the Class A Ordinary Shares acquired in exchange for HPX Class A Ordinary Shares in connection with the Business Combination from commencing prior to the termination of such rights. The deductibility of capital losses is subject to limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules discussed below and except as discussed below regarding a cashless exercise, a U.S. Holder will generally not recognize gain or loss upon the exercise of a Warrant. A Class A Ordinary Share acquired pursuant to the exercise of a Warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the Warrant, increased by the amount paid to exercise the Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Share will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the Warrant.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under current U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Class A Ordinary Shares received would generally equal the U.S. Holder’s tax basis in the Warrants. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares received on exercise would be treated as commencing on the date of exercise of the Warrants or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the Class A Ordinary Share received will include the holding period of the Warrant.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered Warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. In this case, the U.S. Holders would recognize gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. A U.S. Holder’s tax basis in the Class A Ordinary Shares received would equal the sum of the U.S. Holder’s initial investment in the Warrants exercised (i.e., the U.S. Holder’s purchase price for the Warrants (or the portion of such U.S. Holder’s purchase price for units that is allocated to the Warrants)) and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares would commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants.

We expect a cashless exercise of Warrants (including after we provide notice of our intent to redeem Warrants for cash) to be treated as a recapitalization for U.S. federal income tax purposes. However, there can be no assurance which, if any, of the alternative tax characterizations and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Warrants.

Subject to the PFIC rules described below, if we redeem Warrants for cash pursuant to the redemption provisions of the Warrants or if we purchase Warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition of such Warrants by the U.S. Holder, taxed as described above under “— Taxation on the Disposition of Securities.”

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Class A Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution is generally not taxable to U.S. Holders of Warrants. However, the U.S. Holders of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrantholder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of our Class A Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of Class A Ordinary Shares that is taxable to the U.S. Holders of such Class A Ordinary Shares as a distribution as described above under “— Taxation of Dividends and Other Distributions on our Class A Ordinary Shares.” Such a constructive distribution to the U.S. Holders of the warrants would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of the increase in the interest.

PFIC Considerations

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value (a “Look-Through Subsidiary”), is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including such foreign corporation’s pro rata share of the assets of any Look-Through Subsidiary (and excluding the value of the shares held in such corporation), are held for the production of, or produce, passive income. Passive income generally includes dividends (excluding any dividends received from a Look-Through Subsidiary), interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and net gains from the disposition of passive assets.

Our PFIC Status

We are not expected to be a PFIC for our taxable year ending December 31, 2023 or subsequent taxable years.

However, our PFIC status for any taxable year is an annual factual determination that can be made only after the end of such taxable year and may depend in part on the value of its unbooked goodwill (which is generally determined in large part by reference to the market price of our Class A Ordinary Shares from time to time, which could be volatile); accordingly, there can be no assurances regarding our PFIC status for our current taxable year or any future taxable year.

Additionally, because we are treated as the successor to HPX for U.S. federal income tax purposes, if HPX was a PFIC during the holding period of a U.S. Holder, any Class A Ordinary Shares received in exchange for HPX Class A Ordinary Shares in the Business Combination (or on the exercise of Warrants that were acquired in exchange for warrants of HPX pursuant to the Business Combination) may, in the absence of certain elections described below, be treated as stock of a PFIC, even if we are not a PFIC for our current taxable year or future taxable years. Because HPX was a blank check company with no active business, it is anticipated that HPX was a PFIC for the taxable years ended on December 31, 2020, December 31, 2021, and December 31, 2022. Absent certain elections described below, a determination that we are a PFIC (or, in the circumstances described above, that HPX was a PFIC) for any taxable year in which a U.S. Holder holds shares in such entity will generally continue to apply to such U.S. Holder for subsequent years in which the holder continues to hold shares in such entity (including a successor entity), whether or not such entity continues to be a PFIC.

Application of PFIC Rules

If we or HPX are determined to be a PFIC for any taxable year (or portion thereof) that is included in a U.S. Holder’s holding period in our Securities, then such holder will generally be subject to special rules (the “Default PFIC Regime”) unless, in the case of ordinary shares, the U.S. Holder made (i) a timely and effective QEF election in respect of our or, if a U.S. Holder received our Class A Ordinary Shares in exchange for HPX Class A Ordinary Shares pursuant to the Business Combination, HPX’s (as the case may be) first taxable year as a PFIC in which the U.S. Holder held ordinary shares (whether HPX Class A Ordinary Shares or our Class A Ordinary Shares, as applicable) (such taxable year as it relates to each U.S. Holder, the”First PFIC Holding Year”), (ii) a QEF election along with a purging election, or (iii) a “mark-to-market” election, each as described below under “QEF Election, Mark-to-Market Election and Purging Election.” The Default PFIC Regime applies with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of our Securities; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of its ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such ordinary shares).

Under the Default PFIC Regime:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its Securities;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the First PFIC Holding Year, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE OWNERSHIP OR DISPOSITION OF SECURITIES, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election, Mark-to-Market Election and Purging Election

In general, a U.S. Holder may avoid the Default PFIC Regime with respect to its Class A Ordinary Shares (but not Warrants) by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) with respect to such holder’s First PFIC Holding Year. A U.S. Holder that makes a QEF Election will include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. A U.S. Holder generally can make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF Election rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF Election with respect to its Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and we or HPX were a PFIC at any time during the U.S. Holder’s holding period of such warrants, any gain recognized will generally be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. If a U.S. Holder that exercises such warrants properly makes a QEF Election with respect to the newly acquired Class A Ordinary Shares, the QEF Election will apply to the newly acquired Class A Ordinary Shares (it is not clear how a previously made QEF Election that is in effect with respect to us would apply to Class A Ordinary Shares subsequently acquired on the exercise of such warrants). Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares, adjusted to take into account current income inclusions resulting from the QEF Election, will generally continue to apply with respect to such newly acquired Class A Ordinary Shares (which will generally be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election (discussed below).

The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

In order to comply with the requirements of a QEF Election with respect to Class A Ordinary Shares, a U.S. Holder must receive a PFIC Annual Information Statement from us. If we determine that we are a PFIC for the Current Taxable Year, we will endeavor to use commercially reasonable efforts to make available to U.S. Holders a PFIC Annual Information Statement with respect to the Current Taxable Year. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or that we will make available a PFIC Annual Information Statement. U.S. Holders should consult their tax advisors with respect to any QEF Election previously made with respect to HPX Class A Ordinary Shares.

If a U.S. Holder has made a QEF Election with respect to Class A Ordinary Shares, and the special tax and interest charge rules do not apply to such shares (because the QEF Election was made in the U.S. Holder’s First PFIC Holding Year or a purging election (discussed below) was made), any gain recognized on the sale of Class A Ordinary Shares will generally be taxable as capital gain and no interest charge will be imposed under the PFIC rules. As discussed above, U.S. Holders who make a QEF Election with respect to a PFIC are currently taxed on their pro rata shares of such PFIC’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should generally not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF Election has been made will be increased by amounts that are included in taxable income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a PFIC with respect to which a QEF election has been made.

As noted above, a determination that we or HPX are a PFIC for a taxable year in which a U.S. Holder holds shares in such entity will generally continue to apply to such U.S. Holder for subsequent years in which the holder continues to hold shares in such entity (including a successor entity), whether or not such entity continues to be a PFIC. A U.S. Holder who makes the QEF Election for such holder’s First PFIC Holding Year, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the qualified electing fund inclusion regime with respect to such shares for any of our taxable year that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. However, if the QEF Election is not effective for each of our taxable years in which we are a PFIC (and, if applicable, was not effective for each of HPX’s taxable years in which HPX was a PFIC) and the U.S. Holder holds (or is deemed to hold) our Class A Ordinary Shares, the Default PFIC Regime discussed above will continue to apply to such shares unless the holder makes a purging election (discussed below), and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF Election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If a U.S. Holder makes (or has made) a valid mark-to-market election with respect to our Class A Ordinary Shares (or, if applicable, HPX Class A Ordinary Shares) for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect to its Class A Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year in its holding period that we are treated as a PFIC the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Class A Ordinary Shares over the fair market value of such shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of such shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of our Class A Ordinary Shares under their particular circumstances.

Our Class A Ordinary Shares treated as stock of a PFIC under the Default PFIC Regime will continue to be treated as stock of a PFIC, including in taxable years in which we cease to be a PFIC, unless the applicable U.S. Holder makes a “purging election” with respect to such shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value on the last day of the last year in which we or HPX, as applicable, are treated as a PFIC, and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s Class A Ordinary

Shares. U.S. Holders should consult their tax advisors regarding the application of the purging elections rules to their particular circumstances (including U.S. Holders who received our Class A Ordinary Shares in exchange for HPX Class A Ordinary Shares pursuant to the Business Combination).

If we are a PFIC and, at any time, have an equity interest in any foreign entity that is classified as a PFIC, U.S. Holders would generally be deemed to own a proportionate amount (by value) of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or disposes of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions. A mark-to-market election generally would not technically be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621(whether or not a QEF or market-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Securities should consult their own tax advisors concerning the application of the PFIC rules to our Securities under their particular circumstances.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION, OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of Securities, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Securities. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our Securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

The Cayman Islands laws currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of Class A ordinary shares. There are currently no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except: (i) in respect to any transfer instrument or document to which the immediately preceding sentence applies; and (ii) in respect of shares through which an interest in land in the Cayman Islands is held. There are no exchange control regulations or currency restrictions imposed on us under Cayman Islands law.

As a Cayman Islands exempted company with limited liability, we applied for and successfully received an undertaking as to tax concessions pursuant to Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands. This undertaking provides that, for a period of 20 years from the date of issue of the undertaking, no law thereafter enacted in the Cayman Islands imposing any taxes to be levied on profits, income, gains or appreciation will apply to us or our operations.

Payments of dividends and capital in respect of our Class A ordinary shares will not be subject to taxation in the Cayman Islands and no withholding tax will be required on the payment of a dividend or capital under Cayman Islands law to any holder of our Class A ordinary shares, nor will gains derived from the disposal of our Class A ordinary shares be subject to Cayman Islands income or corporation tax.

There is no income tax treaty or convention currently in effect between the United States and the Cayman Islands.

Plan of Distribution

We are registering the issuance by us of up to 16,044,207 Class A Ordinary Shares issuable upon the exercise of the Warrants. Pursuant to the terms of the Warrants, Class A Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise the Warrant, we will, within the time allotted by the Warrant Agreement, issue instructions to Continental Stock Transfer & Trust Company, our transfer agent, to issue Class A Ordinary Shares to the holder. If, at the time the Warrants are exercised, this registration statement is effective and the prospectus included herein is current, the Class A Ordinary Shares issued upon the exercise of the Warrants will be issued free of a restrictive legend. We will not receive any proceeds from the issuance of Class A Ordinary Shares underlying the Warrants, except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $186.1 million. However, whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Class A Ordinary Shares, the last reported sales price for which was $4.55 per share on September 2, 2025. Subject to the terms and conditions of the Warrant Agreement, each Warrant is exercisable for one Class A Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Class A Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on March 3, 2028, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

We are also registering for resale, from time to time, by the Selling Securityholders (i) up to 18,599,424 Class A Ordinary Shares, and (ii) up to 3,394,207 Warrants. The aggregate proceeds to the Selling Securityholders from the sale of such securities will be the purchase price of the securities less discounts and commissions, if any. We will not receive any proceeds from the sale by the Selling Securityholders of the securities being registered hereunder. See “Use of Proceeds.” We will bear all costs, expenses and fees in connection with the registration of such securities, including, without limitation, all registration and filing fees (including fees with respect to filings required to be made with FINRA (as defined herein)), NYSE American listing fees, fees and expenses of compliance with securities or blue sky laws, if any, and fees and expenses of counsel and independent registered public accountants, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees, underwriting marketing costs, legal counsel fees that are not covered by us and any other expenses incurred by the Selling Securityholders in disposing of the securities.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders.

Notwithstanding the foregoing, Selling Securityholders subject to our insider trading policy, and any members of their immediate families, are subject to our regular pre-clearance procedures for trading of our securities. In addition, pursuant to the Investor Rights Agreement, the Sponsor, the Insiders and Rafael Salvador Grisolia agreed to certain transfer restrictions, in the case of the Insiders and Mr. Grisolia, for a period of one year following the Closing Date, and, in the case of the Sponsor, for a period of three years following the Closing Date, on their respective Class A Ordinary Shares and the Warrants beneficially owned or otherwise held by the locked-up shareholder, including any Class A Ordinary Shares acquired as the result of the vesting of Restricted Stock Units, subject to certain exceptions of permitted transfers. See “Securities Eligible for Future Sale — Lock-Up Agreements.”

Selling Securityholders may also be subject to the restrictions on transfer of shares of Rule 144 of the Securities Act if such Selling Securityholder is deemed our “affiliate” of the Company. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, us and may include our executive officers, directors and significant shareholders.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Securityholders may use any one or more of the following methods when disposing of their securities:

•        directly to one or more purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of their securities;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        through block trades in which the broker-dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        through an exchange distribution in accordance with the rules of the applicable exchange;

•        through short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other derivative securities, whether the options or such other derivative securities are listed on an options exchange or otherwise;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        a combination of any such methods of sale; and

•        any other method permitted by applicable law.

These sales may be effected in one or more transactions on any securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including NYSE American, in the over-the-counter market, in transactions otherwise than on such exchanges or services or in the over-the-counter market any other method permitted by applicable law, or through any combination of the foregoing.

The Selling Securityholders may, from time to time, pledge, mortgage, charge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Securityholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sales of our securities covered by this prospectus, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions that, in turn, may:

•        engage in short sales of the securities in the course of hedging their positions;

•        sell the securities short and deliver the securities to close out short positions;

•        loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities;

•        enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell; or

•        enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents.

The Selling Securityholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any discounts, commissions, concessions or profit they earn on any resale of the securities will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the Selling Securityholders.

In compliance with the guidelines of the FINRA, the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

To the extent required, our securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.

The Selling Securityholders and any other persons participating in the sale of the securities covered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities covered by this prospectus against certain liabilities, including liabilities arising under the Securities Act.

Expenses Related to the Offering

The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of the securities being registered by this registration statement. With the exception of the registration fee payable to the SEC, all amounts are estimates.

Amount
SEC Registration Fee	$45,350.71
FINRA filing fees	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous expenses	*
Total	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that we anticipate we will incur in connection with the offering of securities under this registration statement. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under this registration statement.

Legal Matters

The validity of the issuance of our Securities and certain other Cayman Islands legal matters has been passed on to us by Carey Olsen Cayman Limited, our Cayman Islands counsel. Certain legal matters relating to U.S.law have been passed on to us by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements of Ambipar Emergency Response as of December 31, 2024 and 2023 and each of the three years in the period ended December 31, 2024 in this prospectus and in the registration statement have been so included in reliance on the report of BDO RCS Auditores Independentes SS Ltda., an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

BDO RCS Auditores Independentes SS Ltda. is a member of the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil), or Ibracon, and the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade), or the CFC.

Enforcement of Civil Liabilities and Agent
for Service of Process in the United States

We are an exempted company incorporated under the laws of the Cayman Islands. A substantial amount of our assets are located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws.

Our registered office address is CO Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands, and our principal executive office is Avenida Angélica, 2346, 5th Floor, São Paulo, São Paulo, Brazil, 01228-200.

We have irrevocably appointed Capitol Services c/o Capitol Services, Inc as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 1218 Central Ave Ste 100, Albany, New York, 12205.

Where You Can Find More Information

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://ir.response.ambipar.com. Through the “Investor Relations” portal available through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our annual reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

AMBIPAR EMERGENCY RESPONSE

Report of Independent Registered Public Accounting Firm

Consolidated financial statements

As at December 31, 2024

Auditor Name: BDO RCS Auditores Independentes SS Ltda.

Auditor Location: São Paulo, Brazil

Auditor Firm ID: 5485

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Ambipar Emergency Response

São Paulo — SP

Opinion on the consolidated financial statements

We have audited the accompanying consolidated statements of financial position of Ambipar Emergency Response and its subsidiaries (the “Company”), as of December 31, 2024 and 2023, the related consolidated statements of income and statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2024 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with IFRS Accounting Standards as issued by International Accounting Standards Board (IFRS Accounting Standards).

Basis for opinion on the consolidated financial statements

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

São Paulo/SP — Brazil, June 23, 2025.

/s/ BDO RCS Auditores Independentes SS Ltda.

BDO RCS Auditores Independentes SS Ltda., an audit partnership organized according to Brazilian law, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firms.

AMBIPAR EMERGENCY RESPONSE
Consolidated Statements of Financial Position
As of December 31, 2024 and 2023
(Values expressed in thousands of Brazilian Reais)

Assets	Note	December 31, 2024	December 31, 2023
Current
Cash and cash equivalents	4	358,434	423,266
Trade and other receivables, net	5	1,099,964	803,523
Income tax and social contribution recoverable	6.1	6,400	14,143
Other taxes recoverable	6.2	97,384	63,955
Prepaid expenses		34,496	32,239
Advances to suppliers		54,844	23,125
Inventories		46,318	34,159
Other accounts receivable		51,856	45,814
Total current assets		1,749,696	1,440,224

Non-current
Trade and other receivables, net	5	5,970	3,485
Related parties loans	16	377,020	29,322
Income tax and social contribution recoverable	6.1	23,576	1,472
Other taxes recoverable	6.2	2,764	857
Deferred taxes	22	42,033	28,800
Other accounts receivable		30,144	32,876

Property, plant and equipment, net	8	979,293	787,561
Right of use, net	14	346,654	88,737
Goodwill	9	1,803,606	1,537,135
Intangible assets	9	439,526	358,703
Total Non-current assets		4,050,586	2,868,948
Total assets		5,800,282	4,309,172

AMBIPAR EMERGENCY RESPONSE
Consolidated Statements of Financial Position
As of December 31, 2024 and 2023 — (Continued)
(Values expressed in thousands of Brazilian Reais)

	Note	December 31, 2024	December 31, 2023
Liabilities
Current
Loans and financing	10	198,906	71,353
Interest payable loans and financing	10	13,199	13,016
Debentures	11	63,659	26,123
Interest payable debentures	11	20,413	53,554
Trade and other payables	12	218,219	184,618
Labor obligations		107,656	82,768
Related parties dividends payable	16	29,962	57,364
Income tax and social contribution payable	13.1	10,734	21,684
Other tax payable	13.2	56,051	51,459
Related parties loans	16	51,692	—
Obligations from acquisition of investment	7	95,413	183,825
Lease liabilities	14	32,220	22,620
Lease liabilities – fleet	14	32,137	—
Other bills to pay		48,222	34,638
		978,483	803,022
Non-current
Loans and financing	10	778,039	617,533
Debentures	11	379,823	466,073
Other taxes payable	13.2	7,797	8,638
Related parties loans	16	1,299,405	620,842
Deferred income tax and social contribution	22	241,198	187,784
Obligations from acquisition of investment	7	13,762	168,926
Provision for contingencies	15	418	393
Lease liabilities	14	54,672	34,860
Lease liabilities – fleet	14	185,068	—
Warrant and Earn-out	3.4.2	35,448	30,753
Other bills to pay		9,672	13,551
		3,005,302	2,149,353

Equity	17
Capital		1,443,108	1,443,108
Capital transactions		(103,941)	(99,516)
Accumulated translation adjustment		193,436	(208,056)
Retained earnings		(83,033)	(62,477)
Equity attributable to owners of the group		1,449,570	1,073,059
Non-controlling interest		366,927	283,738
		1,816,497	1,356,797
Total shareholders’ equity and liabilities		5,800,282	4,309,172

The accompanying notes are an integral part of the Consolidated Financial Statements.

AMBIPAR EMERGENCY RESPONSE
Consolidated Statements of Income
Years ended December 31, 2024, 2023 and 2022
(Amounts expressed in thousands of Brazilian Reais, except earnings per share)

	Note	December 31, 2024	December 31, 2023	December 31, 2022
Net Revenue	19	3,248,442	2,589,960	1,684,896
Cost of services rendered	20	(2,769,665)	(2,090,482)	(1,337,749)
Gross profit		478,777	499,478	347,147
Operating (expenses)/revenues
Selling, general and administrative	20	(32,291)	(28,385)	(26,553)
Equity in earnings of investments		—	—	3,628
Other income, net expenses	20	39,283	(110,710)	12,537
		6,992	(139,095)	(10,388)
Operating profit		485,769	360,383	336,759

Net finance costs
Finance expenses	21	(592,899)	(294,827)	(113,541)
Finance income	21	233,911	43,485	9,567
		(358,988)	(251,342)	(103,974)

Net income before income and social contribution taxes		126,781	109,041	232,785
Current income tax and social contribution	22	(63,725)	(78,999)	(35,806)
Deferred income tax and social contribution	22	(4,297)	(12,866)	(9,104)
Profit for the year		58,759	17,176	187,875

Attributable to
Controlling interest		(20,556)	(62,477)	161,493
Non-controlling interests		79,315	79,653	26,382
Number weighted average of shares at years end		55,429,851	89,844,949	261,920,439

Earnings per share (basic) at the end of the year – in R$	17.3	1.06006	0.19117	0.71730
Earnings per share (diluted) at the end of the year – in R$	17.3	0.82054	0.16623	0.71730

The accompanying notes are an integral part of the Consolidated Financial Statements.

AMBIPAR EMERGENCY RESPONSE
Consolidated Statements of Comprehensive Income
Years ended December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais)

	Consolidated
	December 31, 2024	December 31, 2023	December 31, 2022
Profit for the years	58,759	17,176	187,875
Items that are or may be reclassified subsequently to profit or loss:
Exchange rate change on goodwill on investee abroad	4,425	(10,702)	(10,702)
Accumulated translation adjustment	397,067	(108,189)	(108,189)
Other comprehensive income (loss) for the year, net of tax	401,492	(118,891)	(118,891)
Total comprehensive income (loss), net of taxes	460,251	(101,715)	68,984

Attributable to:
Controlling interest	380,936	(181,368)	42,602
Non-controlling interest	79,315	79,653	26,382

The accompanying notes are an integral part of the Consolidated Financial Statements.

AMBIPAR EMERGENCY RESPONSE
Consolidated Statements of Changes in Equity
Years ended December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais)

			Profit Reserves
	Capital	Expenses on the issuance of shares	Legal reserve	Unrealized income reserve	Capital transactions	Equity valuation adjustment	Accumulated translation adjustment	Retained earnings	Total attributable to the controlling shareholder	Non- controlling interests	Total
Balances at January 1st, 2022	261,920	—	13,936	162,212	(116,486)	984	3,428	—	325,994	11,924	337,918
Transactions with shareholders	—	—	—		(1,349)	—	—	—	(1,349)	—	(1,349)
Transfer by onerous transfer	—	—	—	3,531	—	—	(5,265)	—	(1,734)	—	(1,734)
Participation of non-controllers	—	—	—	—	—	—	—	—	—	43,428	43,428
Exchange variation on capital transactions	—	—	—	—	7,617	—	(7,617)	—	—	—	—
Other comprehensive loss	—	—	—	—	—	(984)	(79,711)	—	(80,695)	—	(80,695)
Net income for the year	—	—	—	—	—	—	—	161,493	161,493	26,382	187,875
Profit destination
Legal reserve	—	—	8,075	—	—	—	—	(8,075)	—	—	—
Mandatory minimum dividends	—	—	—	—	—	—	—	(38,355)	(38,355)	—	(38,355)
Unrealized profit reserve	—	—	—	115,063	—	—	—	(115,063)	—	—	—
Balance, December 31, 2022	261,920	—	22,011	280,806	(110,218)	—	(89,165)	—	365,354	81,734	447,088

Balance at January 1st, 2023	261,920	—	22,011	280,806	(110,218)	—	(89,165)	—	365,354	81,734	447,088

Issuance of 177.977.323 new shares	263,004	—	—	—	—	—	—	—	263,004	—	263,004
Exchange variation on capital transactions	—	—	—	—	(2,413)	—	2,413	—	—	—	—
Other comprehensive loss	—	—	—	—	—	—	(5,769)	—	(5,769)	—	(5,769)
Participation of non-controllers	—	—	—	—	—	—	—	—	—	13,231	13,231
Net Income for the years	—	—	—	—	—	—	—	13,288	13,288	7,885	21,173
Initial transactions with shareholders 03.03.2023	316,105	—	(22,011)	(280,806)	—	—	—	(13,288)	—	(21,116)	(21,116)
PIPE and other investors	595,746	—	—	—	—	—	—	—	595,746	—	595,746
HPX trust account balance at CST&T	48,083	—	—	—	—	—	—	—	48,083	—	48,083
Initial transactions with HPX 03.03.2023	(41,750)	—	—	—	—	—	—	—	(41,750)	—	(41,750)
Exchange variation on capital transactions	—	—	—	—	13,115	—	(13,115)	—	—	—	—
Expenses on the issuance of shares	—	(119,822)	—	—	—	—	—	—	(119,822)	—	(119,822)
Realization of costs in the issuance of shares	—	119,822	—	—	—	—	—	—	119,822	—	119,822
Participation of non-controllers	—	—	—	—	—	—	—	—	—	122,351	122,351
Net income for the year	—	—	—	—	—	—	—	(62,477)	(62,477)	79,653	17,176
Other comprehensive loss	—	—	—	—	—	—	(102,420)	—	(102,420)	—	(102,420)
Balance, December 31, 2023	1,443,108	—	—	—	(99,516)	—	(208,056)	(62,477)	1,073,059	283,738	1,356,797

Balances at January 1st, 2024	1,443,108	—	—	—	(99,516)	—	(208,056)	(62,477)	1,073,059	283,738	1,356,797

Exchange variation on capital transactions	—	—	—	—	(4,425)	—	4,425	—	—	—	—
Participation of non-controllers	—	—	—	—	—	—	—	—	—	3,874	3,874
Net income for the year	—	—	—	—	—	—	—	(20,556)	(20,556)	79,315	58,759
Other comprehensive income	—	—	—	—	—	—	397,067	—	397,067	—	397,067
Balance, December 31, 2024	1,443,108	—	—	—	(103,941)	—	193,436	(83,033)	1,449,570	366,927	1,816,497

The accompanying notes are an integral part of the Consolidated Financial Statements.

AMBIPAR EMERGENCY RESPONSE
Consolidated Statements of Cash Flows — Indirect Method
Years ended December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais)

	December 31, 2024	December 31, 2023	December 31, 2022
Cash flows from operating activities
Profit for the years	58,759	17,176	187,875
Adjustments to reconcile income to cash from (applied to) operations:
Depreciation and amortization	322,512	181,864	112,029
Expected credit losses	2,723	654	248
Residual value of written-off property, plant and equipment and intangible assets	78,149	19,311	26,291
Provision for contingencies	25	(230)	334
Income tax and social contribution – Deferred	4,297	12,866	9,104
Reversal of obligations due to investment acquisition	(5,242)	(48,315)	—
Equity in earnings of investments	—	—	(3,628)
Investments adjustments	—	—	(2,779)
Interest on loans and financing, debentures and exchange rate change	336,526	150,799	96,699
Amortization of fees on loans, financing, and debentures	13,417	—	—
SWAP Result	(11,569)	—	—

Changes in assets and liabilities:
Accounts receivable	(24,021)	(4,393)	94,381
Recoverable taxes	(29,328)	(38,575)	(20,550)
Prepaid expenses	1,487	6,243	(32,859)
Advances to suppliers	(11,338)	29,540	23,650
Inventories	(160,810)	2,328	(5,672)
Other accounts receivable	8,232	40,986	18,783
Suppliers	(29,597)	(56,325)	(10,901)
Salaries and social security charges	17,417	(41,661)	27,472
Taxes payable	42,368	44,718	34,210
Warrant and Earn-out	(1,579)	(17,044)	—
Other accounts payable	1,559	(37,048)	(25,736)
Cash generated from operating activities	613,987	262,894	528,951
Interest paid on loans and financing	(62,838)	(50,260)	(12,126)
Interest paid on debentures	(58,546)	(94,549)	(25,274)
Interest paid on leases	(16,343)	(2,650)	(2,400)
Fines on debenture payments	(7,066)	—	—
Income tax and social contribution	(47,827)	(36,956)	(18,213)
Net Cash generated from operating activities	421,367	78,479	470,938

Cash flow from investing activities			—
Cash spent on companies’ acquisitions; net of cash received	—	(47,131)	(1,090,040)
Acquisition of property, plant and equipment	(109,809)	(236,209)	(134,981)
Acquisition of intangible assets	(24,928)	(4,080)	(95,748)
Net cash used in investing activities	(134,737)	(287,420)	(1,320,769)

AMBIPAR EMERGENCY RESPONSE
Consolidated Statements of Cash Flows — Indirect Method
Years ended December 31, 2024, 2023 and 2022 — (Continued)
(Values expressed in thousands of Brazilian Reais)

	December 31, 2024	December 31, 2023	December 31, 2022
Cash flow from financing activities
Attributed to shareholders
Profit Sharing – previous periods	(51,707)	(31,947)	—
Minority interest	—	699,532	—
Payment of obligations from acquisition of investments	(178,100)	(124,558)	—

Attributed to financing
Related parties	113,733	98,200	71,019
Lease payments – Principal	(161,731)	(112,459)	(32,802)
Raising of loans and financing	153,706	124,258	446,870
Proceeds from debentures	200,000	—	573,623
Costs in raising debentures and loans	(5,119)	—	—
Payments of loans and financing – Principal	(305,297)	(179,804)	(63,985)
Payments of debentures – Principal	(279,584)	(55,953)	—
Net cash (used in) generated from financing activities	(514,099)	417,269	994,725
Increase in cash and cash equivalents	(227,469)	208,328	144,894

Exchange rate change in cash and cash equivalents	162,637	(56,669)	7,795
Cash and cash equivalents at the beginning of the year	423,266	271,607	118,918
Cash and cash equivalents at the end of the year	358,434	423,266	271,607

The accompanying notes are an integral part of the Consolidated Financial Statements.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

1.      General information

Ambipar Emergency Response (the “Group Response” or “Company”) is a direct subsidiary of Ambipar Participações e Empreendimentos S.A. (“Ambipar Group”) in the Emergency Response segment, it’s part of the Ambipar Group’s essence the commitment to sustainable matters, working on the ESG (“Environment, Social and Governance”) pillars within its business and supporting its clients.

The Ambipar Emergency Response is engaged in the response to accidents with chemical products and pollutants, fighting fires, environmental emergencies on highways, railways, airports, ports, industries, mining and pipelines, and natural disasters. The Company also offers environmental services in specialized industrial clean.

The Ambipar Emergency Response is also specialized in Crisis Management and attendance to environmental, chemical, and biological emergencies that affect the health, the environment, and property. Supported by state-of-the-art professionals, with excellence, technological equipment using techniques in the most security protocols, in order to contribute to excellence in care. The Ambipar Emergency Response owns more than 400 bases around the world, employs more than 7,500 people, with more than 150,000 trained people and responds to emergencies on call 24 hours a day, 365 days a year.

On July 6, 2022, Emergência Participações S.A. entered into a business combination agreement with HPX Corp. (“HPX”), a Special Purpose Acquisition Company (SPAC), to further accelerate the company’s growth. On March 3, 2023, after compliance with all corporate and regulatory requirements, the transaction was concluded. Thus, as of March 6, 2023, Ambipar Emergency Response became listed, and its common shares and warrants began to be traded on the NYSE American under the codes “AMBI” and “AMBI.WS”, respectively.

1.1.   Activity in the Response segment

The principal business activities of the Ambipar Emergency Response comprise operating in prevention, management, and emergency response to accidents involving hazardous or non-hazardous products in all modes of transportation, with its own bases and presence in 16 countries in South America, Europe, Africa, North America, and Antarctica. In addition, it provides industrial firefighters who work at customer’s facilities and has the largest and most complete training field in Latin America, training employees and clients with the most complete structure focused on emergency response and management in multimodal scenarios.

As of December 31, 2023 and December 31, 2024, the Ambipar Emergency Response’s equity interests and their respective areas of activity are shown in Note 1.2 “Organization and Plan of Business Operation”.

1.2.   Relevant events

Fleet Renewal Presentation

On August 15, 2024, Company Board of Directors announced that it will sell its non-strategic fleet in Brazil to rental companies and lease new assets from them via operational leasing, thereby renewing its fleet.

The Company and its subsidiaries have reached agreements with two rental companies. The first is Addiante, a company resulting from a joint venture between the Brazilian groups Randon (RAPT4) and Gerdau (GGBR4). Addiante will purchase Ambipar Emergency Response’s used vehicles, with the commitment that the rental company will renew the heavy vehicle fleet, such as tractors, trucks, trailers, and buses, by leasing new, zero-kilometer vehicles.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

1.      General information (cont.)

The second agreement is with CHG-MERIDIAN (John Deere) for the renewal of yellow-line assets in Brazil, including machinery such as backhoe loaders, forklifts, and tractors. In this agreement, the Company will sell used assets, lease new zero-kilometer items, and carry out transitional leasing of some of the used assets sold. CHG-MERIDIAN will assume the obligation to replace all leased used assets with new ones gradually over the next 24 months.

The sale of assets generate approximately R$166,000 in cash for Group Response for the Company and its subsidiaries, and the rental cost will be around R$7,400 per month. The net proceeds from this initiative will be allocated to reducing gross debt.

3rd Issuance of Simple Debentures by the Subsidiary Emergência

On September 3, 2024, the Company’s Board of Directors approved the issuance of 200,000 (two hundred thousand) simple debentures, non-convertible into shares, in a single series, of a senior unsecured type, with additional personal guarantee, each with a nominal value of R$1,000 (one thousand reais).

The total issuance amounted to R$200,000,000.00 (two hundred million reais), with semiannual remunerative interest corresponding to the accumulated variation of the DI (Interbank Deposit) rate, plus a spread of 2.75% per year, based on a 252-day year. The principal will mature on September 16, 2029, with amortization over the last three years. The net proceeds from the issuance will be allocated to cash replenishment, refinancing, future payments, and liability management.

List of subsidiaries

The Consolidated Financial Statements include the individual statements of the entities of the Ambipar Emergency Response, listed below:

Company	Note	Place of Business/ Country of Incorporation	Controller	Ownership held by Group		Ownership held by NCI		Consolidation method
				2024	2023	2024	2023
				%	%	%	%
Emergência Participações S.A.		Brazil	Ambipar Emergency Response	100.00	100.00	—	—	Full
Ambipar Response S.A.		Brazil	Emergência Participações	100.00	100.00	—	—	Full
Ambipar Response Insurance – Atendimento a Seguros Ltda		Brazil	Emergência Participações	100.00	100.00	—	—	Full
Ambipar Response Chile SpA		Chile	Emergência Participações	100.00	100.00
Ambipar Response Chile S.A.		Chile	Emergência Participações	100.00	100.00		—	Full
Ambipar Peru SAC		Peru	Ambipar Response Chile Spa e S.A.	99.78	99.78	0.22	0.22	Full
Ambipar Response Training S.A.		Chile	Ambipar Response Chile Spa e S.A.	99.99	99.99	0.01	0.01	Full
Ambipar Response Mineros e Integrales S.A.		Chile	Ambipar Response Chile Spa e S.A.	99.90	99.90	0.10	0.10	Full
Ambipar Uruguay S.A.		Uruguai	Ambipar Response Chile Spa e S.A.	100.00	100.00	—	—	Full
Ambipar Colombia S.A.S		Colombia	Ambipar Response Chile Spa e S.A.	100.00	100.00	—	—	Full
Ambipar Response Colombia S.A.S		Colombia	Ambipar Response Chile Spa e S.A.	100.00	100.00	—	—	Full
Ambipar Response Mexico S. de R.L. de C.V.		Mexico	Ambipar Response Chile Spa e S.A.	100.00	100.00	—	—	Full
Ambipar Holding USA, INC		USA	Emergência Participações	100.00	100.00	—	—	Full
Ambipar Response Texas, LLC		USA	Ambipar Holding USA	100.00	100.00	—	—	Full
Ambipar Response Alabama, LLC		USA	Ambipar Holding USA	100.00	100.00	—	—	Full
Ambipar Response Florida, LLC		USA	Ambipar Holding USA	100.00	100.00	—	—	Full
Ambipar Response Colorado, Inc		USA	Ambipar Holding USA	100.00	100.00	—	—	Full

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

1.      General information (cont.)

Company	Note	Place of Business/ Country of Incorporation	Controller	Ownership held by Group		Ownership held by NCI		Consolidation method
				2024	2023	2024	2023
				%	%	%	%
Ambipar Response EMS, Inc		USA	Ambipar Holding USA	100.00	100.00	—	—	Full
Ambipar Response Northwest, Inc.		USA	Ambipar Holding USA	100.00	100.00	—	—	Full
Ambipar Response PERS, LLC		USA	Ambipar Holding USA	100.00	100.00	—	—	Full
Ambipar Response Training Center ARTC, Inc		USA	Ambipar Holding USA	100.00	100.00	—	—	Full
Witt O’Brien”s LLC		USA	Ambipar Holding USA	100.00	100.00	—	—	Full
Witt O’Brien’s Payroll Management LLC		USA	Witt O’Brien”s LLC	100.00	100.00	—	—	Full
O’Brien’s Response Management, L.L.C.		USA	Witt O’Brien”s LLC	100.00	100.00	—	—	Full
Witt O’Brien’s Insurance Services, LLC		USA	O’Brien’s Response Management, L.L.C.	100.00	100.00	—	—	Full
Witt O’Brien’s USVI, LLC		U.S. Virgin Islands	Witt O’Brien”s LLC	100.00	100.00	—	—	Full
Witt O’Brien’s PR LLC		Puerto Rico	Witt O’Brien”s LLC	100.00	100.00	—	—	Full
Strategic Crisis Advisors LLC		USA	Witt O’Brien”s LLC	100.00	100.00	—	—	Full
Navigate Communications Pte. Ltd.		Singapore	Witt O’Brien”s LLC	100.00	100.00	—	—	Full
Navigate Response (Asia) Pte. Ltd.		Singapore	Witt O’Brien”s LLC	100.00	100.00	—	—	Full
Navigate PR Limited		United Kingdom	Witt O’Brien”s LLC	100.00	100.00	—	—	Full
Navigate Response Limited		United Kingdom	Witt O’Brien”s LLC	100.00	100.00	—	—	Full
Ambipar Holdings UK Limited		United Kingdom	Emergência Participações	100.00	100.00	—	—	Full
Groco 404 Limited		United Kingdom	Ambipar Holdings UK	100.00	100.00	—	—	Full
Ambipar Site Service Limited		United Kingdom	Groco 404 Limited	100.00	100.00	—	—	Full
Ambipar Holding Ireland Limited		Ireland	Ambipar Holdings UK	100.00	100.00	—	—	Full
Ambipar Response Ireland Limited		Ireland	Ambipar Holding Ireland	100.00	100.00	—	—	Full
Ambipar Howells Consultancy Limited		United Kingdom	Ambipar Response Limited (Reino Unido)	100.00	100.00	—	—	Full
Ambipar Response Limited (Reino Unido)		United Kingdom	Ambipar Holdings UK	100.00	100.00	—	—	Full
Ambipar Response Limited (Irlanda)		Ireland	Ambipar Response Limited (Reino Unido)	100.00	100.00	—	—	Full
Ambipar Holding Canadá, INC		Canada	Emergência Participações	100.00	100.00	—	—	Full
Ambipar Response Industrial Services Canada Inc.		Canada	Ambipar Holding Canadá	70.00	70.00	30.00	30.00	Full
Orion Environmental Services Ltd. (OES)	(a)	Canada	Ambipar Response Industrial Services Inc	—	70.00	—	30.00	Full
Orion Tank Solutions Ltd. (OTS)	(a)	Canada	Ambipar Response Industrial Services Inc	—	70.00	—	30.00	Full
Ambipar Response Industrial Services E Inc.	(a)	Canada	Ambipar Response Industrial Services Inc	—	70.00	—	30.00	Full
Ambipar Response Industrial Services L Inc.	(a)	Canada	Ambipar Response Industrial Services Inc	—	70.00	—	30.00	Full
Ambipar Response Industrial Services G Inc.		Canada	Ambipar Response Industrial Services Inc	70.00	70.00	30.00	30.00	Full
1653395 Alberta Ltd	(a)	Canada	Ambipar Response Industrial Services Inc	—	70.00	—	30.00	Full
Bulldog Energy Group	(a)	Canada	1653395 Alberta Ltd	—	70.00	—	30.00	Full
Ambipar Response Emergency Services Canada F Inc		Canada	Ambipar Holding Canadá	100.00	100.00	—	—	Full
Ambipar Response Canada Inc		Canada	Ambipar Holding Canadá	100.00	100.00	—	—	Full
DFA Contracting Ltd		Canada	Ambipar Holding Canadá	100.00	100.00	—	—	Full
JM Serviços Integrados S.A.		Brazil	Emergência Participações	70.00	70.00	30.00	30.00	Full
JM Serviços e Locações S.A.		Brazil	Emergência Participações	70.00	70.00	30.00	30.00	Full

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

1.      General information (cont.)

Company	Note	Place of Business/ Country of Incorporation	Controller	Ownership held by Group		Ownership held by NCI		Consolidation method
				2024	2023	2024	2023
				%	%	%	%
Lacerda & Lacerda Serviços de Transportes e Emergências Ambientais Ltda		Brazil	Emergência Participações	100.00	100.00	—	—	Full
Ambipar Response Gás Ltda		Brazil	Emergência Participações	100.00	100.00	—	—	Full
Ambipar Response Dracares Apoio Marítimo e Portuário S.A.		Brazil	Emergência Participações	51.00	51.00	49.00	49.00	Full
Ambipar Response Marine S.A.	(c)	Brazil	Ambipar Response Dracares Apoio Marítimo e Portuário S/A	45.90	40.80	54.10	59.20	Full
Ambipar Response Maritime Services PDA S.A.	(d)	Brazil	Ambipar Response Marine S.A.	27.54	24.48	72.46	75.52	Full
Ambipar Flyone Serviço Aéreo Especializado, Comércio e Serviço S.A.		Brazil	Emergência Participações	51.00	51.00	49.00	49.00	Full
RG Response S.A.		Brazil	Emergência Participações	51.00	51.00	49.00	49.00	Full
RG Consultoria Técnica Ambiental Brasil Ltda		Brazil	RG Response	51.00	51.00	49.00	49.00	Full
Ambipar Response Espírito Santo S.A.		Brazil	Emergência Participações	70.00	70.00	30.00	30.00	Full
Ambipar Response Environmental Services Ltda		Brazil	Ambipar Response Espírito Santo S.A.	70.00	70.00	30.00	30.00	Full
Ambipar Response Orbitgeo Ltda	(b)	Brazil	Ambipar Response Espírito Santo S.A.	70.00	70.00	30.00	30.00	Full
Ambipar Response Ogtec Facilities Ltda		Brazil	Ambipar Response Espírito Santo S.A.	70.00	70.00	30.00	30.00	Full
Ambipar Response Wastewater Control Ltda		Brazil	Ambipar Response Espírito Santo S.A.	70.00	70.00	30.00	30.00	Full
Ambipar Response Geoweb Ltda	(b)	Brazil	Ambipar Response Espírito Santo S.A.	70.00	70.00	30.00	30.00	Full
Ambipar Response Geociências Ltda	(e)	Brazil	Ambipar Response Espírito Santo S.A.	38.50	38.50	61.50	61.50	Full
Ambipar Response Analytical S.A.	(f)	Brazil	Ambipar Response Espírito Santo S.A.	35.70	35.70	64.30	64.30	Full
Ambipar Response Fauna e Flora Ltda		Brazil	Ambipar Response Espírito Santo S.A.	70.00	70.00	30.00	30.00	Full
Ambipar Response Environmental Consulting Offshore S.A.	(g)	Brazil	Ambipar Response Espírito Santo S.A.	42.00	42.00	58.00	58.00	Full
Ambipar Response Remediation S.A.	(h)	Brazil	Ambipar Response Espírito Santo S.A.	35.70	35.70	64.30	64.30	Full
Ambipar Response Remediation Ltda	(i)	Brazil	Ambipar Response Remediation S.A.	35.70	35.70	64.30	64.30	Full
RMC2 Soluções Ambientais Ltda	(j)	Brazil	Ambipar Response Remediation Ltda	17.85	17.85	82.15	82.15	Full
Fênix Emergências Ambientais Ltda		Brazil	Emergência Participações	100.00	100.00	—	—	Full
APW Ambiental e Transporte Ltda		Brazil	Emergência Participações	100.00	100.00	—	—	Full
Ambipar Response Tank Cleaning S.A.		Brazil	Emergência Participações	51.00	51.00	49.00	49.00	Full
Ambipar C-Safety Comércio, Indústria e Serviços Ltda		Brazil	Ambipar Response Tank Cleaning	51.00	51.00	49.00	49.00	Full
Ambipar Response Industrial Services S.A.		Brazil	Ambipar Response Tank Cleaning	26.01	26.01	73.99	73.99	Full
Ambipar Response Industrial Robot S.A.		Brazil	Ambipar Response Tank Cleaning	26.01	26.01	73.99	73.99	Full

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

1.      General information (cont.)

Company	Note	Place of Business/ Country of Incorporation	Controller	Ownership held by Group		Ownership held by NCI		Consolidation method
				2024	2023	2024	2023
				%	%	%	%
Ambipar Response Industrial Angola LDA		Angola	Ambipar Response Tank Cleaning	24.99	24.99	75.01	75.01	Full
Ambipar Response Emergency Medical Services R S/A		Brazil	Emergência Participações	70.00	70.00	30.00	30.00	Full
Ambipar Response Emergency Medical Services H S/A		Brazil	Emergência Participações	70.00	70.00	30.00	30.00	Full
Ambipar Response Emergency Medical Services S S/A		Brazil	Emergência Participações	70.00	70.00	30.00	30.00	Full

____________

(a)      On May 2024, Orion Environmental Services Ltd. (OES), Orion Tank Solutions Ltd. (OTS), Ambipar Response Industrial Services Canada E Inc., Ambipar Response Industrial Services Canada L Inc., 1653395 Alberta Ltd (“165 AB”), and Bulldog Energy Group were amalgamated into their parent company Ambipar Response Industrial Services Canada Inc.

(b)      On July 2024, the indirect subsidiaries Ambipar Response Orbitgeo Ltda and Ambipar Response Geoweb Ltda were terminated.

(c)      On December 2024, the subsidiary Ambipar Response Dracares Apoio Marítimo e Portuário Ltda holds a 90% stake in Ambipar Response Marine S.A. The Company holds a 51% stake in Ambipar Response Dracares, therefore the Group holds 45.90% control over the subsidiary.

(d)      On December 2024, the subsidiary Ambipar Response Dracares Apoio Marítimo e Portuário Ltda holds a 90% stake in Ambipar Response Marine S.A., which holds a 60% stake in Ambipar Response Marítime Services PDA S.A. The Company holds a 51% stake in Ambipar Response Dracares, therefore the Group holds 24.48% control over the subsidiary.

(e)      On December 2024, the subsidiary Ambipar Response ES holds a 55% stake in Ambipar Response Geociências Ltda. The Company holds a 70% stake in Ambipar Response ES, therefore the Group holds 38.50% control over the subsidiary.

(f)      On December 2024, the subsidiary Ambipar Response ES holds a 51% stake in Ambipar Response Analytical S/A. The Company holds a 70% stake in Ambipar Response ES, therefore the Group holds 35.70% control over the subsidiary.

(g)      On December 2024, the subsidiary Ambipar Response ES holds a 60% stake in Ambipar Response Environmental Consulting Offshore S/A. The Company holds a 70% stake in Ambipar Response ES, therefore the Group holds 42% control over the subsidiary.

(h)      On December 2024, the subsidiary Ambipar Response ES holds a 51% stake in Ambipar Response Remediation S.A. The Company holds a 70% stake in Ambipar Response ES, therefore the Group holds 35.70% control over the subsidiary.

(i)      On December 2024, the subsidiary Ambipar Response ES holds a 51% stake in Ambipar Response Remediation S.A. which holds a 100% stake in Ambipar Response Remediation Ltda. The Company holds a 70% stake in Ambipar Response ES, therefore the Group holds 35.70% control over the subsidiary.

(j)      On December 2024, the subsidiary Ambipar Response ES holds a 51% stake in Ambipar Response Remediation S.A., which holds a 100% stake in Ambipar Response Remediation Ltda., which in turn holds 50% of the capital of RMC2 Soluções Ambientais Ltda. The Company holds a 70% stake in Ambipar Response ES, therefore the Group holds 17.85% control over the subsidiary.

(k)      On December 2024, the subsidiary Ambipar Response Tank Cleaning S/A holds a 51% stake in the share capital of Ambipar Industrial Services S.A. The Company holds a 51% stake in Ambipar Response Tank Cleaning, therefore the Group holds 26.01% control over the subsidiary.

(l)      On December 2024, the subsidiary Ambipar Response Tank Cleaning S/A holds a 51% stake in the share capital of Ambipar Response Industrial Robot S.A. The Company holds a 51% stake in Ambipar Response Tank Cleaning, therefore the Group holds 26.01% control over the subsidiary.

1.3.   Authorization to issue these Consolidated Financial Statements

The issue of these Consolidated Financial Statements was authorized by the Management on June 05, 2025.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

2.      Description of significant accounting policies

2.1.   Basis of presentation

As a result of the reorganization described below, these financial statements have been presented for all periods as if the Company was the holding company of the Group Response.

The Company became the holding company of the Group Response in June 2023 through a business combination (note 1.1) and as a result Emergência Participações S.A. (predecessor entity) became a wholly owned subsidiary of Ambipar Emergency Response.

These transactions are being accounted for on the predecessor values basis as common control transactions, based on the predecessor values recognized by the Company in its Consolidated Financial Statements from the dates that it obtained control of the Group Response.

Upon conclusion of the business combination, the results of operations of the Group were included in the Consolidated Financial Statements of the Company as if the Company had always owned the Group Response.

The Consolidated Financial Statements are expressed in thousands of Reais (“R$”), and the reporting of amounts in other currencies, when needed, is also expressed in thousands, unless otherwise indicated.

The preparation of the Consolidated Financial Statements requires Management to make judgments, use estimates and adopt assumptions that affect the amounts presented for revenues, expenses, assets and liabilities, including contingent liabilities. However, uncertainty relating to these judgments, assumptions and estimates could lead to results that require a significant adjustment to the book value of certain assets and liabilities in future years.

Ambipar Emergency Response’s Management states and confirms that all relevant information for the Consolidated Financial Statements is being evidenced and corresponds to the one used by Management in the administration.

The Consolidated Financial Statements have been prepared on the historical cost’s basis, except certain financial assets and liabilities that measured at their fair value.

The Ambipar Emergency Response’s businesses included in these Consolidated Financial Statements are not generated as a single legal entity. These Consolidated Financial Statements are, therefore, not necessarily indicative of performance, cash flows obtained, and possessing actual equity and financial situation, as if this Ambipar Emergency Response had operated in a single legal entity during the years, or indicative of future results.

The Consolidated Financial Statements have been prepared on a going concern basis, which assumes that the Ambipar Emergency Response will be able to discharge its liabilities.

2.2.   Basis of consolidation

These Consolidated Financial Statements include the results of the Company and all its subsidiaries undertakings made up to the same accounting date. All intra-Group balances, transactions, income and expenses are eliminated in full on consolidation. The results of subsidiary undertakings acquired or disposed of during the period are included or excluded from the consolidated income statement from the effective date of acquisition or disposal.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

2.      Description of significant accounting policies (cont.)

2.3.   New or revised pronouncements applied for the first time in 2024

The new IFRS standards will only be applied in Brazil after the issuance of the respective standards in Portuguese by the Accounting Pronouncements Committee and approval by the Federal Accounting Council.

a) Amendments to IAS 1 Presentation of financial projections

The IASB issued amendments to IAS 1 in January 2020 and October 2022, and these amendments clarified the following points:

•        An entity’s right to defer settlement of a liability for at least twelve months after the reporting period must be substantial and exist before the end of that period;

•        If an entity’s right to defer settlement of a liability is subject to covenants, such covenants have the existence of that right at the end of the reporting period only if the obligation to comply with the covenant exists at or before the end of the reporting period;

•        The classification of a liability as current or non-current is not affected by the likelihood that an entity will exercise its right to defer settlement; and

•        In the case of a liability that can be settled, at the option of the counterparty, by the transfer of the entity’s own equity instruments, such settlement terms do not affect the classification of the liability as current or non-current only if the option of replacement as an equity instrument is exercised.

These amendments have no effect on the measurement of any items in the Group’s consolidated financial statements. However, the classification of certain borrowings has changed from non-current to current as a result of the application of the amendments for the current year as well as for the comparative period.

b) Amendments to IFRS 16 Leases

We have increased the subsequent measurement requirements for sale and leaseback transactions, which meet the requirements of IFRS 15 for accounting purposes as a sale.

On September 22, 2022, the IASB issued amendments to IFRS 16 — which address the subsequent measurement for sale and leaseback (releaseback) transactions.

Prior to the amendments, IFRS 16 did not contain specific measurement requirements for lease liabilities that may contain payments of lease variables arising from a sale and leaseback transaction. When applying the subsequent measurement requirements for lease liabilities to a sale and leaseback transaction, the lessee-seller shall determine “lease payments” or “revised lease payments” in such a way that the lessee-seller does not recognise any amount of gain or loss relating to the right of use retained by the lessee-seller.

These amendments had no effect on the Group’s consolidated financial projections.

c) Amendments to IAS 7 and IFRS 7

On 25 May 2023, the IASB issued amendments to IAS 7 Statement of Cash Flows and IFRS 7 Financial Instruments: Disclosures.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

2.      Description of significant accounting policies (cont.)

The amendments exclude entities from providing certain specific disclosures (qualitative and quantitative) relating to supplier financing arrangements (reverse factoring, forfeit or drawee risk). The amendments also provide guidance on the characteristics of supplier financing arrangements.

2.4.   New standards, revisions and interpretations issued that were not yet in force as of December 31, 2024

For the following rules or changes, management has not yet determined whether there will be significant impacts on the Company’s financial statements, namely:

a) Amendments to IAS 21 — disabling the disclosure of information that allowed users of projections to examine the impact of a currency not being exchangeable — effective for periods beginning on or after January 1, 2025;

b) Amendments to IFRS 7 and IFRS 9 — classification and measurement of financial instruments and contracts that reference nature-dependent electricity — effective for periods beginning on or after January 1, 2026;

c) IFRS 18 Presentation and Disclosure in Financial Statements. The new standard, which was issued by the IASB in April 2024, replaces IAS 1 and will result in major changes to IFRS Accounting Standards, including IAS 8 Basis of Preparation of Financial Statements (renamed from Accounting Policies, Changes in Accounting Estimates and Errors). Although IFRS 18 will not have any effect on the recognition and measurement of items in consolidated financial statements, it is expected to have a significant effect on the presentation and disclosure of certain items. These changes include categorization and subtotals in the income statement, aggregation/disaggregation and labeling of information, and disclosure of performance measures defined by management. A related standard has not yet been issued in Brazil — effective for periods beginning on or after January 1, 2027;

d) Amendments to IFRS 19 Subsidiaries without Public Responsibility: Disclosures — allows eligible subsidiaries to apply the Accounting Standards in IFRS with the limited disclosure requirements of IFRS 19 — effective for periods beginning on or after January 1, 2027;

The Company is currently evaluating the impact of these new accounting standards and amendments. For the amendments to IFRS 19, the Company does not expect to be eligible to apply the reduced disclosure requirements.

Other pronouncements and interpretations

There are no other rules, changes in rules and interpretations that are not in force that the Company and its subsidiaries expect to have a material impact resulting from their application in their individual and consolidated financial statements.

3.      Basis of measurement

3.1.   Currency translation

(a) Functional and presentation currency

Items included in Ambipar Emergency Response’s Consolidated Financial Statements are measured using the currency of the primary economic environment in which companies operate (“the functional currency”). The Consolidated Financial Statements are presented in Reais (R$). All financial information disclosed has been rounded to the nearest value, except otherwise indicated.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

(b) Foreign currency

Transactions with foreign currencies are converted into functional currency by using exchange rates prevailing on the transaction or valuation dates when the items are measured. Exchange gains and losses resulting from the settlement of those transactions and from the translation at year-end exchange rates referring to monetary assets and liabilities in foreign currencies, are recognized in the statement of income. Foreign exchange gains and losses related to accounts receivable, suppliers and loans are presented in the statement of income as financial revenue or expense.

(c) Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated in euro at the exchange rates at the reporting date. The income and expenses of foreign operations are translated into euro at the exchange rates at the dates of the transactions.

Foreign currency differences are recognized in OCI and accumulated in the Translation reserve, except to the extent that the translation difference is allocated to NCI.

When a foreign operation in disposed of in its entirety or partially such as that the control, significant influence, or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation in reclassified to profit or loss as part of the gain or loss on disposal. If the Company disposes part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to NCI. When the Company disposes only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss.

3.2.   Use of accounting estimates and judgment

The preparation of the Consolidated Financial Statements in accordance with IFRS Accounting Standards as issued by International Accounting Standards Board (IFRS Accounting Standards) and interpretations requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues, and expenses. Actual results may differ from these estimates. The settlement of transactions involving these estimates may result in significantly different amounts due to the lack of precision inherent to the process of their determination.

Estimates and assumptions are reviewed in a continuous manner. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future periods affected. The information on critical judgments that refer to accounting policies adopted that have effects on amounts recognized in the Consolidated Financial Statements is presented in the following notes:

Impairment of non-financial assets

As stated in note 3.6, impairment testing involves calculating the value in use or the fair value less cost of disposal, when applicable, of the cash generating units to which the goodwill or other non-financial assets have been assigned. The value in use is determined by estimating five years of future cash flows, a perpetual value and using a discount rate that comprises three components: time value in money, the appropriate risk premium and uncertainty about the future cash flows. Hence, it relies on several critical judgements, estimates and assumptions. For more information on estimates and assumptions used in impairment testing, refer to note 8.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

Revenue recognition

The Company applies certain judgment in assessing the terms of revenue from contracts with customers to determine whether the contract involves the delivery of service (revenue recognized over time). The Company evaluates each contract individually, its critical terms and business relationship with its customer and any associated third party.

Lease term

The Company determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Company has the option, under some of its leases, to lease the assets for additional terms. The Company applies judgment in evaluating whether it is reasonably certain to exercise the option to renew, it considers all relevant factors that create an economic incentive for it to exercise the renewal such as contractual terms and conditions for the optional periods compared with market rates and the length of a non-cancellable period of a lease.

After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

Residual value and estimated useful life of property, plant and equipment and intangible asset (finite useful lives)

As stated in note 3.5 and 3.7, Intangible and property, plant and equipment assets are amortized over their useful lives. The useful life is based on management’s estimates for the period in which the assets will contribute to generate revenue and is periodically reviewed. Changes in estimates may result in significant changes in the book value. Revisions to these estimates are recognized prospectively.

Business Combination Accounting

We recognize, separately from goodwill, the identifiable assets acquired, and liabilities assumed at their estimated acquisition date fair values. We measure and recognize goodwill as of the acquisition date as the excess of: (a) the aggregate of the fair value of consideration transferred, the fair value of any non-controlling interest in the acquiree (if applicable) and the acquisition date fair value of our previously held equity interest in the acquiree (if applicable), over (b) the fair value of net assets acquired, and liabilities assumed. At the acquisition date, we measure the fair values of all assets acquired and liabilities assumed that arise from contractual contingencies. We measure the fair values of all non-contractual contingencies if, as of the acquisition date, it is more likely than not that the contingency will give rise to an asset or liability.

Expected credit losses related to trade and other receivables

The expected loss on doubtful accounts is established when there is objective evidence that the Company will not be able to collect all amounts according to the accounts receivable original terms.

It is formed in an amount considered adequate by Management to cover probable losses arising on collection of accounts receivable, based on analysis of each client’s default risk considering a reasonable and supportable information available at the time that demonstrates that the credit risk has not increased significantly since initial recognition, the customer’s financial situation committed in the market, history of negotiations carried out, signed agreements not being fulfilled, mainly taking into consideration risk scenarios in which it has observable behavior in the market, and with special attention to long-standing overdue credits.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

Income taxes

The calculation of current and deferred income taxes requires us to make estimates and assumptions and to exercise judgement regarding the carrying values of assets and liabilities which are subject to accounting estimates inherent in those balances, the interpretation of income tax legislation across various jurisdictions, expectations about future operating results, the timing of reversal of temporary differences and possible audits of income tax filings by the tax authorities.

Changes or differences in underlying estimates or assumptions may result in changes to the current or deferred income tax balances on the consolidated statements of financial position, a charge or credit to income tax expense in the Consolidated statements of operations and comprehensive income (loss) and may result in cash payments or receipts.

All income tax filings are subject to audits and reassessments. Changes in interpretations or judgements may result in a change in our income tax provisions in the future. The amount of such a change cannot be reasonably estimated.

3.3.   Cash and cash equivalents

Cash and cash equivalents include cash, bank deposits, highly liquid short-term investments, redeemable in up to three months or less, with an insignificant risk of change in fair value and for the purpose of meeting short-term commitments.

3.4.   Financial instruments

3.4.1 Financial assets

Recognition and measurement

Purchases and sales of financial assets are recognized on trading date, Investments are initially recognized at fair value plus transaction cost for all financial assets not classified at fair value recognized in income (loss).

Financial assets at fair value recognized in the income (loss) are initially recognized at fair value, and transaction costs are charged to statement of income in the period they occur.

The fair value of publicly quoted investments is based on the current purchase price. If the market of a financial asset is not active, the Ambipar Emergency Response establishes the fair value using valuation techniques. These techniques include the use of recent transactions contracted from third parties, reference to other instruments that are substantially similar, analysis of discounted cash flows and option pricing models, privileging market information and minimizing the use of information generated by Management.

Classification

In the initial recognition, a financial asset is classified as measured at: (i) amortized cost; (ii) fair value through other comprehensive income (“FVTOCI”); or (iii) fair value through profit or loss (“FVTPL”).

A financial asset is measured at amortized cost if it meets both conditions below: (i) the asset is held within a business model whose purpose is to collect contractual cash flows; and (ii) the contractual terms of financial assets give rise, on specific dates, to cash flows that are only payments of principal and interest on the outstanding principal value.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

A financial asset is measured in FVOCI only if it meets both conditions below: (i) the asset is maintained within a business model whose purpose is achieved by both the collection of contractual cash flows and the sale of financial assets; and (ii) the contractual terms of financial assets give rise, on specific dates, to cash flows that refer to payments of principal and interest on the outstanding principal value. All other financial assets are classified as measured at fair value through profit or loss.

In addition, upon initial recognition, the Ambipar Emergency Response may, irrevocably, designate a financial asset that satisfies the requirements to be measured at amortized cost, FVTOCI or even FVTPL. This designation is intended to eliminate or significantly reduce a possible accounting mismatch stemming from the result produced by the respective asset.

Financial assets — Business model assessment

The Ambipar Emergency Response makes an assessment of the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed, and information is provided to management. The information considered includes:

•        The stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;

•        How the performance of the portfolio is evaluated and reported to the Ambipar Emergency Response’s management;

•        The risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

•        How managers of the business are compensated — e.g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and

•        The frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and expectations about future sales activity.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Ambipar Emergency Response’s continuing recognition of the assets.

Financial assets that are held for trading or are managed and whose performance is evaluated on a fair value basis are measured at FVTPL.

Financial assets — Assessment whether contractual cash flows are solely payments of principal and interest

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition, ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g., liquidity risk and administrative costs), as well as a profit margin.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

In assessing whether the contractual cash flows are solely payments of principal and interest, the Ambipar Emergency Response considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition, in making this assessment, the Ambipar Emergency Response considers:

•        contingent events that would change the amount or timing of cash flows.

•        terms that may adjust the contractual coupon rate, including variable-rate features;

•        prepayment and extension feature; and

•        terms that limit the Ambipar Emergency Response’s claim to cash flows from specified assets (e.g., non-recourse features).

A prepayment feature is consistent with the solely payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable compensation for early termination of the contract. Additionally, for a financial asset acquired at a discount or premium to its contractual per amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

Financial assets — Subsequent measurement and gains and losses

Financial assets at FVTPL	These assets are subsequently measured at fair value, Net gains and losses, including any interest or dividend income, are recognized in profit or loss.
Financial assets at amortized cost

These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses, Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Debt investments at FVOCI

These assets are subsequently measured at fair value, Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss.

Equity investments at FVOCI

These assets are subsequently measured at fair value, Dividends are recognized as income in profit or loss unless the dividend clearly represents a investment’s cost part recovery. Other net gains and losses are recognized in OCI and are never reclassified to profit or loss.

Trade and other receivables

Trade and other receivables correspond to the amount’s receivable from clients for the rendering of service carried out in the normal course of Company’s activities. If the payment term is equivalent to one year or less (or any other term that is in conformity with Company’s normal cycle), accounts receivable are classified as current assets. Otherwise, they are presented in non-current assets.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

Trade and other receivables are initially recognized at fair value and, subsequently, measured at amortized cost using the effective interest rate method less expected impairment losses on accounts receivable, in practice, they are usually recognized at the billed amount, adjusted by provision for impairment, if necessary.

Recognition and derecognition

The financial instrument is recognized in the Consolidated Financial Statements when the entity becomes a party to the financial instrument contract. An entity removes a financial liability from its statement of financial position when its obligation is extinguished. An entity removes a financial asset from its statement of financial position when its contractual rights to the asset’s cash flows expire; when it has transferred the asset and substantially all the risks and rewards of ownership; or when it has transferred the asset and has retained some substantial risks and rewards of ownership, but the other party may sell the asset. The risks and rewards retained are recognized as assets.

Impairment of financial assets

Expected credit losses

The expected loss on doubtful accounts is established when there is objective evidence that the Company will not be able to collect all amounts according to the accounts receivable original terms.

It is formed in an amount considered adequate by Management to cover probable losses arising on collection of accounts receivable, based on analysis of each client’s default risk considering a reasonable and supportable information available at the time that demonstrates that the credit risk has not increased significantly since initial recognition, the customer’s financial situation committed in the market, history of negotiations carried out, signed agreements not being fulfilled, mainly taking into consideration risk scenarios in which it has observable behavior in the market, and with special attention to long-standing overdue credits.

a)      Recognition

The Ambipar Emergency Response recognizes loss allowances for Expected Credit Loss (ECLs) on:

•        Financial assets measured at amortized cost;

•        Debt investments measured at FVOCI; and

•        Contract assets.

The Ambipar Emergency Response also recognizes loss allowances for ECLs on lease receivables, which are disclosed as part of trade and other receivables.

The Ambipar Emergency Response measures loss allowances at an amount equal to lifetime ECLs, except for the following, which are measured at 12-month ECLs:

•        Debt securities that are determined to have low credit risk at the reporting date; and

•        Other debt securities and bank balances for which credit risk (i.e. the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition.

Loss allowances for trade receivables (including lease receivables) and contract assets are always measured at an amount equal to lifetime ECLs.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Ambipar Emergency Response considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Ambipar Emergency Response’s historical experience and informed credit assessment, that includes forward-looking information.

The Ambipar Emergency Response assumes that the credit risk on a financial asset has increased significantly if it is more than 30 days past due.

The Ambipar Emergency Response considers a financial asset to be in default when:

•        The debtor is unlikely to pay its credit obligations to the Ambipar Emergency Response in full, without recourse by the Ambipar Emergency Response to actions such as realizing security (if any is held); or

•        The financial asset is more than 90 days past due.

The Ambipar Emergency Response considers a debt security to have low credit risk when its credit risk rating is equivalent to the globally understood definition of ‘investment grade’.

Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument.

12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months).

The maximum period considered when estimating ECLs is the maximum contractual period over which the Ambipar Emergency Response is exposed to credit risk.

b)      Measurement

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Ambipar Emergency Response expects to receive).

ECLs are discounted at the effective interest rate of the financial asset.

c)      Credit-impaired financial assets

At each reporting date, the Ambipar Emergency Response assesses whether financial assets carried at amortized cost and debt securities at FVOCI are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•        significant financial difficulty of the debtor;

•        a breach of contract such as a default or being more than 90 days past due;

•        the restructuring of a loan or advance by the Ambipar Emergency Response on terms that the Ambipar Emergency Response would not consider otherwise;

•        it is probable that the debtor will enter bankruptcy or other financial reorganization; or

•        the disappearance of an active market for a security because of financial difficulties.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

d)      Presentation of allowance for ECL in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

For debt securities at FVOCI, the loss allowance is charged to profit or loss and is recognized in OCI.

e)      Write-off

The gross carrying amount of a financial asset is written off when the Company has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof. For individual customers, the Company has a policy of writing off the gross carrying amount when the financial asset is 180 days past due based on historical experience of recoveries of similar assets. For corporate customers, the Company individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. The Company expects no significant recovery from the amount written off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Company’s procedures for recovery of amounts due.

Derecognition of financial assets

A financial asset (or, when appropriate, part of a financial asset or part of a group of similar financial assets) is written off when: (i) the rights to receive cash flows from the asset have expired; and (ii) the Company transferred its rights to receive cash flows of the asset or has assumed an obligation to fully pay cash flows received, without significant delay, to a third party under terms of an “on lending” agreement; and (a) the Company has substantially transferred all risks and benefits related to the asset; or (b) the Company has not transferred and has not substantially retained all risks and benefits related to the asset, but has transferred control over that asset.

When the Company transfers its rights to receive cash flows from an asset or enters into a transfer agreement and does not transfer or substantially retain all risks and benefits related to the asset, an asset is recognized to the extent of the Company’s ongoing involvement with this asset.

3.4.2 Financial liabilities

Initial recognition, classification and measurement

A financial asset or financial liability is measured initially at fair value. Subsequent measurement depends on the category of financial instrument. Some categories are measured at amortized cost, and some at FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method, Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

Interest rate benchmark reform

When the basis for determining the contractual cash flows of a financial asset or financial liability measured at amortized cost changed as a result of interest rate benchmark reform, the Company updated the effective interest rate of the financial asset or financial liability to reflect the change that is required by the reform. A change in the basis for determining the contractual cash flows is required by interest rate benchmark reform if the following conditions are met:

•        the change is necessary as a direct consequence of the reform; and

•        the new basis for determining the contractual cash flows is economically equivalent to the previous basis — i.e., the basis immediately before the change.

When changes were made to a financial asset or financial liability in addition to changes to the basis for determining the contractual cash flows required by interest rate benchmark reform, the Company first updated the effective interest rate of the financial asset or financial liability to reflect the change that is required by interest rate benchmark reform. After that, the Company applied the policies on accounting for modifications to the additional changes.

Borrowing costs

Cost of loans attributed to the acquisition, construction or production of an asset that necessarily demands a substantial period of time to become ready for intended use or sale is capitalized as part of this asset’s cost.

Loan costs are comprised by interest and other costs that the Company incurs in connection with fundraising.

Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged, canceled, or expired. When an existing financial liability is replaced by another of the same lender with substantially different terms, or the terms of an existing liability are significantly changed, this substitution or alteration is treated as a write-off of the original liability and recognition of a new liability, whereas the difference in the corresponding book value is recognized in the statement of income.

Loans and financing

Borrowings and financing are initially recognized at fair value, net of costs incurred in the transaction and are subsequently stated at amortized cost.

Any difference between the amounts raised (net of transaction costs) and the settlement amount is recognized in the income statement during the period while the loans are outstanding, under the effective interest rate method.

Loans and financing are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

Warrant and Earn-out

Warrant is a financial instrument that confers the right, but not the obligation, to acquire shares at a specified price during a specific period. It is recognized as a financial liability, and the subsequent measurement of fair value is recognized in profit or loss for the years. The balance on December 31, 2024 is R$35,448.

Earn-out is related to the achievement of certain objectives in merger and acquisition operations, in which a part of the purchase price is deferred and based on the future performance of the company. It is recognized as a financial liability, and the subsequent measurement of fair value is recognized in the equity transaction account in the Company’s equity.

Such operations are classified in IAS 32/IFRS 9 and are classified as derivative financial instruments, assets and liabilities. Fair value is calculated according to a Monte Carlo simulation model at each measurement date.

3.5.   Intangible assets and Goodwill

(i) Software

Costs associated with maintaining software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Company are recognized as intangible assets where the following criteria are met:

•        It is technically feasible to complete the software so that it will be available for use;

•        Management intends to complete the software and use or license it there is an ability to use or sell the software;

•        It can be demonstrated how the software will generate probable future economic benefits;

•        Adequate technical, financial and other resources to complete the development and to use or sell the software are available; and

•        The expenditure attributable to the software during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software include employee´s costs and an appropriate portion of relevant overheads.

Capitalized development costs are recorded as intangible assets and amortized from the point at which the asset is ready for use.

(ii) Goodwill

Goodwill is measured as described in note 9, Goodwill on acquisitions of subsidiaries is included in intangible assets, Goodwill is not amortized but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose. The units or groups of units are identified at the lowest level at which goodwill is monitored for internal management purposes.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

(iii) Research and development

Expenditure on research activities is recognized in profit or loss as incurred.

Development expenditure is capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognized in profit or loss as incurred. Subsequent to the initial recognition, development expenditure is measured at cost less accumulated amortization and any accumulated impairment losses.

(iv) Other Intangibles

Other intangible assets, including client’s portfolio, patents and trademarks, that are acquired by the Company and have finite useful lives are measured at cost less accumulated amortization and any accumulated impairment losses.

(v) Amortization

Amortization is recognized in the Consolidated Statement of Income (loss) based on the straight-line method in relation to the estimated useful lives, since this method is the closest that reflects the consumption pattern of future economic benefits incorporated into the asset. The estimated useful lives of intangible assets are as measured as described in note 9 (b).

The assets’ net book values and useful lives are reviewed at each reporting date, and adjusted prospectively, where applicable.

In December 31, 2024, the Company reviewed the estimated useful lives of these assets, and no significant change was identified.

Other intangible assets, including customer relationships, work force, that are acquired by the Company and have finite useful lives are measured at cost less accumulated amortization and any accumulated impairment losses.

3.6.   Impairment of non-financial assets

An impairment loss is recognized in the Consolidated Financial Statements of income (loss) for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows that are largely independent of the cash inflows from other assets or groups of assets (cash-generating units).

Goodwill and intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other non-financial assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period. Therefore, impairment losses recognized for goodwill cannot be reversed in a subsequent period.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

3.7.   Property, plant, and equipment

Property, plant, and equipment (PPE) are stated at historical cost less accumulated depreciation and accumulates impairment losses (if applicable). Historical cost includes expenses directly attributable to the acquisition of items. Historical cost also includes financing costs related to the acquisition of qualifying assets.

Subsequently incurred costs are added to the asset’s book value or are recognized as a separate asset, as applicable, and only when it is likely that associated future economic benefits will flow and that the item’s cost can be reliably measured.

The book value of replaced items and parts is written off. All other maintenance and repair costs are recorded as a contra entry to income (loss) for the year, when incurred.

Lands are not depreciated. Depreciation of other assets is calculated using the straight-line method, with the costs of other assets being allocated to their residual values over the estimated useful life. Assets under development are not depreciated until they are available for use. Property, plant, and equipment useful lives are disclosed in note 8.

Residual values and the useful lives of material assets are reviewed and adjusted, if adequate, at the end of each year and depreciated using the straight-line method.

An asset’s book value is immediately written down to its recoverable amount if the asset’s book value is greater than its estimated recoverable amount, as impairment.

An item of property and equipment is de-recognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on de-recognition of the asset (calculated as the difference between net disposal proceeds and the carrying amount of the asset) is included as a gain or loss in the Consolidated statement of operations in the period the asset is de-recognized.

Gains and losses from disposals are determined when the asset is derecognized by the comparison of results with the book value and are recognized in “Other net operating revenues (expense)” in the statement of income, as incurred.

3.8.   Trade accounts payable and other accounts payable

Trade accounts payable and other accounts payable are obligations due for assets or services acquired from suppliers in the normal course of businesses and are classified as current liabilities if payment is due within one year. Otherwise, trade accounts payable are presented as non-current liabilities.

They are initially recognized at fair value and, subsequently, measured at amortized cost using the effective interest rate method. In practice, they are usually recognized at the amount of the related invoice.

3.9.   Provisions

Provisions for lawsuits (labor, civil and tax) are recognized when: the Company has a present or constructive obligation as result of past events; it is likely that an outflow of funds will be required to settle the obligation; and if the amount can be estimated reliably, Provisions are not recognized for future operating losses.

When there is a series of similar obligations, the probability of settling them is determined by considering all obligation as a whole. A provision is recognized even if the likelihood of settlement related to any individual item included in the same class of obligations is small.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

The provisions are measured at the present value of the expenditures that shall be necessary to settle the obligation, using a pre-tax rate which reflects the current market evaluations as to the value of the cash over time and the specific risks of the liability. The increase in the obligation over time is recognized as a financial expense.

3.10. Income tax

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI.

The Company has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and therefore accounted for them under IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

3.10.1    Current tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.

Companies under the deemed income system

There are companies that opted for taxation based on estimated profit. The income tax and social contribution, both current and deferred, are calculated based on the rates of 15% plus a surcharge of 10% more than R$240 for income tax and 9% for social contribution, both applied to a percentage of 32% gross revenue.

Companies under the taxable income system

The income tax and social contribution of current year are calculated based on the rates of 15% plus a surcharge of 10% on taxable income more than R$240 for income tax and 9% on taxable income for social contribution on net income and take into account (if any) tax loss carry forward and negative basis of social contribution, limited to 30% of taxable income.

The Company operates in several international tax jurisdictions. Judgement is required in respect of the interpretation of state, federal and international tax law and practices as service provider and tax continues to evolve.

3.10.2    Deferred tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

•        Temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•        Temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

•        Taxable temporary differences arising on the initial recognition of goodwill.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

Temporary differences in relation to a right-of-use asset and a lease liability for a specific lease are regarded as a net package (the lease) for the purpose of recognizing deferred tax.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. There are no unrecognized tax losses or tax credits.

Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Company. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

The measurement of deferred tax reflects the tax consequences that would follow from the manner which the Company expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. For this purpose, the carrying amount of investment property measured at fair value is presumed to be recovered through sale, and the Company has not rebutted this presumption.

Deferred tax liabilities are offset if a legally enforceable right exists to set off current income tax assets against current income tax liabilities and the deferred tax relates to the same taxable entity and the same taxation authority.

3.11. Revenue recognition

The revenue is stated net of taxes, returns, rebates or discounts, its recognition is in accordance with IFRS 15 — Revenue from customer contracts, which establishes a five-steps model to determine how and when it will be recognize, as well as its measurement, provided that revenues and costs can be measured reliably.

The Company revenue recognizes revenue when control of the promised services is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

In addition, specific criteria for each of the Company’s activities must be met, as described below:

Rendering of services

The Company provides emergency services that includes prevention, training, and emergency response.

Revenues are generated from services at customer sites or other locations. Response services for environmental emergencies include any scale from man-made disasters such as oil spills, to natural disasters such as hurricanes. Emergency response services are provided based on purchase orders or agreements with customers and include prices generally based upon daily, hourly or job rates for equipment, materials and personnel.

The Company recognizes revenue for these services over time, as the customer receives and consumes the benefits of the service as they are being performed and the Company has a right to receive for performance completed to date. The Company uses the input method to recognize revenue over time, based on time and materials incurred. The duration of such services can be over the number of hours, days or even months for larger scale projects. In this situation, can be recognized unbilled revenue.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

3.12. Leases liabilities

As a lessee

At inception of a contract, the Company assesses whether a contract is, or contains, a lease liability. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for of the period agreed time in exchange for consideration.

At commencement or on modification of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component based on its relative stand-alone prices. However, for the leases of property the Company has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Company by the end of the lease term or the cost of the right-of-use asset reflects that the Company will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

The Company determines it’s the range incremental borrowing rate from 7.08% to 8.5% as each year by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Lease payments included in the measurement of the lease liability comprise the following:

•        fixed payments, including in-substance fixed payments;

•        variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•        amounts expected to be payable under a residual value guarantee; and

•        the exercise price under a purchase option that the Company is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, if the Company changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

From January 1st, 2021, where the basis for determining future lease payments changes as required by interest rate benchmark reform, the Company remeasures the lease liability by discounting the revised lease payments using the revised discount rate that reflects the change to an alternative benchmark interest rate.

The Company presents right-of-use assets that do not meet the definition of investment property in ‘property, plant and equipment’ and lease liabilities in ‘loans and borrowings’ in the statement of financial position.

Short-term leases and leases of low-value assets

The Company has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases, including IT equipment. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

3.13. Distribution of dividends and interest on own capital

Payment of dividends and interest on capital to Company shareholders is recognized as a liability in the Consolidated Financial Statements at the end of the year, based on the by-laws that govern the Company’s companies.

Any amount above the mandatory minimum is provisioned only on the date of its approval by the shareholders.

The tax benefit of interest on own capital is recognized in the statement of income.

3.14. Business combinations

The Company accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to the Company. In determining whether a particular set of activities and assets is a business, the Company assesses whether the set of assets and activities acquired includes, at least, an input and substantive process and whether the acquired set has the produce outputs ability.

The Company has an option to apply a ‘concentration test’ that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. The goodwill constituted in the business combination is recorded in non-current assets, subgroup of intangible assets. Any goodwill that arises is recorded in intangible assets and tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss.

Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured, and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognized in profit or loss.

If the Company makes a purchase of an investment and part of the amount is in installments, the accounts payable is recorded in the item Obligations from acquisition of, as mentioned in Note 7.

3.15. Non-controlling interests

The interest attributable to non-controlling shareholders was calculated based on the percentage mentioned in the table below, of total shareholders’ equity in 2024.

Set out below is summarized financial information for NCI that is material to the Company for December 31, 2024:

Summarized statement of financial position	Ambipar Response Espírito Santo S.A.	Ambipar Response Dracares Apoio Marítimo e Portuario S/A.	Ambipar Flyone Serviço Aereo Especializado, Comércio e Serviço	RG Response S.A.	Ambipar Response Tank Cleaning S/A	JM Serviços Integrados S.A.	Ambipar Response Marine S/A	Ambipar Response Industrial Services S/A
	December 31, 2024	December 31, 2024	December 31, 2024	December 31, 2024	December 31, 2024	December 31, 2024	December 31, 2024	December 31, 2024
Current assets	157,034	37,071	67,557	7,072	34,155	25,967	7,307	22,186
Current liabilities	(149,863)	(26,273)	(85,007)	(3,398)	(10,074)	(27,489)	(5,571)	(12,652)
Current net assets	7,171	10,798	(17,450)	3,674	24,081	(1,522)	1,736	9,534
Non-current assets	262,628	93,831	204,891	9,849	146,741	47,482	8,847	6,554
Non-current liabilities	(158,188)	(15,942)	(55,909)	(5,150)	(39,979)	(25,464)	(253)	(1,502)
Non-current net assets	104,440	77,889	148,982	4,699	106,762	22,018	8,594	5,052
Net assets	111,611	88,687	131,532	8,373	130,843	20,496	10,330	14,586
Net assets controlling	111,611	88,687	131,532	8,373	130,843	20,496	10,330	14,586
Net assets nom-controlling	—	—	—	—	—	—	—	—

Accumulated NCI
Others adjustment from non-controlling	6,618	18,307	16,511	678	20,622	209	(703)	4,229
Accumulated NCI adjusted

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

Summarized statement of financial position	Ambipar Response Espírito Santo S.A.	Ambipar Response Dracares Apoio Marítimo e Portuario S/A.	Ambipar Flyone Serviço Aereo Especializado, Comércio e Serviço	RG Response S.A.	Ambipar Response Tank Cleaning S/A	JM Serviços Integrados S.A.	Ambipar Response Marine S/A	Ambipar Response Industrial Services S/A
Revenue	359,946	101,136	206,147	13,873	74,800	69,414	1,265	77,763
Cost of services rendered	(303,359)	(78,354)	(129,042)	(11,076)	(62,515)	(61,906)	(13,303)	(60,175)
Gross profit	56,587	22,782	77,105	2,797	12,285	7,508	(12,038)	17,588
Selling, general and administrative expenses	—	—	—	—	—	—	—	—
Other expense	667	15,140	74	360	53,590	214	631	—
Operating expenses	667	15,140	74	360	53,590	214	631	—
Operating profit	57,254	37,922	77,179	3,157	65,875	7,722	(11,407)	17,588
Finance costs	(30,681)	(2,297)	(11,077)	(526)	(1,540)	(5,623)	(253)	(226)
Finance income	1,368	3,481	924	26	368	1,460	175	21
Net finance costs	(29,313)	1,184	(10,153)	(500)	(1,172)	(4,163)	(78)	(205)
Profit before tax	27,941	39,106	67,026	2,657	64,703	3,559	(11,485)	17,383
Income tax and social contribution	(9,693)	(7,858)	(21,910)	(477)	(8,584)	4,204	(623)	(5,876)
Profit for the year	18,248	31,248	45,116	2,180	56,119	7,763	(12,108)	11,507
Profit for the year controlling	10,834	15,936	23,009	1,285	28,622	5,434	(12,808)	5,869
Profit for the year non-controlling	7,414	15,312	22,107	895	27,497	2,329	700	5,638
Interest attributable to non-controlling shareholders	30.00%	49.00%	49.00%	49.00%	49.00%	30.00%	10.00%	49.00%

____________

(*)      The information on Ambipar Response ES S.A. in this table is consolidated and have their subsidiaries shown in the table at note 1.1.

Summarized statement of financial position	Ambipar Response Industrial Services Canada	Unidroid Robotica Do Brasil Ltda	Ambipar Response Maritime Services PDA S.A.	Smr Socorro Médico e Resgate Ltda	Ssmr Saude Ocupacional Ltda. Epp	Ssr Serviços De Seguranca e Resgate Ltda Epp	Total
	December 31, 2024	December 31, 2024	December 31, 2024	December 31, 2024	December 31, 2024	December 31, 2024	December 31, 2024
Current assets	152,654	6,683	2,136	9,464	6,510	3,449	539,245
Current liabilities	(83,555)	(3,063)	(1,179)	(7,875)	(9,855)	(5,318)	(431,172)
Current net assets	69,099	3,620	957	1,589	(3,345)	(1,869)	108,073
Non-current assets	458,866	787	2,122	31,186	25,299	12,462	1,311,545
Non-current liabilities	(100,483)	(240)	(110)	(20,445)	(14,536)	(10,732)	(448,933)
Non-current net assets	358,383	547	2,012	10,741	10,763	1,730	862,612
Net assets	427,482	4,167	2,969	12,330	7,418	(139)	970,685
Net assets controlling	427,482	4,167	2,969	12,330	7,418	(139)	970,685
Net assets nom-controlling	—	—	—	—	—	—	—

Accumulated NCI							283,738
Others adjustment from non-controlling	15,867	907	320	(18)	(51)	(306)	83,189
Accumulated NCI adjusted							366,927

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

Summarized statement of financial position	Ambipar Response Industrial Services Canada	Unidroid Robotica Do Brasil Ltda	Ambipar Response Maritime Services PDA S.A.	Smr Socorro Médico e Resgate Ltda	Ssmr Saude Ocupacional Ltda. Epp	Ssr Serviços De Seguranca e Resgate Ltda Epp	Total
Revenue	204,713	5,963	5,050	79,587	45,721	24,277	1,269,655
Cost of services rendered	(210,241)	(3,651)	(3,720)	(74,663)	(43,154)	(23,752)	(1,078,911)
Gross profit	(5,528)	2,312	1,330	4,924	2,567	525	190,744
Selling, general and administrative expenses	—	—	—	—	—	—	—
Other expense	3,899	—	15	—	—	—	74,590
Operating expenses	3,899	—	15	—	—	—	74,590
Operating profit	(1,629)	2,312	1,345	4,924	2,567	525	265,334
Finance costs	(7,640)	(56)	(42)	(1,498)	(2,088)	(1,376)	(64,923)
Finance income	—	14	47	111	4	12	8,011
Net finance costs	(7,640)	(42)	5	(1,387)	(2,084)	(1,364)	(56,912)
Profit before tax	(9,269)	2,270	1,350	3,537	483	(839)	208,422
Income tax and social contribution	(3,768)	(62)	(301)	(2,553)	(1,152)	(28)	(58,681)
Profit for the year	(13,037)	2,208	1,049	702	(669)	(867)	149,741
Profit for the year controlling	(9,123)	1,126	629	689	(468)	(607)	70,427
Profit for the year non-controlling	(3,914)	1,082	420	295	(201)	(260)	79,314
Interest attributable to non-controlling shareholders	30.02%	49.00%	40.00%	30.00%	30.00%	30.00%

____________

(*)      The information on Ambipar Response ES S.A. in this table is consolidated and have their subsidiaries shown in the table at note 1.1

3.16. Segment reporting

For reviewing the operational performance of the Company and allocating resources purposes, the Chief Operating Decision Maker (“CODM”) of the Company, which is comprised of the Chief Executive Officer of the Company, reviews the Consolidated results as a geographical area disaggregated by domestic market and foreign market as a whole market. The CODM considers the whole Company a single operating and reportable segment, when monitoring operations, making decisions on fund allocation, and evaluating performance. The CODM reviews relevant financial data on a Consolidated basis for all subsidiaries and business lines.

The Company’s net revenue, profit or loss, and assets and liabilities for this one reportable segment can be determined by reference to the Consolidated Financial Statements.

For more information regarding the Company’s non-current assets and net revenue by geographic area, refer to note 8.

3.17. Earnings per share — basic and diluted

The Company calculates basic earnings per share using the total average weighted number of outstanding ordinary shares during the period corresponding to income, in accordance with accounting pronouncement IAS 33.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

3.18. Prepaid expenses

Those are basically disbursements made in advance, which will be charged to the result as soon as the expenses are actually incurred.

3.19. Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses (except for foreign currency transaction gains or losses) arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Company’s interest in the investee unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

3.20. Financial income and financial expenses

The Company’s financial income and financial expenses include:

•        interest income.

•        interest expense.

•        the net gain or loss on financial assets at FVTPL; and

•        the fair value loss on contingent consideration classified as a financial liability.

The ‘effective interest rate’ is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to:

•        the gross carrying amount of the financial asset; or

•        the amortized cost of the financial liability.

In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the asset (when the asset is not credit-impaired) or to the amortized cost of the liability. However, for financial assets that have become credit-impaired after the initial recognition, interest income is calculated by applying the effective interest rate to the amortized cost of the financial asset, if the asset is no longer credit-impaired, then the calculation of interest income reverts to the gross basis.

3.21. Share capital

Incremental costs directly attributable to the issue of ordinary shares are recognized as a deduction from equity, Income tax relating to transaction costs of an equity transaction is accounted for in accordance with IAS 12.

3.22. Financial risk management

The Company is party to transactions involving financial instruments for the purpose of financing its activities or investing its available funds.

The management of these risks is performed through the definition of conservative strategies aiming at liquidity, profitability, and safety. The control policy consists of permanent follow-up of the rates engaged versus those in force in the market.

In December 31, 2024, there were no transactions involving derivative financial instruments with speculative purposes and compound financial instruments with embedded derivatives.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

Financial instruments are recognized only as from the date the Company becomes a party to contractual provisions. When recognized, they are initially recorded at its fair value plus any transaction costs directly attributed to its acquisition or issue (when applicable). Then they are measured at the end of each reporting period, in accordance with the standards established for each type of classification of financial assets and liabilities.

3.22.1. Financial risk factors

In the normal course of business, the Company is exposed to market risks, including changes in interest rates and foreign currency rates.

Market risk is the risk that changes in market prices — e.g. foreign exchange rates, interest rates and equity prices — will affect the Company’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

The Company’s activities expose it to various financial risks: market risk (including fair value interest rate risk, and cash flow interest rate risk and price risk), credit risk and liquidity risk, related primarily to our financing activities and foreign operation. The Company’s risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial performance. The Company does not have operations quoted at commodity prices; therefore, it has no exposure to commodity price risks.

The management of risk is conducted by the treasure departments.

(a) Market risk

Market risk is the risk that changes in market prices — e.g. Foreign exchange rate, interest rates and equity prices — will affect the Company’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposure within acceptable parameters, while optimizing the return.

(i) Interest rate risk

Interest rate risk arises from the portion of debt pegged to the long-term interest rate — CDI and interest earning bank deposits at CDI, which may affect the financial revenues or expenses in the event an unfavorable change in interest or inflation rates takes place. Loans issued at variable rates expose the Company to cash flow interest rate risk.

Loans issued at fixed rates expose the Company to fair value risk associated with interest rate. Considering that a substantial part of the Company’s loans is linked to fixed rates. Management believes that the risk of significant changes in income and cash flows is low.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

The Company set three scenarios (probable, possible, and remote) for simulation, In the probable scenario, the rates disclosed by BM&F were set forth by the Management and the possible and remote scenario, a 25% and 50% impairment, respectively, in the variables. The calculation basis used is the amount presented in the notes of cash and cash equivalents, loans and financing and debentures:

•        December 31, 2024

	(Consolidated) scenarios
Index risk	Base	Probable	Possible	Remote
CDI – Interest earning bank deposits	220,781	27,046	33,808	40,569
CDI – Loans	(990,144)	(121,293)	(151,616)	(181,940)
CDI – Debentures	(463,895)	(56,827)	(71,034)	(85,241)
Net exposure	(1,233,258)	(151,074)	(188,842)	(226,612)

•        December 31, 2023

	(Consolidated) scenarios
Index risk	Base	Probable	Possible	Remote
CDI – Interest earning bank deposits	132,072	15,518	19,398	23,277
CDI – Loans and Financing	(701,902)	(82,473)	(103,091)	(123,710)
CDI – Debentures	(545,750)	(64,126)	(80,158)	(96,189)
Net exposure	(1,115,580)	(131,081)	(163,851)	(196,622)

Due to the nature, complexity, and isolation of a single variable, the estimates presented may not faithfully represent the value of the loss, if the variable in question has the deterioration shown. The calculation was performed for a win/loss scenario in the period of one month.

(b) Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s receivables from customers and investments in debt securities.

The credit risk arises from cash and cash equivalents, deposits in banks and other financial institutions, and exposure to client credit. For banks and financial institutions, only securities from entities considered as prime line are accepted.

The Credit Analysis area evaluates the client’s creditworthiness by considering their financial position, past experiences, and other factors.

Individual risk limits are determined with basis on internal or external classifications in accordance with limits determined by management. The use of credit limits is regularly monitored.

No credit limit was exceeded in the period, and Management does not expect any losses arising from defaults by those parties in addition to the provision already formed (Note 5).

As mentioned in note 18 — Segment reporting, the Emergency Response Services do not have customers representing more than 10% of their net revenue in December 31, 2024 and December 31, 2023.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

(c) Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s objective when managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

The cash flow forecast is carried out by the Company’s Management. The Management monitors the continuous forecasts of Company’s liquidity requirements to ensure it has enough cash to satisfy operating needs. This forecast takes into consideration the Company’s debt financing plans, compliance with clauses, attainment of the internal goals of the balance sheet quotient and, if applicable, external or legal regulatory requirements — for example, currency restrictions.

Surplus cash held by the Company beyond the balance required for administration of working capital, is invested in checking accounts with incidence of interest, term deposits, short-term deposits, choosing instruments with appropriate maturities and sufficient liquidity to provide sufficient margin as determined by the above predictions. As of December 31, 2024, the Company maintained short-term funds of R$ 220,781 (R$ 132,072 as of December 31, 2023) which are expected to readily generate cash inflows to manage the liquidity risk.

The table below analyzes the Company’s non-derivative financial liabilities per maturity intervals, corresponding to balance sheets’ remaining period until contract maturity date (*):

	<1 year	1 – 2 years	2 – 5 years	>5 years	Total
December 31, 2024
Loans and financing	212,105	692,678	77,413	7,948	990,144
Loans and financing (interest)	21,423	69,960	7,819	803	100,005
Debentures	84,072	187,860	191,963	—	463,895
Lease liabilities	105,419	183,267	131,850	—	420,536
Suppliers and other accounts payable	266,441	9,672	—	—	276,113
	689,460	1,143,437	409,045	8,751	2,250,693

December 31, 2023
Loans and financing	84,369	140,566	476,967	—	701,902
Loans and financing (interest)	9,534	15,884	53,897	—	79,315
Debentures	79,677	116,518	349,555	—	545,750
Lease liabilities	24,892	29,344	8,248	—	62,484
Suppliers and other accounts payable	219,256	13,551	—	—	232,807
	417,728	315,863	888,667	—	1,622,258

____________

(*)      In order, the amounts above refers to agreement nominal amount, however, they not represent of Financial and accounting position as financial statement.

(d) Regulatory and environmental risks

The Company is subject to the laws and regulations of the countries where it operates. The Company’s Management established environmental certified policies and procedures focused on the compliance with environmental laws.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

The Management carries out regular analyses to identify environmental risks and assure that controls under operation are appropriate and duly certified.

(e) Foreign currency risks

On December 31, 2024, and December 31, 2023, the Company has not exposed to a significant transactional foreign currency. So, it concluded that they had no impact on the Annual Financial Statements as the fiscal year ended.

3.22.2 Capital management

The Company’s objectives in managing its capital are to safeguard its business continuity capacity to offer return to shareholders and benefits to the other stakeholders besides maintaining an optimal capital structure to reduce this cost.

In order to keep or adjust the capital structure, the Company may review the dividend payment policy, refund capital to the shareholders or, also, issue new shares or sell assets to reduce, for instance, the level of indebtedness.

The Company monitors capital based on the ratio of financial leverage. This index corresponds to net bank loans and financing divided by total capital. Net bank loans and financing, on its turn, corresponds to current and non-current loans and financings as shown in statement of financial position less cash and cash equivalents. Net bank loans and financing is a non-gap measure.

The total capital is calculated through the sum of shareholders equity, as shown in the statement of financial position with net bank loans and financing and debentures.

The financial leverage ratio on December 31, 2024 and December 31, 2023, can be summarized as follows:

Consolidated financial information	December 31, 2024	December 31, 2023
Loans and financing and debentures	1,454,039	1,247,652
Less: cash and cash equivalents	(358,434)	(423,266)
Net bank loans and financing	1,095,605	824,386
Total shareholders’ equity	1,816,497	1,356,797
Total capital	2,912,102	2,181,183
Leverage ratio	37.6%	37.8%

3.22.3. Fair value estimate

It is assumed that balances of trade accounts receivable and trade accounts payable at book value, less impairment loss, approximate their fair values, considering the realization terms and settlement of these balances, from 30 to 60 days.

For disclosure purposes, financial liabilities’ fair value is estimated by discounting future contract cash flows at interest rate prevailing in the market, which is available to the Company for similar financial instruments. The effective interest rates at the balance sheet dates are customary in the market and their fair values do not differ materially from the balances in the accounting records.

Interest earning bank deposits, represented by investments in Interbank Deposit Certificate (CDI) (note 4) were initially measured at fair value and classified as amortized cost. Additionally, were evaluated based on the yield rate contracted with the respective financial institution, considered as the usual market rate. Interest income from these financial assets is included in financial income using the effective interest rate method. Any gains or losses due to the write-down of the asset are recognized directly in profit (loss) and presented in net financial expenses.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

3.      Basis of measurement (cont.)

Additionally, Management understands the financial instruments recognized in the financial information at their book values, do not show significant changes in relation to the respective market values.

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable and willing parties in arm’s length transactions. Fair value hierarchy must have the following levels:

•        Level 1: prices charged (unadjusted) in active markets for identical assets or liabilities;

•        Level 2: different inputs of the prices negotiated in active markets included at Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices); and

•        Level 3: inputs for the asset or liability that are not based on observable market variables (non-observable inputs).

Financial instruments by category

December 31, 2024

		Consolidated
	Fair value level	Book value	Market value
Amortized cost (category):
Financial assets
Cash and banks	Level 1	137,653	137,653
Interest earning bank deposits – immediate liquidity	Level 1	220,781	220,781
Trade and other receivables, net	Level 1	1,105,934	1,105,934
Related parties	Level 2	377,020	377,020

Financial liabilities
Loans and leases liabilities	Level 2	990,144	990,144
Debentures	Level 2	463,895	463,895
Trade and other payables	Level 1	218,219	218,219
Obligations from acquisition of investment	Level 2	109,175	109,175
Related parties	Level 2	1,351,097	1,351,097
Lease liabilities	Level 2	304,097	304,097

December 31, 2023

		Consolidated
	Fair value level	Book value	Market value
Amortized cost (category):
Financial assets
Cash and banks	Level 1	291,194	291,194
Interest earning bank deposits – immediate liquidity	Level 1	132,072	132,072
Accounts receivable	Level 1	803,523	803,523
Related parties	Amortized cost – Level 2	29,322	29,322

Financial liabilities
Loans and leases liabilities	Level 2	701,902	701,902
Debentures	Level 2	545,750	545,750
Suppliers	Level 1	184,618	184,618
Obligations from acquisition of investment	Level 2	352,751	352,751
Related parties	Level 2	620,842	620,842
Lease liabilities	Level 2	57,480	57,480

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

4.      Cash and cash equivalents

	December 31, 2024	December 31, 2023
Cash and banks	137,653	291,194
Interest earning bank deposits	220,781	132,072
	358,434	423,266

Financial investments are mainly represented by Bank Deposit Certificates and Capitalization Bonds from first-rate financial institutions, with low credit risk, whose profitability is linked to the variation of the Interbank Deposit Certificate (CDI) and offers immediate liquidity and maturity in up to 90 days, indexed to 104% of the CDI for December 31, 2024, and the year ended December 31, 2023.

5.      Trade and other receivables

	December 31, 2024	December 31, 2023
Accounts receivable
Trade notes receivable – domestic operations	411,373	271,039
Trade notes receivable – foreign operations	703,603	541,154
	1,114,976	812,193
Allowance for expected losses – doubtful accounts	(9,042)	(5,185)
	1,105,934	807,008

Current	1,099,964	803,523
Non-current	5,970	3,485
	1,105,934	807,008

The expected credit losses are established by considering supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information, based on the Ambipar Emergency Response’s historical experience and informed credit assessment, that includes forward-looking information.

It is formed an amount considered adequate by Management to cover probable losses arising on collection of accounts receivable, based on analysis of each client’s default risk considering a reasonable and supportable information available at the time that demonstrates that the credit risk has not increased significantly since initial recognition, the customer’s financial situation committed in the market, history of negotiations carried out, signed agreements not being fulfilled, mainly taking into consideration risk scenarios in which it has observable behavior in the market, and with special attention to long-standing overdue credits.

The Company allocates each exposure to a credit risk grade based on the determined data to be predictive of the risk of loss (including but not limited to external ratings, audited Financial Statements, management accounts and cash flow projections and available press information about customers) and applying experienced credit judgement. Credit risk grades are defined using qualitative factors that are indicative of the risk of default and are aligned to external credit rating definitions from agencies.

Concerning the securities that are overdue for more than 181 days, the collection processes and procedures, and agreements, even in installment payments, are in progress, and the probability of success is relatively high.

The Company assumes that there was no significant decrease in ECL between December 2023 and December 2024, despite the relevant increase in accounts receivable. This situation is mainly due to the customer portfolio of new acquisitions without significant historical losses observed.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

6.      Tax assets

6.1.   Tax asset

	December 31, 2024	December 31, 2023
Prepaid Income tax and social contribution (IR/CS)	29,976	15,615
	29,976	15,615

Current	6,400	14,143
Non-current	23,576	1,472

6.2.   Other tax asset

	December 31, 2024	December 31, 2023
Recoverable INSS (Social security tax) withheld	21,178	12,791
Recoverable PIS (Tax on sales)	1,576	2,212
Recoverable COFINS (Tax on sales)	7,039	6,950
Recoverable ICMS (State VAT)	1,635	1,157
IRRF (Withholding income tax) to offset	63,793	39,321
Other taxes recoverable	4,927	2,381
	100,148	64,812

Current	97,384	63,955
Non-current	2,764	857
	100,148	64,812

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

7.      Business combinations

The Company made the following acquisitions from January 1, 2022, to December 31, 2024:

Base date	Target Company	Surname	Interest acquired (%)
January 2022	Ambipar Response Dracares Apoio Marítimo e Portuário S/A.	Dracares	51
January 2022	Ambipar Flyone Serviço Aéreo Especializado, Comércio e Serviço S/A.	Flyone	51
January 2022	RG Response S.A.	RG Response	51
February 2022	Ambipar Response Emergency Services Canada F Inc.	First Response	100
June 2022	Ambipar Response Analytical S/A.	Bioenv	51
July 2022	Ambipar Response Fauna e Flora Ltda	CTA	100
July 2022	Ambipar Response Emergency Services Canada G Inc.	Graham	100
July 2022	Ambipar Response Tank Cleaning S/A	C-Tank	51
August 2022	Ambipar Response Canada Inc.	Ridgeline	100
November 2022	Witt O´Briens LLC	Witt O’Brien’s	100
April 2023	Ambipar Response Marine S/A	Girassol	80
April 2023	Ambipar Response Industrial Services S/A	Plimsoll	51
April 2023	Ambipar Response Environmental Consulting Offshore S/A	Ekman	60
April 2023	DFA Contracting Ltd	DFA	100
July 2023	Ambipar Response Remediation S.A.	Solução Ambiental	51
October 2023	Ambipar Response Maritime Services PDA S.A.	Zenith	60
October 2023	1653395 Alberta Ltd (“165 AB”)	Alberta Ltd	100
October 2023	Ambipar Response Emergency Medical Services R S.A.	SMR	70
October 2023	Ambipar Response Emergency Medical Services H S.A.	SSMR	70
October 2023	Ambipar Response Emergency Medical Services S S.A.	SSR	70
December 2023	Ambipar Response Industrial Robot S.A.	Unidroid	51

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

7.      Business combinations (cont.)

Corporate movements are described in the list of subsidiaries.

December 31, 2023:

Assets and liabilities acquired at fair value(*)	Girassol	Ekman	Plimsoll	DFA	Solução Ambiental	Zenith	Industrial Robot	SMR	SSMR	SSR	Alberta Ltd	Total
Current assets
Cash and cash equivalents	1,526	2,924	8,420	9,597	1,953	473	1,020	3,240	793	882	680	31,508
Trade and other receivables	1,501	425	4,664	13,474	9,023	492	—	6,705	1,481	1,153	58,285	97,203
Inventories	50	—	—	—	8,965	—	1,789	912	126	270	6,248	18,360
Other assets	112	7	753	517	5,437	427	234	355	112	1,535	39,705	49,194
Non-Current assets
Other assets	943	—	—	—	103	114	1,501	4,985	548	440	166,887	175,521
Property, Plant and Equipment	3,425	490	1,894	9,096	29,210	1,075	89	7,766	7,138	6,453	28,024	94,660
Intangible assets	25	8	—	—	94	369	—	16	—	11	—	523
Goodwill	—	—	—	—	—	—	—	—	—	—	213,123	213,123
Separately Identified Intangibles	—	—	—	—	—	—	900	—	—	—	—	900
Added Value of Fixed Assets	—	—	—	2,699	—	—	—	—	—	—	—	2,699
Current liabilities
Trade and other payables	(122)	—	(1,677)	(1,371)	(1,534)	(59)	(7)	(1,742)	(179)	(218)	(62,309)	(69,218)
Loans and Financing	(47)	—	(525)	—	(6,279)	—	—	(635)	(848)	(1,431)	—	(9,765)
Employee benefits	(950)	(2)	(924)	—	(979)	(396)	—	(4,245)	(1,272)	(749)	30	(9,487)
Current income tax payable	(160)	(290)	(3,283)	—	(2,511)	(134)	—	(2,629)	(594)	(384)	(9,263)	(19,248)
Other liabilities	(450)	(1,332)	(5,581)	(16)	(17,445)	(20)	(11)	(1,155)	(2)	(143)	(63,898)	(90,053)
Non-current liabilities
Loans and Financing	—	—	—	(1,258)	(4,723)	(229)	—	(370)	—	(4,752)	(7,799)	(19,131)
Other liabilities	(55)	—	—	(11,081)	(99)	(49)	(2,731)	(1,515)	(5)	(2,363)	(73,236)	(91,134)
(-) Deferred taxes on Added Value	—	—	—	(918)	—	—	(306)	—	—	—	—	(1,224)
Attributable to the non-controlling Shareholders of the Company	—	—	—	—	(1,278)	—	—	—	—	—	—	(1,278)
Total identifiable net assets	5,798	2,230	3,741	20,739	19,937	2,063	2,478	11,688	7,298	704	296,477	373,153

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

7.      Business combinations (cont.)

Assets and liabilities acquired at fair value(*)	Girassol	Ekman	Plimsoll	DFA	Solução Ambiental	Zenith	Industrial Robot	SMR	SSMR	SSR	Alberta Ltd	Total
Total amount of the consideration transferred	10,345	6,170	29,357	52,084	55,601	1,009	4,500	45,243	6,770	15,766	506,759	733,604
(-) Cash acquired	(1,526)	(2,924)	(8,420)	(9,597)	(1,953)	(473)	(1,020)	(3,240)	(793)	(882)	(680)	(31,508)
(-) Assumed amount of the obligation to pay	(5,173)	(4,134)	(14,679)	(17,166)	(34,286)	(673)	(3,000)	(45,243)	(6,770)	(15,766)	(138,316)	(285,206)
Cash paid, net of cash received	3,646	(888)	6,258	25,321	19,362	(137)	480	(3,240)	(793)	(882)	367,763	416,890

Primary	—	—	—	—	—	—	1,500	—	—	—	—	1,500
Secondary	10,345	6,170	29,357	52,084	55,601	1,009	3,000	45,243	6,770	15,766	138,499	363,844
Non-cash value	—	—	—	—	—	—	—	—	—	—	368,260	368,260
Total amount of consideration transferred	10,345	6,170	29,357	52,084	55,601	1,009	4,500	45,243	6,770	15,766	506,759	733,604

Primary	—	—	—	—	—	—	—	—	—	—	—	—
Secondary	(5,173)	(4,134)	(14,679)	(17,166)	(34,286)	(673)	(3,000)	(45,243)	(6,770)	(15,766)	(138,316)	(285,206)
Non-cash value	—	—	—	—	—	—	—	—	—	—	—	—
(-) Assumed value of the obligation to pay	(5,173)	(4,134)	(14,679)	(17,166)	(34,286)	(673)	(3,000)	(45,243)	(6,770)	(15,766)	(138,316)	(285,206)

Determining goodwill(*)
Total amount of the consideration transferred, Net	10,345	6,170	29,357	52,084	55,601	1,009	4,500	45,243	6,770	15,766	506,759	733,604
Total amount of identifiable net liabilities	(4,638)	(1,338)	(1,908)	(20,739)	(10,167)	(1,238)	(1,264)	(8,182)	(5,109)	(493)	(296,476)	(351,552)
Goodwill paid resulting from expected future profitability	5,707	4,832	27,449	31,345	45,434	(229)	3,236	37,061	1,661	15,273	210,283	382,052

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

7.      Business combinations (cont.)

Assets and liabilities acquired at fair value(*)	Girassol	Ekman	Plimsoll	DFA	Solução Ambiental	Zenith	Industrial Robot	SMR	SSMR	SSR	Alberta Ltd	Total
Date of acquisition	03/21/2023	04/14/2023	04/26/2023	04/27/2023	07/10/2023	10/04/2023	12/20/2023	10/13/2023	10/13/2023	10/13/2023	09/30/2023
Control start month	04/2023	04/2023	04/2023	04/2023	07/2023	10/2023	12/2023	10/2023	10/2023	10/2023	10/2023
Company that acquired control	Ambipar Response Dracares Apoio Marítimoe Portuário Ltda	Ambipar Response Espírito Santo S.A.	Ambipar Tank Cleaning S/A	Ambipar Holding Canadá Inc.	Ambipar Response Espírito Santo S.A.	Ambipar Response Marine S/A	Ambipar Tank Cleaning S/A	Emergência Participações S.A.	Emergência Participações S.A.	Emergência Participações S.A.	Ambipar Response Industrial Services Canada
Acquisition Value	R$10,345	R$6,170	R$29,357	CAD14,135	R$55,601	R$1,009	R$4,500	R$45,243	R$6,770	R$15,766	CAD138,755
Percentage acquired	80%	60%	51%	100%	51%	60%	51%	70%	70%	70%	70%

____________

(*)      On the acquisition date, although the Company assesses the base date of the initial balance sheet of the acquirees for the purpose of determining the allocation of the purchase price and goodwill (negative goodwill). These acquisitions have an interim report. The goodwill for expected future profitability in 2023 was R$ 382,052 (R$ 508,174 in 2022).

(**)    In 2023, the Company spent R$ 47,131 (R$ 1,090,040 in 2022) on acquisitions of companies, as mentioned in the cash flow statement, in investment activities, from business combinations with third parties.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

7.      Business combinations (cont.)

For December 31, 2024, December 31, 2023 and December 31, 2022, the acquired companies contributed with the following net revenue and profit to the Company’s results.

	December 31, 2024		December 31, 2023		December 31, 2022
	Net Revenue	Profit for the year	Net Revenue	Profit for the year	Net Revenue	Profit for the year
First Response Inc	—	—	—	—	106,978	38,159
Dracares Apoio Marítimo e Portuário Ltda. and MB Transportes Aquaviários Ltda	—	—	—	—	61,430	10,479
Flyone Serviço Aéreo Especializado, Comércio e Serviço Ltda	—	—	—	—	55,900	2,750
RG Consultoria Técnica Ambiental S.A. and RG Consultoria Técnica Ambiental Brasil Ltda	—	—	—	—	9,314	1,596
Ambipar Response Analytical S/A.	—	—	—	—	3,021	693
Ambipar Response Fauna e Flora Ltda.	—	—	—	—	25,080	(5,775)
Graham Utility Hydrovac Services	—	—	—	—	4,209	211
Ambipar Response Tank Cleaning S/A	—	—	—	—	60,484	43,059
Ridgeline Canada Inc.	—	—	—	—	45,468	6,647
Witt O´Briens LLC	—	—	—	—	168,461	18,342
Ambipar Response Marine S/A	—	—	12,968	4,263	—	—
Ambipar Response Industrial Services S/A	—	—	51,637	4,120	—	—
Ambipar Response Environmental Consulting Offshore	—	—	4,955	402	—	—
DFA Contracting Ltd	—	—	35,485	3,765	—	—
Ambipar Response Remediation S.A.	—	—	—	(2)	—	—
Ambipar Response Remediation Ltda	—	—	24,442	6,689	—	—
RMC2 Soluções Ambientais Ltda	—	—	7,351	(1,456)	—	—
Zenith Maritima Eireli	—	—	823	293	—	—
Unidroid Robotica do Brasi Ltda	—	—	—	(160)	—	—
Alberta Ltd	—	—	—	(13)	—	—
Bulldog Energy Group	—	—	58,536	9,475	—	—
SMR Socorro Médico e Resgate Ltda	—	—	18,085	702	—	—
SSMR Saúde Ocupacional Ltda EPP	—	—	4,623	287	—	—
SSR Serviços de Segurança e Resgate Ltda EPP	—	—	4,233	176	—	—
	—	—	223,138	28,541	540,345	116,161

____________

(*)      see note 7.6.

If the above acquisitions had occurred on January 1st, 2024, January 1st, 2023, and January 1st, 2022, management estimates that the consolidated net revenue and profit for the year would have been the following

	December 31, 2024	December 31, 2023	December 31, 2022
Net Revenue	3,248,442	2,777,354	2,534,127
Profit for the year	58,759	43,377	317,894

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

7.      Business combinations (cont.)

Indetermining these amounts, management has assumed that the fair value adjustments, if any, determined provisionally, that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1st, 2022. The information presented above is not intended to indicate expected results in future years, being only shown for informational purposes.

Goodwill

Management considered that most of the acquisitions performed by Response have a purpose of increasing market share and geographical presence. The response segment usually operates with emergency services, where being close to the customers is very important for a good performance of the services. Therefore, goodwill is measured as the excess of the cost of acquisition over the acquirer’s fair value of assets, liabilities and contingent liabilities acquired.

The main motivation for the acquisition of the Company refer to increase market share on different geographical areas. All the acquisitions identified goodwill on the analyzed transactions. The Company understands that this amount of goodwill presented above refers mostly to the expectation of benefits arising from the increase market share that motivated the purchases.

Customer relationship

The Company considered that the customer relationships do not consist of relevant asset for the acquisitions because the acquiree did not present at the acquisition date contracts with customers that present a term long enough or large recurrence of services contracted by a customer that could present significant benefit to the acquirer. Most of the contracts with customers and relationship with customers refer to regional contracts with clients that are located on the geographical area of the acquiree. Aligned with the rationale presented on the section of “Brand” above, the acquirees mostly refers to small entities and have limited capabilities of retaining significant clients. The capability is improved by the acquiree from the moment that Response obtains its control, by applying the processes and skills of Ambipar Group.

Workforce

The Company did not identify an asset referring to workforce and work qualifications since the acquirees do not demonstrate competitive advantage on the market. The workers do not have proven specific training, needed for the rendering of the services provided by the acquirees. Also, the high turnover rates contribute for the non-significancy of the workforce on the acquisitions analyzed.

Brand

No asset related to brand was identified in the acquisitions since the acquirees do not disclose massively its brand name on the local media and market so it does not have expressiveness that could significantly contribute generating benefits related to this potential asset.

In addition, the Company has the practice of including the Ambipar Group’s brand to all the acquirees, in order to link the new acquiree to the Ambipar Group and help it to utilize the power of Ambipar’s brand and market recognition to help it improve the operations of the acquiree.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

7.      Business combinations (cont.)

Obligation from acquisition

The payment schedule for obligations due to investment acquisition:

Year of maturity
2025	95,413
2026	10,762
2027	3,000
109,175

Current	95,413
Non-current	13,762

Impairment tests

Goodwill is classified as an asset that has an undefined useful life and must be tested annually and whenever there are indications of possible loss of value. Goodwill arising from a business combination is allocated to a CGU or group of CGUs (Cash Generating Unit), each CGU or group of CGUs being the lowest level at which goodwill is monitored for internal management purposes and not being larger than an operating segment. Goodwill related to operations in Brazil, Latin America (Other than Brazil), North America and Europe is allocated to each operating segment (see note 18).

Any impairment loss is immediately recorded as a loss in the statement of income and is not subject to a subsequent reversal.

The Company used the value-in-use method to carry out the impairment test. For the entire CGU, a 5-years projection period was considered, with growth in perpetuity, in addition to observing the financial budgets prepared by Management to start the projection of cash flows.

Cash flows were discounted to present value through the application of the rate determined by the Weighted Average Capital Cost (WACC), which was calculated using the Capital Asset Pricing Model (CAPM) method, also considering several components of financing, debt and equity used by the Company to finance its activities.

As a result of the impairment test, as of December 31, 2024, and December 31st, 2023, and evaluating the scenario that there have been no changes in significant risk variables and the used future cash flow assumptions of the acquired businesses since the last closing of the annual Consolidated Financial Statements, no losses have been identified for the CGU in which the goodwill is allocated.

The recoverable amounts of the CGUs at estimated value were its book value at the amount of R$ 3,222,425 (R$ 2,683,399 as of December 31, 2023). Management foresees that the two hypotheses of alteration are reasonably possible.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

8.      Property, plant and equipment

(a)    Breakdown and changes

Changes in property, plant and equipment are as follows:

	December 31, 2024
	Buildings	Facilities	Machinery and equipment	IT equipment	Furniture and fixtures	Vehicles	Leasehold improvements	Works in progress	Vessels	Aircraft	Total
Cost
Opening balance	59,212	1,665	584,206	22,340	11,965	396,779	43,541	58,355	54,824	127,212	1,360,099
Transfers	(17,960)	11,795	(69,668)	12,403	1,214	125,780	1,501	(106,960)	9,237	29,189	(3,469)
Additions	2,753	1,553	99,470	1,436	646	69,724	1,887	115,139	2,561	34,645	329,814
Write-offs	(21)	(15)	(86,873)	(221)	(96)	(128,787)	(65)	40,535	(229)	(10)	(175,782)
Fair value-added value	—	—	3,209	162	38	113	—	—	—	—	3,522
Foreign currency translation adjustment	8,381	729	74,890	3,134	1,550	67,485	1,832	699	235	1	158,936
Balance	52,365	15,727	605,234	39,254	15,317	531,094	48,696	107,768	66,628	191,037	1,673,120

Accumulated depreciation
Opening balance	(19,108)	(353)	(307,235)	(15,700)	(7,252)	(186,873)	(12,377)	—	(8,452)	(15,188)	(572,538)
Transfers	14,607	(9,789)	79,188	(629)	(363)	(87,164)	842	—	—	—	(3,308)
Depreciation	(1,480)	(375)	(55,641)	(3,165)	(1,112)	(48,451)	(3,181)	—	(2,130)	(7,636)	(123,171)
Write-offs	(5)	—	32,530	8	462	60,152	—	—	66	4,420	97,633
Fair value-added value	—	—	(754)	(22)	(66)	(725)	(2)	—	(292)	(1,642)	(3,503)
Foreign currency translation adjustment	(1,615)	(1,650)	(37,685)	(2,750)	(1,296)	(42,607)	(1,236)	—	(101)	—	(88,940)
Balance	(7,601)	(12,167)	(289,597)	(22,258)	(9,627)	(305,668)	(15,954)	—	(10,909)	(20,046)	(693,827)

Cost	52,365	15,727	605,234	39,254	15,317	531,094	48,696	107,768	66,628	191,037	1,673,120
Accumulated depreciation and amortization	(7,601)	(12,167)	(289,597)	(22,258)	(9,627)	(305,668)	(15,954)	—	(10,909)	(20,046)	(693,827)
	44,764	3,560	315,637	16,996	5,690	225,426	32,742	107,768	55,719	170,991	979,293

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

8.      Property, plant and equipment (cont.)

	December 31, 2023
	Buildings	Facilities	Machinery and equipment	IT equipment	Furniture and fixtures	Vehicles	Leasehold improvements	Works in progress	Vessels	Aircraft	Total
Cost
Opening balance	26,816	422	240,261	18,746	10,209	327,681	41,466	40,685	32,233	73,614	812,133
Transfers	15,420	212	28,337	2,038	1,080	40,023	1,211	(45,642)	17,155	5,763	65,597
Additions	18,555	624	79,285	1,363	705	42,626	2,659	65,363	2,529	51,693	265,402
Write-offs	(940)	—	(7,496)	(243)	(222)	(37,689)	(1,359)	(3,882)	(86)	(3,858)	(55,775)
Business combination(*)	1,969	408	246,517	1,308	685	37,077	—	1,831	3,050	—	292,845
Fair value-added value	—	—	1,188	(127)	440	994	34	—	—	—	2,529
Foreign currency translation adjustment	(2,608)	(1)	(3,886)	(745)	(932)	(13,933)	(470)	—	(57)	—	(22,632)
Balance	59,212	1,665	584,206	22,340	11,965	396,779	43,541	58,355	54,824	127,212	1,360,099

Accumulated depreciation
Opening balance	(9,289)	(95)	(84,537)	(9,933)	(6,039)	(160,258)	(9,330)	—	(6,147)	(10,424)	(296,052)
Transfers	(8,006)	(7)	(13,343)	(954)	383	(15,224)	(268)	—	—	(32)	(37,451)
Depreciation	(2,158)	(102)	(36,876)	(4,696)	(2,319)	(26,816)	(3,434)	—	(1,288)	(4,398)	(82,087)
Write-offs	278	3	7,677	—	478	23,836	332	—	23	1,308	33,935
Business combination(*)	(376)	(152)	(178,570)	(653)	(310)	(17,384)	—	—	(769)	—	(198,214)
Fair value-added value	—	—	(496)	7	(95)	(1,236)	(3)	—	(292)	(1,642)	(3,757)
Foreign currency translation adjustment	443	—	(1,090)	529	650	10,209	326	—	21	—	11,088
Balance	(19,108)	(353)	(307,235)	(15,700)	(7,252)	(186,873)	(12,377)	—	(8,452)	(15,188)	(572,538)

Cost	59,212	1,665	584,206	22,340	11,965	396,779	43,541	58,355	54,824	127,212	1,360,099
Accumulated depreciation and amortization	(19,108)	(353)	(307,235)	(15,700)	(7,252)	(186,873)	(12,377)	—	(8,452)	(15,188)	(572,538)
	40,104	1,312	276,971	6,640	4,713	209,906	31,164	58,355	46,372	112,024	787,561

____________

(*)      purchase of investees confirms informed in note 7.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

8.      Property, plant and equipment (cont.)

(b)    Rates of depreciation

The depreciation rates are as follows:

Assets	Useful life (in years)	Annual weighted average rate (%)
Aircrafts	10	10.00
Leasehold improvements	3 – 25	16.50
Buildings	10 – 25	4.73
Vessels	5 – 20	8.00
IT Equipment	2 – 10	21.47
Facilities	3 – 10	10.83
Machinery and equipment	3 – 20	15.75
Machinery and equipment – fleets	3 – 10	10.00
Furniture and fixtures	3 – 10	13.79
Vehicles	3 – 10	20.27
Vehicles – Fleet	2 – 10	20.00

(c)     Relevant maintenance costs

The Company owns an investment in a subsidiary of the aviation industry, which performs relevant maintenance on property, plant and equipment at regular intervals during its economic useful life. These maintenances are performed to restore or maintain the original performance standards foreseen by the suppliers and represent the only alternative for the use of the asset until the end of its useful life. For such maintenance, entities stop the operations of the asset or group of assets for a certain period of time and generally incur the following main expenses:

a)      Main components and parts;

b)      Own services or services contracted from third parties for the replacement of components and parts;

c)      Own or outsourced services for relevant maintenance and cleaning; and

d)      Fixed plant costs during the maintenance period, inventory losses, etc.

(d)    PPE held as collateral

In the period ended on December 31, 2024, the amount of R$229,260 (R$141,821 as of December 31, 2023) is represented by the property, plant, and equipment in the vehicle classes (primarily represented by trucks), machinery, appliances, and equipment, which are the guarantees of the respective financing and Lease liabilities modality.

(e)     Impairment

Management annually reviews the net book value of assets for purposes of evaluating events or changes in economic or operating circumstances that may indicate impairment or loss of its recoverable value. This evidence is detected and the net book value exceeds recoverable value, a provision for impairment is recognized to adjust net book value to the recoverable value.

The recoverable value of an asset is defined as the lower of its book value and its value in use. The value-in-use calculation is based on the discounted cash flow model, considering a single CGU that is the Group Response itself. The business growth assumptions are based on the annual budget for 2024

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

8.      Property, plant and equipment (cont.)

and the long-term projections of its subsidiaries. Estimated future cash flows were discounted at the rate equivalent to the average weighted cost of capital. The fair value measurement was categorized as a Level 3 fair value based on the inputs in the valuation technique used.

The key assumptions used in the estimation of the recoverable amount are set out below. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and have been based on historical data from both external and internal sources.

In percent	%
Discount rate	11.8
Terminal value growth rate	3.8

The discount rate was a post-tax measure estimated based on the historical industry average weighted-average cost of capital.

Estimated EBITDA was projected considering histories and forecasts as follows:

•        CGU’s revenues include service provision. Revenue growth was projected considering economic recovery and price increases/decreases based on inflation estimates;

•        Operating costs and expenses were projected considering the historical performance of the CGU and the trends in personnel cost readjustments and investments in the structure; and

•        Capital expenditures were estimated considering the maintenance of existing infrastructure, machinery, equipment, and vehicles for continuous operation and compliance with client contracts.

For December 31, 2024, and the year ended December 31, 2023, the estimated value in use exceeded the carrying amount.

(f)     Leasehold improvements

Leasehold improvements comprise improvements made on third party properties and are substantially related to the lease liabilities agreement for the use of properties in Nova Odessa/SP and the Ambipar Group’s headquarters in São Paulo/SP with a related company of the Company, which owns the property, for a period of five years, signed in 2021.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

9.      Intangible assets

(a)    Breakdown and changes

Changes in intangible assets are as follows:

	December 31, 2024
	Trademarks and patents	Software	Client portfolio	Know-how	Non- Compete	Total
Cost
Opening balance	44,424	25,783	316,959	11,201	6,611	404,978
Transfers	19	(2,849)	(5,310)	—	—	(8,140)
Additions	—	10,961	13,967	—	—	24,928
Write-offs	(4)	(207)	—	—	—	(211)
Fair value-added value	—	46	9,139	—	—	9,185
Foreign currency translation adjustment	11,163	3,475	83,432	48	973	99,091
Closing balance	55,602	37,209	418,187	11,249	7,584	529,831

Accumulated amortization
Opening balance	(6,050)	(8,512)	(26,134)	(3,959)	(1,620)	(46,275)
Transfers	—	2,459	7,063	—	—	9,522
Additions	—	(2,286)	(7,498)	—	—	(9,784)
Write-offs	—	—	—	—	—	—
Fair value-added value	(5,306)	(14)	(21,948)	(2,248)	(1,425)	(30,941)
Foreign currency translation adjustment	(2,286)	(1,103)	(9,095)	(25)	(318)	(12,827)
Closing balance	(13,642)	(9,456)	(57,612)	(6,232)	(3,363)	(90,305)

Cost	55,602	37,209	418,187	11,249	7,584	529,831
Accumulated amortization	(13,642)	(9,456)	(57,612)	(6,232)	(3,363)	(90,305)
	41,960	27,753	360,575	5,017	4,221	439,526

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

9.      Intangible assets (cont.)

	December 31, 2023
	Trademarks and patents	Software	Client portfolio	Know-how	Non- Compete	Total
Cost
Opening balance	36,580	37,903	345,634	10,237	2,895	433,249
Transfers	10,108	(13,165)	—	—	—	(3,057)
Additions	13	4,067	—	—	—	4,080
Write-offs	—	(578)	—	—	—	(578)
Business combination	369	652	—	—	—	1,021
Fair value-added value	(508)	—	(5,300)	900	3,872	(1,036)
Foreign currency translation adjustment	(2,138)	(3,096)	(23,375)	64	(156)	(28,701)
Closing balance	44,424	25,783	316,959	11,201	6,611	404,978

Accumulated amortization
Opening balance	(1,239)	(2,906)	(6,841)	(1,775)	(291)	(13,052)
Transfers	—	3,145	251	—	—	3,396
Additions	—	(7,944)	—	—	—	(7,944)
Write-offs	—	6	—	—	—	6
Business combination	—	(497)	—	—	—	(497)
Fair value-added value	(4,987)	—	(20,373)	(2,157)	(1,341)	(28,858)
Foreign currency translation adjustment	176	(316)	829	(27)	12	674
Closing balance	(6,050)	(8,512)	(26,134)	(3,959)	(1,620)	(46,275)

Cost	44,424	25,783	316,959	11,201	6,611	404,978
Accumulated amortization	(6,050)	(8,512)	(26,134)	(3,959)	(1,620)	(46,275)
	38,374	17,271	290,825	7,242	4,991	358,703
December 31, 2024
Goodwill
Cost
Opening balance	1,537,135
Added Value Transfer	(1,201)
Due Diligence Adjustment	448
Response Price Adjustment	(17,721)
Foreign currency translation adjustment	284,945
Closing balance	1,803,606

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

9.      Intangible assets (cont.)

December 31, 2023
Goodwill
Cost
Opening balance	1,192,302
Additions	382,281
Added Value Transfer	(3,755)
Due Diligence Adjustment	21,123
Response Price Adjustment	1,383
Foreign currency translation adjustment	(56,199)
Closing balance	1,537,135
Carrying amounts	December 31, 2024	December 31, 2023
Indefinite life	1,803,606	1,537,135
Definite life	439,526	358,703
	2,243,132	1,895,838

(b)    Rates of amortization

The amortization rates are as follows:

Assets	Useful life (in years)	Annual amortization rate (%)
Trademarks and patents(*)	5	20%
Right-of-use of software	5	20%
Goodwill(*)
Client portfolio	7	15%
Workforce(*)
Know-How	5	20%
Non-Compete	5	20%

____________

(*)      Undefined useful life

(c)     Impairment

Management annually reviews the net book value of assets for purposes of evaluating events or changes in economic or operating circumstances that may indicate impairment or loss of its recoverable value described in the note 8 (e).

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

10.    Loans and financing

10.1. Breakdown

		Financial charges – % p.a.(i)	Maturity	Consolidated
				December 31, 2024		December 31, 2023
Description				Current	Non- Current	Current	Non- Current
Working capital		5.79% + CDI	June 2033	30,787	629,265	48,468	511,613
Working capital – Costs				(8,976)	(15,271)	—	—
Working capital – (Resolution 4.131)	(ii)	3.30% + CDI	October 2025	142,665	—	—	—
Working capital – Costs (Resolution 4.131)	(ii)			(50)	—	—	—
Working capital – Swap (Resolution 4.131)	(ii)			(17,536)	—	—	—
Investment financing		11.80%	December 2029	42,353	99,379	27,287	70,650
Financial leases liabilities		9.55%	August 2029	22,862	64,666	8,614	35,270
				212,105	778,039	84,369	617,533

____________

(i)      Effective weighted average annual cost of interest on December 31, 2024.

(ii)     Resolution 4,131 of 1962, issued by the Securities and Exchange Commission, regulates the application of foreign capital entered into Brazil, intended for the production of goods or services, as well as financial or monetary resources, introduced into the country, for application in activities economic.

10.2. Reconciliation of movements of liabilities to cash flows arising from financing activities

Balance at January 1st, 2024	701,902
Borrowing	153,706
cost capture	(300)
Interest expense	70,877
Principal paid	(305,297)
Amortization of costs	8,177
Interest paid	(62,838)
Cash for asset acquisition – non-cash event	220,005
SWAP Result	(17,536)
The effect of changes in foreign exchange rates	221,448
Balance at December 31, 2024	990,144

Balance at January 1st, 2023	717,418
Borrowing	124,258
Interest expense	54,546
Principal paid	(179,804)
Interest paid	(50,260)
Business Combination	28,895
Cash for asset acquisition – non-cash event	29,193
Transfer	20,913
The effect of changes in foreign exchange rates	(43,257)
Balance at December 31, 2023	701,902

Loan and financing agreements do not have restrictive clauses.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

10.    Loans and financing (cont.)

10.3. Payment schedule of installments of non-current liabilities

	December 31, 2024	December 31, 2023
Year of maturity
2025	—	80,387
2026	92,885	64,494
2027	615,064	467,193
2028	37,283	20,165
2029	31,489	4,251
2030	8,641	—
More 2031	7,948	—
	793,310	636,490

Funding cost (long term)	(15,271)	(18,957)
	778,039	617,533

10.4. Guarantees

Financing with FINAME funds is guaranteed by the financed assets and was raised essentially for the creation of a vehicle fleet for the subsidiaries’ operations. This financing occurs through accredited financial institutions, for the production and acquisition of new machines and equipment, nationally manufactured, accredited in the Brazilian Bank for Economic and Social Development (BNDES).

Working capital loans are guaranteed by the Company’s shareholders’ guarantees.

11.    Debentures

11.1. Breakdown

				Consolidated
				Current		Non-Current
Description	Financial charges – % p.a.(*)		Mature	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Debentures	CDI+2.65	% a 2.75%	September 2029	84,072	79,677	379,823	466,073
				84,072	79,677	379,823	466,073

11.2. Payment schedule of installments for non-current liabilities

Year of maturity	December 31, 2024	December 31, 2023
2025	—	118,417
2026	62,494	118,405
2027	129,163	118,423
2028	129,173	118,422
2029	66,670	—
Total	387,500	473,667

Funding cost (long term)	(7,677)	(7,594)
	379,823	466,073

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

11.    Debentures (cont.)

11.3. Description of debentures

Emergência Participações S.A.

On September 15, 2022, the Management of the direct subsidiary Emergência Participações S.A. at the Company’s Extraordinary General Meeting, deliberated and approved the 2nd issue of simple debentures, not convertible into shares, unsecured, with additional personal guarantee, in a single series, worth R$250,000. The funds raised were used to replenish the Company’s cash and general corporate uses.

The debentures have final maturity in September 2028, payment of the principal will be made in 4 consecutive annual installments, the first in September 2025 and interest will be paid semi-annually, with the first payment in June 2023.

Considering the financial cost of the contracts (16.65% p.a. of implicit interest), on March 20, 2024, the direct subsidiary Emergência Participações S.A. made the advance payment of 36 installments due from the 1st issue of simple debentures, not convertible into shares in the amount of R$233,738. Of the total amount paid, R$7,067 refers to the contractual fine for the financial advance and is recorded in the financial result, according to explanatory note nº 21.

11.4. Contractual restrictions and covenants

The Company has certain obligations, including compliance with financial indices (covenants). They are basically linked to the Net Debt/EBITDA* compliance ratio, which must be measured every six months by the Company.

In addition, the Company must notify in advance of incorporation, merger, spin-off or corporate reorganization, liquidation, extinction or dissolution, capital reduction, distribution of dividends above the mandatory minimum or any transfer of assets of the Company and its subsidiaries, as well as an entry with a request for judicial recovery.

As of December 31, 2024, there were no events that could lead to breach of contract.

____________

(*)      EBITDA: or EBITDA, refers to earnings before financial results, income tax and social contribution and depreciation and amortization, considering the accumulated pro forma result, with the results under the control of the pro forma Company.

12.    Trade and other payables

	December 31, 2024	December 31, 2023
Trade payables – supply chain financing arrangement – domestic operations	23,219	21,967
Trade payables – supply chain financing arrangement – foreign operations	195,000	162,651
	218,219	184,618

13.    Tax payable

13.1. Current income tax payable

	December 31, 2024	December 31, 2023
Income tax	7,913	15,897
Social contribution	2,821	5,787
	10,734	21,684

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

13.    Tax payable (cont.)

13.2. Other tax payable

	December 31, 2024		December 31, 2023
	Current	Non-current	Current	Non-current
PIS	5,608	—	4,602	—
COFINS	24,240	—	21,029	—
ICMS	666	—	490	—
ISS	1,833	—	2,172	—
IVA	13,260	—	19,914	—
Installment	5,228	7,797	559	8,604
IRRF	1,507	—	846	—
Other taxes	3,709	—	1,847	34
	56,051	7,797	51,459	8,638

14.    Leases liabilities

The Company does not recognize a lease asset or liability for contracts with a term of less than 12 months and/or for non-material amounts. The weighted average discount rate in effect and used to calculate the present value of the provision for lease of the identified assets and, consequently, for the monthly appropriation of financial interest, was 20% per year, in accordance with the term of each lease contract and the economic policy of each country where the subsidiary is domiciled.

14.1. Right-of-use assets

Movement of the right of use:

Consolidated	December 31, 2023	Additions	Contracts terminated	Amortization	Initial Collection	Transfers	Non-cash transfer	Foreign currency translation adjustment	December 31, 2024
Rentals – Fleets(a)	—	226,025	—	(13,378)	—	—	—	—	212,647
Leases of non-material value(b)	88,737	167,102	(4,775)	(141,734)	—	319	—	24,358	134,007
	88,737	393,127	(4,775)	(155,112)	—	319	—	24,358	346,654
Consolidated	December 31, 2022	Additions	Contracts terminated	Amortization	Initial Collection	Transfers	Non-cash transfer	Foreign currency translation adjustment	December 31, 2023
Rentals – Fleets	—	—	—	—	—	—	—	—	—
Leases of non-material value	68,275	129,551	(5,532)	(59,218)	28	(29,269)	(11,161)	(3,937)	88,737
	68,275	129,551	(5,532)	(59,218)	28	(29,269)	(11,161)	(3,937)	88,737

____________

(a)      Arising from the renewal of the fleets of heavy vehicles, such as tractors, trucks, trailers and buses of the leasing company Addiante and of yellow line assets, consisting of machines such as backhoes, forklifts and tractors of the company CHG-Meridian, as mentioned in explanatory note 1.2, in Relevant Events.

(b)      Refer mainly to properties (including administrative offices, regional offices, service bases, warehouses, training center) and fleets that are leased from third parties for conducting the business of the Company and its subsidiaries in various locations in the country. Since April 2020, the lease agreement with related parties for the properties in Nova Odessa/SP and the Company’s headquarters in São Paulo/SP began, which follow market conditions.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

14.    Leases liabilities (cont.)

14.2. Leases liabilities

	Consolidated
	December 31, 2024	December 31, 2023
Provision for Leases – Fleets	94,905	—
Provision for Leases of non-material value	325,631	62,484
Adjustment to present value	(116,439)	(5,004)
	304,097	57,480
Dismemberment:
Current liabilities	64,357	22,620
Non-current liabilities	239,740	34,860
	304,097	57,480

Movement of leases payable:

Consolidated	December 31, 2023	Additions	Appropriation of interest	Principal payments	Interest payments	Contracts terminated	Initial collection	Foreign currency translation adjustment	December 31, 2024
Leases – Fleets to be paid	—	226,025	12,668	(8,820)	(12,668)	—	—	—	217,205
Leases of non-material value payable	57,480	167,102	4,001	(152,911)	(3,675)	—	—	14,895	86,892
	57,480	393,127	16,669	(161,731)	(16,343)	—	—	14,895	304,097
Consolidated	December 31, 2022	Additions	Appropriation of interest	Principal payments	Interest payments	Contracts terminated	Initial collection	Foreign currency translation adjustment	December 31, 2023
Leases – Fleets to be paid	—	—	—	—	—	—	—	—	—
Leases of non-material value payable	47,059	129,551	3,434	(112,459)	(2,650)	(5,532)	35	(1,958)	57,480
	47,059	129,551	3,434	(112,459)	(2,650)	(5,532)	35	(1,958)	57,480

The amounts recognized in the income statement for the year ended December 31, 2024, and 2023 as lease expenses are shown below:

	Consolidated
	December 31, 2024	December 31, 2023
Variable payments	170	1,471
	170	1,471

The payment schedule for long-term lease installments payable is as follows:

Expiration year	December 31, 2024
2026	94,902
2027	88,365
2028	81,097
2029	50,753
Total Future Minimum Lease Payments	315,117
Adjustment to present value	(75,377)
Leases payable – non-current	239,740

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

15.    Provision for contingencies and judicial deposits

15.1. Breakdown

As of December 31, 2024 and December 31, 2023, the subsidiaries had the following liabilities, related to contingencies:

Provision Probable contingencies:	December 31, 2024	December 31, 2023
Labor and social security contingencies	418	393
	418	393

The Company is a party to labor, social security and civil lawsuits and has been discussing these matters in both the administrative and judicial scopes and, when applicable, said lawsuits are mostly backed by appeal-related judicial deposits.

Judicial deposits are classified in other accounts receivable in non-current assets.

The respective provisions for contingencies were set up considering the estimates made by the legal advisors, for lawsuits whose likelihood of loss in the respective outcomes was assessed as ‘probable’.

Company Management believes that resolving these issues will not have an effect significantly different from the provisioned amount.

15.2. Rollforward of provision for contingencies

Changes in provision for contingencies As of December 31, 2024, and December 31, 2023, are as follows:

Consolidated
(=) Balance at January, 1st 2023	607
(+) Business combination	18
(+) Provisions made during the year	1,049
(-) Provisions reversed during the year	(1,281)
(=) Balance at 31 December 2023	393
(+) Provisions made during the year	41
(-) Provisions reversed during the year	(16)
(=) Balance at December 31, 2024	418

15.3. Descriptions of contingencies

Labor and social security contingencies refer to lawsuits filed by former employees linked to funds arising from the employment relationship and to various claims for damages.

Civil claims refer to lawsuits filed by former suppliers and partners related to compensation for property damages arising from the commercial relationship that existed with the Group Response companies.

On December 31, 2022, Management reassessed the criteria for provision for labor contingencies considering the risk of loss in each lawsuit and started recording the estimated amount of probable loss in each request made in the lawsuits.

The Company has labor contingencies classified as a possible loss As of December 31, 2024, in the amount estimated by its legal advisors of R$1,256 (as of December 31, 2023, in the amount of R$982).

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

16.    Related parties

16.1. Breakdown

The transaction with related parties in the Ambipar Emergency Response was carried out under the following conditions:

	December 31, 2024	December 31, 2023
Assets:
Loan (non-current):
Ambipar Participações e Empreendimentos S.A.	295,889	4,500
Ambipar Lux S.à.r.l	54	1
Ambipar ESG Risk Management Ltda	825	43
Ambipar Logistics Ltda	1,815	1,815
Environmental ESG Participações S.A.	44,857	12,595
Ambipar Eco Products S.A.	2,229	2,229
Ambipar Workforce Solution Mão de Obra Temp. Ltda	6,078	6,094
Ambipar Environmental Solutions – Soluções Ambientais Ltda	1,217	1,154
Ambipar Environment Waste Logistics Ltda	717	717
Ambipar Environment Reverse Manufacturing S.A.	34	34
Ambipar ESG Brasil S.A.	30	30
Ambipar Incorporações Ltda	18,405	—
Ambipar Coprocessing Ltda	12	2
Biofílica Ambipar Environmental Investments S.A.	75	96
Ambipar Environment Waste Management AL S.A.	4,783	—
Gestión de Servicios Ambientales S.A.C.	—	12
	377,020	29,322
Liabilities:
Dividends payable:
Controlling shareholder	—	38,355
Non-controlling shareholders	29,962	19,009
	29,962	57,364
Loan (non-current):
Ambipar Participações e Empreendimentos S.A.	52,500	564,571
Ambipar Eco Products S.A.	2,209	2,209
Ambipar Environment Waste Logistics Ltda	1,296	1,296
Ambipar Environmental Solutions – Soluções Ambientais Ltda	3,976	3,203
Ambipar Lux S.à.r.l	1,282,346	—
Ambipar Environmental Nordeste Ltda	8	—
Environmental ESG Participações S.A.	186	9,747
Disal Chile Sanitarios Portables Ltda	189	153
Disal Chile Servicios Integrales Ltda	352	204
Gestión de Servicios Ambientales S.A.C.	—	255
Recitotal Com. Serv Ltda	—	8

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

16.    Related parties (cont.)

	December 31, 2024	December 31, 2023
Ambipar R&D Pesquisa e Desenvolvimento Ltda	—	99
Ambipar Logístics Ltda	2,125	2,145
Ambipar Green Tech Ltda	93	93
Ambipar Compliance Solutions S.A.	3	3
Ambipar Environmental Centroeste S.A.	92	143
Ambipar Worforce Solution Mão de Obra Temporária Ltda	5,578	5,578
Ambipar Environment Reverse Manufacturing S.A.	1	1
Brasil Coleta Gerenciamento de Resíduos Ltda	—	700
Ambipar Environmental Mining Ltda	135	89
Ambipar Environmental Nordeste Ltda	8	8
Ambipar Bank Intermediação de negócios, Pag e Part S.A.	—	30,337
	1,351,097	620,842

The remuneration of key personnel is recorded in profit or loss under employee benefits.

Loans

They comprise checking account transactions carried out exclusively between wholly owned subsidiaries of the Group Response’s parent company, Ambipar Participações e Empreendimentos S.A., i.e., subsidiaries over which the parent company has full control. These transactions, whose contracts are for an indefinite period and without remuneration, are carried out and are characterized by the concept of cash centralization, i.e., single cash, aiming at better management of financial resources for the Ambipar Group.

Obligations due to acquisition of investments

The settlement of obligations of Ambipar subsidiaries in certain corporate transactions through the delivery of shares of the Company generated a related party with the subsidiaries of R$91,320, as mentioned in explanatory note 1.2, in Relevant events of the years.

Prepaid Expenses

As of December 31, 2024, the amount of R$7,120 thousand (R$6,730 thousand as of December 31, 2023) is recorded under “Prepaid Expenses,” referring to amounts to be reimbursed by the shareholder of the indirectly controlled entity Ambipar Dracares. This amount relates to liabilities assumed by the Company, the triggering event of which occurred prior to the acquisition of Ambipar Dracares by its subsidiary Emergência Participações.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

16.    Related parties (cont.)

Commercial transactions

Related parties linked to the Chilean non-controlling shareholder, which has strictly business transactions, i.e., entered into for the purpose of providing environmental services, leases, as well as providing emergency response services. For the execution of such transactions, the commercial conditions of the local market are followed.

	December 31, 2024	December 31, 2023	December 31, 2022
Statement of income (business transactions)
Revenues
Disal Chile Sanitarios Portables Ltda	87	81	24
Gestión de Servicios Ambientales S.A.C.	—	46	—
	87	127	24
Costs
Disal Chile Sanitarios Portables Ltda	(1,170)	(11)	—

	(1,170)	(11)	—
Net Income (loss)	(1,083)	116	24

Shared costs between companies

Part of the amount payable to the parent company Ambipar Participações comes from the sharing of costs of the shared office (Shared Solutions Center — SSC) that is distributed among companies in Brazil according to the revenue of each company in relation to the Ambipar Group.

16.2. Remuneration of key personnel

The remuneration of all directors of the Company that corresponds to short-term benefits was R$50,396 in December 31, 2024 (R$77,269 on December 31, 2023, and R$35,263 on December 31, 2022).

Benefits, such as vehicle use, reimbursement, travel, and others, are granted to officers, on December 31, 2024, these benefits totaled R$2,599 (R$2,025 on December 31, 2023, and R$833 on December 31, 2022).

In December 2024, no long-term benefits, termination of employment contracts or share-based remuneration were paid.

17.    Shareholders’ equity

In the context of the Consolidated Financial Statements, the accounts comprising equity (capital, capital reserve, income reserve, equity adjustments, among others) usually are not significant.

Therefore, the statements of changes in equity of this Consolidated financial information include only two items named equity attributed to controlling interests and noncontrolling interests.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

17.    Shareholders’ equity (cont.)

17.1. Share Capital

Authorized capital

Share capital on December 31, 2024 and December 31, 2023 was R$1,443,108,000, represented by 55,429,851 common shares, having no nominal value and there were no changes in the years ended at December 31, 2024.

	December 31, 2024		December 31, 2023
	Quantity	R$ (whole numbers)	Quantity	R$ (whole numbers)
Initial balance	55,429,851	1,443,108,000	261,920,439	261,920,439
Issuance new shares	—	—	177,977,323	263,004,000
Capital reduction – transaction with HPX Corp, pursuant to the terms of the Business Combination	—	—	(439,897,762)	(524,924,439)
Ambipar Participações e Empreendimentos S.A.	—	—	39,234,746	841,029,236
PIPE investors	—	—	13,323,800	555,892,823
HPX Corp.	—	—	1,916,100	6,333,076
Others Investors	—	—	955,205	39,852,865
Final balance	55,429,851	1,443,108,000	55,429,851	1,443,108,000

Transaction with HPX

On March 3, 2023, the Company completed the transaction with HPX Corp, pursuant to the terms of the Business Combination Agreement entered into on July 5, 2022 by the Company, together with its subsidiaries, Emergência Participações, Ambipar Emergency Response and Ambipar Merger Sub. As a result, Emergência Participações became a wholly owned subsidiary of Ambipar Emergency Response.

Ambipar Emergency Response (AMBI) is classified as a foreign private issuer, emerging growth company and non-accelerated filer with shares listed on the New York Stock Exchange (NYSE American).

The completion of the Transaction involved a capital contribution of R$906.8 million equivalent to US$174.2 million in AMBI, of which: (i) R$48.1 million equivalent to US$9.2 million from the HPX trust account, (ii) R$595.9 million equivalent to US$114.5 million from private investors in the PIPE (Private Investment in Public Equity) structure, (iii) capitalization of R$262.8 million equivalent to US$50.5 million loan that the Emergency had with the Company. As a result, the Company now holds a 70.8% stake in AMBI after the conclusion of the SPAC process.

Accounting impacts

a)      Stock listing expense

The Transaction is not within the scope of IFRS 3 — Business Combination since HPX was a special purpose entity for the acquisition of businesses and did not meet the definition of business by the standard, thus being accounted for in accordance with the standard IFRS 2 — Share-Based Payment. According to this rule, AMBI recognized a single non-cash expense of R$100.9 million equivalents to US$19.4 million

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

17.    Shareholders’ equity (cont.)

as a listing expense (Listing Expenses), based on the difference between the value of the AMBI shares issued to HPX shareholders and the fair value of HPX’s identifiable net assets. This expense represents the implicit incurred cost of listing AMBI on the NYSE American.

R$
Cost of shares issued to HPX shareholders(1)	146,741
Fair value of Earn-out shares for Ambipar Holding(2)	(44,240)
Adjusted cost of shares issued to HPX shareholders	102,501

HPX Assets	48,083
HPX Liabilities	(49,676)
HPX net assets on 3/3/2023	(1,593)

Stock listing expense	100,909

____________

(1)      Considering the amount of US$9.89 per share on 02/28/23, date of the EGM approving the transaction and exchange of R$5.2037;

(2)      Fair value estimated based on a Monte Carlo simulation model.

b)      Transaction costs

The Company incurred extraordinary expenses of R$18,913 referring to legal, financial, and listing advisors.

c)      Earn-out

As part of the Transaction, the Company is entitled to an additional 11,000,000 AMBI shares, to be issued in 2 tranches of 5,500,000 each in case certain objectives are achieved (“Earn-out”). The first tranche will be granted if the AMBI quotation exceeds US$17.0 per share during any 20 trading sessions out of 30 consecutive trading sessions. The second tranche will be granted if the AMBI quotation exceeds US$20.0 per share during any 20 trading sessions out of 30 consecutive trading sessions. If these objectives are not achieved by March 3, 2026, the Earn-out not awarded will be cancelled.

Earn-out is within the scope of IAS 32/IFRS 9 and was classified as a passive derivative financial instrument of AMBI. The subsequent measurement of fair value has been recognized in the equity transaction account in the Company’s shareholders’ equity. Earn out fair value is calculated according to a Monte Carlo simulation model at each measurement date, using typical inputs equity markets volatility, the price of AMBI shares and time to expiration. As the pricing inputs vary quarterly, so does the earn out fair value Company reorganization.

In 2021, the Company did a reorganization and had 100% of the capital stock of which held the control of investees: Ambipar Holding USA, Ambipar Holding Canada, Ambipar Holding UK, Ambipar Holding Ireland and Inversiones Disal which were part of the group and resulted in an impact of $326,056 in the Company’s equity.

17.2. Profit reserves

Legal reserve

The legal reserve is set up annually by the allocation of 5% of net income for the year and may not exceed 20% of the Company’s capital.

The purpose of the legal reserve is to guarantee that the capital is paid up and it is used solely to offset losses and increase capital.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

17.    Shareholders’ equity (cont.)

Unrealized profit reserve

The unrealized profit reserve is represented by undistributed profits, due to equity in earnings not realized in its investees.

17.3. Earnings per share

As a result of the corporate reorganization of Ambipar Participações e Empreendimentos S.A. that occurred in 2020, the Company presents these Consolidated Financial Statements considering Ambipar Emergency Response as the ultimate parent company of the Group Response since January 1, 2021. The weighted average of the shares used to calculate the earnings per share represents the movement of the shares of Ambipar Emergency Response in the respective exercises.

Basic

Basic earnings per share are calculated by dividing the income attributable to the Company’s shareholders by the weighted average number of shares issued during the year, excluding those shares bought by the Company and held as treasury shares. Any dividends of preferred shares and any premiums paid upon the issue of preferred shares during the year are deducted from the income attributed to the parent company’s shareholders.

Earnings per share	December 31, 2024	December 31, 2023	December 31, 2022
Earnings per share operations attributable to shareholders of the parent company before deductions	58,759	17,176	187,875
Number of ordinary shares (basic)	55,429,851	89,844,949	261,920,439
Basic earnings per share (in Reais)	1.06006	0.19117	0.71730

Diluted

Diluted EPS is calculated by adjusting the earnings and number of shares for the effects of dilutive options and other dilutive potential ordinary shares. The effects of anti-dilutive potential ordinary shares are ignored in calculating diluted EPS. The company has 16,179,990 warrant shares, potential common shares in circulation, so the diluted basic profit is as follows:

Earnings per share	December 31, 2024	December 31, 2023	December 31, 2022
Earnings per share operations attributable to shareholders of the parent company before deductions	58,759	17,176	187,875
Number of ordinary shares (diluted)	71,609,841	103,328,274	261,920,439
Diluted earnings per share (in Reais)	0.82054	0.16623	0.71730

17.4. Accumulated translation adjustment

It substantially refers to exchange variation on foreign investees and goodwill paid on the acquisition of businesses in other countries, whose functional currencies are different from the Company and its subsidiaries.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

17.    Shareholders’ equity (cont.)

17.5. Capital transaction

On June 28, 2021, Emergência Participações S.A. acquired 100% of the shares of Inversiones Disal Emergencias S.A. (“Inversiones Disal Emergencia”). Inversiones Disal Emergencia is a holding company with a direct interest of 50% on Suatrans Chile S.A. and, after this transaction, the total interest of Ambipar Emergency Response on Suatrans Chile S.A. is 100%.

	Response
	Inversiones Disal Emergencia
Assets and liabilities acquired at fair value(*)
Cash and cash equivalents		1,005
Other assets		25,650
Other liabilities		(323)
Total identifiable net assets		26,332

Total amount of consideration transferred		144,430
(-) Cash acquired		(1,005)
(-) Assumed value of the obligation to pay		—
Cash paid, net of cash received/receivable		143,425

Determination of goodwill(*)
Total amount of consideration, net		144,430
Total identifiable net assets		(26,332)
Goodwill paid on expected future profitability		118,098

Date of additional acquisition		06/28/2021
Company that acquired control		Emergência Participações S.A.

Value of acquisition	US$	26,185 (thousand)
Percentage acquired		100%

18.    Segment reporting

Segment information is presented geographically as required by entity wide disclosures under IFRS 8.

(i)     Segment net revenue by region

	December 31, 2024	December 31, 2023	December 31, 2022
Net Revenue
Brazil	1,503,038	936,213	534,113
Latin America (Other than Brazil)	181,703	188,968	186,156
Europe	202,973	150,228	175,091
North America	1,360,728	1,314,551	789,536
Total	3,248,442	2,589,960	1,684,896

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

18.    Segment reporting (cont.)

(ii)    Segment PPE, Goodwill and Intangible assets by region

From the total of PPE, Goodwill and Intangible assets, 34% located in Brazil as of December 31, 2024 (in December 31, 2023 was 33% and in December 31, 2022 was 29%). The following table presents segment non-current assets by geographical area for the years indicated:

	December 31, 2024	December 31, 2023	December 31, 2022
Non-current assets
Brazil	1,222,368	927,490	629,055
Latin America (Other than Brazil)	90,676	75,238	45,073
Europe	137,896	108,155	111,350
North America	2,118,139	1,661,253	1,411,377
Total	3,569,079	2,772,136	2,196,855

(iii)   Major clients

As of December 31, 2024, December 31, 2023, and December 31, 2022 the Emergency Response Services has no customer representing more than 10% of its net revenue.

19.    Net Revenues

The main business activities of Response comprise prevention, management, and emergency response to accidents involving hazardous or non-hazardous products in all modes of transportation, in addition, it provides industrial firefighters who work at customer’s facilities and has the largest and most complete training field in Latin America, training employees and clients with the most complete structure focused on emergency response and management in multimodal scenarios.

The Company promises a service to the customer at the contract, which could be stand-by to support or execute a spot service. The delivery of the service is identified as the single performance obligation in the respective contract.

The nature, amount, timing and uncertainty of Ambipar Emergency Response net revenue and cash flows may be affected by economic factors. The economic factors that most impact Ambipar Emergency Response net revenues and cash flow are associated with geographical areas. The following table presents net revenue disaggregated by geographical area for the years indicated.

	December 31, 2024	December 31, 2023	December 31, 2022
Net Revenue from domestic market(*)	1,250,749	843,588	534,114
Revenue from sales of machinery and vehicles	166,218	—	—
Net Revenue in the foreign market	1,831,475	1,746,372	1,150,782
Net revenue from services rendered	3,248,442	2,589,960	1,684,896

____________

(*)      Revenue represented by national (Brazil) clients.

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

20.    Costs and expenses by nature

	December 31, 2024	December 31, 2023	December 31, 2022
Materials used in the provision of services	(79,427)	(94,726)	(30,395)
Personnel and labor charges	(1,342,164)	(1,048,454)	(641,616)
Fuels	(86,861)	(59,455)	(58,115)
Freight and tolls	(5,411)	(5,860)	(17,181)
Cost of sale of Property, plant and equipment	(145,079)	—	—
Maintenance of machinery, apparatus and equipment and vehicles	(112,923)	(94,543)	(58,022)
Taxes	(30,893)	(23,073)	(20,191)
Rent and Condominium	(162)	(929)	(11,936)
Waste disposal	(29,961)	(26,794)	(5,562)
Insurance	(20,382)	(23,732)	(1,877)
Leasing of goods, vehicles, machinery, and equipment	(8)	(542)	(19,087)
Telephony expenses	(20,979)	(14,352)	(6,440)
Travel expenses	(74,806)	(68,249)	(33,215)
Depreciation and amortization	(322,512)	(181,864)	(112,029)
Advertising and marketing	(23,055)	(17,622)	(10,783)
Third-party services	(436,086)	(386,803)	(208,924)
IPO costs	—	(120,963)	—
Other expenses	(31,964)	(61,616)	(116,392)
	(2,762,673)	(2,229,577)	(1,351,765)

Cost of services provided	(2,769,665)	(2,090,482)	(1,337,749)
General, administrative and sales	(32,291)	(28,385)	(26,553)
Other operating income (expenses), net	39,283	(110,710)	12,537
	(2,762,673)	(2,229,577)	(1,351,765)

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

21.    Net financial results

	December 31, 2024	December 31, 2023	December 31, 2022
Financial income:
Discounts obtained	2,387	190	800
Interest charged	1,319	1,259	820
Revenues from interest earning bank deposit	12,304	13,744	6,441
Foreign-exchange income	202,979	9,513	315
Derivatives Revenue	6,726	—	—
Monetary variation	6,673	17,035	258
Other	1,523	1,744	933
	233,911	43,485	9,567
Financial expenses:
Interest paid	(13,514)	(7,194)	(4,732)
Interest right of use	(16,669)	(3,434)	(4,183)
Interest on loans	(70,877)	(54,546)	(27,329)
Debenture interest	(55,854)	(89,069)	(52,371)
Intercompany interest	(101,077)	(8,284)	(4,613)
Discounts granted	(1,595)	(95,521)	(1,529)
Bank expenses	(4,157)	(3,812)	(2,478)
IOF	(1,394)	(824)	(3,469)
Foreign exchange costs	(283,082)	(15,262)	(8,518)
Monetary variation	(17,520)	(289)	(402)
Costs of anticipating obligations	(7,066)	—	—
Derivatives Expenses	(759)	—	—
Other	(19,335)	(16,592)	(3,917)
	(592,899)	(294,827)	(113,541)
Net financial expense	(358,988)	(251,342)	(103,974)

22.    Income tax and social contribution

(a)    Breakdown of expense

	December 31, 2024	December 31, 2023	December 31, 2022
Current income tax and social contribution	(63,725)	(78,999)	(35,806)
Deferred income tax and social contribution	(4,297)	(12,866)	(9,104)
Income tax and social contribution expense	(68,022)	(91,865)	(44,910)

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

22.    Income tax and social contribution (cont.)

(b)    Reconciliation of income tax and social contribution expenses

	December 31, 2024	December 31, 2023	December 31, 2022
Income before income tax and social contribution	126,781	109,041	232,785
Tax calculated based on current rates – 34%	(43,106)	(37,074)	(79,147)

Reconciliation:
Equity in net income of subsidiaries	—	—	10,671
Recognition of deferred tax loss asset	10,091	—	(16,434)
Permanent difference adjustments in other jurisdictions	27,406	(45,742)	18,212
Adjustment in Tax regime Differences	(13,508)	(25,414)	(13,115)
Other adjustments in temporary and permanent differences	(48,905)	16,365	34,903
Income tax and social contribution	(68,022)	(91,865)	(44,910)

(c)     Deferred income tax and social contribution

The Company records deferred income tax and social contribution payable and receivable to the extent of their realization, to reflect the future tax effects on temporary differences between the tax bases of assets and liabilities and their respective book values, as well as a tax loss and negative social contribution basis, calculated at the combined tax rate of 34%, as well as demonstrating the basis for constituting the deferred income tax and social contribution payable, constituted taking into consideration the existing obligations in other jurisdictions, stated separately in assets and liabilities due to the fact that they are distinct tax authorities, as follows:

	December 31, 2024	December 31, 2023	December 31, 2022
Tax bases – Assets
Tax loss and negative basis	46,298	12,245	25,304
Temporary differences in another jurisdiction	82,819	72,460	25,770
Provisions – temporary differences	(5,491)	—	23,692
	123,626	84,705	74,766

Income tax – 25%	30,907	21,177	18,692
Social contribution – 9%	11,126	7,623	6,728
Income tax and social contribution – assets	42,033	28,800	25,420
	December 31, 2024	December 31, 2023	December 31, 2022
Tax bases – Liabilities
Provisions – temporary differences	(232,119)	(163,257)	(124,671)
Temporary differences in another jurisdiction	(477,287)	(389,047)	(436,602)
	(709,406)	(552,304)	(561,273)

Income tax – 25%	(177,350)	(138,077)	(140,318)
Social contribution – 9%	(63,848)	(49,707)	(50,515)
Income tax and social contribution – liabilities	(241,198)	(187,784)	(190,833)

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

22.    Income tax and social contribution (cont.)

(d)    Changes in deferred income tax and social contribution

	December 31, 2024	December 31, 2023	December 31, 2022
Changes
Opening balance – assets, net of liabilities	(158,984)	(165,413)	(24,417)
Realization to statement of income	(4,297)	(12,866)	(9,104)
Other changes	(35,884)	19,295	(131,892)
Closing balance – assets, net of liabilities	(199,165)	(158,984)	(165,413)

(e)     Realization of deferred income tax and social contribution

Realization per annum	December 31, 2024	December 31, 2023	December 31, 2022
2024	—	5,760	6,355
2025	8,407	5,760	6,355
2026	8,407	5,760	6,355
2027	8,407	5,760	6,355
2028	8,407	5,760	—
More 2029	8,405	—	—
	42,033	28,800	25,420

23.    Cash flow information

Investment and financing transactions that do not involve cash.

	December 31, 2024	December 31, 2023	December 31, 2022
Cash flow from investment activities
Acquisition of property, plant, and equipment by financing	220,005	29,193	138,834
Acquisition of fixed assets through advance	—	20,913	—
Payment of obligations for acquisition with treasury shares	(97,964)	—	—
Acquisition of investment with exchange of shares in subsidiaries	—	368,260	—
Balance payable for the acquisition of investment	—	285,206	16,311
	122,041	703,572	155,145
Cash flow from financing activities
Operational lease	(393,127)	(129,551)	—
Accumulated translation adjustment	401,492	(118,891)	75,422
Interest of non-controlling shareholders	26,540	75,085	24,153
Warrant and earn out	35,448	30,753	—
Capital increase with Mutual	—	263,004	—
	70,353	120,400	99,575

AMBIPAR EMERGENCY RESPONSE
Notes to the Consolidated Financial Statements
As of December 31, 2024, 2023 and 2022
(Values expressed in thousands of Brazilian Reais, unless otherwise indicated)

24.    Subsequent events

Corporate Reorganization — Migration of Founding Partners and Incorporation of Minority Interests

On May 29, 2025, the Board of Directors of Ambipar Participações e Empreendimentos S.A. (“Ambipar Group”), the parent company of Emergency, approved the acquisition of minority stakes held by founding partners on Emergency subsidiaries.

The founding partners exchanged their minority interests in the acquired companies for Ambipar Group shares (AMBP3), along with a cash consideration, payable over three years.

Thus, Ambipar Participações now holds the following stakes in Emergency Subsidiaries:

Percentage of Acquired Companies Held by Founding Partners as of the Closing Date	Percentage of Acquired Companies Held by Founding Partners as of the Closing Date
Ambipar Response Espírito Santo S.A.	30%
Ambipar Response Remediation S.A.	49%
Ambipar Response Emergency Medical Services R S.A.	30%
Ambipar Response Emergency Medical Services H S.A.	30%
Ambipar Response Emergency Medical Services S S.A.	30%
JM Serviços Integrados S.A.	30%
Ambipar Response Tank Cleaning S.A.	49%
Ambipar Response Industrial Services S.A.	49%
Ambipar Response Dracares Apoio Marítimo e Portuário S.A.	49%
Ambipar Response Marine S.A.	10%
Ambipar Response Maritime Services PDA S.A.	40%
Terra Drone Brasil Serviços de Engenharia Ltda	49%

The completion of the reorganization is subject to applicable corporate approvals, including the Extraordinary General Meeting, scheduled for June 25, 2025.

This reorganization aligns with Ambipar Group’s strategy of simplifying the corporate structure, retaining key executives, reducing costs, optimizing tax efficiency, and enhancing the financial profile of its controlled entities. The transaction had no impact on the financial statements as of December 31, 2024, as the related events occurred after the reporting date.

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud, or the consequences of committing a crime. Our Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default, or willful neglect.

We have entered into, agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Articles, and hold each such officer or director harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which they have been made a party or in which they became involved by reason of the fact that they are or were our officer or director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding all unregistered securities sold, issued or granted by Ambipar Emergency Response within the past three years, in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

•        On March 3, 2023, in connection with the Business Combination and the related transactions described in this registration statement, we issued 37,100 Class A Ordinary Shares to the Non-Redeeming Shareholders in consideration of the agreements of such Non-Redeeming Shareholders not to redeem shares pursuant to their respective Non-Redemption Agreements. Such Class A Ordinary Shares are being registered pursuant to this registration statement.

•        On March 3, 2023, in connection with the Business Combination and the related transactions described in this registration statement, we issued 13,323,800 Class A Ordinary Shares to the PIPE Investors at a price of $10.00 per share and an effective price of $8.47 per share for Opportunity Agro Fund and $9.58 per share for the other PIPE Investors, including 1,873,800 Class A Ordinary Shares issued to the PIPE Investors in consideration of their subscription commitments under their respective Subscription Agreements. Such Class A Ordinary Shares are being registered pursuant to this registration statement.

•        On March 3, 2023, in connection with the Business Combination and the related transactions described in this registration statement, we issued 39,234,746 Class B Ordinary Shares to Ambipar at a price of $10.00 per share, including through the conversion of a $50.5 million equivalent intercompany loan provided by Ambipar pursuant to the Ambipar Intercompany Loan Agreement.

•        On March 3, 2023, in connection with the Business Combination and the related transactions described in this registration statement, we issued 2,642,500 Warrants converted from HPX Private Warrants to the PIPE Investors in consideration of their subscription commitments under their respective Subscription Agreements in connection with the PIPE Financing. Such Warrants are being registered pursuant to this registration statement.

•        On March 3, 2023, in connection with the Business Combination and the related transactions described in this registration statement, we issued 210,793 Warrants converted from HPX Private Warrants to the Non-Redeeming Shareholders in

Item 8. Exhibits and Financial Statements Schedules

(a)    Exhibits

The following exhibits are included or incorporated by reference in this registration statement on Form F-1.

Exhibit No.	Description
2.1

Business Combination Agreement, dated as of July 5, 2022, by and among HPX, the Company, Merger Sub, Emergencia and Ambipar (incorporated by reference to Annex A to the proxy statement/prospectus to the Registration Statement of Form F-4 (File No. 333-268795), filed with the SEC on January 30, 2023).

2.2

First Plan of Merger, by and between HPX and the Company, dated as of March 3, 2023 (incorporated by reference to Exhibit 4.2 to the Shell Company Report on Form 20-F (File No. 001-41638) filed with the SEC on March 7, 2023).

2.3

Second Plan of Merger, by and between Merger Sub and the Company, dated as of March 3, 2023 (incorporated by reference to Exhibit 4.3 to the Shell Company Report on Form 20-F (File No. 001-41638) filed with the SEC on March 7, 2023).

3.1

Amended and Restated Memorandum and Articles of Association of the Company, dated as of March 3, 2023 (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F (File No. 001-41638) filed with the SEC on March 7, 2023).

4.1

Warrant Agreement, dated as of July 15, 2020, by and between HPX and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to HPX’s Current Report on Form 8-K (File No. 001-39382) filed on July 21, 2020).

4.2*	Specimen Warrant Certificate of the Company.
5.1*	Opinion of Carey Olsen Cayman Limited, Cayman Islands counsel to the Company, as to the validity of the securities being registered
5.2*	Opinion of Simpson Thacher & Bartlett LLP. regarding the validity of the Warrants being registered under New York Law.
10.1

Sponsor Letter Agreement, dated as of July 5, 2022, by and among HPX, its directors, Sponsor, the Company and Emergencia (incorporated by reference to Annex E to the proxy statement/prospectus to the Registration Statement of Form F-4 (File No. 333-268795), filed with the SEC on January 30, 2023).

10.2

Voting and Support Agreement, dated as of July 5, 2022, by and between HPX and Ambipar (incorporated by reference to Annex F to the proxy statement/prospectus to the Registration Statement of Form F-4 (File No. 333-268795), filed with the SEC on January 30, 2023).

10.3

Ambipar Subscription Agreement, dated as of July 5, 2022, by and between HPX, the Company and Ambipar (incorporated by reference to Annex G to the proxy statement/prospectus to the Registration Statement of Form F-4 (File No. 333-268795), filed with the SEC on January 30, 2023).

10.4

Opportunity Subscription Agreement, dated as of July 5, 2022, by and between HPX, the Company and Opportunity (incorporated by reference to Annex H to the proxy statement/prospectus to the Registration Statement of Form F-4 (File No. 333-268795), filed with the SEC on January 30, 2023).

10.5

Form of Subscription Agreement, by and between HPX and the undersigned subscriber party thereto (incorporated by reference to Annex I to the proxy statement/prospectus to the Registration Statement of Form F-4 (File No. 333-268795), filed with the SEC on January 30, 2023).

10.6

Cygnus Subscription Agreement, dated as of December 8, 2022, by and among HPX, the Company and Cygnus Fund Icon (incorporated by reference to Annex T to the proxy statement/prospectus to the Registration Statement of Form F-4 (File No. 333-268795), filed with the SEC on January 30, 2023).

10.7

Intercompany Loan Agreement, dated as of July 5, 2022, by and between Ambipar and Emergencia (incorporated by reference to Exhibit 10.5 to the proxy statement/prospectus to the Registration Statement on Form F-4 (File. No. 333-268795), filed with the SEC on January 30, 2023).

10.8

Investor Rights Agreement, dated as of July 5, 2022, by and among the Company, the Sponsor, Ambipar, Opportunity and certain other shareholders of HPX (incorporated by reference to Annex M to the proxy statement/prospectus to the Registration Statement of Form F-4 (File No. 333-268795), filed with the SEC on January 30, 2023).

10.9

Cost Sharing Agreement, dated as of March 3, 2023, by and among Ambipar, Emergencia and certain of its subsidiaries (incorporated by reference to Exhibit 4.12 to the Shell Company Report on Form 20-F (File No. 001-41638) filed with the SEC on March 7, 2023).

Exhibit No.	Description
10.10

Main Downside Protection Agreement, dated as of July 6, 2022, as amended and restated as of November 24, 2022, by and among the Company, Ambipar, the Sponsor, the PIPE Investors (other than the Constellation Funds), Genome, Gannett Peek and Cygnus (incorporated by reference to Annex O to the proxy statement/prospectus to the Registration Statement of Form F-4 (File No. 333-268795), filed with the SEC on January 30, 2023).

10.11

XP Downside Protection Agreement, dated as of July 5, 2022, as amended and restated as of November 24, 2022, by and among the Company, Ambipar, the Sponsor and the XP Non-Redeeming Shareholder (incorporated by reference to Annex P to the proxy statement/prospectus to the Registration Statement of Form F-4 (File No. 333-268795), filed with the SEC on January 30, 2023).

10.12

Constellation Downside Protection Agreement, dated as of November 24, 2022, by and among the Company, Ambipar, the Sponsor and the Constellation Funds (incorporated by reference to Annex Q to the proxy statement/prospectus to the Registration Statement of Form F-4 (File No. 333-268795), filed with the SEC on January 30, 2023).

10.13

Ambipar Emergency Response 2023 Omnibus Incentive Plan, dated as of March 3, 2023 (incorporated by reference to Exhibit 4.16 to the Shell Company Report on Form 20-F (File No. 001-41638) filed with the SEC on March 7, 2023).

10.14

Trademark Licensing Agreement, dated as of March 3, 2023, by and between Emergencia and Ambipar (incorporated by reference to Exhibit 4.17 to the Shell Company Report on Form 20-F (File No. 001-41638) filed with the SEC on March 7, 2023).

10.15

Indemnification Agreement by and between Tércio Borlenghi Junior and the Company, dated as of March 3, 2023 (incorporated by reference to Exhibit 4.19 to the Shell Company Report on Form 20-F (File No. 001-41638) filed with the SEC on March 7, 2023).

10.16

Indemnification Agreement by and between Alessandra Bessa Alves de Melo and the Company, dated as of March 3, 2023 (incorporated by reference to Exhibit 4.21 to the Shell Company Report on Form 20-F (File No. 001-41638) filed with the SEC on March 7, 2023).

10.17

Indemnification Agreement by and between Thiago da Costa Silva and the Company, dated as of March 3, 2023 (incorporated by reference to Exhibit 4.22 to the Shell Company Report on Form 20-F (File No. 001-41638) filed with the SEC on March 7, 2023).

10.18

Indemnification Agreement by and between Mariana Loyola Ferreira Sgarbi and the Company, dated as of March 3, 2023 (incorporated by reference to Exhibit 4.23 to the Shell Company Report on Form 20-F (File No. 001-41638) filed with the SEC on March 7, 2023).

10.19

Indemnification Agreement by and between Victor Almeida and the Company, dated as of March 3, 2023 (incorporated by reference to Exhibit 4.25 to the Shell Company Report on Form 20-F (File No. 001-41638) filed with the SEC on March 7, 2023).

10.20

Indemnification Agreement by and between Guilherme Patini Borlenghi and the Company, dated as of March 3, 2023 (incorporated by reference to Exhibit 4.28 to the Shell Company Report on Form 20-F (File No. 001-41638) filed with the SEC on March 7, 2023).

10.21†	Indemnification Agreement by and between Ricardo Chagas and the Company, dated as of June 24, 2025
10.22†	Indemnification Agreement by and between Pedro Petersen and the Company, dated as of June 24, 2025
10.23†	Indemnification Agreement by and between Marco Antonio Zanini and the Company, dated as of June 24, 2025
21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 8.1 to the Annual Report on Form 20-F (File No. 001-41638) filed with the SEC on June 23, 2025).
23.1†	Consent of BDO RCS Auditores Independentes SS Ltda., independent registered public accounting firm for Ambipar Emergency Response.
23.2*	Consent of Carey Olsen Cayman Limited (included as part of Exhibit 5.1).
23.3*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.2).
24.1*	Power of Attorney (included on signature page to the registration statement initially filed with the SEC on March 13, 2023).
107.1*	Calculation of Filing Fee Tables.

____________

†        Filed herewith.

*        Previously filed.

#        Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally copies of omitted schedules and exhibits to the Securities and Exchange Commission or its staff upon its request.

(b)    Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)     that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)     to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements; and

(5)    that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     if the registrant is relying on Rule 430B:

(A)    each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(ii)    if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)    that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)    for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this amendment No. 4 to the Registration statement on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sao Paulo, on September 3, 2025.

AMBIPAR EMERGENCY RESPONSE
By:	/s/ Ricardo Chagas
Name: Ricardo Chagas
Title: Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on September 3, 2025.

Signature	Title
*	Chairman and Director
Tércio Borlenghi Junior
/s/ Ricardo Chagas	Chief Executive Officer
Ricardo Chagas
/s/ Pedro Petersen	Chief Financial Officer
Pedro Petersen
*	Director
Guilherme Patini Borlenghi
*	Director
Alessandra Bessa Alves de Melo
/s/ Thiago da Costa Silva	Director
Thiago da Costa Silva
*	Director
Victor Almeida
By:	/s/ Thiago da Costa Silva
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Ambipar Emergency Response, has signed this registration statement on September 3, 2025.

Authorized U.S. Representative
AMBIPAR HOLDING USA, INC.
By:	/s/ Guilherme Patini Borlenghi
Name: Guilherme Patini Borlenghi
Title: Director